      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2000

                                                      REGISTRATION NO. 333-38252

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ----------


                               AMENDMENT NO 1. TO


                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ----------

                           TRANSTEXAS GAS CORPORATION
           (Exact name of co-registrant as specified in its charter)

            DELAWARE                          1311                             76-0401023

(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification No.)
  incorporation organization)     or  Classification Code No.)

                      GALVESTON BAY PROCESSING CORPORATION
           (Exact name of co-registrant as specified in its charter)

            DELAWARE                          1389                             76-0570422

(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification No.)
  incorporation organization)     or  Classification Code No.)

                         GALVESTON BAY PIPELINE COMPANY
           (Exact name of co-registrant as specified in its charter)

            DELAWARE                          4922                             76-0595703

(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification No.)
  incorporation organization)     or  Classification Code No.)

       1300 NORTH SAM HOUSTON PARKWAY EAST, SUITE 310 HOUSTON, TEXAS 77032-2949,

                                 (281) 987-8600
  (Address, including zip code, and telephone number, including area code, of co-registrants' principal executive offices)

             ED DONAHUE, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
   1300 NORTH SAM HOUSTON PARKWAY EAST, SUITE 310, HOUSTON, TEXAS 77032-2949,
                                 (281) 987-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------

                                    copy to:

                             C. ROBERT BUTTERFIELD
                            GARDERE & WYNNE, L.L.P.
                  3000 THANKSGIVING TOWER DALLAS, TEXAS 75201
                                 (214) 999-3000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE



    TITLE OF EACH CLASS                             PROPOSED MAXIMUM   PROPOSED MAXIMUM
       OF SECURITIES               AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     TO BE REGISTERED            BE REGISTERED          PER UNIT        OFFERING PRICE     REGISTRATION FEE
    -------------------        ------------------  -----------------   -----------------   ----------------
Senior Secured Notes due 2005  $ 200,000,000              80%(1)       $ 160,000,000         $ 42,240

Guarantees of Senior Secured
Notes due 2005                 $ 200,000,000                (2)                     (2)            -0-

Senior Preferred Stock           328,667,820 shs.      $0.20(1)        $  65,733,565         $ 17,354

Junior Preferred Stock            37,469,711 shs.      $0.10(1)        $   3,746,971         $    989

Common Stock Purchase Warrants
(class A Common Stock)               515,625           $ 120(3)        $  61,875,000         $ 16,335

Class A Common Stock              62,963,376 shs.      $4.25(6)        $ 267,593,281         $  1,067(7)
                                     (4)(5)

Class B Common Stock                 247,500 shs.      $4.25(8)        $   1,113,750         $    294
                       TOTAL                                                                 $ 78,279



(1) Based on the estimated maximum offering price. There is no established trading market for securities of these classes.

(2)      No additional consideration will be received for the Guarantees.

(3) Based on the price at which the warrants may be exercised, pursuant to Rule 457(g).

(4) Includes 515,625 shares issuable upon exercise of the warrants, 56,875,000 shares issuable upon conversion of the senior preferred stock, 4,375,000 shares issuable upon conversion of the junior preferred stock and 247,500 shares issuable upon conversion of the class B common stock.

(5) Pursuant to Rule 416, this Registration Statement also covers such additional shares of class A common stock as may be issued as a result of the anti-dilution provisions of the warrants, the senior preferred stock and the junior preferred stock.

(6) Based on the average ($4.25) of the high and low sales prices reported by the NASD Over the Counter Bulletin Board on May 25, 2000 with respect to the 62,963,125 shares covered by this registration statement as originally filed and the average ($15.50) of the high and low sales prices reported by the NASD Over the Counter Bulletin Board on September 22, 2000 with respect to the 251 shares added by this Amendment No. 1.

(7) Pursuant to Rule 457(g), no additional registration fee is required for the 515,625 shares of class A common stock issuable upon exercise of the warrants being offered pursuant hereto. Pursuant to Rule 457(i), no additional registration fee is required for: (i) the 4,375,000 shares of class A common stock issuable upon conversion of the senior preferred stock, (ii) the 56,875,000 shares of class A common stock issuable upon conversion of the junior preferred stock or (iii) the 247,500 shares of class A common stock issuable upon conversion of the class B common stock.

(8) Based on the average of the high and low sales prices reported by the NASD Over the Counter Bulletin Board as of May 25, 2000 for the class A common stock, into which the class B common stock will be automatically converted upon a transfer to persons other than John R. Stanley and certain related persons or upon the termination, for certain reasons, of John R. Stanley as the chief executive officer and a director of the Registrant.


================================================================================

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                           TRANSTEXAS GAS CORPORATION

                 $200,000,000 15% SENIOR SECURED NOTES DUE 2005

             328,667,820 SHARES OF SERIES A SENIOR PREFERRED STOCK

              37,469,711 SHARES OF SERIES A JUNIOR PREFERRED STOCK

                 515,625 CLASS A COMMON STOCK PURCHASE WARRANTS

                   62,963,376 SHARES OF CLASS A COMMON STOCK

                     247,500 SHARES OF CLASS B COMMON STOCK

         This prospectus relates to the offer and sale from time to time of the securities identified in this prospectus by the selling security holders identified in this prospectus. We initially issued the securities to the selling security holders on March 17, 2000, under our plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. We will not receive any of the proceeds from the sale of the securities. We will, however, receive the exercise price of the warrants upon exercise of such warrants.



         We will pay interest on the notes at the rate of 15% per annum on March 15 and September 15 of each year that the notes are outstanding, beginning on September 15, 2000. The notes will mature on March 15, 2005, subject to prior redemption. The notes are secured by a lien on substantially all of our assets, other than our inventory and receivables. The notes are also guaranteed by our subsidiaries Galveston Bay Processing Corporation and Galveston Bay Pipeline Company. The guaranties are unsecured; however, the collateral securing the notes includes our pledge of all of the capital stock of these subsidiaries.


         We will pay quarterly dividends on the senior preferred stock. Through March 15, 2002, we will pay cash dividends at the rate of $0.10 per share per annum, or, at our option, dividends in additional shares of senior preferred stock at the rate of $0.20 per share per annum. Beginning June 15, 2002, we will pay dividends in cash only at the rate of $0.0775 per share per annum. We will repurchase the senior preferred stock on March 15, 2006, subject to prior redemption or conversion.

         We will pay quarterly dividends on the junior preferred stock at the rate of $0.10 per share per annum through March 15, 2006 and $0.20 per share per annum thereafter. We will pay these dividends only in additional shares of junior preferred stock through March 15, 2006, and beginning June 15, 2006 we will pay dividends both (i) in cash at the rate of $0.10 per share per annum and (ii) in additional shares of junior preferred stock at the rate of $0.10 per share per annum. We will repurchase the junior preferred stock on March 15, 2010, subject to prior redemption or conversion.

         Each warrant covered by this prospectus may be exercised to purchase one share of class A common stock at a price of $120 per share. This purchase price may be adjusted by customary anti-dilution provisions. The warrants expire on June 30, 2002. This prospectus also relates to the 515,625 shares of class A common stock that we will issue upon exercise of the warrants offered hereby.

         The class B common stock will automatically convert, on a share for share basis, into shares of class A common stock upon their transfer to any person other than John R. Stanley, his affiliates and members of his family or upon the termination, for certain reasons, of John R. Stanley as our chief executive officer and as one of our directors.


         The class A common stock is quoted on the NASD Over the Counter Bulletin Board under the symbol "TTXG." On September 22, 2000, the last reported sale price of the class A common stock was $15.50 per share. There is currently no public market for any of the other securities.


                                  ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS ACCURATE AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





         INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 20 OF THIS PROSPECTUS.


                                  ----------

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 2000

                               TABLE OF CONTENTS


WHERE TO OBTAIN ADDITIONAL INFORMATION.................................................................     5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS...................................................     5

PROSPECTUS SUMMARY.....................................................................................     6
     The Company.......................................................................................     6
     Reorganization of the Company Pursuant to our Bankruptcy Filing...................................     6
     Recent Events and Transactions....................................................................     7
     Summary of the Offering...........................................................................     8
     Summary of the Securities.........................................................................     9
     Summary Balance Sheet Data........................................................................    16

RATIO OF EARNINGS TO FIXED CHARGES.....................................................................    17

PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS;
YEAR ENDED JANUARY 31, 2000............................................................................    18
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS; SIX
MONTHS ENDED JULY 31, 2000.............................................................................    19

RISK FACTORS...........................................................................................    20
     Risks Related to the Offering.....................................................................    20

          We Cannot Assure You That an Active Market Will Develop For The
          Notes, The Preferred Stock, the Warrants or The Common
          Stock........................................................................................    20

          Conversion of the Preferred Stock into Common Stock Could Materially
          Adversely Affect the Value of the Preferred Stock, the Common Stock
          and the Warrants.............................................................................    20

          Certain Provisions of Our Certificate of Incorporation and Bylaws
          Could Make it Difficult for a Third Party to Gain Control of Us And,
          in Certain Cases, Adversely Affect the Value of Our Common Stock.............................    21

          Our Level of Debt Could Prevent Us from Fulfilling Our Obligations
          under the Notes and the Preferred Stock......................................................    22

          We May Not Be Able to Pay Cash to the Holders of the Preferred Stock.........................    23

          We Do Not Expect to Be Able to Pay Cash Dividends on Our Common Stock........................    23

          We May Not Be Able to Raise the Funds Necessary to Purchase Notes If
          a Change of Control Offer Is Required........................................................    23

          The Collateral Securing Our Notes Is Subject to Certain Superior
          Liens and May Not Be Sufficient to Satisfy Our Note Obligations in
          the Event of a Foreclosure...................................................................    23

          The Guaranties of Our Subsidiaries May Not Be Enforceable in
          Bankruptcy ..................................................................................    24

          Under Certain Circumstances a Bankruptcy Court Could Order the
          Holders of the Notes to Repay Any Interest Payments Received on the
          Notes or Any Proceeds of Collateral Securing the
          Notes........................................................................................    24

     Risks Related to our Business.....................................................................    25

          We May Not Be Able to Obtain Funds We Need for Capital Expenditures,
          Debt Service, Cash Dividends and Redemption Payments.........................................    25

          Our Debt Agreements and Preferred Stock Impose Substantial
          Restrictions on Us...........................................................................    25

          Natural Gas Price Fluctuations and Markets May Adversely Affect our
          Operating Results............................................................................    26

          We Potentially Have Substantial Federal Tax Liability........................................    26

     Risks Related to Our Industry.....................................................................    27

          Our Operations Are Subject to Numerous Risks of Drilling and
          Production Activities........................................................................    27

          Certain Hazards and Risks of Our Operations Could Result in Liabilities
          That Are Either Uninsured or in Excess of Our Insurance Coverage.............................    27

          We Operate in a Highly Competitive Industry Which May Adversely
          Affect Our Operations........................................................................    27

          Estimates of Our Proved Reserves and Future Net Revenue Are Uncertain
          and Inherently Imprecise.....................................................................    27

          Environmental Matters May Require Us to Make Significant Capital
          Expenditures or Result in Liabilities That Adversely Affect Our
          Financial Position...........................................................................    28

          We Depend on the Skills of Key Personnel.....................................................    28

USE OF PROCEEDS........................................................................................    28

CAPITALIZATION.........................................................................................    29

PRICE RANGE OF COMMON STOCK............................................................................    30

DIVIDEND POLICY........................................................................................    30

SELECTED FINANCIAL DATA................................................................................    31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................    33

BUSINESS...............................................................................................    43

MANAGEMENT.............................................................................................    51

EXECUTIVE COMPENSATION.................................................................................    52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........................................    54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................    57

DESCRIPTION OF THE SECURITIES..........................................................................    59

       THE NOTES.......................................................................................    59
       THE SENIOR PREFERRED STOCK......................................................................    87
       THE JUNIOR PREFERRED STOCK......................................................................    90
       THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK...............................................    94
       THE WARRANTS....................................................................................    96
       REGISTRATION RIGHTS RELATING TO CERTAIN SECURITIES..............................................    98

CERTAIN FEDERAL INCOME TAX MATTERS.....................................................................    99

DETERMINATION OF OFFERING PRICE........................................................................   107

SELLING SECURITY HOLDERS...............................................................................   108

PLAN OF DISTRIBUTION...................................................................................   110

LEGAL MATTERS..........................................................................................   111

EXPERTS................................................................................................   111

INDEX TO FINANCIAL STATEMENTS..........................................................................   F-1

REPORT OF INDEPENDENT ACCOUNTANTS......................................................................   F-2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION.......................................  PF-1

INFORMATION NOT REQUIRED IN THE PROSPECTUS.............................................................  II-1

EXHIBIT INDEX..........................................................................................   E-1



                                   ---------

---------

         You should not construe the contents of this prospectus as investment, legal or tax advice. You should consult your own counsel, accountants and other advisors as to legal, tax, business, financial and related aspects of an investment in any of the Securities. The Securities may not be a legal investment for you under appropriate legal investment or similar laws. In making an investment decision regarding the Securities, you must rely on your own examination of the Company and the terms of the offering, including the merits and risks of an investment in the Securities.

         Any statement contained in a document referred to in this prospectus or any supplement is to be considered modified or replaced to the extent that a statement contained herein or in any supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this prospectus.

         This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction where, or to any person to whom, such offer or solicitation is not permitted. The information contained in this prospectus is accurate only as of the date printed on the cover. You should not assume that the information is accurate as of any other date.

         NOTICE TO NEW HAMPSHIRE RESIDENTS: Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the state of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the state of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State of New Hampshire has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                     WHERE TO OBTAIN ADDITIONAL INFORMATION

         We file periodic reports, proxy statements and other information with the SEC. You can read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. Our SEC filings are also available on the Internet at http://www.sec.gov.

         This prospectus is part of a Form S-1 registration statement that we have filed with the SEC. The registration statement includes information that is not included in this prospectus. You can review the entire registration statement, including its exhibits and schedules, at the SEC's offices at the addresses listed in the paragraph above.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect," "estimate" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations include, among others, the following:

         o        Our level of liquidity

         o        Our high debt level

         o        General economic and business conditions

         o        Our competition

         o        Our success in discovering, developing and producing reserves

         o Prices for crude oil, natural gas, condensate and natural gas liquids

         o        Conditions in the equity and capital markets

         o        The outcome of litigation filed against us; and


         o Other factors discussed under the section below entitled "Risk Factors" beginning at page 20 or elsewhere in this prospectus.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the securities as well as information regarding our business and detailed financial data. We encourage you to read this prospectus carefully, including the "Risk Factors" and the financial statements included herein. References in this prospectus to "us," "our" and "we" refer to TransTexas Gas Corporation and its predecessors and subsidiaries unless the context requires otherwise. "TEC" refers to TransAmerican Energy Corporation, our former parent, and "TARC" refers to TransAmerican Refining Corporation, another subsidiary of TEC. For purposes of this prospectus when we describe information on a pro forma basis, unless otherwise indicated, we are giving effect to our bankruptcy plan of reorganization described further down on this page.

                                  THE COMPANY


         We were organized in May 1993 as a Delaware corporation. Our principal executive office is located at 1300 North Sam Houston Parkway East, Suite 310, Houston, Texas 77032, and our telephone number at that address is (281) 987-8600.

         We are engaged in the exploration for and development and production of natural gas and condensate, primarily in South Texas and along the Upper Gulf Coast. Our business strategy is to use our experience in drilling and operating wells in South Texas to find, develop and produce reserves at a low cost.

         Our long-term goal is to convert unproven acreage to proved reserves by drilling in under-exploited areas. In order to meet these long-term goals, our strategy is to drill wells in areas of the Upper Texas Gulf Coast where 3-D seismic data indicates productive potential and to drill development wells in our proven producing areas such as the Eagle Bay field and Wharton County. During the year ended January 31, 2000, our drilling program was restricted by reduced capital available from operations and by our debtor-in-possession financing.


         As of February 1, 2000, we had net proved reserves, as estimated by Netherland, Sewell & Associates, Inc., an independent firm of petroleum engineers, of 118 billion cubic feet equivalent ("Bcfe"). As of January 31, 2000, we owned approximately 333,400 gross (210,000 net) acres of mineral interests. Our average net daily natural gas production for the year ended January 31, 2000 was approximately 77 million cubic feet per day ("MMcfd"), for a total net production of 27.8 billion cubic feet ("Bcf") of natural gas. Our average net daily condensate and oil production for the year ended January 31, 2000 was approximately 5,005 barrels of oil per day ("Bpd"), for a total net production of 1.8 million barrels of condensate and oil. Our average net daily production of natural gas liquids ("NGLs") for the year ended January 31, 2000 was approximately 120,519 gallons per day, for a total net production of 44 million gallons of natural gas liquids.

         REORGANIZATION OF THE COMPANY PURSUANT TO OUR BANKRUPTCY FILING

         On April 19, 1999, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On April 20, 1999, our then parent company, TEC, and TARC also filed voluntary petitions for relief under Chapter 11. On May 20, 1999, the bankruptcy cases were transferred to the Southern District of Texas, Corpus Christi Division. Our Second Amended, Modified and Restated Plan of Reorganization dated January 25, 2000 was confirmed by the bankruptcy court on February 7, 2000. The effective date of our bankruptcy plan was March 17, 2000. Under our bankruptcy plan, we executed several transactions, most of which were dated as of March 15, 2000. Among other things, we:



         o filed an amended and restated certificate of incorporation (as amended through the date of this prospectus, our "certificate of incorporation");


         o canceled all of our old common stock, our $450 million intercompany loan payable to TEC, and all of our 13 3/4% Senior Subordinated Notes;

         o issued 1,002,751 shares of class A common stock and 247,500 shares of class B common stock;


         o        issued 625,000 warrants;

         o filed a certificate of designation relating to 328,667,820 shares of senior preferred stock, and issued 222,455,320 of those shares;

         o filed a certificate of designation relating to 37,469,711 shares of junior preferred stock, and issued 20,716,080 of those shares;

         o entered into an Indenture relating to, and issued, $200 million of notes;

         o        entered into a $52.5 million oil and gas credit facility;

         o entered into a $15 million accounts receivable credit facility; and

         o sold a production payment with a primary sum outstanding as of March 15, 2000 of $35 million.

We describe these transactions more fully in the section "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" located at page 37 of this prospectus.


         As a result of the effectiveness of our bankruptcy plan, we adopted "fresh-start" reporting as of January 31, 2000, and a new entity was created for the purposes of our financial reporting (sometimes referred to as the "Successor"). Information prior to January 31, 2000 is that of the predecessor entity. Pursuant to fresh-start reporting, we estimated our reorganization value as of January 31, 2000, which value was allocated to identified assets based on the assets' relative fair values. Liabilities surviving our bankruptcy plan were valued at the present value of amounts to be paid. We adjusted the present value of our liabilities to reflect an assumed interest rate of 15% for the period from February 1, 2000 to the effective date of our bankruptcy plan. The accretion of the discount was recorded as interest expense, which totalled $4.8 million for the six months ended
July 31, 2000.


                         RECENT EVENTS AND TRANSACTIONS

         On the effective date of our bankruptcy plan, we entered into an Oil and Gas Revolving Credit and Term Loan Agreement with GMAC Commercial Credit LLC, or GMACC, as a lender and as the agent for other lenders, under which we were provided certain loans to implement our bankruptcy plan and ongoing operations. The oil and gas credit facility consists of a term loan in the principal amount of $22.5 million and a revolving credit facility in a maximum amount of $30 million (all of which we borrowed on the effective date of our bankruptcy plan). The term loan bears interest at a rate of 14% per annum and the revolving loan bears interest at a rate of 13 1/2% per annum. Interest on the term loan and the revolving loan is payable monthly in arrears. The principal amount of the term loan is due in 20 quarterly installments of $56,250 each, with the balance due March 14, 2005. The principal amount of the revolving loan is due on March 14, 2005; however, we may, and in certain circumstances must, make prepayments of the revolving loan. If we make prepayments of the revolving loan and we demonstrate sufficient collateral value to satisfy certain requirements of the oil and gas credit facility provisions, we may be entitled to reborrow money under the revolving loan. The oil and gas credit facility is secured by substantially all of our assets. The security interest in our accounts receivable and inventory that secures the oil and gas credit facility is subordinated to the security interest of GMACC under the accounts receivable facility (described in the second paragraph following this paragraph). The repayment of the oil and gas credit facility is guaranteed by our subsidiaries, Galveston Bay Processing Corporation and Galveston Bay Pipeline Company.


         On the effective date of our bankruptcy plan, we entered into an Indenture with Firstar Bank, N.A., as Trustee, pursuant to which we issued the notes. Our subsidiaries Galveston Bay Processing Corporation and Galveston Bay Pipeline Company also entered into the indenture as guarantors of our obligations under the Indenture and the notes. Interest on the notes is due semi-annually on March 15 and September 15, beginning September 15, 2000. The stated maturity date of the notes is March 15, 2005. The Indenture contains certain covenants that restrict our ability to incur indebtedness, engage in transactions with our affiliates and related parties, dispose of assets or engage in sale/leaseback transactions, issue dividends on common stock, redeem our preferred stock, change our line of business, consolidate or merge with or into another entity or convey, transfer or lease all or substantially all of our assets, and suffer a change of control. The notes are secured by substantially all of our assets other than our accounts receivable and inventory. However, the security interest in favor of the Trustee (for the benefit of the holders of the notes) and securing repayment of the notes is subordinated to the security interest in favor of the agent under the oil and gas credit facility described in the immediately preceding paragraph.

         On the effective date of our bankruptcy plan, we entered into a Third Amended and Restated Accounts Receivable Management and Security Agreement with GMACC. This accounts receivable facility is a revolving credit facility secured by our accounts receivable and inventory. The maximum loan amount under this facility is $15 million, against which we may from time to time borrow, repay and reborrow, subject to the terms and conditions of the accounts receivable facility. As of July 31, 2000, $12.2 million was outstanding under this facility and there was availability to borrow an additional $1.2 million. Money borrowed under the accounts receivable facility bears interest at a rate per annum equal to the higher of (i) the prime commercial lending rate of The Bank of New York plus 1/2 of 1%, and (ii) the federal funds rate plus 1 1/2%, payable monthly in arrears. The outstanding principal balance under the accounts receivable facility will be due on March 14, 2005.

         In March 2000, we entered into a production payment agreement with certain parties unrelated to us whereby the third parties, or counterparties, advanced us money to finance drilling (a "primary sum") in exchange for the right to receive a portion of the proceeds resulting from the production of certain wells owned and/or operated by us ("production payments"). The production payment agreement requires us to pay the counterparties the primary sum plus an amount equivalent to a 15% interest rate on the unpaid portion of the primary sum. As of July 31, 2000 and September 15, 2000, the primary sum outstanding under the production payment agreement was $30.9 million and $32.4 million, respectively. We have the right to sell further production payments to the counterparties in return for additional sums up to a maximum aggregate primary sum of $52 million. The provisions of the oil and gas credit facility place certain restrictions on the amount of the aggregate primary sum that may be outstanding under the production payment agreement.


                            SUMMARY OF THE OFFERING


Securities Offered by Selling
  Security Holders:                              $200,000,000  aggregate principal amount of
                                                               notes
                                                  328,667,820  shares of senior preferred
                                                               stock
                                                   37,469,711  shares of junior preferred
                                                               stock
                                                      515,625  warrants
                                                   62,963,376  shares of class A common stock
                                                      247,500  shares of class B common stock


Use of Proceeds:              We will use the proceeds, if any, received upon
                              exercise of the warrants for general corporate purposes. We will not receive any proceeds from the sale of any other of the securities.

Registration Rights:          We entered into various registration rights
                              agreements with or for the benefit of each of the selling security holders relating to the notes, the senior preferred stock, the junior preferred stock and the class A common stock. Under the terms of these various registration rights agreements, we have agreed to register the securities under a registration statement filed with the SEC and, among other things, do the following:

         o keep the registration statement effective for five years (or a shorter time if all of the securities covered thereby have been sold pursuant to the registration statement);

         o cause the registration statement to be kept sufficiently accurate to comply with the requirements of the Securities Act of 1933 and the rules and regulations of the SEC;

         o give written notice to the holders of any of the securities covered thereby of any amendment to the registration statement;

         o give written notice to the holders of any of the securities covered thereby of a suspension of the effectiveness of the registration statement or any event that we believe could lead to such a suspension;

         o make reasonable efforts to have the registration statement made effective as soon as possible after any suspension of its effectiveness; and

         o provide each holder of any security covered by the registration statement with as many copies of this prospectus (and any amendments or supplements hereto) that are reasonably requested.

                           SUMMARY OF THE SECURITIES


The following descriptions of the securities offered by this prospectus are summaries only and are not complete. You should also carefully read the descriptions of the securities set forth in the section entitled "Description of the Securities" beginning on page 59 of this prospectus.


NOTES

The 15% Senior Secured Notes due 2005 covered by this prospectus are referred to in this prospectus as the "notes."


         Interest:                 We will pay you interest on the notes in
                                   cash at a rate of 15% per annum, paid twice a year on March 15 and September 15.


         Maturity:                 March 15, 2005.

         Optional
         Redemption:               Before March 15, 2005, at our option, we can
                                   buy back all or a portion of the notes, in cash, at the redemption prices (expressed as a percentage of the outstanding principal amount) set forth below, together with accrued and unpaid interest, if any, to the redemption date:

     IF REDEEMED DURING THE          REDEMPTION
    12-MONTH PERIOD BEGINNING          PRICE
---------------------------------    ----------
          March 15, 2000                115%
          March 15, 2001                112%
          March 15, 2002                109%
          March 15, 2003                106%
          March 15, 2004                103%

         Guaranty:                 Our material subsidiaries, whether existing
                                   now or created in the future, are required to unconditionally guarantee our payment of the notes. If we cannot make payments on the notes when due, our guarantor subsidiaries must make them instead. Galveston Bay
                                   Processing Corporation and Galveston Bay
                                   Pipeline Company, each a wholly owned
                                   subsidiary of ours, are currently the
                                   guarantor subsidiaries of the notes.

         Our Obligation to
         Purchase the notes:       If control of our Board of Directors changes
                                   in certain respects, we must offer to
                                   purchase your notes at 101% of the unpaid principal amount, plus accrued interest.

         Security:                 Our repayment of the notes is secured by
                                   substantially all of our assets other than our accounts receivable and inventory;
                                   however, this collateral for repayment of the notes is subject to a prior lien securing the payment of our oil and gas credit facility. Therefore, in the event that we default on both the notes and our oil and gas credit facility, our pledged assets will be used to pay our obligations under our oil and gas credit facility before they are used to pay our obligations to you under the notes.


         Ranking: The notes rank senior to all of our junior debt, but rank equally with our other senior debt, if any. Therefore, if we default, your right to payment under the notes will be shared, on a dollar for dollar basis, by any other person who holds any of our other senior debt, even if the other senior debt is incurred in the future. Currently the notes are our only outstanding senior indebtedness other than the following:


                                   o    our oil and gas credit facility;

                                   o    our accounts receivable facility; and

                                   o    a promissory note in favor of Jefferies
                                        Analytical Trading Group, Inc. in the
                                        principal amount of $6,676,288, due
                                        March 17, 2003.

         Restrictive Covenants:    We issued the notes under an Indenture with
                                   Firstar Bank, N.A. The Indenture, among
                                   other things, restricts our ability and the ability of our subsidiaries to:

                                   o    borrow money;

                                   o    pay dividends on common stock or
                                        preferred stock or make other asset
                                        transfers;

                                   o    transact business with affiliates and
                                        related parties;

                                   o    sell stock in subsidiaries;

                                   o    engage in any new line of business;

                                   o    further impair the security interests
                                        in any collateral for the notes;

                                   o    use assets as security in other
                                        transactions; and

                                   o    sell certain assets or merge with or
                                        into other companies.


For additional information concerning the notes, see "Description of the Securities -- The Notes" beginning at page 59 of this prospectus.


SENIOR PREFERRED STOCK

The shares of Series A Senior Preferred Stock covered by this prospectus are referred to in this prospectus as the "senior preferred stock."


         Dividends:                As a holder of shares of senior preferred
                                   stock, you have the right to receive
                                   quarterly cash dividends at the rate of
                                   $0.10 per share of senior preferred stock per annum, except that during the first two years after March 15, 2000, in lieu of paying cash dividends, we have the option to pay you dividends in kind (i.e., in additional shares of senior preferred stock with an aggregate liquidation preference equal to the amount of the dividend to be paid) at a rate of $0.20 per share per annum.
                                   After March 15, 2002, we will pay you
                                   dividends only in cash at the rate of $0.0775 per share per annum. We cannot pay you dividends if we do not have sufficient surplus (or, in certain cases, sufficient net profits) to legally make such dividend payments.

         Par Value:                $0.001 per share.


         Liquidation Preference:   $1.00 per share, plus an amount equal to
                                   accrued and unpaid dividends.

         Mandatory Redemption:     We are required to redeem your shares of
                                   senior preferred stock on March 15, 2006 at 100% of the liquidation preference per share.

         Optional Redemption:      We may redeem your shares of senior preferred
                                   stock at any time at an initial price equal to $0.88 per share plus all accrued but unpaid dividends, increasing by $0.005 per share per month to a maximum of 100% of the liquidation preference per share. However, we are not permitted to redeem the senior preferred stock prior to the time the notes have been retired.

         Mandatory Conversion:     If either (i) more than 75 million shares of
                                   the senior preferred stock are outstanding after March 15, 2006 or (ii) any two dividend payments have not been paid on the senior preferred stock, then, on a pro rata basis, one-half of the outstanding shares of the senior preferred stock will automatically convert into shares of our common stock on the basis of 0.3461 shares of class A common stock for each $1.00 of liquidation preference of the shares of senior preferred stock converted. The conversion ratio is subject to adjustment pursuant to customary anti-dilution provisions. The remaining shares of senior preferred stock will remain outstanding.

         Voting Rights:            Holders of senior preferred stock have the
                                   right, voting separately as a class, to
                                   elect four (4) of the five (5) directors to our Board of Directors; provided, that if we have not paid dividends with respect to the payments due commencing March 15, 2002, such holders will have the right, voting separately as a class, to elect all five (5) directors to our Board of Directors. Holders of senior preferred stock have one vote per share, voting together with the class A common stock, the junior preferred stock and any other series or classes of our stock entitled to vote with the class A common stock, on all matters on which the holders of the class A common stock are entitled to vote generally. Voting rights of the senior preferred stock may not be changed without the consent of the holders of 75% of the shares of senior preferred stock, voting as a class.

         Ranking: The senior preferred stock ranks senior to all of our other capital stock with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up, unless additional preferred stock is issued that ranks senior or equal to the senior preferred stock in these respects. We are not entitled to issue any such senior or equal ranking stock without the approval of the holders of a majority of the senior preferred stock.

         Restrictive Covenants:    The certificate of designation governing the
                                   senior preferred stock contains restrictive covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

                                   o    borrow money;

                                   o    pay dividends on capital stock or make
                                        other asset transfers;

                                   o    transact business with affiliates and
                                        related parties;

                                   o    sell stock in subsidiaries;

                                 o    engage in any new line of business;

                                 o    use assets as security in other
                                      transactions; and

                                 o sell certain assets or merge with or into other companies.

         Additional Issuances:   We may not issue additional shares of senior
                                 preferred stock other than shares that we issue to pay dividends in kind.


         For additional information concerning the senior preferred stock, see the section entitled "Description of the Securities -- The Senior Preferred Stock" beginning at page 87 of this prospectus.


JUNIOR PREFERRED STOCK

The shares of Series A Junior Preferred Stock covered by this prospectus are referred to in this prospectus as the shares of "junior preferred stock." The senior preferred stock and the junior preferred stock, when referred to collectively, are sometimes referred to as the "preferred stock."

         Dividends:              As a holder of shares of junior preferred
                                 stock, you have the right to receive quarterly dividends at the rate of $0.10 per share per annum through March 15, 2006, and at a rate of $0.20 per share per annum thereafter. We will pay you dividends only in additional shares of junior preferred stock through March 15, 2006.
                                 Beginning June 15, 2006, we will pay you dividends both (i) in cash at the rate of $0.10 per share per annum and (ii) in additional shares of junior preferred stock at the rate of $0.10 per share per annum. We cannot pay you dividends if we do not have sufficient surplus
                                 (or, in certain cases, sufficient net profits) to legally make such dividend payments.


         Par Value:              $0.001 per share.


         Liquidation Preference: $1.00 per share, plus an amount equal to accrued and unpaid dividends.

         Mandatory Redemption:   We are required to redeem your shares of junior
                                 preferred stock on March 15, 2010 at 100% of the liquidation preference per share.

         Optional Redemption:    We may redeem your shares of junior preferred
                                 stock, in whole or in part, at our option for cash in an amount equal to 100% of the liquidation preference per share at any time after the notes and the senior preferred stock have been retired and all accrued and unpaid dividends on the junior preferred stock have been paid in full.

         Mandatory Conversion:   If either (i) more than 75 million shares of
                                 the senior preferred stock are outstanding after March 15, 2006 or (ii) any two dividend payments have not been paid on the senior preferred stock, then all of the outstanding shares of the junior preferred stock will automatically convert into shares of our common stock on the basis of 0.1168 shares of class A common stock for each $1.00 of liquidation preference of the junior preferred stock. The conversion ratio is subject to adjustment pursuant to customary anti-dilution provisions.

         Voting Rights:          Holders of junior preferred stock have one vote
                                 per share, voting together with holders of the class A common stock, the senior preferred stock and any other series or classes of our stock entitled to vote with the class A common stock, on all matters on which holders of the class A common stock are entitled to vote. If no shares of the senior preferred stock are outstanding, holders of the shares of junior preferred stock will have the right, voting separately as a class, to elect two directors to our Board of Directors. Voting rights of the junior preferred stock may not be changed without the consent of the holders of 75% of the shares of the junior preferred stock, voting as a class.

         Ranking: The junior preferred stock ranks junior to the senior preferred stock and to all of our hereafter issued preferred stock that is expressly stated to be senior to the junior preferred stock, and senior to our common stock and to all of our hereafter issued preferred stock, if any, that is expressly stated to be junior to the junior preferred stock with respect to the payment of dividends and amounts upon our liquidation, dissolution or winding up.

         Restrictive Covenants:    The certificate of designation governing the
                                   junior preferred stock contains restrictive covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

                                   o    borrow money;

                                   o    pay dividends on common stock or the
                                        preferred stock or make other asset
                                        transfers;

                                   o    transact business with affiliates and
                                        related parties;

                                   o    sell stock in subsidiaries;

                                   o    engage in any new line of business;

                                   o    use assets as security in other
                                        transactions; and

                                   o    sell certain assets or merge with or
                                        into other companies.

                                    These covenants will become effective when all of the notes (and any refinancings thereof) have been repaid and all of the senior preferred stock has been redeemed.

         Additional Issuances:     We may not issue additional shares of junior
                                   preferred stock other than shares that we issue to pay dividends in kind.


         For additional information concerning the junior preferred stock, see the section entitled "Description of the Securities -- The Junior Preferred Stock" beginning at page 90 of this prospectus.


WARRANTS

We have issued a total of 625,000 Class A Common Stock Purchase Warrants, of which 515,625 are covered by this prospectus. The Class A Common Stock Purchase Warrants are referred to in this prospectus as the "warrants." The shares of class A common stock issuable upon exercise of the warrants are referred to as the "warrant shares."

         Warrants Issued:          625,000 warrants. The shares of our class A
                                   common stock to be issued upon exercise of the warrants and our other outstanding warrants will represent approximately 33% of our common stock on a fully-diluted basis
                                   (after giving effect to the exercise of all of our outstanding warrants and the conversion of the class B common stock but before any conversion of the senior preferred stock or the junior preferred stock).

         Exercise:                 Each warrant is immediately exercisable to
                                   purchase one share of class A common stock at the exercise price.

         Expiration Date:          June 30, 2002.

         Exercise Price:           $120 per share.

         Anti-Dilution Provisions: We issued the warrants pursuant to a Warrant
                                   Agreement with ChaseMellon Shareholder
                                   Services, L.L.C., as warrant agent. The
                                   warrant agreement contains customary
                                   anti-dilution provisions. However, the
                                   anti-dilution provisions will not provide for any adjustments relating to shares that we issue upon the exercise of warrants covered by the warrant agreement or upon conversion, if any, of the senior preferred stock or the junior preferred stock.


         For additional information concerning the warrants, see "Description of the Securities -- The Warrants" beginning at page 94 of this prospectus.


CLASS A COMMON STOCK

The shares of class A common stock covered by this prospectus are sometimes referred to in this prospectus as the "common stock."

         Par Value:                $0.01 per share.

         Voting Rights:            Subject to the rights of the preferred stock
                                   and the class B common stock to elect
                                   certain directors, holders of shares of
                                   class A common stock are entitled to one vote per share on any matter submitted to a vote of stockholders, including the election of directors to fill vacancies which are not otherwise designated to be filled by the holders of the preferred stock or class B common stock. Cumulative voting is prohibited. The holders of the class B common stock will have the right, voting separately as a class, to elect one of our directors during periods in which the holders of the senior preferred stock are not entitled to elect all five of our directors.

         Rights Regarding
         Dividends and
         Liquidation:              Shares of class A common stock are not
                                   redeemable, do not have any conversion
                                   rights and are not subject to any obligation of ours to repurchase the class A common stock. As a holder of class A common stock, you have no preemptive rights to maintain your percentage ownership of us in future offerings or sales of stock by us. We do not pay a dividend on the common stock and may not do so as long as the preferred stock is outstanding. Upon liquidation, dissolution or winding-up of our affairs, you will be entitled to participate equally and ratably, in proportion to the number of shares you hold, in our net assets available for distribution to holders of class A common stock. The shares of class A common stock currently outstanding are validly issued, fully paid and nonassessable.

CLASS B COMMON STOCK

The shares of class B common stock offered by this prospectus will automatically convert, on a share for share basis, into shares of class A common stock upon their transfer to any person other than John R. Stanley, his affiliates and members of his family or upon the termination, for certain reasons, of John R. Stanley as our chief executive officer and as one of our directors.

         Par Value:               $0.01 per share.

         Voting Rights:            Subject to the rights of the preferred stock
                                   to elect certain directors, the holders of class B common stock will have the right, voting separately as a class, to elect one director of the Company and to one vote per share on any other matter submitted to a vote of stockholders, including the election of directors to fill vacancies which are not otherwise designated to be filled by the holders of the preferred stock. Cumulative voting is prohibited.

         Rights Regarding
         Dividends and
         Liquidation:              Shares of class B common stock are not
                                   redeemable, do not have any conversion
                                   rights (other than the automatic conversion into class A common stock in the instances described above) and are not subject to any obligation of the Company to repurchase the class B common stock. As a holder of class B common stock, you have no preemptive rights to maintain your percentage ownership of us in future offerings or sales of stock by us.
                                   We do not pay a dividend on the class B
                                   common stock and may not do so as long as the preferred stock is outstanding. Upon liquidation, dissolution or winding-up of our affairs, you will be entitled to participate equally and ratably, in proportion to the number of shares you hold, in our net assets available for distribution to holders of class B common stock. The shares of class B common stock currently outstanding are validly issued, fully paid and nonassessable.

                           SUMMARY BALANCE SHEET DATA


         The following table presents our summary balance sheet data as of July 31, 2000. The summary balance sheet data should be read in conjunction with our historical financial statements included herein.



                           JULY 31, 2000
                           ----------------
                           (IN THOUSANDS OF
                                   DOLLARS)

Working capital............... $  3,362

Net property and equipment.... $335,718

Total assets.................. $388,136

Total debt.................... $313,824

Stockholders' deficit......... $ 13,436

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table presents historical information regarding our ability (or inability) to pay (i) principal of and interest on our indebtedness and (ii) dividends on our preferred stock as of and for the periods presented.


         We adopted fresh-start reporting as of January 31, 2000; therefore, we do not believe that the consolidated balance sheet data as of January 31, 2000 is comparable to that of previous years in certain material respects. The data for the years ended January 31, 2000, 1999, 1998 and 1997, the six months ended January 31, 1996 and the year ended July 31, 1995 are derived from our audited consolidated financial statements. The data for the six months ended July 31, 2000 is derived from our unaudited consolidated financial statements. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements included elsewhere in this prospectus.



                    SIX                                                                    SIX
                    MONTHS                                                                 MONTHS         YEAR
                    ENDED                       YEAR ENDED JANUARY 31,                     ENDED          ENDED
                                 ----------------------------------------------------
                    JULY 31,                                                             JANUARY 31,    JULY 31,
                      2000         2000           1999          1998          1997          1996          1995
                   ---------     ---------     ----------     ---------     ---------    -----------    ---------
                                                               (DOLLARS IN THOUSANDS)
Earnings.......... $  20,963     $  42,397     $(404,671)     $ 543,500     $ 193,509     $  42,519     $  54,731

Fixed charges..... $  25,305     $  42,291     $  90,498      $  98,289     $ 113,581     $  51,088     $  69,921

Ratio of
earnings to
fixed charges.....        --           1.0            --            5.5           1.7            --            --

Earnings
inadequate
to cover fixed
charges........... $   4,342            --     $ 495,169             --            --     $   8,569     $  15,190



         In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges minus capitalized interest. Fixed charges consist of interest incurred on debt, the interest factor deemed to be included in rental expense and certain amortization. See
Exhibit 12.1 for further details concerning the calculation of the ratios of earnings to fixed charges.

                 PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                          YEAR ENDED JANUARY 31, 2000
                           (IN THOUSANDS OF DOLLARS)


Earnings................................... $  (8,114)

Combined fixed charges and preferred
   stock dividend requirements............. $ 102,270

Ratio of earnings to combined fixed
   charges and preferred stock dividend
   requirements............................        --

Earnings inadequate to cover combined
   fixed charges and preferred stock
   dividend requirements................... $ 110,384



         The pro forma ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing pro forma earnings (income before income taxes plus pro forma fixed charges minus capitalized interest) by pro forma fixed charges combined with the assumed preferred stock dividends for the period indicated. Pro forma fixed charges include interest incurred on debt, the interest factor deemed to be included in rental expense and certain amortization. Preferred stock dividends assume that the shares of senior preferred stock and junior preferred stock issued on the effective date of our bankruptcy plan were outstanding during the period. See Exhibit 12.2 for further details concerning the calculation of the pro forma ratio of earnings to combined fixed charges and preferred stock dividends.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                         SIX MONTHS ENDED JULY 31, 2000
                           (IN THOUSANDS OF DOLLARS)



Earnings................................... $20,963

Combined fixed charges and preferred
   stock dividend requirements............. $48,568

Ratio of earnings to combined fixed
   charges and preferred stock dividend
   requirements............................      --

Earnings inadequate to cover combined
   fixed charges and preferred stock
   dividend requirements................... $27,605



In calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before taxes plus fixed charges minus capitalized interest. Combined fixed charges and preferred stock dividends consist of interest incurred on debt, the interest factor deemed to be included in rental expense and certain amortization (fixed charges) plus preferred stock dividends for the period indicated. See Exhibit 12.3 for further details concerning the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends.

                                  RISK FACTORS

         Your investment in the Securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in this prospectus, before you decide to buy any Securities described in this prospectus.

                         Risks Related to the Offering

WE CANNOT ASSURE YOU THAT AN ACTIVE MARKET WILL DEVELOP FOR THE NOTES, THE PREFERRED STOCK, THE WARRANTS OR THE COMMON STOCK.

         There is no existing trading market for the notes, the senior preferred stock, the junior preferred stock or the warrants and we cannot assure you that an active market will develop for any of these securities, or, if a market develops, that such market will be liquid. We do not expect that any of these securities will be listed on any national securities exchange. Accordingly, we cannot assure you that a holder of any of these securities will be able to sell them in the future or as to the price that may be offered if a sale is possible. The liquidity of the market for these securities and the prices at which they trade will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in these securities and other factors beyond our control.

         The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for high yield securities. Such declines may adversely affect the liquidity and trading markets for the notes.


         Our common stock is quoted on the NASD Over the Counter Bulletin Board under the symbol "TTXG." While there are currently several market makers in the common stock, none of these market makers is obligated to continue to make a market in the common stock. The liquidity of the common stock could be adversely impacted if these market makers ceased making a market in the common stock, and a holder of the common stock could have difficulty obtaining accurate stock quotes. A significant portion of our common stock is held by a small number of stockholders. As a result, our common stock is not actively traded, and a stockholder may not be able to sell his or her stock when he or she wants to sell. On many days our common stock is not traded at all. In addition, the trading price of our common stock has been, and can be, volatile. Sale of the outstanding shares of common stock offered hereby, which represent approximately 95% of our currently outstanding shares of common stock, may depress the market price of our common stock.


CONVERSION OF THE PREFERRED STOCK INTO COMMON STOCK COULD MATERIALLY ADVERSELY AFFECT THE VALUE OF THE PREFERRED STOCK, THE COMMON STOCK AND THE WARRANTS.


         The certificates of designation governing the senior preferred stock, as amended, and the junior preferred stock, as amended, provide that if either
(i) more than 75 million shares of the senior preferred stock are outstanding after March 15, 2006 or (ii) two dividend payments have not been paid on the senior preferred stock, the following conversions will automatically take place:


         o one-half of the outstanding shares of the senior preferred stock will convert into shares of common stock at a rate of
                  0.3461 shares of common stock for each $1.00 of liquidation preference of the shares of senior preferred stock converted; and

         o all of the outstanding shares of the junior preferred stock will convert into shares of common stock at the rate of
                  0.1168 shares of class A common stock for each $1.00 of liquidation preference of the shares of junior preferred stock converted.


For a more detailed description of these conversions, see "Description of the Securities -- The Senior Preferred Stock" and "Description of the Securities - the Junior Preferred Stock."




         If these conversions occur, the number of shares of common stock outstanding would be increased dramatically, which might have a material adverse effect on the market price of the common stock. Based on the currently outstanding shares of preferred stock, we would issue between approximately 43 million and approximately 62 million additional shares of common stock as a result of these conversions, and the currently outstanding shares of common stock would then represent only approximately 2% of the total common stock outstanding (including the outstanding shares of class B common stock). If these conversions occur, the holders of preferred stock would, to the extent indicated, receive common stock for their preferred stock and would no longer be entitled to the benefits provided by the preferred stock, including, among other things, the right to receive dividends, the right to have their stock redeemed and preferential distribution rights upon our liquidation. The value, if any, of the common stock received upon conversion of the preferred stock may be substantially less than the value of the preferred stock converted.

         The Warrant Agreement's anti-dilution provisions do not provide any protective adjustment for the issuance of additional shares of common stock upon the conversion of the senior preferred stock or the junior preferred stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO GAIN CONTROL OF US AND, IN CERTAIN CASES, ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

         Our certificate of incorporation and bylaws include provisions that may discourage or prevent a third party from taking control of our board of directors. These provisions include, among others, the following:

         o we have a staggered board of directors (i.e., we have different classes of directors whose terms of directorship terminate at different times) so that not all of the directors can be replaced at the same time;

         o no action required or permitted to be taken by our stockholders may be taken by written consent without a meeting, unless the unanimous consent of our stockholders is obtained;

         o significant corporate transactions with related persons (generally, owners of more than 10% of our voting power, with certain exceptions, and our affiliates), such as any large transfer of property to or from us, our dissolution or liquidation, or our merger or consolidation with or into another entity, require approval of both (i) 66-2/3% of our voting stock and (ii) a majority of our voting stock owned by persons who are not related persons; and

         o prior to February 15, 2001, we may not consolidate or merge with or into, or transfer substantially all of our assets to, another entity, without the unanimous approval of our board of directors (other than in the event that we have filed for bankruptcy protection).

         These anti-takeover provisions could delay or prevent a takeover attempt that a majority of our stockholders might consider to be in their best interests.

         In addition, our board of directors is authorized to issue, without obtaining stockholder approval (other than the majority approval of the holders of senior preferred stock of the issuance of preferred stock senior in right of dividends or liquidation preference to the senior preferred stock, and the majority approval of the holders of junior preferred stock of the issuance of preferred stock senior in right of dividends or liquidation preference to the junior preferred stock) up to an additional 133,862,469 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without further stockholder action (other than approval of any rights or preferences senior to the senior preferred stock or junior to the junior preferred stock).


    The existence of this "blank check" preferred stock could discourage or make more difficult an attempt to obtain control of us by means of a tender offer, merger, proxy contest or otherwise. Also, depending upon the dividend and liquidation preference rights accorded such additional preferred stock, the dividend and liquidation preference rights of our common stock could be adversely affected.

    In the future, we may adopt other measures that may have the effect of delaying, deferring or preventing an unsolicited takeover, even if such a change in control were at a premium price or otherwise favored by a majority of our stockholders. Certain of these measures may be adopted without any further vote or action by our common stockholders.

OUR LEVEL OF DEBT COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES AND THE PREFERRED STOCK.


    As of July 31, 2000 we had approximately $314 million of debt (including approximately $114 million of debt in addition to the notes). See the section of the prospectus entitled "Capitalization." Our level of debt may have important consequences to our security holders. For example, it could


    o limit our ability to make interest and principal payments on the notes and dividend and redemption payments on the preferred stock;

    o limit our ability to make the capital expenditures necessary to replenish or increase our production and maintain our cash flow from operations;

    o place us at a competitive disadvantage compared to other companies in the gas exploration and production business;

    o limit our ability to obtain additional financing for capital expenditures, working capital or other purposes;

    o require us to dedicate a substantial portion of our cash flow to pay interest expense and debt amortization, and dividend and redemption payments, which will reduce the funds that would otherwise be available to us for our operations; and

    o increase our vulnerability to general adverse economic and industry conditions, including increases in interest rates.

    Our ability to pay interest on the notes, to satisfy our other debt obligations, and to pay cash dividends on, or redeem, the preferred stock, will depend in part on our ability to significantly increase our production and cash flow from operations. Although we may have available sources of liquidity other than cash flow from operations, including asset sales, equity offerings or debt financings, we can give no assurance that such sources will be available to us if and when needed, or on terms acceptable to us if at all.

WE MAY NOT BE ABLE TO PAY CASH TO THE HOLDERS OF THE PREFERRED STOCK


         Dividends on the senior preferred stock are payable in cash after March 15, 2002. Dividends on the junior preferred stock are payable partially in cash after March 15, 2006. Under the indenture governing the notes and under the agreements governing our oil and gas facility and our accounts receivable facility, we are permitted to pay scheduled cash dividends on our preferred stock. We cannot assure you that any of our future financing arrangements will permit us to make cash distributions on the preferred stock. In addition, we have substantial outstanding indebtedness, which will require substantial debt service payments in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." These substantial debt service payment requirements may make it difficult for us to make cash distributions on the preferred stock in the future even if permitted by the covenants in our debt documents. Any future refinancings of our indebtedness likely will contain similar covenants. For the same reasons, we cannot assure you that any preferred stock will ever be redeemed for cash or that we will pay any cash dividends thereon.


WE DO NOT EXPECT TO BE ABLE TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

         The terms of the notes, our oil and gas credit facility, our accounts receivable facility and the preferred stock prohibit the payment of cash dividends on our common stock. Because of these prohibitions and restrictions, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

WE MAY NOT BE ABLE TO RAISE THE FUNDS NECESSARY TO PURCHASE NOTES IF A CHANGE OF CONTROL OFFER IS REQUIRED.

         Upon the occurrence of a change of control of us, we will be required to make an offer to purchase the notes for cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, to the date of purchase. A change of control also may result in an event of default under our oil and gas credit facility and our accounts receivable facility and other debt that we may incur in the future. This could result in an acceleration of the payment of that debt. We can give no assurance that we would have sufficient resources to repurchase the notes or pay our other debt obligations if any of our debt were accelerated upon the occurrence of a change of control. If we were not able to satisfy our obligations upon a change of control, the value of our preferred stock and our common stock could be materially adversely affected.

THE COLLATERAL SECURING OUR NOTES IS SUBJECT TO CERTAIN SUPERIOR LIENS AND MAY NOT BE SUFFICIENT TO SATISFY OUR NOTE OBLIGATIONS IN THE EVENT OF A FORECLOSURE.


         We granted a security interest in substantially all of our assets, other than accounts receivable and inventory, to the indenture trustee to secure repayment of the notes. The Trustee's lien on our assets is subordinated to the lien of the agent under our oil and gas credit facility and, with respect to certain of our assets, liens of mechanics and materialmen, and the provisions of the indenture permit us to suffer certain other liens against our assets that are or will be superior to the lien of the Trustee. Under certain circumstances, the shares of our subsidiaries, Galveston Bay Processing Corporation and Galveston Bay Pipeline Company, may be released from this security interest. See "Description of the Securities -- The Notes -- Collateral and Security; Subordination of the Trustee's Liens on Collateral." Also, under certain circumstances, the indenture permits us to sell certain of the collateral without using the resulting proceeds to repay our obligations under the notes. See "Description of the Securities -- The Notes -- Collateral and Security; Subordination of the Trustee's Liens on Collateral."


         In the event that we fail to make payments on the notes, we cannot assure you that the Trustee will be able to sell any of the collateral pledged to secure the notes without substantial delays and other risks or that the proceeds obtained from the collateral and any other assets that may be available will be sufficient to pay all amounts owed to holders of the notes. Further, to the extent that we have liabilities under applicable environmental laws, if the indenture Trustee forecloses on the collateral, it could incur liability in certain circumstances for our environmental liabilities.

THE GUARANTIES OF OUR SUBSIDIARIES MAY NOT BE ENFORCEABLE IN BANKRUPTCY.

         Our obligations under the indenture and the notes are guaranteed by our wholly owned subsidiaries Galveston Bay Processing Corporation and Galveston Bay Pipeline Company. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by courts to subordinate or void guaranties such as these. It is also possible that under certain circumstances a court could hold that the obligations of our guarantors to their own direct creditors are superior to any obligations of the guarantors to the holders of the notes.

         If a court determines that either of our guarantors, at the time it entered its guaranty, either:

         (1) intended to hinder, delay or defraud any of its present or future creditors or that it contemplated insolvency with a design to favor one or more of its creditors to the exclusion in whole or in part of others, or

         (2) did not receive fair consideration or reasonably equivalent value for the guaranty and, either:

         o was insolvent or rendered insolvent by reason of the guaranty,

         o was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital, or

         o intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, the court could void or subordinate the subject guaranty in favor of the guarantor's other creditors. Among other things, a legal challenge of one or both of the guaranties on grounds of fraudulent conveyance may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. A court might find that the guarantor did not benefit from our incurrence of the indebtedness represented by the notes.

         To the extent that a guaranty is voided as a fraudulent conveyance or found unenforceable for any other reason, the claims of the holders of the notes against the applicable guarantor would be subject to the prior payment of all direct liabilities of such guarantor. We cannot assure you that, after providing for all claims of a guarantor, there would be sufficient assets remaining to satisfy your claims as a holder of the notes relating to any voided portion of such guaranty.

UNDER CERTAIN CIRCUMSTANCES A BANKRUPTCY COURT COULD ORDER THE HOLDERS OF THE NOTES TO REPAY ANY INTEREST PAYMENTS RECEIVED ON THE NOTES OR ANY PROCEEDS OF COLLATERAL SECURING THE NOTES.

         The Bankruptcy Code allows the bankruptcy trustee (or us, acting as debtor-in-possession) to avoid certain transfers of a debtor's property as a "preference." Under the Bankruptcy Code a preference is:

         o        a transfer of the debtor's property,

         o to or for the benefit of a creditor on account of an existing debt,

         o made while the debtor was insolvent (presumed in the 90 days before any bankruptcy filing),

         o if the creditor receives more than it would have received in a bankruptcy liquidation if the transfer had not been made, and

         o if the transfer/payment was made in the 90 days before the bankruptcy filing, or, if the creditor was an "insider" within one year before the bankruptcy filing (a creditor that is also a director, officer or controlling stockholder of a debtor may be deemed to be an insider).

         Our payment of principal and/or accrued interest, or our grant of a lien or security interest, including payments made or liens or security interests granted pursuant to the issuance of the notes, may be deemed to be a preference if all of the factors discussed above are present. If such transfers were deemed to be preferential transfers, the payments could be recovered from the holders of the notes and the lien or security interest in favor of the Trustee for the benefit of such holders could be avoided.

         If the notes are fully secured (i.e., the value of collateral exceeds the amount it secures), payments on the notes would not constitute preferential transfers. However, if, or to the extent, the notes are undersecured (i.e., the value of the collateral is less than the amount which it secures), payments would be deemed to have been applied, first, to the unsecured portion of the notes and, second, to the secured portion of the notes, and the payments attributable to the unsecured portion could be considered preferential transfers. Therefore, if we are involved in a bankruptcy proceeding, holders of the notes may be required to disgorge payments made on the notes to the extent the notes are undersecured.

                         Risks Related to Our Business

WE MAY NOT BE ABLE TO OBTAIN FUNDS WE NEED FOR CAPITAL EXPENDITURES, DEBT SERVICE, CASH DIVIDENDS AND REDEMPTION PAYMENTS.

         In order to maintain or increase our proved oil and gas reserves, we are required to make substantial capital expenditures for the exploration and development of natural gas and oil reserves in the normal course of business. For the fiscal year ended January 31, 2000, we incurred total capital expenditures of $54 million. We anticipate that our capital expenditures for fiscal 2001 will be $91 million, which amount is in excess of the cash flow we expect to generate from our operating activities.


         We plan to fund our 2001 debt service requirements and planned capital expenditures with cash flows from our existing producing properties and certain identified relatively low risk exploratory prospects that we plan to drill and complete during fiscal 2001. The reserves that we expect from these prospects will be used to obtain additional production payment financing which, together with excess cash flow from these prospects and other operations, will be used to pay interest on our indebtedness as that interest becomes due as well as to pay for our capital expenditures. Should these prospects not be productive or should prices decline for a prolonged period, absent other sources of capital, we would be forced to substantially reduce our capital expenditures, which would limit our ability to maintain or increase production and in turn adversely affect our ability to pay interest or principal on our indebtedness or cash payments on our preferred stock as these obligations become due. Because asset sales and financings are restricted under the terms of the indenture, our oil and gas credit facility, our accounts receivable facility and the preferred stock, our access to alternate sources of capital is limited.

         If our revenues decrease, certain of our contingent obligations become fixed, or the level of our capital expenditures is limited by the Indenture, the oil and gas credit facility, the accounts receivable facility, the certificates of designation for the senior preferred stock or the junior preferred stock, or any other agreement, we may not have sufficient funds for, or may be restricted in maintaining the level of, capital expenditures necessary to replace our reserves or to maintain production at current levels and, as a result, production may decrease over time. We cannot assure you that our cash flow from operating activities will be sufficient to meet planned capital expenditures, contingent liabilities and debt service and cash dividend and redemption requirements in the future.

OUR DEBT AGREEMENTS AND PREFERRED STOCK IMPOSE SUBSTANTIAL RESTRICTIONS ON US.

         The indenture governing the notes limits our ability to:

         o        incur additional indebtedness,

         o        transfer or sell assets,

         o        transfer assets to subsidiaries or create new subsidiaries,

         o        pay dividends or make other restricted payments,

         o        create liens,

         o        enter into certain transactions with affiliates, or

         o consummate a merger, consolidation or sale of all or substantially all of our assets.


         Similar restrictions are contained in certain of our other debt documents and in the certificates of designation governing the senior preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." We cannot give any assurance that these limitations will not adversely affect our results of operations or financial condition.


NATURAL GAS PRICE FLUCTUATIONS AND MARKETS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our profitability and the value of our gas properties are highly dependent upon the prices we receive for natural gas, condensate and oil. Substantially all of our sales of natural gas, condensate and oil are made pursuant to long-term contracts at market prices. Accordingly, the prices we receive for our natural gas production are dependent upon numerous factors beyond our control, including the level of consumer demand, the North American supply of natural gas, government regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment.

WE POTENTIALLY HAVE SUBSTANTIAL FEDERAL TAX LIABILITY.

         We may have substantial liability for federal income taxes as a result of the sale of our subsidiary, TransTexas Transmission Corporation, in fiscal 1998. We did not report any significant tax liability as a result of this sale and, although we received a legal opinion supporting our position, there are significant uncertainties regarding this matter. The Internal Revenue Service (the "IRS") may claim that we and certain of our then affiliated companies are liable for taxes in the estimated amount of up to $270 million plus penalties and interest, and its claim could be successful. The potential tax might be reduced to approximately $10 million if we and our affiliated companies used available tax attributes (primarily the carryback of net operating loss carryovers).


         We may have additional liability for federal income taxes related to the cancellation of debt of our former parent, TransAmerican Natural Gas Corporation ("TransAmerican"), in 1993. TransAmerican claimed it had no tax liability as a result of this transaction. If the IRS successfully challenged TransAmerican's position, we would be liable (pursuant to an agreement between TransAmerican and us) for the taxes resulting from this transaction, which are estimated at approximately $25.4 million.


    We may also have liability for federal income taxes resulting from audits by the IRS of the tax returns filed by our affiliated group of companies relating to maters other than those described above. The IRS is currently auditing our group's tax returns for our fiscal years ended in 1994 and 1995. Each member of our group, including us, will be severally liable for any tax liability of the group.

                         Risks Related to Our Industry

OUR OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF DRILLING AND PRODUCTION ACTIVITIES.

         Natural gas and crude oil drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

         o that no commercially productive natural gas or crude oil reservoirs will be found;

         o that drilling and production activities may be shortened, delayed or canceled; and

         o that our ability to develop, produce and market our reserves may be limited by:

                  - mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment,

                  -        title problems,

                  -        weather conditions, and

                  -        compliance with governmental requirements.

CERTAIN HAZARDS AND RISKS OF OUR OPERATIONS COULD RESULT IN LIABILITIES THAT ARE EITHER UNINSURED OR IN EXCESS OF OUR INSURANCE COVERAGE.

         Our operations are subject to hazards and risks inherent in drilling for, and the production, processing and transportation of, natural gas, such as fires, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others. Although we maintain insurance coverage that we believe is typical for similar companies, losses can occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT OUR OPERATIONS.

         We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped natural gas properties. The principal competitive factors in the acquisition of such undeveloped natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent natural gas and crude oil companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

         The principal resources necessary for the exploration and production of natural gas are leasehold prospects under which natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of natural gas operations. We must compete for such resources with both major natural gas and crude oil companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us.

ESTIMATES OF OUR PROVED RESERVES AND FUTURE NET REVENUE ARE UNCERTAIN AND INHERENTLY IMPRECISE.

         The reserve data set forth in this prospectus are only estimates, even when referred to as "proved." Petroleum engineers consider many factors and make assumptions in estimating our gas and oil reserves and future net cash flows. These estimates utilize assumptions the Securities and Exchange Commission requires for all public companies, including us. Estimates by definition are imprecise. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured exactly and of making assumptions based on the process. Inherent uncertainties exist in the projection of future rates of production and the timing of development expenditures. The timing of production may be considerably different from the periods estimated. Assumptions are based on factors such as historical production from the area as compared with production from other areas, assumed effects of governmental regulation and assumptions regarding future gas and oil prices, costs, taxes and capital expenditures. Although we believe that our reserve estimates are reasonable, you should expect that actual production, revenues and expenditures relating to our reserves will vary from any estimates, and these variations may be material.

         We base the estimates of future net revenues from our proved reserves and the present value of those revenues upon assumptions about future production levels. These assumptions may be wrong. The SEC PV-10 values used in our estimates are based on a calculated present value of assumed future revenues. Those calculations do not provide for changes in natural gas prices or for escalation of expenses and capital costs. "SEC PV-10" refers to present value calculated using a 10% discount rate and other conditions required by the Securities and Exchange Commission. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions and discount rate upon which they are based.

ENVIRONMENTAL MATTERS MAY REQUIRE US TO MAKE SIGNIFICANT CAPITAL EXPENDITURES OR RESULT IN LIABILITIES THAT ADVERSELY AFFECT OUR FINANCIAL POSITION.

         We are subject to numerous federal, state and local laws, regulations and ordinances relating to adverse environmental effects that might result from our activities in natural gas exploration, development, production and transportation ("environmental laws"). Although we believe that we are in substantial compliance with applicable environmental laws, we cannot assure you that we will not have to make capital expenditures to remain in compliance.

         Certain environmental laws could impose significant liability on us for damages, clean-up costs and penalties if we spill natural gas liquids or other pollutants in the course of our operations, regardless of any negligence or fault on our part. We cannot assure you that we will not incur liabilities of this kind or other liabilities for violations of environmental laws, or that such liabilities will not have a substantial adverse effect on our financial position.

WE DEPEND ON THE SKILLS OF KEY PERSONNEL.

         We depend on the continued service of our key personnel. Our key personnel are critical to our success, and many of them would be difficult to replace. Many of them are not bound by employment agreements, and competitors in our industry may attempt to recruit them. We currently have agreements to retain the services of certain members of our management team. These agreements do not, however, as a practical matters, guarantee our retention of these persons.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the securities. We will, however, receive the exercise price of the warrants upon any exercise of the warrants. The proceeds from the exercise of the warrants will be used for general corporate purposes.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of July 31, 2000 and January 31, 2000 as adjusted to reflect the issuance of the securities under our bankruptcy plan. You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and our consolidated financial statements and the related notes included elsewhere in this prospectus.



                                               JULY 31, 2000         JANUARY 31, 2000
                                               --------------    ------------------------
                                                         SUCCESSOR              PRO FORMA
                                               ---------------------------      ---------
                                                              (IN THOUSANDS)
Cash and cash equivalents ...................     $   7,771      $  18,288      $  16,364
                                                  =========      =========      =========
Long-term debt ..............................     $ 282,940      $ 251,570      $ 276,274
Production payments .........................        30,884         35,107         39,607
Stockholders' deficit:
  Common stock, par value $.01 per share ....            12            740             12
  Additional paid-in capital ................           (12)          (740)           (12)
  Accumulated deficit .......................       (13,436)            --         (1,348)
                                                  ---------      ---------      ---------
  Total stockholders' deficit ...............       (13,436)            --         (1,348)
                                                  ---------      ---------      ---------
    Total capitalization ....................     $ 300,388      $ 286,677      $ 314,533
                                                  =========      =========      =========

                          PRICE RANGE OF COMMON STOCK


         Since April 20, 2000, prices for our class A common stock have been quoted on the NASD Over The Counter Bulletin Board, or OTCBB, under the symbol "TTXG." Prior to the effective date of our bankruptcy plan (from May 4, 1999 through March 21, 2000), prices for our old common stock were quoted on the OTCBB under the symbol "TTGGQ." Our old common stock traded on the New York Stock Exchange under the symbol "TTG" from October 30, 1997 until trading was suspended on April 19, 1999 due to our bankruptcy filing. As of August 30, 2000, there were 115 record holders of the class A common stock. The following table sets forth, on a per-share basis for the periods indicated, the high and low bid prices for our class A common stock or our old common stock, as applicable, as reported by the OTCBB (for periods beginning May 4, 1999) and the high and low sales prices for our old common stock on the New York Stock Exchange (for the period from February 1, 1998 through April 19, 1999). Over the counter quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.



                                                        HIGH            LOW
                                                     -----------    ----------
Fiscal year ended January 31, 2001:

    Third Quarter (through September 19, 2000)       $     10.50   $     5.75

    Second Quarter(1) ..........................     $      7.25   $    5.875

    First Quarter  -- class A common stock(2)..      $        NA           NA

                  -- old common stock ..........           0.875        0.312

Fiscal year ended January 31, 2000:

    Fourth Quarter .............................     $     1.500    $   0.130

    Third Quarter ..............................           0.625        0.188

    Second Quarter(3) ..........................           0.563        0.250

    First Quarter(3) ...........................           1.688        0.375

Fiscal year ended January 31, 1999:

    Fourth Quarter .............................     $     4.688    $   1.938

    Third Quarter ..............................           6.938        1.000

    Second Quarter .............................          12.625        7.000

    First Quarter ..............................          17.125       11.875


----------


(1) High and low bid prices are available for the month of July 2000, but are unavailable for the months of April and May 2000. Reported high and low sale prices for the second quarter (including May, June, and July 2000) were $8.00 and $4.00, respectively.

(2) High and low bid prices are not available for the first quarter. Reported high and low sale prices for the first quarter were $4.00 and $1.50, respectively.



(3) Price information is not available from April 20, 1999 through May 12, 1999.



The last sale price of the class A common stock on September 22, 2000 was $15.50.

         We are authorized to issue 100,000,000 shares of class A common stock, par value $0.01 per share, and 247,500 shares of class B common stock, par value $0.01 per share. As of the date of this prospectus, 1,002,751 shares of class A common stock and 247,500 shares of class B common stock were issued and outstanding. We have reserved 62,013,125 shares of class A common stock for issuance upon exercise of the warrants and conversion of the senior preferred stock, the junior preferred stock and the class B common stock. For a description of our securities that are subject to conversion into, or that may be exercised for issuance of, class A common stock, see the sections of the prospectus entitled "Description of the Securities -- The Senior Preferred Stock," "Description of the Securities -- The Junior Preferred Stock," "Description of the Securities -- The Class A Common Stock and Class B Common Stock," and "Description of the Securities -- The Warrants." For information regarding outstanding warrants to purchase our class A common stock, see the sections entitled "Prospectus Summary -- Reorganization of the Company Pursuant to Our Bankruptcy Filing" and "Description of the Securities -- The Warrants" beginning on page 6 and page 96 of this prospectus, respectively. For information regarding our obligations to register our class A common stock, see the section entitled "Description of the Securities -- Registration Rights Relating to Certain Securities" beginning on page 98 of this prospectus. For a discussion of certain events that could have an adverse effect upon the value of the class A common stock, see the section of the prospectus entitled "Risk Factors -- Risks Related to the Offering -- Conversion of the Preferred Stock Into Common Stock Could Materially Adversely Affect the Value of the Preferred Stock, the Common Stock and the Warrants."

                                DIVIDEND POLICY


         We have not paid any cash dividends on our common stock since inception, except a dividend of approximately $33 million to our then parent TransAmerican Natural Gas Corporation from the proceeds of our initial public offering in March 1994. The terms of the notes, our oil and gas credit facility, our accounts receivable facility and the preferred stock prohibit the payment of dividends. Because of these prohibitions, we do not anticipate paying any dividends on our common stock in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                            SELECTED FINANCIAL DATA


         The following table sets forth our selected historical financial data as of and for each of the periods presented. From April 19, 1999 through March 17, 2000, we operated under Chapter 11 of the United States Bankruptcy Code. We adopted fresh-start reporting as of January 31, 2000; therefore, we do not believe that the consolidated balance sheet data as of January 31, 2000 is comparable to that of previous years in certain material respects. The data for the years ended January 31, 2000, 1999, 1998 and 1997, the six months ended January 31, 1996 and the year ended July 31, 1995 are derived from our audited consolidated financial statements. The data for the six months ended July
31, 2000 and 1999 and the six months ended January 31, 1995 is derived from our unaudited consolidated financial statements. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements included elsewhere in this prospectus.



                                      SUCCESSOR                                      PREDECESSOR
                                      ---------     ---------------------------------------------------------------------------

                                         SIX MONTHS ENDED
                                              JULY 31,                               YEAR ENDED JANUARY 31,
                                      ------------------------      -----------------------------------------------------------
                                        2000           1999           2000            1999          1998            1997
                                                 |                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                 |
STATEMENT OF                                     |
 OPERATIONS DATA:                                |
Gas, condensate and                              |
  NGLs revenue ..................     $  80,674  |   $  46,489      $ 111,400      $  91,319      $ 164,538      $ 363,459
Transportation revenues .........            --  |          --             --             --         12,055         34,423
Gain (loss) on the                               |
  sale of assets ................            --  |        (531)          (438)        61,247        543,365          7,865
Other revenues ..................         1,192  |       1,680          2,770          4,200          3,313            600
                                      ---------  |   ---------      ---------      ---------      ---------      ---------
                                         81,866  |      47,638        113,732        156,766        723,271        406,347
Operating costs                                  |
  and expenses ..................        11,806  |      15,652         28,437         29,482         62,356        137,019
Depreciation, depletion                          |
  and amortization ..............        39,928  |      37,513         75,044         86,137         82,659        132,453
General and                                      |
  administrative                                 |
  expenses ......................         9,977  |      11,806         19,883         21,938         48,156         45,596
Litigation settlements ..........            --  |          --             --             --             --        (96,000)
Loss on asset impairment ........            --  |          --             --        425,966             --             --
                                      ---------  |   ---------      ---------      ---------      ---------      ---------
  Operating income (loss) .......        20,155  |     (17,333)        (9,632)      (406,757)       530,100        187,279
Net interest expense(1) .........        17,563  |      24,583         38,054         78,716         68,187         91,463
Reorganization items ............            --  |         919        (50,511)            --             --             --
Income taxes and other ..........           907  |          --         10,000        (38,882)       161,669         12,491
Extraordinary (gain) loss,                       |
  net of taxes ..................            --  |          --       (436,490)         1,142         72,043             --
                                      ---------  |   ---------      ---------      ---------      ---------      ---------
   Net income (loss) ............     $   1,685  |   $ (42,835)     $ 429,315      $(447,733)     $ 228,201      $  83,325
                                      =========  |   =========      =========      =========      =========      =========
Accretion of preferred                           |
  stock .........................     $  15,121  |   $      --      $      --      $      --      $      --      $      --
                                      =========  |   =========      =========      =========      =========      =========
Net income (loss) available
  to common stockholders.........     $ (13,436) |   $ (42,835)     $ 429,315      $(447,733)     $ 228,201      $      --
                                      =========  |   =========      =========      =========      =========      =========

Net income (loss) per share:                     |
   Income (loss) before                          |
   extraordinary item ...........     $  (10.75) |   $   (0.74)     $   (0.13)     $   (7.76)     $    4.49      $    1.13
   Extraordinary item ...........            --  |          --           7.59           (.02)         (1.08)            --
                                      ---------  |   ---------      ---------      ---------      ---------      ---------
   Net income (loss) ............     $  (10.75) |   $   (0.74)     $    7.46      $   (7.78)     $    3.41      $    1.13
                                      =========  |   =========      =========      =========      =========      =========
Dividends declared per                           |
  common share (2) ..............            --  |          --             --             --             --             --

                                                    PREDECESSOR
                                      ---------------------------------------
                                                                     YEAR
                                          SIX MONTHS ENDED           ENDED
                                             JANUARY 31,            JULY 31,
                                      ------------------------      ---------
                                         1996           1995           1995
                                              (DOLLARS IN THOUSANDS,
                                             EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
 OPERATIONS DATA:
Gas, condensate and
  NGLs revenue ..................     $ 124,663      $ 143,304      $ 275,627
Transportation revenues .........        15,892         19,161         36,787
Gain (loss) on the
  sale of assets ................           474             --             --
Other revenues ..................           127             52            285
                                      ---------      ---------      ---------
                                        141,156        162,517        312,699
Operating costs
  and expenses ..................        45,629         50,893         99,310
Depreciation, depletion
  and amortization ..............        60,894         70,345        129,964
General and
  administrative
  expenses ......................        13,685         12,595         31,935
Litigation settlements ..........       (18,300)            --             --
Loss on asset impairment ........            --             --             --
                                      ---------      ---------      ---------
  Operating income (loss) .......        39,248         28,684         51,490
Net interest expense(1) .........        40,436         29,059         65,797
Reorganization items ............            --             --             --
Income taxes and other ..........          (416)          (131)        (2,415)
Extraordinary loss,
  net of taxes ..................            --             --         56,637
                                      ---------      ---------      ---------
   Net income (loss) ............     $    (772)     $    (244)     $ (68,529)
                                      =========      =========      =========
Accretion of preferred
  stock .........................     $      --      $      --      $      --
                                      =========      =========      =========
Net income (loss) available
  to common stockholders.........     $    (772)     $    (244)     $ (68,529)
                                      =========      =========      =========

Net income (loss) per share:
   Income (loss) before
   extraordinary item ...........     $   (0.01)     $      --      $   (0.16)
   Extraordinary item ...........            --             --          (0.77)
                                      ---------      ---------      ---------
   Net income (loss) ............     $   (0.01)     $      --      $   (0.93)
                                      =========      =========      =========
Dividends declared per
  common share (2) ..............            --             --             --

                                               SUCCESSOR                                       PREDECESSOR
                                      ---------------------------     -------------------------------------------------------------
                                        JULY 31,                                       JANUARY 31,
                                      -----------      ----------------------------------------------------------------------------
                                          2000            2000            1999             1998             1997            1996
                                      -----------      ----------  |  -----------      -----------      -----------     -----------
                                                                   |
BALANCE SHEET DATA:                                                |
Working capital (deficit)(3) .......  $     3,362     $     8,900  |  $    27,072      $   (22,122)     $    71,586     $    43,602
                                                                   |
Net property and equipment .........      335,718         327,087  |      292,143          701,598          846,393         715,340
                                                                   |
Total assets .......................      388,136         369,254  |      345,367          816,635        1,053,152         938,827
                                                                   |
Liabilities subject to                                             |
compromise .........................           --              --  |      718,139               --               --              --
                                                                   |
Total debt(4) ......................      313,824         286,677  |       56,260          630,103          941,922         824,241
                                                                   |
Redeemable preferred stock .........       15,121              --  |           --               --               --              --
                                                                   |
Stockholders' equity (deficit) .....      (13,436)             --  |     (430,015)          24,637         (150,795)       (154,440)


(1) Interest expense for the year ended January 31, 2000 excludes $55.5 million in interest stayed as a result of our bankruptcy filing.

(2) Our existing debt instruments contain certain restrictions with respect to the payment of dividends on our common stock.

(3) Working capital as of January 31, 1997 and 1996 includes $46.0 million of cash restricted for the payment of interest.

(4) Excludes long-term debt included in liabilities subject to compromise of $583.1 million as of January 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto and our unaudited pro forma condensed consolidated financial information included in this prospectus beginning on page F-1.

RESULTS OF OPERATIONS

         Our results of operations are dependent upon natural gas and condensate production volumes and unit prices from sales of natural gas, condensate and natural gas liquids ("NGLs"). Our profitability also depends on our ability to minimize finding and lifting costs and maintain our reserve base while maximizing production.


         From April 19, 1999 through March 17, 2000, we operated as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code. Effective January 31, 2000, we adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7. Pursuant to fresh start reporting, a new reporting entity is created. The new reporting entity's assets are recorded at the reorganization value based on the confirmed plan of reorganization, and postpetition liabilities are recorded at the present value of amounts to be paid. Our reorganization value as of January 31, 2000, was estimated by management to be $369 million based primarily on an analysis of discounted cash flows. The value of our liabilities postpetition as of January 31, 2000, was estimated to be $369 million. The present value of our liabilities has been adjusted for imputed interest at a rate of 15% for the period from February 1, 2000 to the effective date of our bankruptcy plan. The imputed interest was charged to interest expense during the three months ended April 30, 2000.


         In fiscal 1998, we sold the stock of TransTexas Transmission Corporation ("TTC"), our subsidiary that owned substantially all of our Lobo Trend producing properties and related pipeline transmission system, for an adjusted sales price of approximately $1.1 billion (the "Lobo Sale"). Accordingly, our operating results for the fiscal year ended January 31, 1998 reflect the impact of the Lobo Sale. We recorded a gain of $543.4 million on the Lobo Sale.


         Our operating data for the six month periods ended July 31, 2000 and 1999, and the years ended January 31, 2000, 1999 and 1998, is as follows:



                                          SIX MONTHS ENDED
                                               JULY 31,                   YEAR ENDED JANUARY 31,
                                        ----------------------     -------------------------------------
                                          2000          1999          2000           1999          1998
                                        ---------    ---------     ---------      ---------      -------
Sales volumes:
  Gas (Bcf)(1) ....................          13.7         14.8          27.8           35.6         72.4
  NGLs (MMgals) ...................          31.1         16.9          44.0            8.4         62.4
  Condensate and oil (MBbls) ......           840          913         1,827          1,120          619

Average prices:
  Gas (dry) (per Mcf)(2) ..........     $    3.43    $    2.07     $    2.32      $    2.10      $  2.09
  NGLs (per gallon) ...............           .38          .25           .32            .21          .29
  Condensate and oil (per Bbl) ....         28.89        15.82         19.88          11.91        19.20
Number of gross wells drilled .....             9            5            14             38          107
Percentage of wells completed .....            56%          20%           43%            61%          56%


(1) Sales volumes for the year ended January 31, 1998 include 7.3 Bcf delivered pursuant to volumetric production payments.

(2) Average prices for the year ended January 31, 1998 include amounts delivered pursuant to volumetric production payments. The average gas price for our undedicated production for this period was $2.10 per Mcf.

         We use the full-cost method of accounting for exploration and development costs. Under the full-cost method, the cost for successful, as well as unsuccessful, exploration and development activities is capitalized and amortized on a unit-of-production basis over the life of the remaining proved reserves. Net capitalized costs of gas and oil properties are limited to the lower of unamortized cost or the cost center ceiling, defined as the sum of the present value (10% discount rate) of estimated unescalated future net revenues from proved reserves; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less related income tax effects. For the year ended January 31, 1999, we recorded pre-tax impairments of our gas and oil properties aggregating $426 million primarily as a result of the limitations on net capitalized costs of gas and oil properties. Due to higher gas and oil prices we realized subsequent to January 31, 1999, the impairment was less than would have been recorded using January 31, 1999 prices.

         A summary of our operating expenses is set forth below (in millions of dollars):



                                         SUCCESSOR              PREDECESSOR
                                         --------- -------------------------------------
                                             SIX MONTHS
                                                ENDED
                                              JULY 31,              JANUARY 31,
                                          ----------------   ---------------------------
                                           2000      1999      2000      1999      1998
                                          ------ | -------   -------   -------   -------
                                                 |
Operating costs and expenses:                    |
  Lease .............................     $  4.3 | $   6.0   $   9.4   $  10.4   $  15.2
  Pipeline and gathering ............        3.9 |     5.5       9.2       8.7      32.6
  Other .............................         -- |      --        --       3.3       3.1
                                          ------ | -------   -------   -------   -------
                                             8.2 |    11.5      18.6      22.4      50.9
                                                 |
Taxes  other than  income  taxes ....        3.6 |     4.1       9.8       7.1      11.4
                                          ------ | -------   -------   -------   -------
(1)                                              |
                                          $ 11.8 | $  15.6   $  28.4   $  29.5   $  62.3
                                          ====== | =======   =======   =======   =======


----------

(1) Taxes other than income taxes include severance, property and other taxes.

    Our average depletion rates have been as follows:


                                    SUCCESSOR               PREDECESSOR
                                    ---------    -----------------------------------
                                      SIX MONTHS ENDED
                                          JULY 31,          YEAR ENDED JANUARY 31,
                                     ------------------    -------------------------
                                       2000      1999      2000      1999      1998
                                       ----- |   -----     -----     -----     -----
                                             |
                                             |
Depletion rates (per Mcfe) .......     $2.12 |   $1.82     $1.89     $1.96     $1.11
                                       ===== |   =====     =====     =====     =====


         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In July 1999, the FASB issued SFAS 137, "Deferral of the Effective date of FASB Statement No 133," which delays the effective date for one year, to fiscal years beginning after June 15, 2000. We are evaluating the impact of the provisions of SFAS 133.


SIX MONTHS ENDED JULY 31, 2000 COMPARED WITH THE SIX MONTHS ENDED JULY 31, 1999

         Gas, condensate and NGL revenues for the six months ended July 31, 2000 increased $34.2 million from the prior period, due primarily to higher prices for all products and an increase in NGLs sales volumes. The average monthly prices received per Mcf of gas ranged from $2.64 to $4.54 in the six months ended July 31, 2000, compared to a range of $1.74 to $2.32 in the prior period. For the six months ended July 31, 1999, we recognized a pre-tax loss of $0.5 million on the sale of certain vehicles and other equipment.



         Lease operating expenses for the six months ended July 31, 2000 decreased $1.7 million from the prior period due primarily to decreases in salt water disposal and maintenance costs. Pipeline and gathering expenses decreased $1.7 million from the prior period due primarily to the termination of certain natural gas from transportation contracts in connection with our bankruptcy proceedings. Depreciation, depletion and amortization expense for the six months ended July 31, 2000 increased $2.4 million due to an increase in the depletion rate resulting from higher cost properties and unsuccessful drilling results in prior periods. General and administrative expenses decreased $1.8 million primarily as a result of decreases in personnel and related costs and professional fees. Taxes other than income tax decreased by $0.5 million over the prior period due primarily to decreases in property taxes.



         Interest income for the six months ended July 31, 2000 increased by $0.2 million as compared to the prior period due to higher cash balances available for investment. We do not expect to earn significant interest income during fiscal 2001. Interest expense for the six months ended July 31, 2000 decreased by $6.8 million due primarily to our reorganization as of January 31, 2000 which resulted in an overall decrease in the amount of outstanding debt.


YEAR ENDED JANUARY 31, 2000, COMPARED WITH THE YEAR ENDED JANUARY 31, 1999.


         Gas, condensate and NGL revenues for the year ended January 31, 2000 increased by $20.1 million from the prior period due primarily to increases in condensate and NGL sales volumes and higher prices for all products offset in part by a decrease in natural gas sales volumes. The average monthly prices received per Mcf of gas ranged from $1.74 to $2.90 in the year ended January 31, 2000, compared to a range of $1.90 to $2.36 in the prior period. Other revenues decreased by $1.4 million for the year ended January 31, 2000 due to the sale of certain drilling services division assets in the prior period. For the year ended January 31, 1999, we recognized a pretax gain of $63.6 million from the sale of certain drilling services division assets and a pretax loss of $2.4 million due to postclosing adjustments to the Lobo Sale purchase price.

         Lease operating expenses for the year ended January 31, 2000 decreased $1.0 million from the prior period due primarily to decreases in maintenance costs. Pipeline and gathering expenses increased $0.5 million primarily due to operations at Galveston Bay Processing Corporation's natural gas treating facility at Winnie, Texas. Other expenses for the year ended January 31, 2000 decreased $3.3 million due to the sale of certain drilling assets in the prior period. Depreciation, depletion and amortization expense for the year ended January 31, 2000 decreased $11.1 million due to a decrease in natural gas volumes and a $0.07 decrease in the depletion rate. General and administrative expenses decreased by $2.1 million primarily as a result of a decrease in personnel and related costs. Taxes other than income taxes increased by $2.7 million over the prior period due primarily to increases in property taxes. The impairment loss of $426.0 million for the year ended January 31, 1999 related to a write-down of $420.5 million of our net capitalized costs of gas and oil properties to the cost center ceiling and a $5.5 million write-down of an underutilized pipeline system that was exchanged as part of a settlement of certain natural gas delivery commitments.


         Interest income for the year ended January 31, 2000 decreased by $0.7 million as compared to the prior period due to lower cash balances available for investment. Interest expense decreased $41.4 million primarily as a result of discontinuing interest accruals on prepetition unsecured debt obligations. Reorganization items of $8.3 million for the year ended January 31, 2000 included legal and other professional fees and expenses directly related to our Chapter 11 bankruptcy proceedings and an adjustment to record assets at reorganization value. The extraordinary item for the year ended January 31, 2000 represents the discharge of certain liabilities subject to compromise pursuant to our bankruptcy plan.

         Based on our reorganization value, the fair value of our preferred stock and common stock was estimated to be zero. The senior preferred stock and junior preferred stock are mandatorily redeemable in 2006 and 2010, respectively. As a result, we will accrete, in the form of a non-cash dividend deducted from net income available to common stockholders and charged to retained earnings, an amount equal to the combined redemption amount totaling $243.2 million (initial liquidation value) over the period prior to redemption. In addition, earnings available to common stockholders will be reduced by dividends paid on the preferred stock.

YEAR ENDED JANUARY 31, 1999, COMPARED WITH THE YEAR ENDED JANUARY 31, 1998.

         Gas, condensate and NGL revenues for the year ended January 31, 1999 decreased by $73.2 million from the prior year, due primarily to decreases in gas and NGLs sales volumes attributable to the divestiture of producing properties as a result of the Lobo Sale and normal production declines on other properties. These declines were partially offset by increased production from Eagle Bay. The average monthly prices received per Mcf of gas ranged from $1.90 to $2.36 in the year ended January 31, 1999, compared to a range of $1.49 to $3.01 in the prior year. As of January 31, 1999, we had a total of 127 producing wells compared to 157 producing wells at January 31, 1998. Transportation revenues decreased $12.1 million over the prior year due primarily to the divestiture of the pipeline system in connection with the Lobo Sale. Other revenues decreased by $0.4 million for the year ended January 31, 1999 due to a decrease in services provided to third parties prior to the sale of the drilling services division. Our net gain on the sale of assets includes a pre-tax gain of $63.6 million for the sale of certain drilling services division assets and a pre-tax loss of $2.4 million due to post-closing adjustments to the Lobo Sale purchase price.

         Lease operating expenses for the year ended January 31, 1999 decreased by $4.8 million from the prior year due primarily to the Lobo Sale offset by increased operating expenses for the Eagle Bay field. Pipeline and gathering expenses decreased by $9.4 million from the prior year due primarily to the divestiture of the pipeline system. NGL costs decreased by $14.5 million from the prior year due to the Lobo Sale and the resulting decrease in the volumes of natural gas processed. Other expenses for the year ended January 31, 1999 increased $0.2 million primarily due to increased costs related to providing services to the new operator of the Lobo Trend properties prior to divestiture of our drilling services assets. Depreciation, depletion and amortization expense for the year ended January 31, 1999 increased $3.5 million due to a $0.85 per Mcfe increase in the depletion rate due to higher acquisition cost of properties and increased drilling and development costs, partially offset by the Lobo Sale and the resulting decrease in our undedicated natural gas production. General and administrative expenses decreased by $26.3 million primarily as a result of a decrease in litigation expense. Taxes other than income taxes decreased by

$4.3 million over the prior year due primarily to decreases in ad valorem, severance and excise taxes as a result of the decrease in the number of producing wells, partially offset by an increase in franchise taxes. The impairment loss of $426.0 million for the year ended January 31, 1999 relates to an aggregate write-down of $420.5 million of our net capitalized costs of gas and oil properties as a result of the limitation on net capitalized costs of gas and oil properties and a $5.5 million write-down of an underutilized pipeline system.


          Interest income for the year ended January 31, 1999 decreased by $11.2 million as compared to the prior period due to lower cash balances available for investment. Interest expense decreased by $0.7 million primarily as a result of the retirement in June 1997 of our 11 1/2% senior secured notes due 2002, offset in part by an increase in interest attributable to the issuance of dollar-denominated production payments and a decrease in the amount of interest capitalized in connection with unevaluated leasehold acreage.

LIQUIDITY AND CAPITAL RESOURCES

         On April 19, 1999, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result of the Chapter 11 filing, we were prohibited from paying, and creditors were prohibited from attempting to collect, claims or debts arising prior to the bankruptcy. The United States Bankruptcy Court for the Southern

         District of Texas, Corpus Christi Division confirmed our bankruptcy plan on February 7, 2000. The effective date of our bankruptcy plan was March 17, 2000. In connection with the effective date of our bankruptcy plan, we

         (1) paid approximately $2.6 million in cash to settle certain accounts payable and royalty claims;

         (2) agreed to pay approximately $28.3 million to settle certain accounts payable, severance, property and franchise taxes. The $28.3 million is payable in quarterly installments generally over a five year period with stated interest ranging from 8% to 10%. We agreed to pay approximately $8.0 million of this amount in fiscal 2001.

         (3) paid approximately $21.9 million in cash, issued $200 million principal amount of notes, 222,455,320 shares of senior preferred stock, 20,716,080 shares of junior preferred stock, 1,002,751 shares of class A common stock, 247,500 shares of class B common stock and 625,000 warrants to settle our senior secured notes claims. A portion of this distribution was reallocated pursuant to our bankruptcy plan as follows:

         (a) $20 million in cash and five million shares of senior preferred stock to settle on a pro rata basis all general prepetition unsecured claims;

         (b) $1.8 million in cash, 2,455,320 shares of senior preferred stock and all of the junior preferred stock to the holders of our 13 3/4% Senior Subordinated Notes;

         (c) 52,500 shares of class A common stock and 109,375 warrants to the holders of our old common stock who are not our Affiliates (as defined in our bankruptcy plan); and

         (d)      all of the class B common stock and 515,625 warrants to John
                  R. Stanley.

         (4) issued $6.7 million in secured notes in exchange for old secured notes and related accrued interest; and

         (5) canceled all of our old common stock, a $450 million intercompany loan payable to TEC, and our 13 3/4% Senior Subordinated Notes.

         On the effective date of our bankruptcy plan, we, as Borrower, and Galveston Bay Processing Corporation and Galveston Bay Pipeline Company, as Guarantors, entered into an Oil and Gas Revolving Credit and Term Loan Agreement, dated as of March 15, 2000 with GMAC Commercial Credit LLC ("GMACC"), as a Lender and as Agent. The oil and gas credit facility consists of a term loan (the "term loan") in the amount of $22.5 million and a revolving facility (the "revolving loan") in a maximum amount of $30 million (all of which was funded on the effective date). The term loan bears interest at a rate of 14% per annum and the revolving loan bears interest at a rate of 13 1/2% per annum. Interest on the term loan and the revolving loan is payable monthly in arrears. Principal amortization of the term loan is due in 20 quarterly installments of $56,250 each, with the balance due March 14, 2005. The principal amount of the revolving loan is due on March 14, 2005; however we may, and in certain circumstances must, make prepayments of such amount. If, subsequent to such prepayments, we demonstrate sufficient collateral value meeting the requirements of the oil and gas credit facility provisions, we may be entitled to borrow additional advances under the revolving loan. The oil and gas credit facility is secured by substantially all of our assets. The security interest in accounts receivable and inventory securing the oil and gas credit facility is subordinated to the security interest of GMACC under the accounts receivable facility.

         On the effective date, we, as Issuer, Galveston Bay Pipeline Company and Galveston Bay Processing Corporation, as Guarantors, and Firstar Bank, N.A., as Trustee, entered into an indenture dated as of March 15, 2000, pursuant to which the Company issued the notes. Interest on the notes is due semi-annually on March 15 and September 15. The notes are secured by substantially all of our assets other than accounts receivable and inventory. The indenture contains certain covenants that restrict our ability to incur indebtedness, engage in related party transactions, dispose of assets or engage in sale/leaseback transactions, issue dividends on common stock, change our line of business, consolidate or merge with or into another entity or convey, transfer or lease all or substantially all of our assets, and suffer a change of control. The security interest in favor of the Trustee is subordinated to the security interest in favor of the agent under the oil and gas credit facility.


         On the effective date of our bankruptcy plan, we and GMACC entered into a Third Amended and Restated Accounts Receivable Management and Security Agreement, dated as of March 15, 2000 (the "accounts receivable facility"). The accounts receivable facility is a revolving credit facility secured by accounts receivable and inventory. The maximum loan amount under the facility is $15 million, against which we may from time to time, subject to the conditions of the accounts receivable facility, borrow, repay and reborrow. As of July 31, 2000, $12.2 million was outstanding under this facility and there was availability to borrow an additional $1.2 million. Advances under the facility bear interest at a rate per annum equal to the higher of (i) the prime commercial lending rate of The Bank of New York plus 1/2 of 1%, and (ii) the Federal Funds Rate plus 1%, payable monthly in arrears. The outstanding principal balance under the Accounts Receivable Facility will be due on March 14, 2005.


         As of the effective date of our bankruptcy plan, we have outstanding 222,455,320 shares of senior preferred stock with a liquidation preference of $1.00 per share plus accrued and unpaid dividends. The terms of the senior preferred stock include a cumulative dividend preference, payable quarterly out of funds legally available therefor, if any. During the first two years following the effective date, we will be required to pay cash dividends at a rate of $0.10 per share per annum, or, at our option, in-kind dividends of additional shares of senior preferred stock at a rate of $0.20 per share per annum. The senior preferred stock is mandatorily redeemable on March 15, 2006 at a rate of $1.00 per share plus accrued and unpaid dividends. One-half of the then-outstanding shares of senior preferred stock is mandatorily convertible, on a pro rata basis, into shares of class A common stock at the rate of 0.3461 shares of class A common stock per $1.00 of liquidation preference if either (i) more than 75 million shares of senior preferred stock remain outstanding after March 15, 2006 or (ii) we fail to pay dividends on the senior preferred stock on any two dividend payment dates. The certificate of designation for the senior preferred stock includes restrictive covenants comparable to those included in the indenture relating to the notes.

         As of the effective date, we had outstanding 20,716,080 shares of junior preferred stock with a liquidation preference of $1.00 per share plus accrued and unpaid dividends. The terms of the junior preferred stock include a cumulative dividend preference, payable quarterly out of funds legally available therefor, if any. During the first six years following the effective date, we will be required to pay in-kind dividends of additional shares of junior preferred stock at a rate of $0.10 per share per annum. Thereafter, dividends will be payable both in cash at a rate of $0.10 per share per annum and in kind at a rate of $0.10 per share per annum. The junior preferred stock is mandatorily redeemable on March 15, 2010 at a rate of $1.00 per share plus accrued and unpaid dividends. Each share of junior preferred stock is mandatorily convertible into shares of class A common stock at the rate of
0.1168 shares of class A common stock per $1.00 of liquidation preference if either (i) more than 75 million shares of senior preferred stock remain outstanding after March 15, 2006 or (ii) we fail to pay dividends on the senior preferred stock on any two dividend payment dates. The certificate of designation for the junior preferred stock includes restrictive covenants comparable to those included in the indenture relating to the notes. Such covenants will become effective when all of the notes (and any refinancings thereof) have been repaid and all of the senior preferred stock has been redeemed.

         There can be no assurance that we will have sufficient funds or funds legally available for the payment of either cash or in kind dividends.

         In February and September 1998, we entered into two production payment agreements with an unaffiliated third party pursuant to which we conveyed certain properties (the "Original Subject Interests") in the form of a term overriding royalty interest. As of January 31, 2000, the outstanding balance of these production payments was $35.1 million.

         In March 2000, the Original Subject Interests were reconveyed to us and a new production payment drilling program agreement was entered into between us and two unaffiliated third parties in the form of a term overriding royalty interest carved out of and burdening certain properties including the Original Subject Interests

(collectively, the "New Subject Interests"). We have the right to offer additional properties ("Offered Wells") to the production payment parties at a negotiated purchase price, up to an aggregate maximum for all such wells, of up to $52 million. Upon acceptance of the Offered Wells, one of the third parties would be committed to pay to us either the drilling costs of the Offered Wells or, at the third party's discretion, a higher, mutually agreed upon amount. The production payment agreement calls for the repayment of the primary sum plus an amount equivalent to a 15% annual interest rate on the unpaid portion of such primary sum. As of July 31, 2000 and September 15, 2000, the outstanding balance of the production payment was $30.9 million and $32.4 million, respectively. We have the right to sell further production payments to either of these unaffiliated third parties in return for additional sums up to a maximum aggregate primary sum of $52 million. The oil and gas credit facility places certain restrictions on the amount that may be outstanding under the production payment.

         In connection with the new production payment, we entered into various marketing and processing agreements with one of the third parties. Pursuant to these agreements, we will pay a nominal marketing fee with respect to our production associated with the New Subject Interests. In addition, the third party will pay a fee for certain processing services to be provided by Galveston Bay Processing Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures About Market Risk" for information about certain hedging provisions in the new production payment agreements.


         After the effective date, we remain highly leveraged and will have significant cash requirements for debt service and significant charges for preferred stock dividends to net income available for common stockholders.


         In order to maintain or increase proved oil and gas reserves, we are required to make substantial capital expenditures for the exploration and development of natural gas and oil reserves in the normal course of business. For the fiscal year ended January 31, 2000, total capital expenditures incurred were $54 million, including $6 million for lease acquisitions, $42 million for drilling and development and $6 million for gas gathering, other equipment and seismic acquisitions. Capital expenditures for fiscal 2001 are estimated to be approximately $91 million which amount is in excess of anticipated cash flows from operating activities.

         Management's plans are to fund our 2001 debt service requirements and planned capital expenditures with cash flows from existing producing properties and certain identified relatively low risk exploratory prospects to be drilled and completed during fiscal 2001. Expected reserves from these prospects will be used to obtain additional production payment financing which, together with excess cash flow from these prospects, is necessary to continue to fund debt service and capital expenditure requirements. Should these prospects not be productive or should prices decline for a prolonged period, absent other sources of capital, we would substantially reduce our capital expenditures, which would limit our ability to maintain or increase production and in turn adversely affect our ability to pay interest on our indebtedness as that interest became due and payable. Asset sales and financings are restricted under the terms of our debt documents and senior preferred stock. In August 2000, we sold certain of our producing properties in Jim Hogg County, Texas for a sales price of $6.5 million.


POTENTIAL TAX LIABILITIES

         Based upon independent legal advice, including an opinion from a nationally recognized law firm, we did not report any significant federal income tax liability as a result of the Lobo Sale. There are, however, significant uncertainties regarding our tax position and no assurance can be given that our position will be sustained if challenged by the Internal Revenue Service (the "IRS"). Prior to the bankruptcy, we were part of an affiliated group for tax purposes (the "TNGC Consolidated Group"), which included TNGC Holdings Corporation ("TNGC"), the sole stockholder of TransAmerican Natural Gas Corporation ("TransAmerican"), and TransAmerican's direct and indirect subsidiaries, TEC, TARC and us. If the IRS were to successfully challenge our position, each member of the TNGC Consolidated Group would be severally liable under the consolidated tax return regulations for the resulting taxes, in the estimated amount of up to $270 million (assuming the use of none of the available tax attributes of the TNGC Consolidated Group), possible penalties equal to 20% of the amount of the tax, and interest at the statutory rate (currently 9%) on the tax and penalties (if any). Assuming the use of available tax attributes of the TNGC Consolidated Group, primarily the carryback of net operating loss carryovers ("NOLs"), this estimated tax would be reduced to approximately $10 million (with the NOL carrybacks reducing interest as of the end of the tax year in which the carryback arose and not reducing penalties). In this event, a substantial portion of our NOLs would be utilized and thus not available to us in future fiscal years. Pursuant to the tax allocation agreement among the members of the TNGC Consolidated Group, TransAmerican is obligated to fund the entire tax deficiency (if any) resulting from the Lobo Sale. There can be no assurance that TransAmerican would be able to make any such payment and the other members of the TNGC Consolidated Group, including us as a former member, may be required to pay the tax, penalties and interest. There can be no assurance that we could pay this contingency.

         Part of the refinancing of TransAmerican's debt in 1993 involved the cancellation of approximately $65.9 million of accrued interest and of a contingent liability for interest of $102 million owed by TransAmerican. TransAmerican has taken the federal tax position that the entire amount of this debt cancellation is excluded from its income under the cancellation of indebtedness provision (the "COD Exclusion") of the Internal Revenue Code of 1986, as amended (the "Tax Code"), and has reduced its tax attributes (including its net operating loss and credit carryforwards) as a consequence of the COD Exclusion. No federal tax opinion was rendered with respect to this transaction, however, and TransAmerican has not obtained a ruling from the IRS regarding this transaction. We believe that there is substantial legal authority to support the position that the COD Exclusion applies to the cancellation of TransAmerican's indebtedness. However, due to factual and legal uncertainties, there can be no assurance that the IRS will not challenge this position, or that any such challenge would not be upheld. Under the Tax Allocation Agreement, we have agreed to pay an amount equal to any federal tax liability (which would be approximately $25.4 million) attributable to the inapplicability of the COD Exclusion. Any such tax would be offset in future years by alternative minimum tax credits and retained loss and credit carryforwards to the extent recoverable from TransAmerican.

         As a former member of the TNGC Consolidated Group, we will be severally liable for any tax liability resulting from any transaction of the TNGC Consolidated Group that occurred during any taxable year of the TNGC Consolidated Group during which we were a member, including the above-described transactions. The IRS has commenced an audit of the consolidated federal income tax returns of the TNGC Consolidated Group for its taxable years ended July 31, 1994 and July 31, 1995. We have not been advised by the IRS as to whether any tax deficiencies will be proposed by the IRS as a result of its review.

         We expect that substantially all of our NOLs will be eliminated as a consequence of our bankruptcy plan and, to the extent not entirely eliminated, the benefit of the use of those NOLs that are not eliminated will be minimal. In addition, certain other tax attributes may under certain circumstances be eliminated or reduced as a consequence of our bankruptcy plan. The elimination or reduction of NOLs and such other tax attributes may substantially increase the amount of tax payable by us following the consummation of our bankruptcy plan as compared with the amount of tax payable had no such attribute reduction or restriction been required.

INFLATION AND CHANGES IN PRICES

         Our results of operations and the value of our gas properties are highly dependent upon the prices we receive for our natural gas, condensate and oil. Substantially all of our sales of natural gas, condensate and oil are made pursuant to long-term contracts at market prices. Accordingly, the prices we receive for our natural gas production are dependent upon numerous factors beyond our control, including the level of consumer product demand, the North American supply of natural gas, government regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment. Demand for natural gas is seasonal, with demand typically higher during the summer and winter, and lower during the spring and fall, with concomitant changes in price. As a result of high demand for drilling services in 1998 and 1999, we experienced increases in the cost of oilfield services and equipment used in exploration and development drilling, and to a lesser extent well completion and production costs.

         Any significant decline in current prices for natural gas could have a material adverse effect on our financial condition, results of operations and quantities of reserves recoverable on an economic basis. Based on an assumed average net daily production level of approximately 97 MMcfd, we estimate that a $0.10 per MMBtu change in average gas prices received would change annual operating income by approximately $3.6 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to market risk from adverse changes in prices for natural gas, condensate and oil and interest rates as discussed below.


         Our revenues, profitability, access to capital and future rate of growth are substantially dependent upon the prevailing prices of natural gas, condensate and oil. These prices are subject to wide fluctuations in response to relatively minor changes in supply and demand and a variety of additional factors beyond our control. From time to time, we have utilized hedging transactions with respect to a portion of our gas and oil production to achieve a more predictable cash flow, as well as to reduce exposure to price fluctuations. While hedging limits the downside risk of adverse price movements, it may also limit future revenues from favorable price movements. Because gains or losses associated with hedging transactions are included in gas and oil revenues when the hedged volumes are delivered, such gains and losses are generally offset by similar changes in the realized prices of commodities. We had no open hedging transactions at July 31, 2000 or September 15, 2000.


         Pursuant to the terms of our production payment agreement entered into in March 2000, the production payment purchasers entered into the following hedge arrangements with respect to a portion of the natural gas and condensate production associated therewith and which effectively hedge a portion of our production:


                                                                         CONTRACT PRICE
                                                        VOLUMES IN           COLLAR
                        PERIOD                          MMBtus/Bbls      FLOOR    CEILING
                        ------                          -----------      -----    -------

         Natural Gas:
           April 2000 - October 2000 ...................  3,745,000     $ 2.10     $ 3.40
           November 2000 - March 2001 ..................  1,887,500       2.35       3.95
         Condensate:
           April 2000 - September 2000 .................    228,750      18.50      32.50
           October 2000 - March 2001 ...................    182,000      18.50      29.95



         Under these contracts, the counterparty is required to make payment to the production payment purchaser if the settlement price for the period is below the floor and the production payment purchaser is required to make payment to the counterparty if the settlement price for any period is above the ceiling price. As of July 31, 2000, the Company had recognized a loss of $1.1 million and had a deferred loss of $0.7 million under these contracts.

         Because substantially all of our long-term obligations at July 31, 2000 are at fixed rates, we consider our interest rate exposure to be minimal. Our borrowings under our credit facility are subject to a rate of interest that fluctuates based on short-term interest rates ($12.2 million outstanding at July 31, 2000). We had no open interest rate hedge positions at July 31, 2000.

                                    BUSINESS

GENERAL

         We were organized in May 1993 as a Delaware corporation. Our principal executive office is located at 1300 North Sam Houston Parkway East, Suite 310, Houston, Texas 77032, and our telephone number at that address is (281) 987-8600.

         We are engaged in the exploration for and development and production of natural gas and condensate, primarily in South Texas and along the upper Gulf Coast. Our business strategy is to utilize our experience in drilling and operating wells in South Texas to find, develop and produce reserves at a low cost.

         Our long-term goal is to convert unproven acreage to proved reserves through drilling in underexploited areas. In order to meet our long-term goals, our strategy is to drill wells in areas of the Upper Texas Gulf Coast where 3-D seismic data indicates productive potential and to drill development wells in our proven producing areas such as the Eagle Bay field and Wharton County. During fiscal 2000, our drilling program was restricted by capital available from operations and debtor-in-possession financing.

         As of February 1, 2000, our net proved reserves, as estimated by Netherland, Sewell & Associates, Inc., were 118 Bcfe. As of January 31, 2000, we owned approximately 333,400 gross (210,000 net) acres of mineral interests. Our average net daily natural gas production for the year ended January 31, 2000 was approximately 77 MMcfd, for a total net production of 27.8 Bcf of natural gas. Our average net daily condensate and oil production for the year ended January 31, 2000 was approximately 5,005 Bpd, for a total net production of 1,827 MBbls of condensate and oil. Our average net daily production of natural gas liquids for the year ended January 31, 2000 was approximately 120,519 gallons per day, for a total net production of 44 million gallons of natural gas liquids.

REORGANIZATION

         On April 19, 1999, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On April 20,1999, TEC and TARC also filed voluntary petitions under Chapter 11. On May 20, 1999, the cases were transferred to the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. Our Second Amended, Modified and Restated Plan of Reorganization dated January 25, 2000 was confirmed by the bankruptcy court on February 7, 2000.

         On March 17, 2000, the effective date of our bankruptcy plan, we consummated several transactions. We:

         o        filed an amended and restated certificate of incorporation;


         o issued 1,002,751 shares of class A common stock and 247,500 shares of class B common stock;


         o        issued 625,000 warrants;

         o filed a certificate of designation relating to 328,667,820 shares of senior preferred stock, and issued 222,455,320 of those shares;

         o filed a certificate of designation relating to 37,469,711 shares of junior preferred stock, and issued 20,716,080 of those shares;

         o entered into an indenture relating to, and issued $200 million of, notes;

         o        entered into a $52.5 million oil and gas credit facility;

         o entered into a $15 million accounts receivable credit facility; and

         o sold a production payment with a primary sum outstanding as of March 15, 2000 of $35 million.

         These transactions are more fully described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

EXPLORATION AND PRODUCTION OPERATIONS

         Our exploration and production activities consist of geological evaluation of current and prospective properties, the acquisition of mineral interests in prospects and the development and operation of leased properties for the production and sale of natural gas, condensate and crude oil. Our technical staff consists of geologists, geophysicists and engineers. Our technical staff selects drilling locations based on the interpretation of available well data, enhanced by 3-D and 2-D seismic data. We operate substantially all of our producing properties. We believe that this experience is especially important in south and upper coastal Texas, which are geologically complex.

         During fiscal 1998, we sold the stock of TransTexas Transmission Corporation ("TTC"), our subsidiary that owned substantially all of our Lobo Trend producing properties and related pipeline transmission system, for an adjusted sales price of approximately $1.1 billion (the "Lobo Sale"). Our operating data for fiscal 1998 reflect the impact of the Lobo Sale.

Primary Operating Areas


         Eagle Bay. In January 1998, we announced that we had successfully drilled and completed the State Tract 331 #1 discovery well in Eagle Bay, Galveston County, Texas. The well is located approximately one mile off the coast of the City of San Leon, in a water depth of less than 10 feet. This discovery well tested at a rate of 76.4 MMcfd of natural gas and 11,002 Bpd of condensate. We have successfully drilled, completed and produced three additional wells, drilled one dry hole and, as of April 30, 2000, were completing the sidetrack of the sixth well in the Eagle Bay field.


         In order to facilitate commercial production of natural gas and oil from the Eagle Bay field and other contemplated production in the Galveston Bay area, in July 1998, Galveston Bay Processing Corporation, our wholly owned subsidiary, completed construction of onshore production facilities at Winnie, Texas, approximately 60 miles east of Houston. These facilities are designed to separate produced natural gas and condensate streams, dehydrate and treat natural gas and stabilize condensate produced from the Eagle Bay field. Production from Eagle Bay is currently transported to Winnie through a third-party pipeline that crosses Galveston Bay.


         We intend to drill additional development wells in Eagle Bay as a part of our strategy to further increase reserves and production and have identified additional drilling locations from 3-D seismic data. For the quarter ended April 30, 2000, we produced 6.5 Bcf (3.7 Bcf net) of natural gas, 0.4 million barrels of condensate and 13 million gallons of natural gas liquids from the Eagle Bay field at average net daily rates of 41 MMcfd, 4,281 Bpd and 142,308 gallons per day, respectively. Production from the Eagle Bay field represents a significant percentage of our total production. See "Drilling and Production Data." As of April 30, 2000, we owned a 75% working interest on approximately 5,636 gross (5,592 net) acres in the Eagle Bay area.

         Bob West North. In late 1994, we made a natural gas discovery in the Bob West North area of southern Zapata County, Texas. As of April 30, 2000, we had drilled 56 wells and completed 53 wells in the area. As of April 30, 2000, our mineral interests in the Bob West North area consisted of a 100% working interest in 11,594 gross (9,308 net) acres. For the quarter ended April 30, 2000, we produced 1.7 Bcf (1.2 Bcf net) of natural gas from the Bob West North area at an average net daily rate of 13 MMcfd. 3-D seismic data indicates the potential for additional drilling locations to further develop productive reservoirs in the area.

         Southwest Bonus. In 1998, we completed the Obenhaus #2 discovery well in the Southwest Bonus field of Wharton County, Texas. Restrictions on our availability of capital prevented additional drilling until late 1999. In 1999, a development drilling program commenced with the drilling and completion of the Schweinle #1. As of April 30, 2000, we had drilled and completed one additional well, were in the process of completing one well and were drilling a fifth well in the Southwest Bonus field. We intend to drill additional wells to develop the field as a part of our strategy to further increase reserves and production, and have identified potential drilling locations from 3-D seismic data. As of April 30, 2000, we held a 100% working interest covering approximately 8,441 gross (4,048 net) acres in the Southwest Bonus area. For the quarter ended April 30, 2000, our Southwest Bonus properties produced 2.0 Bcf (1.6 Bcf net) of natural gas, at an average net daily rate of 18 MMcfd.

         Dinero. In June 1998, we announced the successful drilling of the McNeil #1 well in Live Oak County, Texas. This discovery well tested at a rate of 19.2 MMcfd of natural gas with production commencing in August 1998. As of April 30, 2000, we had drilled three wells, completed two wells and was in the process of completing one well in the Dinero field. We intend to drill additional wells to develop the field as a part of our strategy to further increase reserves and production, and have identified potential drilling locations from 3-D seismic data. For the quarter ended April 30, 2000, our Live Oak County properties produced 0.1 Bcf (0.1 Bcf net) of natural gas, at an average net daily rate of 1 MMcfd. As of April 30, 2000, we owned an 78% working interest in approximately 7,770 gross (7,703 net) acres in Live Oak County.


         Trout Point. In 1998, we commenced drilling an exploratory well in the Trout Point prospect in Galveston Bay. We drilled the Trout Point sub-salt prospect to a depth of 21,442 feet. The well encountered gas-bearing zones beneath the salt when drilling problems resulted in the loss of the hole. Two sidetrack holes were drilled to establish production in the sub-salt zones. During completion of the second sidetrack, a gas flow from a lower zone caused an underground blowout and failure of the 9 5/8" casing. Cement was pumped into the well to control the underground gas flow. The replacement Sheldon 1-R well was drilled to a total depth of 22,298 feet. During completion of the well casing collapsed in the salt section and the well bore was lost. Currently, we are sidetracking the Sheldon 1-R to test the sub- salt zones in the prospect.


         Including Trout Point, we own a 97% working interest in 20,607 gross (19,726 net) acres in Chambers County, Texas. As of April 30, 2000, we had drilled 11 wells, completed four wells and were in the process of completing two wells in Chambers County. For the quarter ended April 30, 2000, our Chambers County properties produced 0.3 Bcf (0.2 Bcf net) of natural gas, at an average daily net rate of 2 MMcfd.


Drilling and Production Data


         During the five years ended January 31, 2000, we completed approximately 65% of 413 wells. As of April 30, 2000, we were drilling two gross (two net) wells. As of April 30, 2000, we had a total of 115 productive wells. We had a working interest in the following numbers of wells that were drilled during the periods indicated:

                                                   YEAR ENDED JANUARY 31,
                                 ----------------------------------------------------------
                                        2000                  1999               1998(3)
                                 -----------------      --------------       --------------
                                 GROSS         NET      GROSS      NET       GROSS      NET
                                 -----         ---      -----      ---       -----      ---

        Exploratory Wells(1):
          Productive(2)            1            1         9         9         13        11
          Non-Productive           6            5         6         5         16        14
          % Productive            14%          17%       60%       63%        45%       44%
        Development Wells(1):
          Productive(2)            5            5        14        12         47        43
          Non-Productive           2            2         9         9         31        27
          % Productive            71%          71%       61%       58%        60%       62%




                                       THREE MONTHS ENDED APRIL 30,
                                  -------------------------------------
                                         2000                 1999
                                  -----------------      --------------
                                  GROSS         NET      GROSS      NET
                                  -----         ---      -----      ---

        Exploratory Wells(1):
          Productive(2)             0            0         0         0
          Non-Productive            0            0         3         2
          % Productive              0%           0%        0%        0%
        Development Wells(1):
          Productive(2)             2            2         0         0
          Non-Productive            0            0         0         0
          % Productive            100%         100%        0%        0%





----------

(1) The number of net wells is the sum of the fractional working interests owned in gross wells.

(2) Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connection. Wells that are completed in more than one producing zone are counted as one well.

(3)      Includes wells in the Lobo Trend properties sold in fiscal 1998.

    The following table sets forth information with respect to net production and average unit prices and costs for the periods indicated:


                                         SIX MONTHS ENDED
                                             JULY 31,                 YEAR ENDED JANUARY 31,
                                       ---------------------   -------------------------------------
                                         2000        1999        2000          1999         1998(4)
                                       ---------   ---------   ---------     ---------     ---------
Production:
  Gas (Bcf)(1)                              13.7        14.8        27.8          35.6          72.4
  NGLs (MMgals)                             31.1        16.9        44.0           8.4          62.4
  Condensate and oil (MBbls)                 840         913       1,827         1,120           619
Average sales prices:
  Gas (dry) (per Mcf)(2)               $    3.43   $    2.07   $    2.32     $    2.10     $    2.09
  NGLs (per gallon)                          .38         .25         .32           .21           .29
  Condensate and oil (per Bbl)             28.89       15.82       19.88         11.91         19.20
Average lifting cost per Mcfe(3)             .40         .49         .41           .37           .34



(1)      Net gas production volumes for the year ended January 31, 1998 include
         7.3 Bcf delivered pursuant to volumetric production payments.

(2) Average prices for the year ended January 31, 1998 include 7.3 Bcf delivered pursuant to volumetric production payments. The average gas price for our undedicated production for this period was $2.10 per Mcf.

(3) Condensate and oil are converted to a common unit of measure on the basis of six Mcf of natural gas to one barrel of condensate or oil. The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors. The calculation of average lifting cost per Mcfe for the year ended January 31, 1998 includes volumes delivered to third parties under volumetric production payments.

(4)      Includes production from the Lobo Trend properties sold in fiscal 1998.

TRANSPORTATION, PROCESSING AND MARKETING

         We believe that there is currently adequate pipeline transportation capacity for our hydrocarbon production in all of our operating areas.

         We have entered into various agreements for the gathering, transportation, processing and sale of substantially all of our natural gas and natural gas liquids produced from our Eagle Bay prospects. Unless otherwise stated, these agreements, described below, expire on June 30, 2003. We are continuing to negotiate additional agreements in order to meet future production increases.

         Galveston Bay Processing Corporation operates onshore facilities to separate produced natural gas and condensate, dehydrate and treat natural gas for the removal of CO(2) and stabilize condensate from our Eagle Bay field. These facilities are located approximately 60 miles east of Houston at Winnie, Texas. Galveston Bay Pipeline Company owns a portion of the pipeline that is used the transport natural gas and condensate from our Eagle Bay field to the Galveston Bay Processing Corporation facility located in Winnie, Texas.

         We entered into firm and interruptible contracts with Tejas Ship Channel LLC for transportation of our production from the Eagle Bay field to the Winnie facilities at a fixed negotiated rate. Under the firm agreement, we are committed to deliver a minimum of 75,000 MMBtu per day of natural gas and condensate.

         We entered into a contract with Centana Intrastate Pipeline Company for transportation of natural gas on a firm and interruptible basis from the Winnie facility to natural gas liquids recovery facilities located in the Beaumont/Port Arthur, Texas area, and residue gas from these facilities to various distribution points. Under the agreement, we are committed to deliver up to a maximum of 56,250 Mcf of natural gas and 19,500 MMBtu of residue gas. Transportation fees for residue gas are based on a fixed negotiated rate. Transportation fees for residue gas are based on a published industry index.

         A connection was established with Sun Pipeline at the Winnie facilities for the transportation or sale of the stabilized condensate. Enron Reserve Acquisition Corp. purchases 3,000 Bpd of condensate at a price based on a published industry index pursuant to a six-month contract expiring April 30, 2000.

         We and Duke Energy Field Services, Inc. entered into a contract to extract natural gas liquids from the high-Btu natural gas stream leaving the Winnie facilities. We can elect, at our discretion on a monthly basis, whether to process the natural gas to recover natural gas liquids. Our decision whether to process the natural gas is based on prevailing market prices.

         We entered into gas purchase agreements with Tejas Gas Marketing, LLC and PanEnergy Marketing Company, covering our sale of substantially all of our gas production from the Eagle Bay field. The agreements provide for deliveries in excess of 50,000 MMBtu per day of residue gas at a price based on a published industry index.

         For the year ended January 31, 2000, three purchasers accounted for a total of 55% of our consolidated natural gas, condensate and NGLs revenues. We believe that the loss of any single purchaser would not have a material adverse effect on us due to the availability of other purchasers for our production at comparable prices.

COMPETITION

         We encounter significant competition from major oil and gas companies and independent operators in the acquisition of desirable undeveloped natural gas leases and in the sale of natural gas. Many of our competitors are large, well-established companies with substantially greater capital and human resources than ours and which, in many instances, have been engaged in the energy business for a much longer time than us.

         The primary bases for competition in the natural gas and oil exploration and production businesses are available capital and the costs involved in finding and developing gas and oil resources combined with commodity sales prices and market access.

EMPLOYEES


         As of July 31, 2000, we had approximately 200 employees. We may engage the services of independent geological, engineering, land and other consultants from time to time. None of our employees are parties to a collective bargaining agreement.


GOVERNMENTAL REGULATION

         Our gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the gas industry increases our cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

         The State of Texas (through the Texas Railroad Commission) and many other states require permits for drilling operations, drilling bonds and reports concerning operations, and impose other requirements related to the exploration and production of natural gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of gas properties, the establishment of maximum rates of production from gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of the State of Texas limit the rate at which natural gas can be produced from our properties. Management believes that these statutes and regulations have not materially impacted our results of operations;

however, there can be no assurance that such statutes and regulations will not affect our operating results in the future.

         Several major regulatory changes have been implemented by the Federal Energy Regulatory Commission ("FERC") since 1985 that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, that remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the gas industry. The ultimate impact on us of these complex and overlapping rules and regulations, many of which are repeatedly subjected to judicial challenge and interpretation, cannot be predicted.

ENVIRONMENTAL MATTERS

         Our operations and properties are subject to extensive federal, state, and local laws and regulations relating to the generation, storage, handling, emission, transportation, and discharge of materials into the environment. Permits are required for various of our operations, and these permits are subject to revocation, modification, and renewal by issuing authorities. We also are subject to federal, state, and local laws and regulations that impose liability for the cleanup or remediation of property which has been contaminated by the discharge or release of hazardous materials or wastes into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunctions, or both.

         Certain aspects of our operations may not be in compliance with applicable environmental laws and regulations, and such noncompliance may give rise to compliance costs and administrative penalties. We do not anticipate that we will be required in the near future to expend amounts that are material to our financial condition or operations by reason of environmental laws and regulations, but because such laws and regulations are frequently changed and, as a result, may impose increasingly strict requirements, we are unable to predict the ultimate cost of complying with such laws and regulations.

PROPERTIES

Acreage and Productive Wells


         The following table sets forth our total developed and undeveloped acreage and productive wells as of April 30, 2000:




                                            DEVELOPED      UNDEVELOPED      PRODUCTIVE
                                             ACREAGE         ACREAGE         WELLS(1)
                                            ---------      -----------      ----------
                     Gross................   17,840          205,387            115
                     Net(2)...............   15,206          125,521            101



(1) Of the total productive wells, 107 gross (97 net) were gas wells and 8 gross (4 net) were oil wells. As of April 30, 2000, we had interests in 2 productive wells which had multiple completions.


(2) The number of net acres and net wells is the sum of the fractional working interests owned in gross acres and gross wells, respectively.

Reserves


         As of February 1, 2000, we had total proved reserves of 95.6 Bcf of natural gas and 3,686 MBbls of condensate and oil. See Note 18 of Notes to Consolidated Financial Statements, which contains supplemental information regarding our proved reserves.

         Proved reserves are the estimated quantities of natural gas, condensate and oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

         The estimation of reserves requires substantial judgment on the part of petroleum engineers, resulting in imprecise determinations, particularly with respect to recent discoveries. The accuracy of any reserve estimate depends on the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may result in revisions of the estimate. Accordingly, estimates of reserves are often materially different from the quantities of natural gas, condensate and oil that are ultimately recovered, and these estimates will change as future production and development information becomes available. The reserve data represent estimates only and should not be construed as being exact.

Title to Properties/Liens

         As is customary in the oil and gas industry, we perform only a preliminary title investigation before leasing undeveloped properties. Accordingly, working interest percentages and gross and net acreage amounts for undeveloped properties are preliminary. However, a title opinion is typically obtained before the commencement of drilling operations and any material defects in title are remedied prior to the time actual drilling of a well on the lease is commenced. We have not obtained title opinions on all of our properties. We are uncertain as to the impact that failure to obtain a title opinion has on our title to developed properties. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes, liens of vendors and lenders and other burdens.

Legal Proceedings

         On April 19, 1999, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On April 20, 1999, TEC and TARC also filed voluntary petitions under Chapter 11. On May 20, 1999, the cases were transferred to the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. The bankruptcy cases are being jointly administered under the caption "In re: TransTexas Gas Corporation, et al., Debtors," Case No. 99-21550-C-11. Our Second Amended, Modified and Restated Plan of Reorganization dated January 25, 2000 was confirmed by an order (the "Confirmation Order") of the Bankruptcy Court on February 7, 2000. The effective date of our bankruptcy plan was March 17, 2000.


         Palmyra Minerals. Palmyra Minerals Ltd., et al. v. TransTexas, TEC, TARC, et al.; Adversary Proceeding No. 99-2228-C; pending in the Bankruptcy Court (in connection with our bankruptcy proceeding). The suit concerns the claims of several royalty owners under several oil and gas leases held by TransTexas. Plaintiffs allege that TransTexas underpaid royalties due the plaintiffs under the leases back to the date of first production from the involved wells. Plaintiffs claim $1.1 million, including alleged underpayments and interest thereon. Plaintiffs assert entitlement to recovery under various theories including breach of contract, violation of Section 91.401, et seq, of the Texas Natural Resources Code, breach of the implied and express duty to market, negligence per se, and constructive trust. The plaintiffs asserted identical claims in our bankruptcy proceeding. The claims have been consolidated with the adversary proceeding. This matter is in the discovery phase and TransTexas intends to vigorously defend the claims. An adverse judgment in this consolidated action could result in termination of these leasehold interests should TransTexas fail to pay the amount of the judgment. The discharge afforded by the confirmation of TransTexas' plan of reorganization would not preclude termination of such leases.


         We are a party to various claims and routine litigation arising in the normal course of our business. Any of our obligations in respect of such claims and litigation arising out of activities prior to our bankruptcy filing will be discharged pursuant to our bankruptcy plan. Recovery of these obligations, if any, will be limited to any collateral held by the claimant and/or such claimant's pro rata share of amounts available to pay general unsecured claims.

                                   MANAGEMENT


    The following persons were serving as our directors and executive officers as of September 15, 2000:


                            NAME                              OFFICE                      AGE
                            ----                              ------                      ---
                     John R. Stanley      Director and Chief Executive Officer            61
                     Ronald P. Nowak      President and Chief Operating Officer           47
                     Edwin B. Donahue     Vice President,  Chief Financial  Officer and   49
                                          Secretary
                     Simon J. Ward        Vice President and Treasurer                    44
                     George C. Wright     Vice President of Accounting                    57
                     R. Gerald Bennett    Director                                        58
                     Ronald H. Benson     Director                                        54
                     Walter S. Piontek    Director                                        63
                     John L. Whitmire     Director                                        59


Mr. Piontek's and Mr. Whitmire's terms as directors end at our annual stockholders meeting in 2001; Mr. Bennett's and Mr. Benson's terms as directors end at our annual stockholders meeting in 2002; and Mr. Stanley's term as a director ends at our annual stockholders meeting in 2003. Each of our officers holds his office until his successor is duly elected or appointed and qualified or until his earlier resignation or removal.


Mr. Stanley also is the sole director, president and chief executive of each of our subsidiaries, Galveston Bay Processing Corporation and Galveston Bay Pipeline Company. Mr. Nowak also is vice president of Galveston Bay Processing Corporation and Galveston Bay Pipeline Company. Mr. Donahue also is vice president, chief financial officer and secretary of each of Galveston Bay Processing Corporation and Galveston Bay Pipeline Company. Mr. Stanley, Mr. Nowak and Mr. Donahue are the only executive officers of Galveston Bay Processing Corporation and Galveston Bay Pipeline Company.


         Set forth below is a description of the business experience of each of our directors and executive officers.

         John R. Stanley has been a director and our Chief Executive Officer since May 1993. He has been Chairman of the Board since March 2000. Mr. Stanley is also the founder, Chairman of the Board, Chief Executive Officer and sole stockholder of TNGC Holdings Corporation, which is the sole stockholder of TransAmerican. Mr. Stanley has operated TransAmerican since 1958.

         Ronald P. Nowak has served as our President and Chief Operating Officer since November 1999. Prior to joining us, Mr. Nowak was with 3DX Technologies Inc. where he served as President, Chief Executive Officer and Director from June 1998 until September 1999. Mr. Nowak also served as Vice President of Exploration from February 1998 through May 1998. From August 1993 to January 1998, Mr. Nowak was with YPF/Maxus Energy Corporation where he served as U.S. Exploration Manager and U.S. Manager from 1996. Mr. Nowak was with Arco Oil & Gas from 1987 to 1993. Prior to joining Arco, Mr. Nowak was employed by Exxon Company, USA as an independent geologist working in the onshore U.S. Gulf Coast region.

         Edwin B. Donahue has been our Vice President, Chief Financial Officer and Secretary since May 1993. Mr. Donahue has been employed in various positions with TransAmerican for over 20 years.

         Simon J. Ward has been our Vice President and Treasurer since June 1999. He served as Manager of Investor Relations from 1994 until June 1999. From 1976 until 1994, he held various positions with ICO, Inc., Baker Hughes Vetco Services, Inc. and Vetco Services, Inc.

         George C. Wright has been our Vice President of Accounting since March 1999. He has been employed by us and our affiliates since June 1982.

         R. Gerald Bennett has been one of our directors since March 17, 2000. He is serving in the office of Chairman of the Board of FLASHFIND Corporation. From June 1996 to December 1998, Mr. Bennett was a Senior Vice President of Equitable Gas Company. Prior thereto, Mr. Bennett served as President and Chief Executive Officer of Fuel Resources, Inc., a wholly owned subsidiary of The Brooklyn Union Gas Company. Mr. Bennett has over 35 years experience in the oil and gas industry.

         Ronald H. Benson has been one of our directors since March 17, 2000. He is an independent consultant and a private investor. From 1994 to 1998, he was Vice President of TPC Gathering and Transmission Company. From 1991 to 1993, he was President of Phibro Energy Productions, Inc. Prior thereto, he was vice president of natural gas trading for Phibro Energy, Inc. He also worked for Marathon Oil Company in various capacities from 1968 to 1980.

         Walter S. Piontek has been one of our directors since March 17, 2000. He is retired from Mobil Oil Corporation where he was employed for 39 years in various capacities including as executive vice president of Mobil's North American exploration and production operations.

         John L. Whitmire has been one of our directors since March 17, 2000. He is Chairman of the Board of CONSOL Energy Inc. Form January 1996 to September 1998, Mr. Whitmire was Chairman of the Board and Chief Executive Officer of Union Texas Petroleum Holdings, Inc. Prior thereto, he worked for Phillips Petroleum for over 30 years in various capacities including as Executive Vice President of exploration and production and director. He is also a director of Global Marine, Inc.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid during the fiscal years ended January 31, 2000, 1999 and 1998 to our chief executive officer and each of our other executive officers whose total annual salary and bonus exceeded $100,000 in the fiscal year ended January 31, 2000 ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                   ANNUAL COMPENSATION
                                                        YEAR             --------------------------------------------------
         NAME AND PRINCIPAL POSITION                    ENDED                                               OTHER ANNUAL
               IN THE COMPANY                         JANUARY 31,        SALARY               BONUS       COMPENSATION(1)
         ---------------------------                  -----------        ------               -----     -------------------

John R. Stanley ...............................          2000          $  396,815          $       --        $    5,808
   Chief Executive Officer                               1999             367,309                  --             4,800
                                                         1998             400,483                  --             4,346
Ronald P. Nowak(2) ............................          2000          $   69,231          $       --        $       --
    President and Chief Operating Officer                1999                  --                  --                --
                                                         1998                  --                  --                --
Edwin B. Donahue ..............................          2000          $  317,730          $  208,333        $    1,467
   Vice President, Chief Financial                       1999             271,923             111,111             7,701
     Officer and Secretary                               1998             200,000             213,885             4,519
Simon J. Ward .................................          2000          $  195,656          $       --        $       --
   Vice President and Treasurer                          1999             172,000                  --                --
                                                         1998             144,308              15,000                --
George C. Wright ..............................          2000          $  188,909          $       --        $    4,800
     Vice President of Accounting                        1999             170,394                  --             5,019
                                                         1998             165,000               7,500             4,560


(1) Reflects amounts we contributed under the Savings Plan. Certain of our executive officers receive personal benefits in addition to salary and cash bonuses. The aggregate amount of such personal benefits, however, does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer and accordingly, such amounts have been excluded from the table.

(2)      Mr. Nowak joined us in November 1999.


Neither Mr. Stanley, Mr. Nowak nor Mr. Donahue receive any compensation for their duties as the sole executive officers of our subsidiaries Galveston Bay Processing Corporation and Galveston Bay Pipeline Company.


EMPLOYMENT AGREEMENTS

         On March 17, 2000, we entered into a three-year management agreement with Mr. Stanley. The management agreement may be renewed for two additional one-year terms, if approved by our Board of Directors. Pursuant to the management agreement, Mr. Stanley will receive an annual salary of $300,000. Each year he will also receive warrants to purchase 37,500 shares of class A common stock exercisable at a price of $120 per share. If the management agreement is terminated for cause, Mr. Stanley will be entitled to receive a severance payment of $1.5 million. If the management agreement is terminated other than for cause, the severance payment will be $3 million. "Cause" includes, among other things, our failure to meet any two payment obligations on the notes or on the senior preferred stock and a bankruptcy filing by us.

         In December 1998, we entered into a two-year employment agreement with Mr. Donahue which provides for an annual salary of $300,000. The employment agreement also provides that Mr. Donahue shall be entitled to a bonus of $500,000 payable in two equal installments on January 31, 1999 and July 31, 1999. If we terminate Mr. Donahue's employment other than for cause, or Mr. Donahue terminates his employment for cause, prior to the end of the term of the agreement, we will pay Mr. Donahue his salary for the remaining term of the agreement plus an additional six months' salary. "Cause" includes a sale, reorganization or merger of the Company that results in a change of control of the Company.


         In May 2000, we entered into a one-year employment agreement with Mr. Nowak which provides for an annual salary of $330,000. The employment agreement also provides that Mr. Nowak shall be entitled to a bonus of $50,000 upon the Company's achievement of certain production and cost-efficiency goals. If we terminate Mr. Nowak's employment other than for cause, or Mr. Nowak terminates his employment for cause, prior to the end of the term of the agreement, we will pay Mr. Nowak his salary for the remaining term of the agreement.


         In May 1998, we entered into a Severance Agreement with Mr. Ward which provides that if we terminate Mr. Ward's employment other than for cause, we will pay Mr. Ward his salary for 12 months past the date of termination.

DIRECTOR COMPENSATION


         All directors, other than Mr. Stanley, are paid an annual fee of $60,000. The Board meets regularly each quarter. Directors also receive $2,000 for each meeting attended in addition to the four regular quarterly meetings. Mr. Stanley does not receive any compensation as the sole director of our subsidiaries Galveston Bay Processing Corporation and Galveston Bay Pipeline Company.


SAVINGS PLAN

         We maintain a long-term savings plan (the "Savings Plan") in which eligible employees may elect to participate. Each employee becomes eligible to participate in the Savings Plan on January 1 or July 1 following the completion of one year of service with us or our participating affiliates and attainment of age 21. The Savings Plan is intended to constitute a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and contains a salary reduction arrangement described in Section 401(k) of the Code.

         Each participant may elect to reduce his compensation by a percentage equal to 2% to 15% and we will contribute that amount to the Savings Plan on a pre-tax basis on behalf of the participant. The Code limits the annual amount that a participant may elect to have contributed on his behalf on a pre-tax basis to the Savings Plan. For 2000, this limit is $10,500. We presently make a matching contribution in an amount equal to 10%, 20% or 50% of the amount elected to be contributed by each participant on a pre-tax basis, up to a maximum of 3% of each participant's compensation, depending on whether the employee has been a participant in the Savings Plan for one year, two years, or three years. Each participant also may elect to contribute up to 10% of his compensation to the Savings Plan on an after- tax basis. The Code imposes nondiscrimination tests on contributions made to the Savings Plan pursuant to participant elections and on our matching contributions, and limits amounts that may be allocated to a participant's Savings Plan account each year. In order to satisfy the nondiscrimination tests, contributions made on behalf of certain highly compensated employees (as defined in the Code) may be limited. Contributions made to the Savings Plan pursuant to participant elections and matching contributions are at all times 100% vested. Contributions to the Savings Plan are invested, according to specified investment options selected by the participants, in investment funds maintained by the trustee of the Savings Plan. Generally, a participant's vested benefits will be distributed from the Savings Plan as soon as administratively practicable following a participant's retirement, death, disability, or other termination of employment. In addition, a participant may elect to withdraw his after-tax contributions from the Savings Plan prior to his termination of employment, and subject to strict limitations and exceptions, the Savings Plan provides for withdrawals of a participant's pre-tax contributions prior to a participant's termination of employment, in the event of the participant's severe financial hardship or attainment of age 59 1/2. The Savings Plan may be amended or terminated by our Board of Directors. As of January 31, 2000, approximately 170 of our employees were eligible to participate in the Savings Plan, including the Named Executive Officers.

EXECUTIVE REIMBURSEMENT PLAN

         We also maintain an executive reimbursement plan in which certain of our officers are entitled to participate. Pursuant to this plan, participants are entitled to reimbursement for medical expenses not otherwise covered by our medical insurance. During the year ended January 31, 2000, John R. Stanley received approximately $1,200 in reimbursements under this plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee for our fiscal year ended January 31, 2000 was composed of two or our then directors, Thomas B. McDade and James V. Langston. During the year ended January 31, 2000, neither Mr. McDade nor Mr. Langston was an officer or employee of ours or any of our subsidiaries, and neither Mr. McDade nor Mr. Langston have any relationship with us requiring disclosure under Item 404 of Regulation S-K. Both Mr. McDade and Mr. Langston were replaced as directors pursuant to our bankruptcy plan.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law. In addition, we have customary directors' and officers' liability insurance policies for our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information with respect to the beneficial ownership of each class of our voting securities, as of September 15, 2000, by (i) each director and director nominee, (ii) each named executive officer, (iii) each person known to us to beneficially own more than five percent of each class of voting securities, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to its or his shares.


Senior Preferred Stock:


                                                                              SHARES OWNED
                                                                        ------------------------
                               NAME AND ADDRESS                         NUMBER        PERCENTAGE
                               ----------------                         ------        ----------
                            John R. Stanley(1)                                 --           --
                            Ronald P. Nowak                                    --           --
                            Edwin B. Donahue                                   --           --
                            Simon J. Ward                                      --           --
                            George C. Wright                                   --           --
                            R. Gerald Bennett                                  --           --
                            Ronald H. Benson                                   --           --
                            Walter S. Piontek                                  --           --
                            John L. Whitmire                                   --           --
                            All directors and executive officers
                               as a group (9 persons)                          --           --

                            Carl C. Icahn(5)(6)                        84,135,598         34.3%
                            Riverdale LLC(5)(7)                        84,135,598         34.3%
                            High River Limited Partnership(5)(8)       84,135,598         34.3%
                            Credit Suisse First Boston Corporation(11) 73,724,654         30.1%
                            Oaktree Capital Management, LLC(11)        25,822,905(9)      10.5%
                            Angelo, Gordon & Co., L.P.(11)             18,327,536(10)      7.5%




Junior Preferred Stock:



                                                                              SHARES OWNED
                                                                        ------------------------
                               NAME AND ADDRESS                         NUMBER        PERCENTAGE
                               ----------------                         ------        ----------
                            John R. Stanley(1)                                 --           --
                            Ronald P. Nowak                                    --           --
                            Edwin B. Donahue                                   --           --
                            Simon J. Ward                                      --           --
                            George C. Wright                                   --           --
                            R. Gerald Bennett                                  --           --
                            Ronald H. Benson                                   --           --
                            Walter S. Piontek                                  --           --
                            John L. Whitmire                                   --           --
                            All directors and executive officers
                               as a group (9 persons)                          --           --
                            Credit Suisse First Boston Corporation(11) 11,693,988         53.7%
                            Oaktree Capital Management, LLC(11)         2,647,575(9)      12.2%

Class A Common Stock:


                                                                              SHARES OWNED
                                                                        ------------------------
                               NAME AND ADDRESS                         NUMBER        PERCENTAGE
                               ----------------                         ------        ----------
                            John R. Stanley(1)(2)                         628,010         41.4%
                            Ronald J. Nowak                                    --           --
                            Edwin B. Donahue(3)(4)                             75            *
                            Simon J. Ward                                      --           --
                            George C. Wright                                   --           --
                            R. Gerald Bennett                                  --           --
                            Ronald H. Benson                                   --           --
                            Walter S. Piontek                                  --           --
                            John L. Whitmire                                   --           --
                            Carl C. Icahn(5)(6)                           337,198         33.6%
                            Riverdale LLC(5)(7)                           337,198         33.6%
                            High River Limited Partnership(5)(8)          337,198         33.6%
                            Credit Suisse First Boston Corporation(11)    295,474         29.5%
                            Oaktree Capital Management, LLC(11)           103,493(9)      10.3%

                            All directors and executive officers
                               as a group (9 persons)                     628,085         41.4%



Class B Common Stock:

                                                                              SHARES OWNED
                                                                        ------------------------
                               NAME AND ADDRESS                         NUMBER        PERCENTAGE
                               ----------------                         ------        ----------
                            John R. Stanley(1)                            247,500          100%
                            Ronald P. Nowak                                    --           --
                            Edwin B. Donahue                                   --           --
                            Simon J. Ward                                      --           --
                            George C. Wright                                   --           --
                            R. Gerald Bennett                                  --           --
                            Ronald H. Benson                                   --           --
                            Walter S. Piontek                                  --           --
                            John L. Whitmire                                   --           --


                             All directors and executive officers
                                as a group (9 persons)                    247,500          100%

----------

* Less than 1% of the shares outstanding in the class.

(1) The address for John R. Stanley is 1300 North Sam Houston Parkway East, Houston, Texas 77032.


(2) Mr. Stanley is deemed to beneficially own 5,010 shares of class A common stock held by his wife and 107,375 shares of class A common stock held by a corporation controlled by him. Includes 515,625 shares of class A common stock underlying currently exercisable common stock purchase warrants. Mr. Stanley is also deemed to beneficially own 20 shares of class A common stock underlying currently exercisable common stock purchase warrants held by his wife, and 2,032 shares of class A common stock underlying currently exercisable common stock purchase warrants held by a corporation controlled by him.

(3) Includes 51 shares of class A common stock underlying currently exercisable common stock purchase warrants.

(4) The address for Edwin B. Donahue is 1300 North Sam Houston Parkway East, Houston, Texas 77032.


(5) Information contained herein concerning securities held by Carl C. Icahn, Riverdale LLC and High River Limited Partnership is based upon information received from Icahn Associates Corp., as the representative of each of Carl C. Icahn, Riverdale LLC and High River Limited Partnership, adjusted to reflect dividends paid on the preferred stock in August 2000 and September 2000.

(6) Carl C. Icahn is the sole member of Riverdale LLC and owns 100% of the interests therein. Riverdale LLC is the general partner of High River Limited Partnership, the direct beneficial owner of the 337,198 shares of class A common stock and the 84,135,598 shares of senior preferred stock. As the sole member and owner of Riverdale LLC, Mr. Icahn may be deemed to beneficially own all of the shares of class A common stock and senior preferred stock which High River Limited Partnership directly beneficially owns. Mr. Icahn has shared voting power and shared dispositive power with regard to the 337,198 shares of class A common stock and the 84,135,598 shares of senior preferred stock, however, he is in a position directly and indirectly to determine the investment and voting decisions made by Riverdale LLC and High River Limited Partnership. Mr. Icahn's principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

(7) Riverdale LLC is a New York limited liability company and the general partner of High River Limited Partnership. As such, Riverdale LLC may be deemed to beneficially own all of the shares of class A common stock and senior preferred stock which High River Limited Partnership directly beneficially owns. Riverdale LLC has shared voting power and shared dispositive power with regard to the 337,198 shares of class A common stock and the 84,135,598 shares of senior preferred stock. Riverdale LLC's principal business address is 100 South Bedford Road, Mount Kisco, New York 10549.

(8) High River Limited Partnership is a Delaware limited partnership and has sole voting power and sole dispositive power with regard to the 337,198 shares of class A common stock and the 84,135,598 shares of senior preferred stock. High River Limited Partnership's principal business address is 100 South Bedford Road, Mount Kisco, New York 10549.

(9) This number represents the number of securities held by OCM Opportunities Fund II, L.P. for which Oaktree Capital Management, LLC is the general partner and Oaktree Capital Management, LLC as investment manager of Columbia/HCA Master Retirement Trust (Separate Account II). Thus, under certain circumstances, Oaktree Capital Management, LLC may be deemed to beneficially own the securities held by the above referenced fund and account.

(10) This number represents the number of securities owned by Angelo, Gordon & Co., L.P. and held for the accounts of 19 private investment funds for which Angelo, Gordon & Co., L.P. acts as general partner and/or discretionary investment advisor. Angelo, Gordon & Co., L.P. is a Delaware limited partnership. AG Partners, L.P., a Delaware limited partnership, is the sole general partner of Angelo, Gordon & Co., L.P. John M. Angelo is a general partner of AG Partners, L.P. and the chief executive officer of Angelo, Gordon & Co., L.P. Michael L. Gordon is the other general partner of AG Partners, L.P. and the chief operating officer of Angelo, Gordon & Co., L.P. Thus, under certain circumstances, Mr. Angelo and Mr. Gordon may also be deemed to be beneficial owners of the securities held by Angelo, Gordon & Co., L.P.

(11) Information contained herein concerning Angelo, Gordon & Co., L.P., Oaktree Capital Management, LLC and Credit Suisse First Boston Corporation is based upon information received from Cadwalader, Wickersham & Taft, as the representative of each of Angelo, Gordon & Co., L.P., Oaktree Capital Management, LLC and Credit Suisse First Boston Corporation, adjusted to reflect dividends paid on the preferred stock in August 2000 and September 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From August 1993 to June 1997, we provided accounting and legal services to TARC and TEC and drilling and workover, administrative and procurement, accounting, legal, lease operating, and gas marketing services to TransAmerican pursuant to a services agreement. The fee to TARC and TEC for general commercial legal services and certain accounting services (including payroll, tax, and treasury services) was $26,000 per month. At TransAmerican's request, we, at our election, provided drilling and workover services. In June 1997, the receivable from TransAmerican under this services agreement was paid and the services agreement was terminated.

         On June 13, 1997, we entered into a services agreement with TransAmerican, TEC, and TARC. Under the services agreement, we provided accounting, legal, administrative and other services to TARC, TEC and TransAmerican and its affiliates. TransAmerican provided advisory services to TARC, TEC and us. As of January 31, 1999, receivables of $4.6 million for other services provided to TransAmerican and certain of its affiliates were recorded as a reduction of additional paid-in capital.


         In connection with a December 15, 1998 transaction pursuant to which TARC transferred its refinery assets to a minority-owned subsidiary, TCR Holding Corporation ("TCR Holding"), and TCR Holding transferred such assets to its majority-owned subsidiary, Orion Refining Corporation ("Orion"; together with TCR Holding, the "TCR Group"), we entered into an Amended and Restated Services Agreement with TCR Holding and Orion. The TCR Group Services Agreement called for us to provide certain accounting, legal, administrative and other services to the TCR Group through December 15, 2000 and receive payment for such services, through February 28, 1999, in the amount of $200,000 per month. Subsequent to February 28, 1999, the monthly fee was adjusted based on an assessment of the cost to us of providing such services. As of January 31, 2000, the receivable from Orion for such services was $0.1 million.


         In March 2000, we entered into a services agreement with TNGC. Pursuant to the agreement, we will provide certain accounting, legal, administrative and other services to TNGC and its affiliates in exchange for a monthly fee of $2,000.

         In December 1994, we entered into an interruptible gas sales agreement with TransAmerican, revenues from which totaled approximately $11.7 million for the year ended January 31, 1997. TransAmerican did not purchase any gas from us during the years ended January 31, 1999 and 1998. All amounts owed under the agreement were paid on June 13, 1997.

         In September 1996, we entered into an agreement with TransAmerican pursuant to which we obtained an $11.5 million dollar-denominated production payment, subsequently increased to $19 million, bearing interest at 17% per annum, burdening certain oil and gas interests owned by TransAmerican as a source of repayment for certain of the receivables from TransAmerican discussed above. At January 31, 1997, $59 million of remaining related-party receivables was recorded as a contra equity account due to uncertainties regarding the repayment terms for such receivables. We agreed to defer any interest payments due from TransAmerican until 1998. As of January 31, 1997, TransAmerican conveyed at historical cost certain oil and gas properties to us for a purchase price of $31.6 million. A portion of the purchase price was used to offset obligations under the September 1996 production payment.

         During the fiscal year ended January 31, 1998, we sold natural gas to TARC under an interruptible long-term sales contract. Revenues from TARC under this contract totaled approximately $1.1 million. There were no such sales to TARC during 1999.

         In July 1996, TransAmerican executed a note payable to TransTexas Exploration Corporation ("TTEX"), a subsidiary of ours, in the original principal amount of $25 million maturing on July 31, 1998. Advances by TTEX to TransAmerican under the note bore interest at a rate of 15% per annum, payable quarterly. This note was repaid on June 13, 1997.

         In order to facilitate the settlement of certain litigation in May 1996, we advanced to TransAmerican $16.4 million of the settlement amount in exchange for a note receivable. All amounts outstanding under this note were repaid on June 13, 1997.

         We have made various advances to TransAmerican in an aggregate amount of approximately $7 million for lease purchases and other corporate expenses. This amount was repaid on June 13, 1997.

         During the year ended January 31, 1999, TEC made advances to us pursuant to a $50 million promissory note which was scheduled to mature on June 14, 2002. The note accrued interest at a rate of 11.375% per annum. As of January 31, 2000, the outstanding balance of the note was $6.5 million, and the accrued interest was $0.3 million. This note was canceled on March 17, 2000 pursuant to our bankruptcy plan.

         In December 1998, we executed a note payable to TransAmerican in the original principal amount of $1.4 million plus interest at a rate of 15% per annum. On December 31, 1998, we used the proceeds from this loan to pay a portion of our interest payment obligations on our public debt securities. This note was secured by a lien on the assets of Galveston Bay Processing. During the fiscal year ended January 31, 2000, Galveston Bay Processing made payments of principal and interest under this note to TransAmerican of approximately $1.6 million. As of January 31, 2000 and 1999, the balance due on the note was $0 and $1.4 million, respectively.

         In October 1997, Mr. Stanley guaranteed our $40 million line of credit with BNY Financial Corporation.

         During the fiscal year ended January 31, 1998, TEC allocated $12.6 million of debt issuance costs relating to TEC's senior secured notes to TransTexas. We recorded these costs as a contribution of capital.

         During the fiscal year ended January 31, 1998, we recorded a contribution to paid-in capital of approximately $129.5 million in connection with TransAmerican's assumption of the Lobo Sale tax contingency.

         During the fiscal year ended January 31, 1998, we contributed $13.3 million to TransAmerican to retire debt related to certain oil and gas properties. Those properties, which had a net book value of $21.5 million were contributed to us.

         During the fiscal year ended January 31, 1999, we paid approximately $5.6 million of Texas franchise taxes on behalf of certain affiliates pursuant to the Tax Allocation Agreement. Approximately $2.3 million of the franchise taxes paid exceeded the payable to affiliates for such taxes and was recorded as a reduction of additional paid-in capital.

         In April 1999, TEC made a cash contribution of $0.7 million to us.

                          DESCRIPTION OF THE SECURITIES

THE NOTES

         The notes were issued under an Indenture among us, our subsidiaries, Galveston Bay Processing Corporation and Galveston Bay Pipeline Company, as guarantors, and Firstar Bank, N.A., as trustee (the "Trustee"). Copies of the Indenture and certain of the security documents relating to the Indenture have been filed as exhibits to the registration statement of which this prospectus is a part. This summary of the notes is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this prospectus we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parenthesis to certain Indenture sections. Whenever we refer to particular sections or defined terms, those sections or defined terms are incorporated herein by reference. In this section, references to "we" or "us" refer solely to TransTexas Gas Corporation and not its subsidiaries.

GENERAL

         The notes are limited in the aggregate principal amount of $200 million and payment of the full principal amount of the notes will be due on March 15, 2005. The notes are our senior secured obligations, which means that the notes:

         o        are secured by certain of our assets as described below;

         o rank senior in right of payment to any of our junior debt or to any of our debt that is expressly stated to be subordinate to senior debt or specifically to the notes;

         o rank equally in right of payment to our other existing senior debt; and

         o will rank equally in right of payment to any senior debt that we incur in the future as permitted under the terms of the Indenture.

         Currently, our other senior debt that ranks equally in right of payment with the notes consists of the following:

         o        $52.5 million under our oil and gas credit facility;


         o        up to $15 million under our accounts receivable facility; and


         o a promissory note in favor of Jefferies Analytical Trading Group, Inc. dated March 17, 2000 in the principal amount of $6,676,288.41, due March 17, 2003.


         Our repayment of the notes is secured by substantially all of our assets. However, the Trustee's liens do not cover any of our inventory (except our inventory of oil and gas) or receivables. Additionally, the Trustee's security interest in the collateral is subordinated to the following security interests:


         o the lien of any person accorded lien priority pursuant to our bankruptcy plan or a plan order (the confirmation order or any other order entered in our bankruptcy proceedings under the terms of our bankruptcy plan);

         o the holders of First Lien Debt (as defined below in the section entitled "Collateral and Security; Subordination of the Trustee's Liens on Collateral"), pursuant to the terms of the Indenture; and

         o the security interests securing repayment of our oil and gas credit facility, pursuant to the terms and conditions of the Intercreditor Agreement executed among us, the Trustee, the agent for our creditors under our oil and gas credit facility and our creditors under our accounts receivable facility (the "Intercreditor Agreement").


For further description of the subordination of the Trustee's liens, see the section below entitled "Collateral and Security; Subordination of the Trustee's Liens on Collateral."

         The notes will bear interest at the annual rate shown on the front cover of this prospectus from March 15, 2000. We will pay interest twice a year, on each March 15 and September 15, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the note is registered at the appropriate record date specified in the notes.

         We may redeem the notes at our option at any time, in whole or in part, at the redemption prices set forth below under the heading "Optional Redemptions," plus accrued and unpaid interest to the redemption date. Also, based upon the amount of proceeds received from certain asset sales, we may be required to offer you the option to sell us your notes, or portions of your notes, as described below under the section entitled "Certain Covenants - - Limitation on Asset Sales." If there is a Change of Control, you will have the right to request us to repurchase your notes as described below under the heading "Purchase of Notes at the Option of the Holder Upon a Change of Control."


GOVERNING LAW

         The Indenture and the notes are governed by New York law.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

         The notes are issued:

         o        only in registered form; and

         o        without interest coupons.

         The notes are represented by one or more global notes in which you may purchase a beneficial interest but may not hold (collectively, the "global note") and definitive (physical) notes. The global note is on deposit with the Trustee as custodian for DTC and is registered in the name of Cede & Co. ("Cede"), as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or part, only to DTC or a nominee of DTC or to a successor of DTC or its nominee (a "Depository").

         DTC is a limited-purpose trust company created to hold securities for its participating organizations (participants) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants (either directly, or indirectly through entities that clear through or maintain a custodial relationship with a participant). The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for its participants' interests) and the records kept by those participants (for persons who have a beneficial interest through a participant).

         Secondary trading in bonds and notes of corporate issuers like the Company is generally settled in clearing- house (that is, next-day) funds. In contrast, beneficial interests in global notes usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on the trading activity in the beneficial interests in the global note.

         Except as described below, you will not have definitive (physical) notes registered in your name, will not receive physical delivery of definitive notes and will not be considered a registered owner of the global note under the Indenture for any purpose.

         The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than the Depository, unless either of the following occurs:

         o the Depository notifies us that it is unwilling or unable to continue as Depository and a successor Depository is not appointed by us within 90 days after delivery of such notice; or

         o we notify the Trustee in writing that we elect to cause the issuance of definitive notes.

In those cases, we will execute and the Trustee will authenticate and make available for delivery, definitive notes in an aggregate principal amount equal to the aggregate principal amount of the global note. When all beneficial interests in the global note have either been exchanged for definitive notes, redeemed, repurchased or canceled, the global note will be returned to or retained and canceled by the Trustee.

         A definitive note may be exchanged for a beneficial interest in the global note only upon receipt by the Trustee of a definitive note, duly endorsed or accompanied by appropriate instruments of transfer, in which case the Trustee shall cancel the submitted definitive note and cause the aggregate principal amount of notes represented by the global note to be increased accordingly. Upon receipt by the Trustee of written transfer instructions from the Depository on behalf of any person having a beneficial interest in the global note, the Trustee will cause the aggregate principal amount of the global note to be reduced accordingly and, following such reduction, we will execute and the Trustee will authenticate and make available for delivery to the transferee a definitive note in the appropriate principal amount.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer beneficial interests in the global note will be limited to that extent. Also, because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, your ability to pledge your beneficial interest in the principal amount represented by the global note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of such beneficial interest, may be affected by the lack of a physical certificate evidencing your interest.

         All definitive notes and global notes issued upon any registration of transfer or exchange of definitive notes or the global note will be our legal, valid and binding obligations, just as in the case of the originally issued definitive notes and the global note.

         Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of the Depository on any relevant Record Date will be paid by the Trustee to the Depository in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the global note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the Trustee, nor any of our agents has or will have any responsibility or liability for the payment of such amounts to persons who hold beneficial interests through a participant in the DTC book-entry system, either directly or indirectly, or for any other matter relating to actions or practices of DTC or any participants or indirect participants in the DTC book-entry system.

         We will make cash payments of interest on, and principal or, and the redemption or repurchase price of, the global note to Cede, as the registered owner of the global note. We will send any redemption notices to Cede. We understand that if less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

         We understand that DTC's current practice, upon receipt of any payment in respect of securities such as the global notes(including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the DTC's participants and indirect participants to the beneficial owners of global notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC (or any Depository), the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC (or any Depository) or any participants or indirect participants in identifying the beneficial owners of any of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depository for all purposes.

         Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Note among Participants of DTC, neither DTC nor any subsequent Depository is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

         Neither we, nor the Trustee, nor any of our agents will have any responsibility or liability for:

         o any aspect of DTC's (or any subsequent Depository's) records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note;

         o the performance by DTC (or any subsequent Depository) or any participants or indirect participants of their respective obligations under the rules and procedures governing their operations; or

         o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

OPTIONAL REDEMPTION

         We may redeem the notes at our option, in whole at any time or in part from time to time, in cash at the redemption prices (expressed as a percentage of the outstanding principal amount) set forth below for the year 2000 and thereafter:

                       IF REDEEMED DURING THE 12-MONTH       REDEMPTION
                          PERIOD BEGINNING MARCH 15,           PRICE
                       -------------------------------       ----------
                      2000.............................         115%
                      2001.............................         112%
                      2002.............................         109%
                      2003.............................         106%
                      2004.............................         103%

In each case, we will also pay accrued interest, if any, to the redemption date.

         In the case of a partial redemption, the Trustee shall select the notes to be redeemed pro rata, by lot or in such other manner as in its sole discretion it deems appropriate and fair, and in such manner as complies with any applicable legal and stock exchange requirements.

         Notice of any redemption will be sent to the holder of each note to be redeemed by first class mail at least 30 days and not more than 60 days prior to the redemption date. The date fixed for redemption contained in any notice of redemption and our obligation to redeem any notes on such date may be subject to the satisfaction or waiver of conditions determined by us in our sole discretion. Unless we default on our payment obligations or any conditions contained in the notice of redemption are not satisfied or waived, interest will cease to accrue on the notes, or portions thereof called for redemption, on the redemption date.

         No "sinking fund" is provided for the notes, which means that the Indenture does not require us to redeem or retire the notes periodically.

REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

         If a Change of Control, as defined below, occurs, you will have the right, at your option, subject to the terms and conditions of the Indenture, to require us to repurchase all your notes not called for redemption, or any portion of the principal amount of your notes that is equal to $1,000 or an integral multiple thereof. The price we are required to pay is 101% of the principal amount of the notes to be repurchased, together with interest accrued to the repurchase date.

         Within 20 business days after the occurrence of a Change of Control, we are obligated to give you notice of the Change of Control and of your repurchase right arising as a result thereof. We must also deliver give a copy of this notice to the Trustee. The notice a Change of Control will contain all instructions and materials required by applicable law and will contain or make available to you other information material to your decision to tender your notes for repurchase. We are required to send you the notice of Change of Control at least 23 business days before the Change of Control Payment Date. To exercise your repurchase right, you must surrender your note, together with the completed form entitled "Option of Holder to Elect Purchase" on the reverse of the note, to the addressee specified in the notice at least three business days prior to the Change of Control Payment Date. We are required to make the repurchase on a date that is no later than 60 days after the occurrence of a Change of Control.

         If you elect to tender less than the full amount of your notes, the Trustee is required to authenticate and deliver to you a new note equal in principal amount to any unpurchased portion of the note surrendered. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         A "Change of Control" will be deemed to have occurred during any period of three consecutive years or less beginning on the original issuance date of the notes, the following occurs:

         Any combination of the following individuals cease to comprise a majority of our board of directors:

         o individuals who were directors at the beginning of such period;

         o subsequent directors whose election by our board of directors, or nomination by our board of directors for election by our stockholders, was made or approved by a vote of not less than 60% of the directors who were directors at the beginning of such period;

         o subsequent directors whose election by our board of directors, or nomination by our board of directors for election by our stockholders, was made or approved by a vote of not less than 60% of the directors meeting one of the two preceding descriptions; or

         o any subsequent director elected by the holders of the class B common stock voting separately as a class in such election.

COLLATERAL AND SECURITY; SUBORDINATION OF THE TRUSTEE'S LIENS ON COLLATERAL

         Our repayment of the notes is secured by security agreements and mortgages, which, collectively, create or grant in favor of the Trustee (for the benefit of holders of the notes) a lien on substantially all of our assets, including substantially all of the mineral properties described in greater detail in the section of this prospectus entitled "Business -- Exploration and Production Operations." However, the Trustee's lien does not cover any of our inventory (except our inventory of oil and gas) or receivables, which have been specifically excluded from the collateral securing the notes under the terms of the security documents and the Intercreditor Agreement. The collateral securing the notes represents substantially all of our assets other than our inventory and receivables, and includes substantially all of our mineral properties described in greater detail in the section of this prospectus entitled "Business -- Exploration and Production Operations."

         The notes are guaranteed by our subsidiaries. Although the subsidiaries' guaranties are not secured, the collateral securing the notes includes our pledge of all of the capital stock of the subsidiaries. The guaranties are discussed in greater detail below under the heading "Guarantee by Subsidiaries."

         As set forth below, the Trustee's lien on the collateral is subordinated to certain other security interests, or, in certain circumstances, is subject to release.

Subordination of Liens on Collateral Under Our Bankruptcy Plan and to Liens Securing First Lien Debt

         The terms of the Indenture obligate the Trustee to subordinate its security interests in the collateral to the security interests of both (a) any person accorded lien priority pursuant to our bankruptcy plan or a plan order (the confirmation order or any other order entered in our bankruptcy proceedings under the terms of our bankruptcy plan) and (b) certain of our indebtedness and obligations ("First Lien Debt") secured by one of the following categories of liens:

         o pledges of assets or deposits of cash or cash equivalents to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of our business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the SEC PV10 (discounted estimated future cash flows from our proved reserves) as reported in our most recent reserve report;

         o pledges of assets or deposits of cash or cash equivalents to secure appeal or supercedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding;

         o pledges of assets or deposits of cash or cash equivalents to secure pledges or deposits made in the ordinary course of our business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

         o liens encumbering customary initial deposits and margin deposits securing interest rate and currency swaps, hedge agreements, forward contracts or similar agreements or arrangements permitted under the terms of the Indenture;

         o pledges of assets to secure margin obligations, settlement obligations, reimbursement obligations or letters of credit in connection with hedging transactions permitted under the Indenture; provided, however, that, at the time such pledge is made (or, if such pledge secures future permitted hedging transactions, at the time any such permitted hedging transaction is entered into), the maximum aggregate exposure under such permitted hedging transaction does not exceed the greater of (i) $10 million or (ii) 5% of the SEC PV10 indicated on our most recent reserve report;

         o easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of our business which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the subject property (as such property is used by us or any of our subsidiaries) or materially interfere with the ordinary conduct of our business or the business of our subsidiaries;

         o liens (including extensions and renewals thereof) encumbering assets owned by Galveston Bay Processing Corporation or by Galveston Bay Pipeline Company that existed on the date of the Indenture or that are created or granted, or, as to liens that existed on the date of the Indenture, that are extended or renewed, after the date of the Indenture in connection with any mortgage or a sale-leaseback transaction, as contemplated by the Indenture;

         o liens securing Allowed Priority Tax Claims, liens securing Allowed Claims of prepetition secured creditors in class 2 under our bankruptcy plan, and Liens securing Allowed Claims of prepetition secured creditors in class 6B under our bankruptcy plan;

         o liens granted on (i) equipment to the extent granted to secure debt incurred in accordance with the terms of the Indenture,
                  (ii) inventory (other than hydrocarbons), and (iii) receivables (which are not included in the collateral securing repayment of the notes);

         o liens constituting or granted in connection with a presale of gas, provided, however, that all of the proceeds from such presale of gas shall be applied to a note repurchase or to a note redemption in accordance with the terms of the Indenture;

         o liens created under Drilling Programs (agreements whereby the lien holder has agreed to provide financing or services to implement or enhance production), subject to limitations contained in the Indenture with respect to the number of wells and percentage of production that may be included in such Drilling Programs;

         o any extension, renewal, or replacement of liens created or existing pursuant to First Lien Debt, provided, however, that such liens would have otherwise been permitted under the definition of First Lien Debt in the Indenture, and provided further, that such liens do not secure any additional debt or encumber any additional property;

         o liens constituting or securing certain royalty payment obligations incurred in the ordinary course of our business and drilling production payment obligations incurred in accordance with the terms of the Indenture;

         o liens on the proceeds of any property that collateralizes the First Lien Debt or is the subject of a lien permitted by the Indenture;

         o liens on the proceeds of any property that is not collateral for repayment of the notes;

         o liens on real or personal property, acquired after the issuance of the notes that were created solely for the purpose of securing debt incurred to finance the cost of such property; and

         o        liens securing the oil and gas credit facility.

Requests for Subordination of Collateral

         Upon our request and if the appropriate provisions of the Indenture have been complied with, the Trustee, at our expense, must execute and deliver any instruments that are required to:

         o subordinate the Trustee's lien to any lien accorded priority under our bankruptcy plan or by a plan order; and

         o subordinate the Trustee's lien to any lien that is permitted by the terms of the indenture ("permitted lien") and comprises First Lien Debt.

The Trustee is required to comply with our subordination request only to the extent that we certify to the Trustee that either (a) the lien to which the Trustee's lien is to be subordinated is a lien accorded priority under our bankruptcy plan or by a plan order, (b) the lien to which the Trustee's lien is to be subordinated is a lien securing First Lien Debt, or (c) holders representing at least 66 2/3% of principal amount of the then outstanding notes have consented in writing to the subordination.

Release of Collateral Pursuant to a Release Request

         Under certain circumstances set forth in the Indenture, the Trustee is required to release certain of the collateral securing repayment of the notes. Among other conditions set forth in the Indenture, the Trustee is obligated to release collateral if:

         o the collateral requested to be released will be disposed of in compliance with the express provisions of the covenant restricting asset sales set forth in the Indenture (described under the section below entitled "Limitation on Asset Sales");

         o the collateral requested to be released will be used within five business days either to make redemptions or purchases of notes which shall be delivered to the Trustee for cancellation;

         o all of the conditions precedent to the termination of the security document under which the lien in the collateral to be released was created, or to the release of such collateral from the lien created by such security document, as set forth in such security document, have been satisfied;

         o holders of not less than 66 2/3% in principal amount of the then outstanding notes have consented in writing to such release of collateral from the Trustee's lien;


         o the collateral to be released secures debt or other obligations that constitute First Lien Debt and we have satisfied or caused to be satisfied all requirements for obtaining subordination of the Trustee's liens on such collateral under the terms of the Indenture and such collateral is (or will be, upon obtaining such release) encumbered by a lien permitted under the indenture with respect to either equipment, inventory, receivables, a Drilling Program, royalty payment obligations, or drilling production payments; or


         o the release of the collateral to be released is required pursuant to, or is required in order to effect compliance with, our bankruptcy plan or a plan order.

The Trustee is not obligated to comply with any such release request if any event of default under the Indenture or any security document relating to the subject collateral has occurred and is continuing.

Disposition of Certain Collateral Without Requesting Release


         Notwithstanding the foregoing provisions of this section entitled "Collateral and Security; Subordination of the Trustee's Liens on Collateral", we may (or with respect to the security documents, the grantor of the applicable security interest may), without requesting or receiving the consent of the Trustee (and any lender, trustee or collateral agent under any such security documents) do either of the following:

         o make cash payments (including repayments of debt) that are not otherwise prohibited by the Indenture; and

         o dispose of collateral securing the repayment of the notes, free from applicable security interests;

pursuant to either:

                  (1) an asset sale not otherwise expressly permitted under the section below entitled "Limitation on Asset Sales", if the aggregate proceeds resulting therefrom, and the aggregate fair market value of all assets sold thereunder, when combined with all such other asset sales not otherwise expressly permitted, do not exceed $1 million in any twelve-month period;

                  (2) any sale, lease, license, abandonment or other disposal of
         (a) damaged, worn out, unserviceable or other obsolete property in the ordinary course of our business, or (b) other property no longer necessary for the proper conduct of our business, provided that any collateral to be so disposed has a fair value less than 5% of the aggregate fair value of all collateral securing repayment of the notes; or

                  (3) the conveyance, sale, transfer or other disposal of hydrocarbons or other mineral products in the ordinary course of our business.

Subordination of the Liens Securing Notes to Liens Securing Repayment of the Oil and Gas Credit Facility

         The Intercreditor Agreement subordinates the Trustee's lien on certain of the collateral securing repayment of the notes to the security interests of the agent for creditors under our oil and gas credit facility. Under the terms of the Intercreditor Agreement, any collateral that secures the repayment of both the notes and our oil and gas credit facility, or any proceeds therefrom, must be applied to repayment of our indebtedness and other obligations under our oil and gas credit facility until those obligations are paid in full. The Intercreditor Agreement also obligates the Trustee to execute all instruments and to take all actions necessary to ensure that its security interests in the collateral are junior to the security interests of the agent for creditors under our oil and gas credit facility.

         Under the terms of the Indenture and the Intercreditor Agreement, the following restrictions and obligations are imposed upon the Trustee with respect to the collateral securing the repayment of the notes:

         o the Trustee is required, at our expense, to do all acts and other things that are reasonably necessary to ensure that the lien of the Trustee is junior to the lien securing the indebtedness under the oil and gas credit facility;

         o the Trustee is prohibited from exercising any secured lender remedies (such as sale of, foreclosure on, or liquidation of assets) against any collateral that secures payment of indebtedness under the oil and gas credit facility;

         o all determinations regarding the exercise of any remedies against the collateral (for instance, a decision to foreclose) are to be made by the agent for the creditors under the oil and gas credit facility; and

         o any of our cash or assets, or any proceeds thereof, received by the Trustee as the result of any secured lender remedies are to be turned over for payment of indebtedness under the oil and gas credit facility until such indebtedness and all of our other obligations under the oil and gas credit facility have been fully satisfied.

         The Intercreditor Agreement provides that the maximum principal amount of indebtedness that is allowed under the oil and gas credit facility is $52.5 million, unless the Trustee consents to an increase in that amount.

Release of Collateral Upon Legal Defeasance

         In the event that the we elect to implement a Legal Defeasance, as described in the section below entitled "Covenant Defeasance and Legal Defeasance", and all requirements therefore have been satisfied, the Trustee will disclaim and give up any and all rights it has in or to the collateral securing the notes and any rights it has under the security documents, subject only to certain exception set forth in the section below entitled "Covenant Defeasance and Legal Defeasance."

GUARANTEE BY SUBSIDIARIES

         If at any time either we or any of our subsidiaries invest or transfer assets in excess of $100,000 in or to any of our subsidiaries that is not a guarantor of the notes, we are required to cause such subsidiary to become a guarantor of the notes. Currently, our repayment of the notes is guaranteed by our subsidiaries Galveston Bay Producing Corporation and Galveston Bay Pipeline Company. However, provided that no event of default has occurred and is continuing, each of these guarantor subsidiaries may be released from such guarantee if, in accordance with the applicable provisions of the Indenture, either:

         o the book value of the subsidiary is reduced to an amount less than $100,000 as the result of an asset sale permitted under the Indenture (for example, where the proceeds of such sale are used for our capital expenditures or applied toward redemption of the notes);

         o we sell all of the subsidiary's capital stock in a stock sale permitted under the Indenture;

         o the subsidiary enters into a financing arrangement secured by a mortgage or deed of trust that is permitted under the Indenture (for example, where the mortgagee has executed an attornment agreement in favor of the Trustee); or

         o the subsidiary enters into a sale-leaseback arrangement permitted under the Indenture.

         The liability of each guarantor under its guarantee is limited to the amount of its adjusted net assets. This limitation is intended to protect the guarantees from avoidance as fraudulent transfers, although there can be no assurance that the limitation will successfully do so. See the section of this prospectus entitled "Risk Factors -- Risk Relating to the Offering -- The guaranties of our subsidiaries may not be enforceable in bankruptcy."

         Certain of our operations are, or are expected to be, conducted through our guarantor subsidiaries. Our ability to pay principal of and interest on the notes is dependent in part upon the earnings of our guarantor subsidiaries and the distribution of those earnings to us, loans or advances made by any of our subsidiaries to us, or by our sale of the stock or assets of tour subsidiaries. Any right we have to receive assets of these subsidiaries upon their liquidation or recapitalization (and the consequent right of holders of the notes to participate in those assets) is subordinate to the claims of creditors of these subsidiaries or any of their subsidiaries, if any, except to the extent that we are recognized as a direct creditor of such subsidiary. See the section of this prospectus entitled "Risk Factors -- Risk Relating to the Offering -- The guaranties of our subsidiaries may not be enforceable in bankruptcy."

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

Limitation on Additional Indebtedness and Issuances of Disqualified Capital
Stock

         We will not, and will not permit any of our subsidiaries to, directly or indirectly, incur or otherwise become liable for, any debt or issue any Disqualified Capital Stock (as defined), except for the following:

         o debt evidenced by the notes or our subsidiaries' guarantee of the notes;

         o Subordinated Debt (debt due and owing only after the notes are paid in full and junior in right of payment to the notes in the event of a liquidation) to any of our wholly owned subsidiaries, or debt of any of our wholly owned subsidiaries to us or any of our other wholly owned subsidiaries;

         o debt outstanding under our accounts receivable facility or any other revolving credit facility other than the oil and gas credit facility (a "Revolving Credit Facility") in an aggregate principal amount at any one time not to exceed the Borrowing Base in effect under such Revolving Credit Facility, plus any amount outstanding under such Revolving Credit Facility to the extent incurred with respect to repayment of certain Allowed Priority Tax Claims or Allowed Claims under our bankruptcy plan;

         o debt in an aggregate principal amount outstanding not to exceed at any one time $120 million, provided, however, that the aggregate principal amount outstanding under the oil and gas credit facility shall not exceed $52.5 million;

         o debt secured by a Permitted Lien under the Indenture relating to any pledges of assets or cash to secure contract performance, leases, bonds and other similar obligations, pledges of assets relating to permitted hedging transactions, or pledges of assets to secure obligations under interest rate and currency swaps and similar agreements, in each case subject to limitations of amounts set forth in the Indenture;

         o any guaranty of debt relating to a Revolving Credit Facility, the oil and gas credit facility or certain Allowed Priority Tax Claims or Allowed Claims under our bankruptcy plan;

         o debt incurred as an extension, renewal, replacement, or refunding of debt permitted to be incurred related to certain Allowed Priority Tax Claims or Allowed Claims under our bankruptcy plan, debt existing on the issuance date of the notes and secured by assets of Galveston Bay Pipeline Company, up to a maximum principal amount not to exceed $2,000,000, and debt existing on the issuance date of the notes and secured by assets of Galveston Bay Processing Corporation up to a maximum principal amount not to exceed $10,000,000;

         o debt represented by trade payables or accrued expenses, in each case incurred on normal, customary terms in the ordinary course of our business (other than money borrowed from financial institutions), not overdue for a period of more than 45 days;

         o obligations under interest rate and currency swaps, hedge agreements, forward contracts or similar agreements or arrangements permitted under the terms of the Indenture;

         o debt relating to certain Allowed Priority Tax Claims and Allowed Claims under our bankruptcy plan;

         o we may enter into an agreement for the Presale of Gas for cash if the net proceeds from such sale are applied toward redemption of the notes under the terms of the Indenture; and

         o letters of credit and reimbursement obligations relating thereto to the extent collateralized by cash or cash equivalents.

         "Disqualified Capital Stock" means, any of our capital stock or the capital stock of our subsidiaries that, by its terms or by the terms of any security into which it may be converted or for which it may be exchanged, can or could be subject to redemption or repurchase by us or our subsidiaries, on or prior to the maturity date of the notes.

         If either we or either of our subsidiaries incur any debt or become liable for any Disqualified Capital Stock that meets the criteria of more than one of these types of debt, we will have the right to determine in our discretion the category to which such debt applies, and may elect to apportion such item of debt between or among any two or more of these categories that are applicable.

         The amount of any debt that is not subject to payment of cash interest or is issued at a discount to face value will be deemed to be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

         Under a production payment purchase agreement among us, Southern Producer Services ("Southern"), L.P., TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P., and TCW DR VI Investment Partnership, L.P. (collectively, "TCW"), we are obligated under certain circumstances to offer production from certain of our wells ("TCW/Southern Mandatory Offered Wells") to Southern and TCW as supplements and additions to our existing production payment obligations under the production payment agreement. Neither the foregoing restrictions nor any other covenants under the Indenture prevent us from offering any TCW/Southern Mandatory Offered Wells. Additionally, we may make additional wells and acreage, other than TCW/Southern Mandatory Offered Wells, subject to the production payment purchase agreement or any other drilling production payment if the incurrence of such debt is otherwise permitted under this covenant and no event of default then exists under the Indenture.

         Nothing contained in this covenant shall effect the ability of our subsidiaries to enter into the financing arrangements set forth in the above section entitled "Guarantee by Subsidiaries" if the proceeds from such financing are applied in accordance with the terms of the Indenture (for example, used for our capital expenditures or applied to redemption of the notes).

Limitation on Restricted Payments

The Indenture provides that we may not, and may not permit any of our subsidiaries to, directly or indirectly, make any Restricted Payments. "Restricted Payments" include, among other things, the following:

         o        any direct or indirect investment other than:

         - trade credit in the ordinary course of business; - purchases of cash equivalents; - investments in our wholly owned subsidiaries; - interest rate or currency swap obligations; - the receipt of capital stock in lieu of cash in connection with the settlement of litigation; - certain limited advances to officers and employees in the ordinary course of business; - margin deposits in connection with permitted hedging transactions; - investments and expenditures made in the ordinary course of business that are customary in the business of oil and gas exploration and development; - the guarantees of the notes by our subsidiaries; - the guaranty of any debt that is permitted with respect to a Revolving Credit Facility; - deposits permitted by the definition of "Permitted Liens" (as defined under the section entitled "Limitation on Liens" below; - an investment in capital stock resulting from a permitted asset sale; and - other investments that do not exceed $1 million in the aggregate at any time;

         o any dividend or other distribution on shares of our capital stock;

         o any payment on account of the purchase, redemption, or other acquisition or retirement for value of any shares of capital stock; and

         o any defeasance, redemption, repurchase, or other acquisition or retirement for value, or any payment in respect of any amendment in connection with any such retirement, acquisition, or defeasance, in whole or in part, of any Subordinated Debt (debt that requires no payment of principal until after the notes are paid in full, and is junior in right of payment to the notes in the event of a liquidation).

However, "Restricted Payments" do not include the following:

         o any dividend, distribution, or other payment on shares of capital stock solely in shares of capital stock that is Qualified Capital Stock (i.e., not subject to redemption or repurchase by us or our subsidiaries until after the maturity date of the notes) and that is at least as junior in ranking as the capital stock on which such dividend, distribution, or other payment is to be made;

         o any defeasance, redemption, repurchase or other acquisition or retirement for value of capital stock payable in or from any combination of (A) shares of Qualified Capital Stock and (B) the net proceeds of a concurrent sale of Qualified Capital Stock, in each case to the extent such Qualified Capital Stock is at least as junior in ranking as the capital stock retired;

         o any dividends made pursuant to the certificates of designation of the senior preferred stock and the junior preferred stock;

         o any dividend, distribution, or other payment to us from any of our subsidiaries;

         o any defeasance, redemption, repurchase, or other acquisition or retirement for value, in whole or in part, of any Subordinated Debt payable in or from any combination of (A) shares of Qualified Capital Stock and (B) the net proceeds of a concurrent sale of Qualified Capital Stock;

         o any deposits, payments or distributions made pursuant to and in accordance with our bankruptcy plan or a plan order; or


         o the redemption, purchase, retirement or other acquisition of any debt, including any premium paid on such debt, with the proceeds of any debt refinancing that is permitted as described under the above section entitled "Limitation on Additional Indebtedness and Issuances of Disqualified Capital Stock."


Limitation on Restricting Subsidiary Dividends

         We will not, and will not permit any of our subsidiaries to, directly or indirectly, create, assume, or suffer to exist any consensual encumbrance or restriction on the ability of any of our subsidiaries to pay dividends or make other distributions on their capital stock, except encumbrances and restrictions existing under the following:

         o        the Indenture;

         o        our oil and gas credit facility;

         o        any Revolving Credit Facility;

         o any refinancing of these debt facilities incurred in accordance with the Indenture's terms; and

         o any agreement that restricts an entity that we acquire or that is acquired by any of our subsidiaries, the restrictions of which existed at the time of acquisition, were not put in place in anticipation of such acquisition and are not applicable to any entity or property, other than the entity of property so acquired.


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


Limitation on Transactions with Affiliates

         We will not, and will not permit any of our subsidiaries to enter directly or indirectly into, or permit to exist, any transaction or series of related transactions with any of their affiliates (as defined), including any sale, lease, transfer or other disposition of properties, assets or securities to or from such affiliate, an investment in such affiliate and contracts or agreements with or for the benefit of any such affiliate.

         An "affiliate" is, with respect to us or any of our subsidiaries, any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, us or any of our subsidiaries, or any director, controlling shareholder, or officer of us or any of our subsidiaries.

         Notwithstanding this limitation, however, the following specified transactions are permitted under the Indenture:

         o any transaction with an officer affiliate relating to advances to such officer in connection with the performance of his duties in the ordinary course of business (not to exceed in the aggregate for all officers $500,000 outstanding at any time);

         o any transaction with an officer affiliate relating to employee compensation arrangements relating to that officer's full-time employment;

         o the Services Agreement among TNGC Holdings Corporation, one of our former parent corporations, and its subsidiaries, and any transactions related thereto and in accordance with the terms of such Service Agreement;

         o any transaction with a non-officer affiliate made in good faith, and on terms that are (1) fair and reasonable, (2) at least as favorable as the terms which we or our subsidiary could obtain in a comparable transaction with a non-affiliate, and (3) unanimously approved by our board of directors or the board of directors of our subsidiary, as the case may be;

         o transactions pursuant to the notes and related security documents, the Services Agreement and the Registration Rights Agreements;

         o transactions between us and any of our wholly owned subsidiaries and transactions between any of our wholly owned subsidiaries;

         o transactions effected pursuant to and in accordance with the terms and provisions of certain court orders entered pursuant to our bankruptcy plan; and

         o any employee compensation arrangement or ordinary course expense advance.

Depending upon the dollar amount involved, the Indenture requires certain affiliate transactions with an aggregate value in excess of $5 million to be reviewed and favorably approved by a nationally recognized investment banking or "big 5" accounting firm.

Limitation on Asset Sales

         We will not, and will not permit any of our subsidiaries to, consummate any direct or indirect conveyance, sale, transfer or other disposition (including through damage or destruction for which insurance proceeds are paid or by condemnation) any of our or our subsidiaries' properties, businesses or assets (an "asset sale"), except for the following:

         o        any disposition of inventory or receivables;

         o any pledge or disposition of assets (if such pledge or disposition would otherwise constitute an asset sale), but only to the extent that it results in the creation of a lien permitted under the terms of the indenture (liens in connection with drilling production payments or Drilling Programs will be treated as asset sales under this covenant);

         o any issuance or disposition of securities that is made pursuant to and in accordance with our bankruptcy plan or a plan order; or

         o the transfer and conveyance of certain of our properties to Davis Petroleum Corporation, and any related transactions, pursuant to the order of the bankruptcy court dated November 30, 1999, in case No. 99-21550-C-11, in the United States bankruptcy Court for the Southern District of Texas, Corpus Christi Division, as amended;

         o an asset sale that is not specifically described above, but that is consummated in accordance with the provisions set forth immediately below in the paragraphs numbered (1) through
                  (6).

         (1) We are permitted to make an asset sale if an amount equal to the resulting net cash proceeds therefrom is (A) applied to a Note Redemption, (B) used to make cash payments in the ordinary course of our business that are not otherwise prohibited by the Indenture up to $3 million, (C) used for capital expenditures in a related business within 180 days after the date of such asset sale; or (D) with respect to any asset sale related to damage to or destruction of assets (and collection of insurance proceeds), or any condemnation, eminent domain or similar type proceedings, in each case, used for capital expenditures in a related business within 360 days after the date of such asset sale. In the case of any asset sale or series of related asset sales for total proceeds in excess of $1 million, the asset sale will not be permitted under this covenant unless at least 85% of the value of the consideration for such asset sale consists of cash, cash equivalents or proved reserves. Notwithstanding anything to the contrary contained in this covenant, we may not permit either of Galveston Bay Pipeline Company or Galveston Bay Processing Corporation to sell substantially all of their assets unless an amount equal to the resulting net proceeds of such asset sale is applied either in accordance with clause (C) of this paragraph or in accordance with the terms of the following paragraph (2) of this covenant.

         (2) Any net cash proceeds remaining after application in accordance with the above paragraph (1) of this covenant, shall be used by us to fund an offer to the holders of the notes to sell their notes to us for a purchase price of 100% of their outstanding principal amount (without premium) plus accrued but unpaid interest (a "Repurchase Offer"), subject to the conditions and in accordance with the procedures (including prorating in the event of an oversubscription) contained in the Indenture. Notwithstanding the foregoing provision of this paragraph (2), we are not required to apply any net cash proceeds toward a Repurchase Offer unless the aggregate net cash proceeds remaining from all asset sales (net of the uses and applications described in the above paragraph (1)) exceeds $5 million. Any remaining net cash proceeds in an aggregate amount less than $5 million will be carried forward for purposes of determining whether a Repurchase Offer is required as the result of any subsequent asset sale). We are not required to make a Repurchase Offer if the remaining net cash proceeds available is less than $5 million. Pending application of remaining net cash proceeds pursuant to this paragraph (2), we may invest such net cash proceeds in accordance with the terms of the Indenture.

         (3) In the event of an asset sale that requires a Repurchase Offer pursuant to the above paragraph (2) of this covenant, the following terms and conditions, among others contained in the Indenture, shall apply:

         o Within 20 days after we become obligated to make a Repurchase Offer, we must deliver a written notice to you stating the terms of the offer, such other information concerning our business that we believe will enable you to make an informed decision, and specifying a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Repurchase Date");

         o Upon the expiration of the period for which the Repurchase Offer remains open, we will deliver to the Trustee for cancellation all notes or portions thereof which have been properly tendered to and accepted by us, and the Trustee shall, on the Repurchase Date, mail or deliver payment to each


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


                  tendering holder of the notes the amount of the purchase price. In the event that the aggregate purchase price of the notes tendered is less than the Repurchase Offer Amount applicable to the notes tendered, the Trustee will deliver the excess to us after the expiration of the Repurchase Offer Period for application in accordance with paragraphs (1) and
                  (2) of this covenant.

         o To sell your notes, or a portion thereof (the Repurchase Offer is subject to prorating in the event the offer is oversubscribed), under the Repurchase Offer, you must surrender the note, with an appropriate form duly completed, to us at the address specified in the notice at least three business days prior to the Repurchase Date. You will to withdraw your election if we or the Trustee receive not later than one business day prior to the Repurchase Date, a telex, facsimile transmission or letter setting forth your name, the principal amount of the note delivered for purchase and a statement that you are withdrawing your election to have your note purchased. If at the expiration of the Repurchase Offer Period the aggregate outstanding principal amount of notes surrendered exceeds the Repurchase Offer Amount, we shall select the notes to be purchased on a pro rata basis (with such adjustments as we deem appropriate so that only notes in denominations of $1,000, or integral multiples thereof, shall be purchased). If your notes are purchased only in part, you shall be issued a new note equal in principal amount to the unpurchased portion of the notes you surrendered.

         (4) We shall comply, to the extent applicable, with the requirements of
Section 14 (e) of the Securities and Exchange Act ("Exchange Act") and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this covenant by virtue of such compliance.

         (5) Notwithstanding the foregoing limitations on asset sales and restrictions on and requirements for the use of the resulting net cash proceeds, we and our subsidiaries may at any time and from time to time effect any of the following transactions, and the net cash proceeds, if any, realized from any of the following transactions shall not be subject to the application requirements of paragraph (1) of this covenant or paragraph (2) of this covenant:

         o we or any of our subsidiaries may convey, sell, lease, transfer, or otherwise dispose of any or all of our assets (upon voluntary liquidation or otherwise) to us or one of our wholly owned subsidiaries;

         o we and our subsidiaries may engage in asset sales not otherwise permitted by the Indenture to the extent that the aggregate proceeds from all such asset sales and the fair market value of all assets sold pursuant to such asset sales does not exceed $1 million in any twelve-month period;

         o we and our subsidiaries may engage in asset sales incident to and resulting from a transaction expressly permitted under the section set forth below entitled "Limitation on Merger, Sale or Consolidation";

         o we and our subsidiaries may sell, assign, lease, license, transfer, abandon or otherwise dispose of (A) damaged, worn out, unserviceable or other obsolete property in the ordinary course of business, or (B) other property no longer necessary for the proper conduct of our business;

         o we and our subsidiaries may engage in asset sales (A) in connection with the settlement of litigation or the payment of judgments, or (B) the net cash proceeds of which are used in connection with the settlement of litigation or for the payment of judgments; provided, however, that the aggregate value of assets transferred pursuant to such asset sales may not exceed $10 million;

         o we and our subsidiaries may convey, sell, transfer or otherwise dispose of hydrocarbons or other mineral products in the ordinary course of business; and

         o we and our subsidiaries may convey, sell, transfer or otherwise dispose of drilling production payments and interests related to Drilling Programs; provided, however, that an amount equal to the net cash proceeds of each such conveyance, sale, transfer or other disposition shall be used for capital expenditures (including reimbursement for capital expenditures already made) or to make a Repurchase Offer.

For the purpose of determining compliance with this covenant with respect to the application or use of the net cash proceeds of any asset sale, if such net cash proceeds would be eligible for application or use under more than one of the categories of application or use under this covenant, we have the right to determine in our sole discretion the eligible category or categories of application or use to which all or any portion of the applicable net cash proceeds shall be applied or used, and may elect either (x) to apply or use the full amount of such net cash proceeds under any single eligible category (subject to any limitation regarding the amount or aggregate amount that may be applied or used under such eligible category), or (y) to apply or use such net cash proceeds by apportioning the full amount of such net cash proceeds among any two or more eligible categories (subject to any limitation regarding the amount or aggregate amount that may be applied or used under such eligible category).

Limitation on Liens

         We will not, and will not permit any of our subsidiaries to, directly or indirectly, incur, or suffer to exist any lien upon any of our or its properties or assets, whether now owned or hereafter acquired, which properties or assets constitute collateral securing repayment of the notes, other than "Permitted Liens", which include the following:

         o liens imposed by governmental authorities for taxes, assessments, or other charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves are maintained on our books in accordance with GAAP;

         o statutory liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like liens arising by operation of law in the ordinary course of business, unless such liens arise from obligations that are more than 45 days overdue, are not being contested in good faith, and are not subject to the maintenance of adequate reserves in our books in accordance with GAAP;


         o liens securing repayment of any items included within the meaning of First Lien Debt (as described above in the section entitled "Collateral and Security; Subordination of the Trustee's Liens on Collateral");


         o liens on the assets of any entity existing at the time such assets are acquired by us or one of our subsidiaries, whether by merger, consolidation, purchase of assets or otherwise so long as such liens (i) are not created, incurred or assumed in contemplation of such assets being acquired by either us or any of our subsidiaries and (ii) do not extend to any other of our asset or our subsidiaries' assets;

         o any extension, renewal, or replacement of liens created or existing pursuant to this covenant, provided, however, that such liens would have otherwise been permitted under such clauses, and provided further, that the liens permitted by this clause do not secure any additional debt or encumber any additional property;

         o any lien of ours or any of our subsidiaries in favor of us of our subsidiaries;

         o liens arising by operation of law in connection with judgements, only to the extent that such lien does not result in an event of default under the Indenture;

         o liens securing Allowed Claims in classes 5 and 6A under our bankruptcy plan.

         o liens on the proceeds of any property that is subject to a lien permitted by this covenant (other than proceeds from any financing arrangement of Galveston Bay Pipeline Company or Galveston Bay Processing Corporation involving either a mortgage or a sale-leaseback transaction that are received directly by us or that are distributed to the us by such subsidiary) or on deposit accounts containing any such proceeds;

         o liens required in accordance with the provisions of the Indenture;

         o        liens securing the oil and gas credit facility; and

         o liens (including extensions and renewals thereof) on the our headquarters facility located at 1300 North Sam Houston Parkway East, Houston, Texas (including real property, any improvements, the fixtures other than trade fixtures, and the personal property used in connection with the operation thereof), provided, however, that (i) such liens are created solely for the purpose of securing debt incurred by us concurrently with the creation of such liens, (ii) the principal amount of the debt secured by such liens at the time of incurrence does not exceed 100% of the appraised value of the headquarters facility as determined by an appraisal dated within six (6) months prior to the date on which such liens are created, and (iii) any such lien shall not extend to or cover any property or assets other than the headquarters facility and any leases and rents derived from the ownership and operation of the headquarters facility.

For the purpose of determining compliance with this covenant, if a lien meets the criteria of more than one of the types of the liens described above, we have the right to determine in our sole discretion the category of lien to which such lien applies, shall not be required to include such Lien in more than one of such categories, and may elect to apportion such Lien between or among any two or more categories otherwise applicable.

Limitation on Line of Business

         We will not, and will not permit our subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than the exploration for, acquisition of, development of, production, transportation, gathering, and processing (in connection with natural gas and natural gas liquids only) of, crude oil, natural gas, condensate, and natural gas liquids (a "related business"); provided, however, that "related business" shall not include (i) any refining or distilling of hydrocarbons other than processing and fractionating natural gas and natural gas liquids, (ii) the drilling and energy services business and pipeline services business, (iii) owning and operating a hedging subsidiary, or (iv) owning or operating facilities designed for separation, dehydration, treatment, stabilization, processing or storage of hydrocarbons and related operations are not permitted.

Limitation on Status as Investment Company or Public Utility Company

         We will not, and will not permit any of our subsidiaries to, become an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or a "holding company," or "public utility company" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended) or otherwise become subject to regulation under the Investment Company Act or the Public Utility Holding Company Act.

Limitation on Assets Held by Nominees

         Within 270 days of the acquisition of oil and gas property by any person who is acting as a nominee for either us or any of our subsidiaries (to the extent the aggregate expenditures for all then existing such property does not exceed $500,000), we shall cause such nominee to assign and transfer to us, or our subsidiary, as the case may be, all of such nominee's right, title and interest in and to such oil and gas property.

Maintenance of Properties and Insurance

         We are obligated to cause the properties used or useful to the conduct of our business and the conduct of our subsidiaries' businesses to be maintained and kept in good condition, repair, and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and ensure that all necessary repairs, renewals, replacements, betterments, and improvements thereof are made, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. We are obligated to ensure that we and each of our subsidiaries are appropriately insured (including appropriate self-insurance) against loss or damage, and that such insurance coverage is of the kind that, in our reasonable, good faith opinion, is adequate and appropriate for the conduct of our business and the business of our subsidiaries.

Maintenance of Office or Agency

         We are required to maintain in the Borough of Manhattan in the City of New York, New York, an office or agency where notes may be presented or surrendered for payment, where notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the notes and the Indenture may be served. We will give prior written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time we fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in the Indenture.

Corporate Existence

         The Indenture provides that, subject to the provisions set forth herein under the heading "Limitation on Merger, Sale or Consolidation", we shall do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and the corporate or other existence of each of our subsidiaries in accordance with the respective organizational documents of each of them and our and our subsidiaries' rights (charter and statutory) and corporate franchises; provided, however, that we shall not be required to preserve, with respect to itself, any right or franchise, and with respect to any of its subsidiaries, any such existence, right or franchise, if (i) our board of directors shall determine that the preservation thereof is no longer desirable in the conduct of our business and (b) the loss thereof is not disadvantageous in any material respect to the holders of the notes.

Payment of Taxes and Other Claims

         The Indenture provides that the we shall, and shall cause each of our subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon us or any of our subsidiaries or any of our or their properties and assets; provided, however, that we are not required to pay or discharge or cause to be paid or discharged any tax, assessment or charge that either we or any of our subsidiaries are contesting in good faith by appropriate proceedings and for which we are maintaining adequate reserves in accordance with GAAP.

Certain Reporting Requirements Regarding Compliance; Notice of Default

         Among other reporting requirements under the Indenture, we are required to furnish to the Trustee, within 60 days after the end of each fiscal quarter or 105 days after the end of a fiscal quarter that is also the end of our fiscal year, an officers' certificate to the effect that such officers have conducted or supervised a review of our activities and the activities of our subsidiaries and of our performance under the Indenture, and that, to the best of such officers' knowledge, based on their review, we and our subsidiaries have fulfilled all of our obligations under the Indenture or, if there has been any default, specifying each default known to them, its nature and its status.

         We are also required to deliver to the Trustee within 105 days after the end of each of our fiscal years a written report of a firm of independent certified public accountants with an established national reputation stating that in conducting their audit for such fiscal year, nothing has come to their attention that caused them to believe that we or any of our subsidiaries was not in compliance with the provisions set forth in any covenants contained herein under the headings "Limitation on Restricted Payments", "Limitation on Incurrences of Additional Debt and Issuance of Disqualified Stock", "Limitation on Asset Sales", and "Guarantee by Subsidiaries".

         So long as any of the notes are outstanding, we are required to deliver to the Trustee, immediately upon becoming aware of any default or event of default under the Indenture, an officers' certificate specifying such default or event of default and what action we are taking or propose to take with respect thereto. The Trustee will not be deemed to have knowledge of a default or an event of default unless one of its trust officers receives notice of the default giving rise thereto from either us any holder of the notes.

         We are also required to notify the Trustee of any changes in the composition of our board of directors or any change in any of our subsidiaries' board of directors or of any amendment to our charter or bylaws or the charter or bylaws of any of our subsidiaries.

Waiver of Stay, Extension or Usury Laws

         The Indenture provides that neither we nor any of our subsidiary guarantors shall (to the extent that each may lawfully covenant to refrain from doing so) at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive us or any subsidiary guarantor from paying all or any portion of the principal of or interest on the notes as contemplated in the Indenture, or which may affect the covenants or the performance of the Indenture. We expressly waive (to the extent that it may lawfully do so) all benefit or advantage of any such law, and we covenant that we will not hinder, delay or impede the execution of any power granted to the Trustee under the provisions of the Indenture.

         The Indenture further provides that the parties to the Indenture shall comply strictly with applicable usury laws; and that notwithstanding any provision to the contrary in the Indenture or in any of the documents securing the payment of the notes or otherwise relating thereto, in no event shall the Indenture or such documents require or permit the payment, charging, taking, reserving, or receiving of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved, or received in connection with the notes or in any of the documents securing the payment thereof or otherwise relating to the notes, or in any communication by any holders of the notes or any other person to us or any other person, or in the event all or part of the principal or interest on the notes shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the notes exceeds the maximum amount of interest permitted by applicable usury laws, then in any such event the Indenture provides as follows: (i) the counterpart to this paragraph contained in the Indenture will govern and control, (ii) any such excess shall be deemed an accidental and bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received shall be credited against the then unpaid principal balance on the notes or refunded to us, at the holders' option, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having proper jurisdiction. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved, or received in connection with the Indenture which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the notes, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, reserved, or received. The terms of the Indenture with respect to any usury charge, claim or circumstance shall be deemed to be incorporated in every document, security instrument, and communication relating to the Indenture and the notes.

Separate Existence and Formalities

         The Indenture provides that we shall:

         o maintain procedures designed to prevent commingling of our funds and the funds of our subsidiaries;



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

         o ensure that all actions taken by us and our subsidiaries are taken pursuant to authority granted by the applicable board of directors, to the extent required by law or by our or our subsidiaries' certificate of incorporation or bylaws;

         o maintain, and cause all of our subsidiaries to maintain, separate records and books of account and such records and books of account shall be separate from those of any other person in each case in accordance with GAAP;

         o maintain, and cause all of our subsidiaries to maintain, correct minutes of the meetings and other corporate proceedings of the owners of our capital stock and the board of directors and otherwise comply with requisite corporate formalities required by law;

         o not knowingly, and shall cause all of our subsidiaries to not knowingly, mislead any other person as to our and our subsidiaries' identity or authority; and

         o maintain procedures designed to assure that all of our and our subsidiaries' written communications, including, without limitation, letters, invoices, purchase orders, contracts, statements and applications, appropriately identify the entity on whose behalf such communication is made.

LIMITATION ON MERGER, SALE OR CONSOLIDATION

         We will not, and will not permit any of our subsidiaries to, consolidate with, merge with or into any other person, or, directly or indirectly, sell, lease, assign, transfer or convey or otherwise dispose of all or substantially all of our and our subsidiaries' assets (computed on a consolidated basis) to any person unless:

         (1) we or such subsidiary, as the case may be, shall be the continuing person, or the person (if other than us) formed by such consolidation or into which we or such subsidiary, as the case may be, is merged or to which all or substantially all of our or such subsidiaries', as the case may be, properties and assets are transferred as an entirety or substantially as an entirety (the "Surviving Person") shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume, by an indenture supplemental to the Indenture and any supplements to any security documents as the Trustee may require, executed and delivered to the Trustee on or prior to the consummation of such transaction, in form satisfactory to the Trustee, all our or such subsidiaries', as the case may be, obligations under the notes, the security documents, and the Indenture;

         (2) immediately before and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing;

         (3) immediately after giving effect to such transaction, on a pro forma basis, the net worth of the Surviving Person is at least equal to the net worth of such predecessor or transferring entity immediately prior to such transaction;

         (4) immediately after giving effect on a pro forma basis to the consolidated fixed charges of the Surviving Person, (A) the consolidated fixed charge coverage ratio of the Surviving Person for the applicable reference period is greater than 2.5 to 1, and (B) the Surviving Person's adjusted consolidated tangible assets are equal to or greater than 150% of the total consolidated principal amount or accreted value, as the case may be, of debt of the Surviving Person;

         (5) we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, assignment, or transfer and such supplemental indenture comply with the provisions of the Indenture and that all conditions precedent therein provided relating to such transaction have been satisfied; and

         (6) at the time of or within 120 days after the occurrence of the event specified above, the notes have not been or are not downgraded by S&P, Moody's, or any successor rating agencies to either entity to a rating below that which existed immediately prior to the time the event specified above is first publicly announced.

For purposes of this covenant, the consolidated fixed charge coverage ratio shall be determined on a pro forma consolidated basis (giving effect to such transaction) for the four fiscal quarters immediately preceding such transaction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more of our subsidiaries, which properties and assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties and assets, on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties and assets.

         Notwithstanding the foregoing, any of our subsidiaries with a net worth greater than zero may merge into us (or one of our wholly owned subsidiaries) at any time, provided, however, that we shall have delivered to the Trustee an officers' certificate stating that such subsidiary has a net worth greater than zero and such merger does not result in a default or an event of default under the terms of the Indenture.

         Upon any consolidation or merger, or any transfer of assets in accordance with this covenant, the Surviving Person formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and be substituted for us, and may exercise every right and power of ours, under the Indenture and under the related security documents with the same effect as if such Surviving Person had been named as us under the Indenture. When a Surviving Person duly assumes all of our obligations pursuant to that Indenture and pursuant to the notes, the predecessor shall be released from such obligations.

EVENTS OF DEFAULT AND REMEDIES

         Events of default under the Indenture include:

         (1) our failure to pay installments of interest on the notes as and when they become due and payable and the continuance of any such failure for 30 days;

         (2) our failure to pay all or any part of the principal or premium, if any, on the notes when and as the same become due and payable at maturity, redemption, by acceleration, or otherwise, including any payment due by reason of the occurrence of a Change of Control Offer;

         (3) our failure or the failure of any of our subsidiaries to observe or perform any other covenant, agreement, or warranty contained in the security documents relating to the Indenture, the notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or given to us and the Trustee by the holders of at least 25% in aggregate principal amount of then outstanding notes;

         (4) a default which extends beyond any stated period of grace applicable thereto (including any extension thereof) under any mortgage, indenture, or instrument under which there is outstanding any of our or any of our subsidiaries' debt aggregating in excess of $5 million or a failure to pay such debt at its stated maturity, provided that a waiver by all of the lenders of such debt of such default shall constitute a waiver hereunder for the same period;

         (5) certain events of bankruptcy, insolvency, or reorganization in respect of us or any of our subsidiaries;

         (6) final judgments not covered by insurance aggregating at least $5 million at any one time rendered against us or any of our subsidiaries and not stayed or discharged within 60 days;


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

         (7) any of the security documents required to be executed under the Indenture not being in full force and effect (except where no material adverse effect to the holders of the notes would result) or ceasing to give the Trustee a perfected security interest in, and lien on, the collateral securing repayment of the notes.

         If an event of default occurs and is continuing (other than an event of default specified in clause (5), above, relating to us or any of our subsidiaries), then in every such case, unless the principal of all of the notes has already become due and payable, either the Trustee or the holders of 25% in aggregate principal amount of then outstanding notes, by notice in writing to us (and to the Trustee, if notice is given by holders of the notes) (an "Acceleration Notice"), may declare all principal of the notes, determined as set forth below, and accrued interest thereon or, as appropriate, the Change of Control Purchase Price, to be due and payable immediately. If an event of default specified in clause (5), above, relating to us or any of our subsidiaries occurs, all principal and accrued interest thereon shall be immediately due and payable on all outstanding notes without any declaration or other act on the part of the Trustee or the holders of the notes. The holders of no less than a majority of the aggregate outstanding principal amount of the notes generally are authorized to rescind such acceleration if all existing events of default, other than the non-payment of the principal of, premium, if any, and interest on the notes which have become due solely by such acceleration, have been cured or waived.

         Prior to the declaration of acceleration of the notes, the holders of a majority of the aggregate outstanding principal amount of the notes may waive on behalf of all the holders of the notes any default or potential default, except a default or potential default in the payment of principal of, premium, if any, or interest on any note not yet cured, or a default or potential default with respect to any covenant or provision which cannot be modified or amended without the consent of

         (a) the holders of at least 66 2/3% in aggregate principal amount of the notes, or (b) the affected holder of each of the outstanding notes,

unless

         (x) 66 2/3% in aggregate principal amount of the Notes, or (y) all such affected holders of the notes, respectively,

agree, in writing, to waive such event of default or event.

No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order, or direction of any of the holders of the notes, unless such holders of the notes have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in principal amount of the notes at the time outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

         Subject to the provisions of the Intercreditor Agreement, any money collected by the Trustee pursuant to the exercise of remedies upon an event of default shall be applied as follows:

         first to pay the expenses of any foreclosure and other amounts then payable to the Trustee;

         second to the Holders in payment of the amounts then due and unpaid for principal, premium, if any, and interest on, the notes; and

         third, to whomsoever may be lawfully entitled thereto.



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
COVENANT DEFEASANCE AND LEGAL DEFEASANCE

         (1) We may, at our option, elect either:

             (a) to defease or be discharged from any and all of our and any of our guarantor's obligations with respect to the notes (except for certain obligations such as to register the transfer of exchange of such notes, to replace temporary or mutilated, destroyed, lost, or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust)(Legal Defeasance); or

             (b) to be released from our obligations under certain covenants contained in the Indenture (Covenant Defeasance),

upon our compliance with the conditions set forth below in the below paragraph
(4) this section.

         (2) Legal Defeasance and Discharge. Upon our election in accordance with the above paragraph (1)(a) of this section, and on the date the conditions set forth in the below paragraph (4) of this section are satisfied, we will be deemed have paid and discharged the entire indebtedness represented by the outstanding notes, and to have satisfied all our other obligations, as well as the obligations of any of our guarantors, under the notes and the Indenture, except that pursuant to such Legal Defeasance, the notes shall thereafter be deemed to be "outstanding" only for the purposes of the below paragraph (5) of this section and the following rights and obligations under the Indenture:

         (a) the rights of holders of outstanding notes to receive solely from the trust fund described in the below paragraph (4) of this section payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due; and

         (b)      our obligations with respect to:

         (i) each paying agent's agreement in writing to hold in trust, for the benefit of holders of notes or the Trustee, all assets held by it for the payment of principal of, or interest on, the notes;

         (ii) issuance, transfer and exchange of the Notes, or of any replacement or temporary notes;

         (iii) in the event of a permitted merger, ensuring that our obligations are assumed by the appropriate Surviving Person (as described in the above section entitled "Limitation on Merger, Sale or Consolidation"; and

         (iv)     this section.

We may exercise a "Legal Defeasance" notwithstanding any prior exercise of a "Covenant Defeasance" under the following paragraph (3) of this section.

         (3) Covenant Defeasance. Upon our election in accordance with the above paragraph (1)(b) of this section, and on the date the conditions set forth in the below paragraph (4) of this section are satisfied, we shall be released from our obligations under the security documents with respect to the outstanding notes, and from our obligations under the covenants contained herein under the headings:

         o        "Limitation on Restricted Payments";

         o        "Maintenance of Properties and Insurance";

         o "Certain Reporting Requirements Regarding Compliance; Notice of Default";

         o        "Limitation on Transactions with Affiliates";

         o "Limitation on Incurrences of Additional Debt and Issuance of Disqualified Stock";

         o        "Limitation on Restricting Subsidiary Dividends";

         o        "Limitation on Liens";

         o        "Limitation on Asset Sales";

         o        "Guarantee by Subsidiaries";

         o        "Limitation on Line of Business";

         o        "Corporate Existence";

         o        "Limitation on Assets Held by Nominees"; and

         o        "Limitation on Merger, Sale or Consolidation";

and the notes shall thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of holders of the notes in connection with such covenants; provided, however, that pursuant to such a Covenant Defeasance, any outstanding notes shall continue to be deemed "outstanding" for all other purposes under the Indenture. No event of default shall be deemed to have occurred as the result of our failure to observe any obligation under any covenant from which we have been released pursuant to an appropriately declared "Covenant Defeasance."

         (4) Conditions to Legal or Covenant Defeasance. Among other conditions set forth in the Indenture, the applicability of either a Legal Defeasance or a Covenant Defeasance to the outstanding notes shall be conditioned upon our delivery to the Trustee of an opinion of our outside counsel acceptable to the Trustee to the effect that:

         (a) We have irrevocably deposited with the Trustee, as trust funds for the benefit of the holders of the notes, U.S. legal tender, U.S. government obligations, or a combination thereof, in amounts sufficient to provide (as confirmed in writing by a nationally recognized firm of independent public accountants) for the payment and discharge of the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest.

         (b) The defeasance we have elected will not be deemed, or result in, a taxable event for federal income tax purposes, with respect to the holders of the notes;

         (c) No default or event of default with respect to the notes has occurred and is continuing on the date of such deposit nor, after the passage of 90 days following such deposit, shall such trust funds be subject to set aside or avoidance under any bankruptcy, insolvency or other similar laws affecting creditors' rights generally; and

         (d) Our election will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our subsidiaries is a party or by which it or its properties is bound.

         (5) Deposits to be Held in Trust; Other Miscellaneous Provisions. All U.S. legal tender and U.S. government obligations (including the proceeds thereof) deposited with the Trustee under this section in respect of the outstanding notes will be held in trust and applied by the Trustee, in accordance with the provisions of such notes and the Indenture, to the payment to the holders of such notes of all sums due and to become due thereon in respect of principal and interest. Any money deposited with the Trustee or any paying agent in trust for the payment of principal and interest on any notes, and remaining unclaimed for two years after such principal and interest has become due and payable, shall be paid to us on request. Thereafter, the holder of such notes may look only to us for payment thereof, and all liability of the Trustee or any paying agent with respect to such trust money shall thereupon cease; provided, however, that the Trustee or such paying agent before being required to make any such repayment, may at our expense cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, not less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to us.

REPORTS TO HOLDERS OF NOTES

         We are required, regardless whether or not we are subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to deliver to the Trustee and each holder of the notes, within 15 days after it is or would have been (if we were subject to such reporting requirements) required to file such with the Securities and Exchange Commission ("SEC"), annual and quarterly financial statements substantially equivalent to financial statements that would have been included in the reports filed with the SEC if we were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, including, with respect to annual information only, a report by our independent certified public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which we are or would have (if we were subject to such reporting obligations) been required to file with the SEC. These annual and quarterly financial statements will be accompanied by comparable consolidating balance sheets and consolidating income statements for each of our subsidiaries that is or becomes (or is required to become pursuant to the provisions of the Indenture or any security document) a guarantor, whether or not such subsidiary is thereafter released from the guarantee. The Indenture further requires the Company to comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

AMENDMENTS AND SUPPLEMENTS

         The Indenture contains provisions permitting us and the Trustee to enter into a supplemental indenture or to amend the security documents relating to the notes for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of not less than a majority in aggregate value of the notes at the time outstanding, we and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders of the notes; provided, that no such modification may, without the consent of the holders of not less than 66 2/3% in aggregate principal amount of the notes at the time outstanding

         o amend, waive or modify the provisions (including the definitions of the defined terms used therein) of either of the covenants contained herein under the headings

                  "Limitation on Restricted Payments",

                  "Limitation on Incurrences of Additional Debt and Issuance of Disqualified Stock",


                  "Limitation on Liens",


                  "Limitation on Asset Sales", or

                  "Guarantee by Subsidiaries";

         o amend, waive or modify any express provision (including the definitions of the defined terms used therein) of the Indenture relating to either (a) events of default or remedies upon any event of default, (b) the rights and duties of the Trustee, or (c) the defeasance, discharge or release of our obligations under the Indenture or the notes, and/or the security documents in a manner adverse to the holders; or

         o amend or supplement any of the security documents in a manner adverse to the holders, provided, further, that no such modification may, without the consent of each holder of the notes affected thereby

         o change the stated maturity of the principal or the interest of a note;

         o reduce the principal amount, any premium or interest on a note;

         o        reduce the amount payable upon a redemption at our option;

         o        change the place or currency of payment on a note;

         o impair the right to institute suit for the enforcement of any payment on any note;

         o amend or modify our obligation to make or consummate a Repurchase Offer upon a Change of Control after the date upon which a Change of Control Offer is required to be made;

         o modify certain of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby;

         o modify the subordination provisions in a manner that is adverse to the holders of the notes; or

         o impair the right to institute suit for the enforcement of any payment on any note.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

         No stockholder, officer, or director, as such, past, present, or future of ours or any of our subsidiaries or any successor corporation or any of them shall have any personal liability in respect of our or such subsidiaries' the obligations under the Indenture or the notes by reason of his or its status as such stockholder, officer, or director.

REGISTRATION RIGHTS


         For information concerning registration rights granted to the initial holders of the notes, see the section entitled "Description of the Securities -- Registration Rights Relating to Certain Securities" beginning at page 98 of this prospectus.





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




REPLACEMENT OF NOTES

         We will replace, at the expense of the holder, notes that become mutilated, destroyed, stolen or lost, upon delivery to the Trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the older of the note before a replacement will be issued.

THE TRUSTEE

         The Trustee for the holders of the notes issued under the indenture is Firstar Bank, N.A. If an event of default occurs and is not cured, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the Trustee will be under obligation to exercise any of its rights or powers under the indenture at the request of any holders of the notes, unless they have offered the Trustee reasonable security or indemnity.

THE SENIOR PREFERRED STOCK

General


         We are authorized to issue 328,667,820 shares of senior preferred stock, par value $0.001 per share. As of the date of this prospectus, 245,256,988 shares of our senior preferred stock were issued and outstanding. We are prohibited from issuing any additional shares of senior preferred stock other than shares issued to pay dividends in kind on the senior preferred stock.


Dividends

         As a holder of shares of senior preferred stock you are entitled to receive, when, as and if declared by our board of directors out of funds at the time legally available therefor, dividends, as follows:


         o Subject to our option to pay dividends in kind as described below, quarterly cash dividends, in preference to holders of any other shares of our capital stock, at an annual rate of $0.10 per share, payable quarterly on March 15, June 15, September 15 and December 15 of each year, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday.


         o During the period ending March 15, 2002, in lieu of paying cash dividends, we are entitled, at our option, to pay dividends in kind (i.e., in additional shares of senior preferred stock with an aggregate liquidation preference equal to the dividend amount), at an annual rate of $0.20 per share.

         o After March 15, 2002, we will pay dividends in cash only at an annual rate of $0.0775 per share.

         o Dividends accrue and are cumulative from the date of the immediately preceding dividend payment date, except with respect to the first dividend which accrues from the date of issuance of the senior preferred stock. We will pay dividends to holders of record as they appear on our stock books on record dates that are determined by our board of directors.

         The senior preferred stock is junior as to dividends to any series or class of our stock hereafter issued that ranks senior as to dividends to the senior preferred stock ("senior dividend stock"). If at any time we fail to pay or declare and set apart for payment accrued and unpaid dividends on any senior dividend stock, we may not pay any dividend on the senior preferred stock.

         The senior preferred stock has priority as to dividends over the junior preferred stock, the common stock and any series or class of our stock hereafter issued that ranks junior as to dividends to the senior preferred stock ("junior dividend stock"). We may not declare, pay or set apart for payment any dividend (other than dividends payable solely in junior preferred stock, common stock or any other series or class of our stock hereafter issued that ranks junior as to dividends and as to liquidation rights to the senior preferred stock), and may not purchase, redeem or acquire, any junior dividend stock unless we first pay or declare and set apart for payment all accrued and unpaid dividends on the senior preferred stock.

         We may not pay dividends on any class or series of our stock that ranks equally with the senior preferred stock as to dividends ("parity dividend stock") unless we first pay or declare and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends for all prior periods on the senior preferred stock. We may not pay dividends on the senior preferred stock unless we first pay or declare and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the senior preferred stock or any parity dividend stock, all dividends declared on the senior preferred stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the senior preferred stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the senior preferred stock and such parity dividend stock bear to each other.

         We compute the amount of dividends payable per share of senior preferred stock for each quarterly dividend period by dividing the annual dividend amount by four. We compute the amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period on the basis of a 360-day year of twelve 30-day months. We will not pay interest in respect of any dividend payment on the senior preferred stock which may be in arrears.


         Under Delaware law, we may declare and pay dividends on our shares of capital stock only out of our surplus, or in certain cases, out of our net profits.


Liquidation Rights

         In the event of our liquidation, dissolution or winding up, holders of shares of senior preferred stock are entitled to receive the liquidation preference of $1.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of junior preferred stock, common stock or any series or class of our stock hereafter issued that ranks junior as to liquidation rights to the senior preferred stock. However, the holders of the shares of the senior preferred stock are not entitled to receive the liquidation preference of such shares until after we have fully paid the liquidation preference of any other series or class of our stock hereafter issued that ranks senior as to liquidation rights to the senior preferred stock ("senior liquidation stock").

         The holders of senior preferred stock and all series or classes of our stock hereafter issued that rank on a parity as to liquidation rights with the senior preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) that is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the senior preferred stock, the holders of such shares are not entitled to any further participation in any distribution of our assets. The voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets and our consolidation or merger with or into one or more other corporations or other entities shall be deemed to be a liquidation, dissolution, or winding up, voluntarily or involuntarily, except in the case of a merger where we are the surviving entity and our shareholders immediately prior to such merger collectively own at least a majority of the voting stock of the surviving corporation in such merger.

Voting Rights

         The holders of the senior preferred stock have the right, voting separately as a class, to elect four of the five directors to our board of directors; provided, that if we have not paid dividends with respect to the payments due on the senior preferred stock commencing March 15, 2002, such holders will have the right, voting separately as a class, to elect all five directors to our board of directors. The right to elect all five directors will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of the fifth director so elected will terminate immediately upon such payment or setting apart of funds for such payment. Holders of the senior preferred stock have one vote per share, voting together with the class A common stock (and the junior preferred stock and any other series or classes of our stock entitled to vote with the class A common stock), on all matters on which holders of the class A common stock are entitled to vote generally.

         In addition, so long as any senior preferred stock is outstanding, the affirmative vote or consent of the holders of at least a majority of all outstanding shares of senior preferred stock, voting separately as a class, is required to

         o amend, alter or repeal any provision of our certificate of incorporation or our bylaws;

         o authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the senior preferred stock as to dividends or upon our liquidation, dissolution or winding up;

         o waive any covenant contained in the certificate of designation for the senior preferred stock;

         o subject to Article VI of our certificate of incorporation, consummate any merger, consolidation or sale of substantially all of our assets; or

         o        effect any reclassification of the senior preferred stock.

         Also, so long as any senior preferred stock is outstanding, the affirmative vote or consent of the holders of at least 75% of all outstanding shares of senior preferred stock, voting separately as a class, is required to amend the voting rights of the senior preferred stock.

Mandatory Redemption

         We are required to redeem the senior preferred stock on March 15, 2006, at 100% of the liquidation preference per share.

Redemption at Our Option

         We may redeem the senior preferred stock for cash, in whole or in part, at any time at our option, at an initial price equal to $0.88 per share plus all accrued but unpaid dividends, increasing by $0.005 per share per month to a maximum of 100% of the liquidation preference per share. However, we are not permitted to redeem any of our senior preferred stock prior to the time that we retire our 15% Senior Secured Notes due 2005.

         If fewer than all of the outstanding shares of senior preferred stock are to be redeemed, we will select those to be redeemed pro rata or by lot as our board of directors may determine. In the event that we fail to pay accrued and unpaid dividends on the senior preferred stock, we are not permitted to redeem any of the then outstanding shares of the senior preferred stock until we have fully paid all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current quarterly dividend.

         We will mail the notice of redemption at least 20 days but not more than 60 days before the redemption date to each holder of record of shares of senior preferred stock to be redeemed at the address shown on our stock transfer books. After the redemption date, dividends will cease to accrue on the shares of senior preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

Mandatory Conversion

         If either (i) more than 75 million shares of the senior preferred stock are outstanding after March 15, 2006 or (ii) two dividend payments have not been paid on the senior preferred stock, one-half of the outstanding shares of the senior preferred stock, on a pro rata basis, will automatically convert into shares of class A common stock at a rate of 0.3461 shares of class A common stock for each $1.00 of liquidation preference of the shares of senior preferred stock converted.

         Upon the occurrence of such a conversion event, we are not obligated to issue certificates evidencing the shares of the class A common stock issuable upon such conversion until either (i) the certificates evidencing such shares of senior preferred stock are either delivered to us or to our transfer agent, or
(ii) the holder of the senior preferred stock notifies either us or our transfer agent that such certificates have been lost, stolen or destroyed and executes appropriate agreements satisfactory to us to indemnify us from any loss in connection with such certificates.


         The certificate of designation governing the senior preferred stock contains customary anti-dilution provisions with respect to the senior preferred stock substantially similar to the provisions set forth in the section below entitled "Warrants -- Adjustments," other than those provisions addressing adjustments to exercise price.

Restrictive Covenants

         The certificate of designation governing the senior preferred stock contains restrictive covenants comparable to the restrictive covenants contained in the Indenture, which, among other things, restrict our ability and the ability of our subsidiaries to:

         o        borrow money;

         o pay dividends on common stock or the preferred stock or make other asset transfers;

         o        transact business with affiliates and related parties;

         o        sell stock in subsidiaries;

         o        engage in any new line of business;

         o        use assets as security in other transactions; and

         o        sell certain assets or merge with or into other companies.


Registration Rights

         For information concerning registration rights granted to the initial holders of the senior preferred stock, see the section entitled "Description of the Securities--Registration Rights Relating to Certain Securities" beginning at page 98 of this prospectus.


Other Provisions

         The outstanding shares of senior preferred stock are duly and validly issued, fully paid and nonassessable. The holders of the shares of senior preferred stock have no preemptive rights with respect to any of our securities.

Transfer Agent

         The transfer agent, conversion agent and registrar for the senior preferred stock is ChaseMellon Shareholder Services, L.L.C.




THE JUNIOR PREFERRED STOCK

General


         We are authorized to issue 37,469,711 shares of junior preferred stock, par value $0.001 per share. As of the date of this prospectus, 21,764,831 shares of junior preferred stock were issued and outstanding. We are prohibited from issuing any additional shares of junior preferred stock other than shares issued to pay dividends in kind on the junior preferred stock.


Dividends


         As a holder of shares of junior preferred stock, you are entitled to receive, when, as and if declared by our board of directors out of funds at the time legally available therefor, dividends, as follows:

         o During the period ending March 15, 2006 (the "first dividend period"), at a rate equal to $0.10 per share per annum, and at any time thereafter (the "second dividend period"), at a rate equal to $0.20 per share per annum, payable quarterly on March 15, June 15, September 15 and December 15 of each year, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday.



         o Dividends shall only be payable in kind (i.e. in additional shares of junior preferred stock with an aggregate liquidation preference equal to the dividend amount) during the first dividend period.


         o During the second dividend period, dividends shall be paid both (i) in cash at a rate of $0.10 per share per annum and
                  (ii) in kind at a rate of $0.10 per share per annum.

         o Dividends accrue and are cumulative from the date of the immediately preceding dividend payment date, except with respect to the first dividend, which shall accrue from the date of issuance of the junior preferred stock. We pay dividends to holders of record as they appear on our stock books on such record dates as are fixed by our board of directors.


         The junior preferred stock is junior as to dividends to any series or class of our stock hereafter issued that ranks senior as to dividends to the junior preferred stock. The junior preferred stock has priority as to dividends over the common stock and any series or class of our stock hereafter issued that ranks junior as to dividends to the junior preferred stock.






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

         We compute the amount of dividends payable per share of junior preferred stock for each quarterly dividend period by dividing the annual dividend amount by four. We compute the amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period on the basis of a 360-day year of twelve 30-day months. We will not pay interest in respect of any dividend payment on the junior preferred stock which may be in arrears.


         Under Delaware law, we may declare and pay dividends on our shares of capital stock only out of our surplus, or in certain cases, out of our net profits.


Liquidation Rights

         In the event of our liquidation, dissolution or winding up, holders of shares of junior preferred stock are entitled to receive the liquidation preference of $1.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock or any series or class of our stock hereafter issued that ranks junior as to liquidation rights to the junior preferred stock. However, the holders of the shares of the junior preferred stock are not entitled to receive the liquidation preference of such shares until after we have fully paid the liquidation preference of the senior preferred stock and any other series or class of our stock hereafter issued that ranks senior as to liquidation rights to the junior preferred stock ("senior liquidation stock").


         The holders of junior preferred stock and all series or classes of our stock hereafter issued that rank on a parity as to liquidation rights with the junior preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) that is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the junior preferred stock, the holders of such shares are not entitled to any further participation in any distribution of our assets. The voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets and our consolidation or merger with or into one or more other corporations or other entities shall be deemed to be a liquidation, dissolution, or winding up, voluntarily or involuntarily, except in the case of a merger where we are the surviving entity and our shareholders immediately prior to such merger collectively own at least a majority of the voting stock of the surviving corporation in such merger.


Voting Rights

         Holders of the junior preferred stock have one vote per share (voting together with the class A common stock, the senior preferred stock and any other series or classes of our stock entitled to vote with the class A common stock), on all matters on which holders of the class A common stock are entitled to vote generally. If no shares of senior preferred stock are outstanding, the holders of the junior preferred stock have the right, voting separately as a class, to elect two directors to our board of directors. In exercising such voting rights, each outstanding share of junior preferred stock is entitled to one vote, excluding shares held by us or any entity controlled by us, which shares shall have no voting rights.

         In addition, so long as any junior preferred stock is outstanding, the affirmative vote or consent of the holders of at least a majority of all outstanding shares of junior preferred stock, voting separately as a class, is required to

         o amend, alter or repeal any provision of our certificate of incorporation or our bylaws;


         o authorize or issue, or increase the authorized amount of, any additional class or series of stock ranking senior to the junior preferred stock as to dividends, or upon our liquidation, dissolution or winding up;


         o waive any covenant contained in the certificate of designation for the junior preferred stock;



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

         o subject to Article VI of our certificate of incorporation, consummate any merger, consolidation or sale of substantially all of our assets; or

         o        effect any reclassification of the junior preferred stock.

Also, so long as any junior preferred stock is outstanding, the affirmative vote or consent of the holders of at least 75% of all outstanding shares of junior preferred stock, voting separately as a class, is required to amend the voting rights of the junior preferred stock.

Mandatory Redemption

         We are required to redeem the junior preferred stock on March 15, 2010 at 100% of the liquidation preference per share.

Redemption at Our Option

         We may redeem the junior preferred stock for cash, in whole or in part, at any time at our option, for an amount equal to 100% of the liquidation preference per share. However, we are not permitted to redeem any of the junior preferred stock prior to the time that we retire all of our 15% Senior Secured Notes due 2005 and our senior preferred stock.

         If fewer than all of the outstanding shares of junior preferred stock are to be redeemed, we will select those to be redeemed pro rata or by lot as our board of directors may determine. In the event that we fail to pay accrued and unpaid dividends on the junior preferred stock, we may not redeem any of the then outstanding shares of the junior preferred stock until we have fully paid all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current quarterly dividend.

         We will mail the notice of redemption at least 20 days but not more than 60 days before the redemption date to each holder of record of shares of junior preferred stock to be redeemed at the address shown on our stock transfer books. After the redemption date, dividends will cease to accrue on the shares of junior preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

Mandatory Conversion

         If either (i) more than 75 million shares of the senior preferred stock are outstanding after March 15, 2006 or (ii) two dividend payments have not been paid on the senior preferred stock, all of the outstanding shares of the junior preferred stock will automatically convert into shares of class A common stock at the rate of 0.1168 shares of class A common stock for each $1.00 of liquidation preference of the shares of junior preferred stock converted.

         Upon the occurrence of such a conversion event, we are not obligated to issue certificates evidencing the shares of the class A common stock issuable upon such conversion until either (i) the certificates evidencing such shares of junior preferred stock are either delivered to us or to our transfer agent, or
(ii) the holder of the junior preferred stock notifies either us or our transfer agent that such certificates have been lost, stolen or destroyed and executes appropriate agreements satisfactory to us to indemnify us from any loss in connection with such certificates.


         The certificate of designation governing the junior preferred stock contains appropriate anti-dilution provisions with respect to the junior preferred stock substantially similar to the provisions set forth in the section below entitled "Warrants -- Adjustments," other than those provisions addressing adjustments to exercise price.




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

Restrictive Covenants

The certificate of designation governing the junior preferred stock contains restrictive covenants comparable to the restrictive covenants contained in the Indenture, which, among other things, restrict our ability and the ability of our subsidiaries to:

         o        borrow money;

         o pay dividends on common stock or the preferred stock or make other asset transfers;

         o        transact business with affiliates and related parties;

         o        sell stock in subsidiaries;

         o        engage in any new line of business;

         o        use assets as security in other transactions; and

         o        sell certain assets or merge with or into other companies.


Registration Rights

         For information concerning registration rights granted to the initial holders of the junior preferred stock, see the section entitled "Description of the Securities--Registration Rights Relating to Certain Securities" beginning at page 98 of this prospectus.


Other Provisions

         The outstanding shares of junior preferred stock are duly and validly issued, fully paid and nonassessable. The holders of the shares of junior preferred stock have no preemptive rights with respect to any of our securities.




Transfer Agent

         The transfer agent, conversion agent and registrar for the junior preferred stock is ChaseMellon Shareholder Services, L.L.C.



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

THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK

General


         We are authorized to issue 100,000,000 shares of class A common stock, par value $0.01 per share, and 247,500 shares of class B common stock, par value $0.01 per share. As of the date of this prospectus, 1,002,751 shares of class A common stock and 247,500 shares of class B common stock were issued and outstanding. We have reserved 62,013,125 shares of class A common stock for issuance upon exercise of the warrants and conversion of the senior preferred stock, the junior preferred stock and the class B common stock.


         The class A common stock and the class B common stock are identical in all respects except that the holders of the class B common stock have the right, voting separately as a class, to elect one of our directors during periods in which the holders of the senior preferred stock are not entitled to elect all five of our directors. The class B common stock will automatically convert into class A common stock upon the transfer thereof from the initial holder thereof to any person other than John R. Stanley, his affiliates or upon the termination, for certain reasons, of John R. Stanley as our chief executive officer and as one of our directors.

Dividend Policy

         The Indenture, our oil and gas credit facility, our accounts receivable facility and the provisions of our certificate of incorporation relating to the preferred stock prohibit the payment of cash dividends on our class A common stock and our class B common stock. Because of these prohibitions, we do not anticipate paying any cash dividends on the class A common stock or the class B common stock in the foreseeable future.

Voting Rights

         Subject to the rights of holders of the preferred stock (described under the above section entitled "The Senior Preferred Stock -- Voting Rights") and the class B common stock (described in the last sentence of this paragraph) to elect certain directors, holders of shares of class A common stock and class B common stock are entitled to one vote per share on any matter submitted to a vote of stockholders, including the election of directors to fill vacancies which are not otherwise designated to be filled by the holders of the preferred stock or class B common stock. Cumulative voting is prohibited. The holders of the class B common stock have the right, voting separately as a class, to elect one of our directors during periods in which the holders of the senior preferred stock are not entitled to elect all five of our directors.

Other Rights


         The class A common stock and the class B common stock are not redeemable, do not have any conversion rights (other than the automatic conversion of the class B common stock in the instances described under "General" above) and are not subject to call. Holders of shares of class A common stock and class B common stock have no preemptive rights to maintain their respective percentage ownership in future offerings or sales of our stock. The Indenture, our oil and gas credit facility and our accounts receivable facility, and the terms of the preferred stock prohibit the payment of cash dividends on the class A common stock and class B common stock. Subject to these prohibitions, the holders of class A common stock and the class B common stock are entitled to receive ratably such dividends, if any, as and when declared from time to time by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding-up, the holders of class A common stock and class B common stock are entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of class A common stock and class B common stock. The shares of class A common stock and class B common stock currently outstanding are validly issued, fully paid and nonassessable.


Limitations on Liability of Directors

         Our certificate of incorporation contains a provision that is designed to limit our directors' liability to the extent permitted by the Delaware General Corporation Law and any amendments thereto. Under current law, our directors will not be held liable to us or our stockholders for monetary damages for any breach of fiduciary duty except for liability as a result of: (i) a breach of the duty of loyalty to us or our stockholders, (ii) actions



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


or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend, improper stock repurchases, or improper stock redemptions, or (iv) actions or omissions pursuant to which the director receives an improper personal benefit.


         The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against any of our directors unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, may not eliminate or limit director liability arising in connection with causes of action brought under federal securities laws.

         Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against our directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

Indemnification of Officers and Directors

         Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law. In addition, we have customary directors' and officers' liability insurance policies for our directors and officers.


Registration Rights

         For information concerning registration rights granted to the initial holders of the class A common stock, see the section entitled "Description of the Securities--Registration Rights Relating to Certain Securities" beginning at page 98 of this prospectus.


Transfer Agents


         The Transfer Agent for the class A common stock is ChaseMellon Shareholder Services, L.L.C. The Company acts as transfer agent for the class B common stock.




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

THE WARRANTS

         We issued the warrants under a warrant agreement dated as of March 15, 2000 (the "warrant agreement") between us and ChaseMellon Shareholder Services, L.L.C. (the "warrant agent"). The following summary of certain provisions of the warrant agreement and the warrants does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the warrants, including the definitions therein of certain terms. The warrant agent may resign at any time, in which case a successor to the warrant agent is to be appointed pursuant to the terms of the warrant agreement.

General

         Each warrant, when exercised, will entitle the holder thereof to receive one share of our class A common stock (each, a "warrant share") at an exercise price of $120.00 per share. The exercise price and the number of warrant shares issuable upon exercise of a warrant are both subject to adjustment in certain cases. See "Adjustments" below. The warrants are exercisable at any time on or after the date of issuance thereof. Unless exercised, the warrants will automatically expire on June 30, 2002 (the "expiration date").


         The warrants entitle the holders thereof to purchase in the aggregate approximately 33% of our outstanding common stock on a fully diluted basis (including our common stock issuable upon exercise of the warrants, but without giving effect to the issuance of any common stock (whether or not upon exercise of any warrant) for consideration at or above current market value (as defined) after the effective date or to the conversion of the senior preferred stock or the junior preferred stock into shares of common stock, which would have a substantial dilutive effect upon the warrants) as of the date of issuance of the warrants.


         The warrants may be exercised at any time by surrendering to us the warrant certificates evidencing the warrants, with the accompanying form of election to purchase, properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made in the form of cash or a certified or official bank check payable to our order. Upon surrender of the warrant certificate and payment of the exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares or other securities or property to which such holder is entitled under the warrants and warrant agreement, including, without limitation, any cash payable to adjust for fractional interests in warrant shares issuable upon such exercise. If fewer than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

         No fractional warrant shares will be issued upon exercise of the warrants. If any fraction of a warrant share would, except for the foregoing provision, be issuable upon the exercise of any warrants (or specified portion thereof), we will, in lieu of issuing a fraction of a warrant share, pay to the holder of the warrant at the time of exercise an amount in cash equal to the same fraction of the current market value (as defined) of a share of class A common stock less the portion of the exercise price attributable thereto.

         Certificates for warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

         As a holder of the warrants, you

         o have no right to vote on matters submitted to our stockholders;

         o        have no right to receive cash dividends; and

         o are not entitled to share in any of our assets in the event of our liquidation, dissolution or winding up.

Adjustments

         The number of warrant shares purchasable upon the exercise of the warrants will be subject to adjustment in certain events, including the following:

         o our payment of dividends (or other distributions) on our class A common stock in shares of such class A common stock or other shares of our capital stock;

         o subdivisions, combinations and reclassification of the class A common stock;

         o distribution to all holders of the class A common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding cash dividends or other cash distributions from current or retained earnings); and

         o if we issue either (x) shares of class A common stock for a consideration per share less than the current market value per share net of commissions and fees (other than shares of class A common stock that we issue upon conversion or exchange of other securities convertible into or exchangeable for class A common stock or upon exercise of warrants) or (y) any securities convertible into or exchangeable for class A common stock (other than the warrants and any shares of senior preferred stock and junior preferred stock issued in payment of dividends on such stock) for a consideration per share of class A common stock initially deliverable upon conversion or exchange of such securities that is less than the current market value per share net of commissions and fees on the date of issuance of such securities.

         Upon each adjustment in accordance with the above paragraph to the number of warrant shares purchasable, the exercise price will be adjusted so that the aggregate exercise price for all warrant shares purchasable upon exercise of the warrants immediately prior to such adjustment is equal to the aggregate exercise price for all warrant shares purchasable upon exercise of the warrants immediately after such adjustment; provided, that the exercise price may not be adjusted below the lesser of $0.01 per share of common stock and the then par value per share of common stock.

         Notwithstanding the foregoing, we are not required to make any adjustment for or take any other action in respect of the following:

         o a change solely in the par value or no par value of the class A common stock, provided that we may not increase the par value to exceed the exercise price;

         o the conversion or exchange list as bullet items (other than pursuant to a reclassification), in any case on a share-for-share basis, of common stock for non-voting common stock that has rights (other than voting rights) identical to the class A common stock, or of such non-voting stock for class A common stock;

         o our issuance to our employees or any of our subsidiaries of stock or stock options in an amount which, upon purchase or exercise, as the case may be, would represent in the aggregate, less than 10% of our common stock on a fully diluted basis; or

         o        any exercise of the warrants.

         As used herein, the term "current market value" per share of class A common stock or any other security at any date means, on any date of determination (a) the average of the daily closing sale prices for each of 15 trading days immediately preceding such date (or such shorter number of days during which such security has been listed or traded), if the security has been listed on the New York Stock Exchange, the American Stock Exchange or other national securities' exchange or the NASDAQ National Market for at least 10 trading days prior to such date, (b) if such security is not so listed or traded, the average of the daily closing bid prices for each of the 15 trading days immediately preceding such date (or such shorter number of days during which such security had been quoted), if the security has been quoted on a national over-the-counter market for at least 10 trading days, and (c) otherwise, the value of the security most recently determined as of a date within the six months preceding such day by our board of directors.

         In case of certain reclassifications, redesignations, reorganizations or changes in the number of outstanding shares of the class A common stock, or consolidations or mergers, or the sale of all or substantially all of our assets, each warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto.

         The holders of unexercised warrants are not entitled, as such, to receive dividends or other distributions with respect to the class A common stock, receive notice of any meeting of our stockholders, consent to any action of our stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders.

Reservation of Shares

         We have authorized and reserved for issuance such number of shares of class A common stock as shall be issuable upon the exercise of outstanding warrants. Such shares of class A common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Amendment

         From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the warrants shall require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement).


REGISTRATION RIGHTS RELATING TO CERTAIN SECURITIES

         We entered into registration rights agreements (the "Registration Rights Agreements") with the initial holders of the notes, the senior preferred stock, the junior preferred stock and the class A common stock (the "registrable securities") under which we agreed, among other things, to do the following:

         o file a shelf registration statement with the SEC relating to resale of the registrable securities held by them under the Securities Act of 1933, and use our best efforts to have the shelf registration statement declared effective as soon as practicable after filing;

         o to keep the shelf registration statement effective for five years from the date of issuance of the registrable securities or, if earlier, until all registrable securities covered by the shelf registration statement have been sold pursuant thereto; and

         o cause the shelf registration statement, as amended or supplemented, to materially comply with applicable requirements of the Securities Act and regulations of the SEC, including the filing of any amendment or supplement necessary to prevent the shelf registration statement from containing any untrue statement of material fact or from omitting any statement of material fact required to prevent the statements contained therein from being misleading.

         We will provide to each holder of the registrable securities copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

         Upon written notice to the holders of the registrable securities, we will be permitted to suspend the use of the prospectus that is a part of the shelf registration statement upon the occurrence of any of the following:

         o any request by the SEC for amendments or supplements to the shelf registration statement or the prospectus that is a part of the shelf registration statement;

         o the issuance by the SEC of any stop order suspending the effectiveness of the shelf registration statement or the initiation of any proceedings for that purpose;

         o our receipt or our counsel's receipt of any notification with respect to the suspension of the qualification of any of the registrable securities for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose; or

         o any event that requires us to make changes to the shelf registration statement in order that neither one contains false or misleading statements of material information.

         Upon receipt of such notice, the holders of the registrable securities are required to cease disposing of the registrable securities under the prospectus. We have agreed to make every reasonable effort to obtain the withdrawal at the earliest possible time of any order suspending the effectiveness of the shelf registration statement.

         Any holder of the registrable securities who elects to sell the registrable securities pursuant to the shelf registration statement is required to deliver certain information to us (as described in the Registration Rights Agreements) in order to have its registrable securities covered by the shelf registration statement. A holder of the registrable securities that sells the registrable securities pursuant to the shelf registration statement generally is required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, is subject to certain of the civil liability provisions under the Securities Act in connection with such sales and shall be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

         The summary of certain provisions of the Registration Rights Agreements is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, a copy of each of which we will make available to beneficial owners of the registrable securities upon request to us.

                       CERTAIN FEDERAL INCOME TAX MATTERS

         The following is our summary of certain material U.S. federal income taxation considerations relevant to the purchase, ownership, and disposition of certain of our securities by a holder that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation or reporting. Our summary is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. Our summary does not discuss all aspects of federal income taxation that may be relevant to particular investors in light of their individual investment circumstances or to certain types of investors subject to special tax rules, such as financial institutions, insurance companies, tax-exempt organizations, foreign taxpayers and persons that will hold the securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for federal income tax purposes or that have a functional currency other than the U.S. dollar. In addition, our summary does not discuss any state, local, or foreign tax considerations. Our summary assumes that investors will hold the securities, including the warrant shares received upon exercise of the warrants, as "capital assets" (generally, property held for investment) as defined for federal income tax purposes. Prospective purchasers of any of the securities are urged to consult their own tax advisors as to the tax consequences of the purchase, ownership, and disposition of any of the securities in light of their own particular circumstances, including the effect of any state, local or other national laws.

TAXATION OF THE NOTES

Original Issue Discount

         We intend to take the position that the notes have not been issued with original issue discount ("OID") and the stated interest on a note will be includible in a holder's gross income as ordinary income at the time it is paid or accrued in accordance with the holder's method of tax accounting. For federal income tax purposes, the notes will be treated as issued with OID however if, when issued, their stated principal amount exceeded their issue price by more than a de minimis amount. The notes, along with various other securities of TransTexas, were issued pursuant to our bankruptcy plan to settle the TransTexas senior secured notes claims. If neither the notes nor the TransTexas senior secured notes claims exchanged therefor were treated as traded on an established market within the 60-day period ending 30 days after the issue date of the notes (the "issue period"), then, the issue price of the notes should be equal to their stated principal amount, resulting in the notes having no OID. Conversely, if the notes or the debt underlying the claims exchanged therefore were properly treated as traded on an established securities market during the issue period, then the issue price of the notes would generally equal the trading price on the issue date of the notes. Based on the information available to us, we believe and this summary assumes that (i) the notes are not traded on an established securities market for federal income tax purposes and (ii) the notes thus have not been issued with OID. If the notes were issued with OID, a holder will be required to include a portion of this OID in income periodically over the term he held the note before receipt of the cash attributable to this income. Regardless of whether the notes were issued with OID, a holder of a note will include in income the stated interest on his note in accordance with his method of tax accounting.

Disposition of Notes

         Generally, any sale or redemption or other disposition of notes will result in taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of other property received and (ii) the holder's adjusted tax basis in the note (generally the price paid for the note). Except to the extent that the market discount rules apply as described below, any gain or loss upon a sale or other disposition of a note will generally be capital gain or loss, which will be long-term if the note has been held by the holder for more than one year.

Market Discount

         Generally, market discount will exist to the extent that, at the time of purchase, the purchase price paid by a holder for a note is less than the stated principal amount of the note (presumably determined after reducing the principal for any prior principal payments on the note), subject to a statutory de minimis exception. Generally, a holder who acquires a note with market discount will be required to treat any gain realized upon the disposition (including redemption) of the note as ordinary income to the extent of the market discount that has accrued (but was not previously included in income) during the period the holder held the note. For federal income tax purposes,



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partial principal payments on a market discount bond are included in gross income to the extent that the payments do not exceed the accrued market discount on the bond. A holder of a note who has acquired the note with market discount will also be required to defer the deduction of a portion of any interest on debt incurred or continued to purchase or carry the note until disposition of the note in a taxable transaction.

         A holder may elect to include market discount in income as this discount accrues with a corresponding increase in the holder's adjusted tax basis in the note. If a holder so elects, the rules in the preceding paragraph regarding the treatment of income or gain upon the disposition of a note and upon receipt of certain cash payments as ordinary income or gain, and regarding the deferral of interest deductions on indebtedness related to a note, would not apply. Once made, this an election applies to all debt obligations that are purchased by a holder at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the holder, unless the IRS consents to a revocation of the election.

TAXATION OF THE PREFERRED STOCK

Distributions on the Preferred Stock

         If a distribution is made with respect to the preferred stock, including a distribution on the preferred stock that is paid in kind, the amount of the distribution generally will be subject to tax to the holder as a dividend for federal income tax purposes to the extent of our current and accumulated earnings and profits, as calculated for tax purposes. These distributions received by corporate holders may be eligible for the dividends-received deduction. In the case of a distribution of preferred stock that is paid in kind, a holder would recognize current ordinary income to the extent that the distribution is characterized as a dividend, even though no cash is received with respect to this distribution. The amount of the distribution, and the recipient's tax basis, of an in kind distribution on the preferred stock will equal the fair market value of the shares distributed as determined on the distribution date. The amount of any distribution on the preferred stock in excess of current and accumulated earnings and profits will first be a tax-free recovery of basis to the extent of (and reduce) the holder's adjusted basis in the stock, and any remaining amount of the distribution will generally be subject to tax to the holder of the stock as capital gain. Corporate holders may be subject to limitations on their ability to claim the dividends received deduction.

Redemption Premium


         We have both a mandatory and an optional right to redeem the preferred stock. For federal income tax purposes, if the redemption price of the senior preferred stock or junior preferred stock exceeds their respective issue price by more than a de minimis amount, this excess (the "redemption premium") is includible in ordinary income as a constructive dividend distribution over the period that the stock cannot be called for redemption, to the extent that the distribution is paid from our current or accumulated earnings and profits. The amount of each constructive distribution would be based on an economic accrual method, with a proportionately smaller amount of the redemption premium taken into income in the early years and higher amounts in the later years. To the extent a constructive distribution is treated as dividend, it will increase the holder's adjusted basis in the preferred stock. A holder should not recognize taxable income or gain, however, from a constructive distribution (and the holder's basis in his preferred stock should not be adjusted) to the extent it is not paid from our current or accumulated earnings and profits. The issue price generally will equal the fair market value of the preferred stock as of the date the stock is issued. We believe, and intend to take the position, that when issued, the fair market value and thus the issue price of both the senior preferred stock and the junior preferred stock was zero when this stock was issued. Based on this valuation, the redemption premium would equal the liquidation preference amount of each share of preferred stock. The federal income tax regulations provide that the issuer's determination that stock has a redemption premium that is includible in a holder's income is binding on the holder unless the holder discloses a different treatment on a statement attached to a timely filed federal income tax return for the year that the holder first acquires the stock. We currently are unable to predict with any certainty (i) when, if at all, we will first generate positive current or accumulated earnings and profits for tax purposes and (ii) the amount of any such earnings and profits. PURCHASERS OF PREFERRED STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS CONCERNING THE



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APPLICATION OF REDEMPTION PREMIUM PROVISIONS UNDER THE FEDERAL INCOME TAX RULES
WITH RESPECT TO THE PREFERRED STOCK.

         If additional shares of preferred stock are distributed on either the senior preferred stock or the junior preferred stock having a fair market value at the time of distribution that is less than its respective redemption price, the additional preferred stock will have a redemption premium that may be taxable as a constructive distribution of additional stock to a holder that is taxed as a dividend to the extent of our current and accumulated earnings and profits. This amount of redemption premium on the additional shares of preferred stock may differ from that attributable to the preferred stock on which the in kind distribution is made, resulting in the additional in kind shares of senior or junior preferred stock not being fungible with the preferred stock of the same respective class that is issued before the in kind distribution.

Optional Redemption

         With respect to each of the senior preferred stock and the junior preferred stock, for purposes of determining the amount of their respective redemption premium and the period during which the redemption premium accrues, redemption of each class of preferred stock will be deemed to occur on the mandatory redemption date and at their mandatory redemption prices unless, based on all of the facts and circumstances surrounding each class on the issue date, exercise of the optional redemption of the class in question is more likely than not to occur. If on the issue date an optional redemption is more likely than not to occur, and the stock may be redeemed at more than one date, then the redemption date is deemed to be the first date on which the stock redemption is most likely to occur based on the applicable facts and circumstances on the issue date. Because the senior preferred stock cannot be redeemed before the notes are fully repaid, we believe that it is not more likely than not that we will exercise our right to optionally redeem the senior preferred stock. Based specifically on the facts and circumstances in existence on March 17, 2000 when the junior preferred stock was issued, we believe that as of such date it is not more likely than not that we will redeem the junior preferred stock before the mandatory redemption date of March 15, 2010. Based on this position, we believe any redemption premium of the junior preferred stock should be includible in a holder's income over the period ending on the mandatory redemption date to the extent of our current or accumulated earnings and profits. No assurance can be provided however that (i) the IRS will not successfully assert the position that it is more likely than not that the junior preferred stock will be redeemed prior to March 15, 2010 or (ii) based on future developments and market conditions, we will not consider redeeming the junior preferred stock prior to 2010.

Treatment of Dividends as Redemption Premium


         We intend to calculate the redemption price and thus the redemption premium of the preferred stock based on the liquidation preference amount. The preferred stock provides for mandatory redemption (and the junior preferred stock provides for an optional redemption price) at a redemption price equal to the liquidation preference amount per share of the preferred stock in question, plus accrued and unpaid dividends. If at the time of issuance of the preferred stock, there were no intention for dividends to be paid currently, the IRS might successfully treat these dividends as disguised additional redemption premiums that are taxed on a current basis to the holder an economic accrual method under the redemption premium rules discussed above. We intend to pay significantly all dividends currently on the preferred stock, either in cash or, in additional shares of preferred stock. Thus, while the appropriate treatment of unpaid cumulative dividends as part of the redemption premium has not yet been addressed by relevant tax authority and no assurance can be given as to the outcome of this guidance, we intend to take the position that the redemption premium of the preferred stock should not include any stated dividends nor should any accrued and unpaid dividends be treated as a constructive distribution to holders prior to actually paid. Further, the IRS might assert that the excess of the aggregate amount of the stated dividends on the junior preferred stock over $0.10 per share should be treated as additional premium that must be included in income by holders in accordance with the rules discussed above regarding redemption premiums, resulting in these excess dividends possibly included in income by a holder before their schedule payment dates.




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

Conversion of Stock

         The terms of the preferred stock provide that one-half of the shares of the senior preferred stock and all of the shares of the junior preferred stock will automatically convert to shares of common stock based on the conversion ratios set forth under their terms if either (i) more than 75 million shares of senior preferred stock are outstanding after March 15, 2006 or (ii) any two dividend payments are in arrears on the senior preferred stock. Except to the extent attributable to unpaid accrued dividends, a holder of the preferred stock generally will not recognize gain or loss upon conversion of the stock into common stock. The tax basis of shares of the common stock acquired upon conversion of the preferred stock (exclusive of any shares the receipt of which is taxable because of dividend arrearages) will be equal to the holder's adjusted tax basis in the preferred stock immediately before the conversion and the holding period of the common stock received will include the period during which the preferred stock was held by the holder. A holder's initial tax basis in the preferred stock generally will equal the price paid therefor. If dividends are in arrears on the preferred stock at the time of the conversion into common stock, a portion of the common stock so received the value of which is less than or equal to the amount of the arrearage may be includible in income as a dividend (to the extent of our current or accumulated earnings and profits).

Sale or Other Disposition of Preferred Stock

         Upon a sale, exchange or other taxable disposition of preferred stock, excluding a mandatory conversion into common stock, a holder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the sum of any amount of cash and the fair market value of any property received upon the sale, exchange or other disposition and (ii) the holders' adjusted tax basis in the preferred stock disposed of. Any gain or loss recognized upon a sale, exchange or disposition of the stock generally would be long-term capital gain or loss if the holder's holding period for the preferred stock exceeds twelve months at the time of the sale or exchange. If the preferred stock is redeemed by the issuer, the redeemed shareholder generally will recognize capital gain or loss if the holder has no other interest in the issuer, directly or constructively through the attribution rules of section 318 of the Internal Revenue Code. If the holder of the redeemed preferred stock has such an interest, the redemption could be treated as a dividend under the federal income tax rules.

Adjustment

         The conversion ratio of the preferred stock is subject to adjustments under certain circumstances. For federal income tax purposes, holders of the preferred stock will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, if and to the extent that certain adjustments in the conversion ratio that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of a holder of preferred stock in the fully diluted common stock. This consequence results whether or not the preferred stock is ever converted.

Treatment of Senior Preferred Stock as "Fast-Pay" Stock


    Under recently issued federal income tax regulations, if certain conditions are met, the issuance of stock that has a dividend rate that is reasonably expected to decline (so called "fast-pay" stock) is recharacterized for federal income tax purposes and treated as occurring between the holders of fast-pay stock (the "fast-pay shareholders") and the holders of all other stock of the issuer of the fast-pay stock (the "benefitted shareholders"). Under the federal income tax regulations, the determination of whether stock is fast-pay is based on all the facts and circumstances and, unless clearly demonstrated otherwise, stock is presumed to be "fast-pay" stock if it is structured to have a dividend rate that is reasonably expected to decline. The senior preferred stock has a dividend rate that will decline after June 15, 2002 and, thus, would be presumed to constitute fast-pay stock under the federal income tax regulations unless clearly demonstrated to the contrary.


    In general, if the Commissioner of the IRS determines in his discretion that a principal purpose for the structure of the fast-pay stock arrangement is the avoidance of any federal tax, then the fast-pay stock arrangement


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is recharacterized as an arrangement directly between the fast-pay shareholders and benefitted shareholders. As recharacterized, the benefitted shareholders are deemed to have issued financial instruments, having terms identical to the fast-pay stock, directly to the fast-pay shareholders in exchange for cash equal to the value of the fast-pay stock and the benefitted shareholders are then deemed to have contributed the cash proceeds from the issuance of the financial instruments to the fast-pay issuer for stock of the fast-pay issuer ("benefitted stock"). Actual distributions made with respect to the fast-pay stock are treated as constructively paid by the fast-pay issuer to the benefitted shareholders with respect to the benefitted stock and then remitted by the benefitted shareholders to the fast-pay shareholders with respect to the financial instruments. Issuers of fast-pay stock are required to furnish the IRS with various information regarding the fast-pay stock. We believe under the current facts that a principal purpose for the structure of the senior preferred stock was not the avoidance of any tax and that the senior preferred stock should not be subject to recharacterization as discussed above. It is unclear, however, what standard the IRS will apply to determine if the proscribed tax purpose exists with respect to the senior preferred stock and what facts are necessary to clearly rebut the presumption that stock having a declining dividend rate is not fast-pay stock. Thus, we can not determine with certainty whether the IRS would successfully determine that the senior preferred stock is fast-pay stock that is subject to the recharacterization rules of the federal income tax regulations. PURCHASERS OF SENIOR PREFERRED STOCK, JUNIOR PREFERRED STOCK, COMMON STOCK AND WARRANTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FEDERAL INCOME TAX REGULATIONS TO FAST-PAY STOCK ARRANGEMENTS.


TAXATION OF THE COMMON STOCK AND WARRANTS

Exercise or Lapse of Warrants

         No gain or loss will be recognized by a holder upon the exercise of warrants for warrant shares. A holder's tax basis in the shares of warrant shares received upon the exchange will equal the sum of the adjusted tax basis in the warrants plus the price paid on the exercise thereof. The holding period of the warrant shares received on the exercise of the warrants will not include the period during which the warrants were held by the holder. If the warrants lapse without exercise, the holder will recognize a capital loss (assuming the sale or exchange of the warrants by the holder would have given rise to capital gain or loss) equal to the holder's tax basis in the warrants. Any capital loss should be long-term if the holder held his warrants for more than one year.

Dividends on Common Stock

         Distributions, if any, paid on the common stock (including warrant shares), to the extent made from our current or accumulated earnings and profits, as calculated for federal income tax purposes, will be included in income as ordinary dividend income by a holder when paid. The amount of any distribution on the common stock in excess of current and accumulated earnings and profits will first be a tax-free recovery of basis to the extent of (and reduce) the holder's adjusted basis in the stock, and any remaining amount of the distribution will generally be subject to tax to the holder of the stock as capital gain. Corporate holders may be subject to limitations on their ability to claim the dividends-received deduction.

Sale or Other Disposition of Common Stock or Warrants

         The sale of warrants ordinarily will result in the recognition of gain or loss to the holder for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) the holder's tax basis in the warrants. This gain or loss should constitute capital gain or loss, assuming that the warrant shares would have been a capital asset in the hands of the holder had the warrants been exercised, and the capital gain or loss should qualify as long-term capital gain or loss if the holder held his warrants for more than one year. Similarly, upon the sale or exchange of common stock (including warrant shares), a holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) the adjusted tax basis of the common stock in the hands of the holder. This gain or loss generally will be treated as capital gain or loss, if the common stock is a capital asset in the hands of the holder. Receipt of cash by a holder of a warrant in lieu of fractional warrant shares on the exercise of a



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warrant should be treated as a redemption of the fractional shares for cash. If shares of common stock (including warrant shares) are redeemed by the Company, a holder of the common stock will generally recognize capital gain or loss if the holder has no other interest in the Company, directly or constructively through the attribution tax rules of section 318 of the Internal Revenue Code. If the holder of the common stock has such an interest, the redemption could be treated as a dividend for federal income tax purposes.

Adjustment

         The conversion ratio and exercise price of the warrants are subject to adjustments under certain circumstances. For federal income tax purposes, holders of the warrants will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of our current or accumulated earnings and profits, if and to the extent that certain adjustments in the conversion ratio or exercise price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of a holder of a warrant in the fully diluted common stock. This consequence results whether or not the holder ever exercises the warrant.

Treatment of Senior Preferred Stock as "Fast-Pay" Stock


         If the senior preferred stock was treated as "fast-pay" stock and subject to recharacterization under the federal income tax regulations, the holders of the common stock would be treated as constructively issuing financial instruments, having terms identical to the senior preferred stock, directly to the holders of the senior preferred stock, with possible tax consequences to the holders of common stock. See Taxation of the Preferred Stock -- Treatment of Senior Preferred Stock as "Fast-Pay" Stock.


SPECIAL TAX RULES APPLICABLE TO NON-UNITED STATES HOLDERS

Foreign Persons

         The following discussion is a summary of certain United States federal income tax consequences to a foreign person that holds a security. The term "foreign person" means a beneficial owner of a security that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or the District of Columbia (unless, in the case of a partnership, the tax regulations provide otherwise), (iii) an estate the income of which is subject to United States federal income taxation without regard to source of its income or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more fiduciaries who have authority to control substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in federal income tax regulations, certain trusts in existence on August 20, 1996, and treated as a United States person prior to that date, that elects to continue to be treated as a United States person also will be a United States person. The rules governing the U.S. federal income taxation of securities beneficially owned by a foreign person are complex and no attempt will be made herein to provide more than a general summary of some of the significant rules. FOREIGN PERSONS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AS WELL AS TREATIES, WITH REGARD TO OWNING A SECURITY, INCLUDING ANY REPORTING REQUIREMENTS.

Notes

    If the income or gain on a note owned by a foreign person is "effectively connected with the conduct of a trade or business within the United States," then the foreign person will be subject to tax on such income or gain in essentially the same manner as a United States citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to the branch profits tax.

    If the income on the note owned by a foreign person is not "effectively connected with the conduct of a trade or business within the United States," then the following federal income tax consequences result. Under the



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"portfolio interest" exception to the general rules for the withholding of tax on interest and original issue discount paid to a foreign person, a foreign person will not be subject to United States tax (or to withholding) on interest or original issue discount on a note, provided that (i) the foreign person does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that is entitled to vote and is not a controlled foreign corporation with respect to the United States that is related to us through stock ownership, and (ii) we, our paying agent or the person who would otherwise be required to withhold tax receives either (A) a statement (an "owner's statement") signed under penalties of perjury on Form W-8 or W-8BEN or a substantially similar form by the beneficial owner of the note in which the owner certifies that the owner is not a United States person and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the Financial Institution holding the note on behalf of the beneficial owner, together with a copy of the owner's statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a note on behalf of the owner of the note. A foreign person who does not qualify for the "portfolio interest" exception would, under current law, generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on interest payments on the notes.

         In general, gain recognized by a foreign person upon the redemption, sale or exchange of a note (including any gain representing accrued market discount) will not be subject to United States tax. However, a foreign person may be subject to United States tax at a flat rate of 30% (unless exempt by applicable treaty) on any such gain if the foreign person is an individual present in the United States for 183 days or more during the taxable year in which the note is redeemed, sold or exchanged, and certain other requirements are met.

Preferred Stock, Common Stock and Warrants

         In general, gain (to the extent it is not "effectively connected with the conduct of a trade or business within the United States") recognized by a foreign person upon a sale, exchange or other taxable disposition of a warrant or of shares of common stock (including warrant shares) or preferred stock will not be subject to United States federal income tax unless such foreign person is an individual present in the United States for 183 days or more during the taxable year in which the disposition occurs, and certain other requirements are met. We do not believe that we are or have been a United States real property holding corporation as of the date hereof, and we do not expect to become a United States real property holding corporation in the future (although there can be no assurance that this future expectation will be accurate. However, if we are currently a United States real property holding company for United States federal income tax purposes (or have been during the prior five-year period), then unless an exception applied or an exemption is provided under an applicable treaty, a foreign person who holds a warrant or common stock (including warrant shares) or preferred stock generally would be subject to United States federal income tax on any gain recognized from sale or other disposition of these equity securities. If subject to United States federal income tax, the gain would be treated effectively connected with the conduct of a trade or business within the United States and the sale or other disposition generally would be subject to withholding tax equal to 10% of the amount realized therefrom.

         Dividends on the common stock (including the warrant shares) or preferred stock received by a foreign person (other than dividends that constitute U.S. trade or business income), including constructive dividends on the preferred stock attributable to redemption premium, will be subject to United States federal income tax withholding at a rate of 30% of the amount of the dividend (unless the rate is reduced by an applicable tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a foreign person will be taxed in the same manner as a United States holder on dividends received (or deemed received) that are effectively connected with the conduct of a United States trade or business. In this event, a corporate foreign person may also be subject to the United States branch profits tax on this effectively connected income at a 30% rate (or a lower applicable treaty rate).

         Any foreign person that recognized gain upon the sale, exchange or other taxable disposition of a warrant or shares of common stock (including warrant shares) or preferred stock or receives a dividend on the common stock or preferred stock that is "effectively connected with the conduct of a trade or business within the United States" will be subject to tax in essentially the same manner as a U.S. person, as discussed above. A foreign person



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that is a foreign corporation engaged in a U.S. trade or business also may be subject to the branch profits tax with respect to such gain or dividend.

Federal Estate Tax

         A warrant or a share of common stock (including warrant shares) or preferred stock held by an individual who at the time of death is not a citizen or resident of the United States will be includible in the individual's gross estate for United States federal estate tax purposes as a result of such individual's death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to certain payments of dividends, principal, interest, and premium and to the proceeds of sales of preferred stock, common sock, notes, warrants and warrant shares made to U.S. holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income. If we pay a dividend on the preferred stock by issuing additional shares of preferred stock (or otherwise is deemed to pay a distribution for United States federal income tax purposes) to any person with respect to which we determine, after request for such information from such holder as we deem appropriate, that it is obligated to withhold United States federal tax, then prior to any such distribution we shall be entitled to liquidate the additional shares of preferred stock to the extent necessary in order to fully fund our withholding obligation. We will promptly distribute to such person the balance of the additional shares of preferred stock not used to fund such withholding obligation. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

         New federal income tax regulations have been released governing the backup withholding and information reporting requirements described above. The new regulations, which are generally effective for payments made after December 31, 2000, subject to certain transition rules, would not generally alter the treatment of foreign persons who furnish an owners statement to the payor but provide alternative certification requirements and means by which a holder of a note could claim the exemption from United States federal income, backup withholding and withholding tax. It is possible that we and other withholding agents may request a new withholding exemption form from holders to qualify for continued exemption when the regulations become effective.

         THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF THE PREFERRED STOCK, COMMON STOCK, NOTES, WARRANTS AND WARRANT SHARES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR, AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, COMMON STOCK, NOTES, WARRANTS AND WARRANT SHARES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.



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

                         DETERMINATION OF OFFERING PRICE


         The securities (other than those received as in-kind dividends) were issued to the selling securities holders on March 17, 2000, pursuant to our bankruptcy plan and in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, included in Section 1145(a)(1) of the Bankruptcy Reform Act of 1978, as amended, Title 11, United States code.


         Each selling securities holder may from time to time sell all or a portion of the securities it holds and any shares of common stock it acquires upon exercise of warrants in the over-the-counter market, on any national securities exchange on which the warrants and warrant shares are traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The price at which each selling securities holder will sell the securities will depend on market conditions such as yields on alternative investments, general economic conditions, our financial condition and other factors. There is only a limited secondary market for the securities and we cannot determine whether an actual public market will develop for the securities.


         The exercise price of the warrants is $120. Our bankruptcy plan set the exercise price well above the anticipated near-term trading price of our common stock to discourage significant changes in voting rights allocations until such time as our management has established a record of positive financial performance.

                            SELLING SECURITY HOLDERS

         The following table shows certain information about the selling security holders

Class A common stock:



                                                                                    NUMBER AND
                                                                               PERCENTAGE OF SHARES
                                                             NUMBER OF SHARES  OWNED BY THE SELLING
                      NAME OF           NUMBER OF SHARES      OFFERED FOR THE    SHAREHOLDER AFTER
                 SELLING SECURITY      BENEFICIALLY OWNED    SELLING SECURITY    COMPLETION OF THE
                      HOLDER          PRIOR TO THE OFFERING  HOLDER'S ACCOUNT        OFFERING
                --------------------- --------------------   ----------------- ---------------------
                Oaktree Capital
                Management, LLC(7)            103,493(2)          103,493(2)              0


                Credit Suisse First
                Boston Corporation(7)         295,474             295,474                 0


                Carl C. Icahn(3)(4)           337,198             337,198                 0


                Riverdale LLC(3)(5)           337,198             337,198                 0


                High River Limited            337,198             337,198                 0
                Partnership(3)(6)


Series A senior preferred stock:


                                                                                    NUMBER AND
                                                                               PERCENTAGE OF SHARES
                                                             NUMBER OF SHARES  OWNED BY THE SELLING
                      NAME OF           NUMBER OF SHARES      OFFERED FOR THE    SHAREHOLDER AFTER
                 SELLING SECURITY      BENEFICIALLY OWNED    SELLING SECURITY    COMPLETION OF THE
                      HOLDER          PRIOR TO THE OFFERING  HOLDER'S ACCOUNT        OFFERING
                --------------------- --------------------  -----------------  ---------------------
                Angelo, Gordon &
                Co., L.P.(7)               17,454,797(1)       18,327,536(1)              0



                Oaktree Capital
                Management, LLC(7)         24,593,243(2)       25,822,905(2)              0



                Credit Suisse First
                Boston Corporation(7)      70,213,957          73,724,654                 0



                Carl C. Icahn(3)(4)        80,129,141          84,135,598                 0



                Riverdale LLC(3)(5)        80,129,141          84,135,598                 0



                High River Limited         80,129,141          84,135,598                 0
                Partnership(3)(6)


Series A junior preferred stock:


                                                                                    NUMBER AND
                                                                               PERCENTAGE OF SHARES
                                                             NUMBER OF SHARES  OWNED BY THE SELLING
                     NAME OF           NUMBER OF SHARES      OFFERED FOR THE    SHAREHOLDER AFTER
                SELLING SECURITY      BENEFICIALLY OWNED    SELLING SECURITY    COMPLETION OF THE
                     HOLDER          PRIOR TO THE OFFERING  HOLDER'S ACCOUNT        OFFERING
                ----------------     ---------------------  ----------------  ---------------------
                Oaktree Capital
                Management, LLC(7)         2,583,000(2)        2,647,575(2)             0



                Credit Suisse First
                Boston Corporation(7)     11,408,250          11,693,456                0


Senior secured notes, 15%, due 3/15/2005:


                                                                                            PRINCIPAL AMOUNT OF
                                                                                                  NOTES AND
                                                                                                PERCENTAGE OF
                                                                                             AGGREGATE PRINCIPAL
                                                                         PRINCIPAL             AMOUNT OF NOTES
                                           PRINCIPAL                   AMOUNT OF NOTES          OWNED BY THE
                      NAME OF           AMOUNT OF NOTES                OFFERED FOR THE       SELLING SHAREHOLDER
                 SELLING SECURITY      BENEFICIALLY OWNED             SELLING SECURITY        AFTER COMPLETION
                      HOLDER          PRIOR TO THE OFFERING           HOLDER'S ACCOUNT         OF THE OFFERING
                 ----------------     ---------------------           -----------------     ---------------------
                Angelo, Gordon &
                Co., L.P.(7)               15,463,636(1)                15,463,636(1)                 0



                Oaktree Capital
                Management, LLC(7)         23,012,513(2)                23,012,513(2)                 0



                Credit Suisse First
                Boston Corporation(7)      62,205,066                   62,205,066                    0



                Carl C. Icahn(3)(4)        70,989,284                   70,989,284                    0



                Riverdale LLC(3)(5)        70,989,284                   70,989,284                    0


                High River Limited         70,989,284                   70,989,284                    0
                Partnership(3)(6)

(1) This number represents the aggregate number of shares or the aggregate principal amount of senior secured notes, as applicable, owned by Angelo, Gordon & Co., L.P. and held for the accounts of 19 private investment funds for which Angelo, Gordon & Co., L.P. acts as general partner and/or discretionary investment advisor. Angelo, Gordon & Co., L.P. is a Delaware limited partnership. AG Partners, L.P., a Delaware limited partnership, is the sole general partner of Angelo, Gordon & Co., L.P. John M. Angelo is a general partner of AG Partners, L.P. and the chief executive officer of Angelo, Gordon & Co., L.P. Michael L. Gordon is the other general partner of AG Partners, L.P. and the chief operating officer of Angelo, Gordon & Co., L.P. Thus, under certain circumstances, Mr. Angelo and Mr. Gordon may also be deemed to be beneficial owners of the securities held by Angelo, Gordon & Co., L.P.

(2) This number represents the aggregate number of shares or the aggregate principal amount of senior secured notes, as applicable, held by OCM Opportunities Fund II, L.P. for which Oaktree Capital Management, LLC is the general partner and Oaktree Capital Management, LLC as investment manager of Columbia/HCA Master Retirement Trust (Separate Account II). Thus, under certain circumstances, Oaktree Capital Management, LLC may be deemed to beneficially own the securities held by the above referenced fund and account.

(3) Information contained herein concerning securities held by Carl C. Icahn, Riverdale LLC and High River Limited Partnership is based upon information received from Icahn Associates Corp., as the representative of each of Carl C. Icahn, Riverdale LLC and High River Limited Partnership, adjusted to reflect dividends paid on the preferred stock in August 2000 and September 2000.

(4) Carl C. Icahn is the sole member of Riverdale LLC and owns 100% of the interests therein. Riverdale LLC is the general partner of High River Limited Partnership. As the sole member and owner of Riverdale LLC, Mr. Icahn may be deemed to beneficially own all of the principal amount of senior secured notes which High River Limited Partnership directly beneficially owns. Mr. Icahn's principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

(5) Riverdale LLC is a New York limited liability company and the general partner of High River Limited Partnership. As such, Riverdale LLC may be deemed to beneficially own all of the principal amount of senior secured notes which High River Limited Partnership directly beneficially owns. Riverdale LLC's principal business address is 100 South Bedford Road, Mount Kisco, New York 10549.

(6) High River Limited Partnership is a Delaware limited partnership and directly beneficially owns $70,989,284 aggregate principal amount of the Senior Secured Notes. High River Limited Partnership's principal business address is 100 South Bedford Road, Mount Kisco, New York 10549.

(7) Information contained herein concerning Angelo, Gordon & Co., L.P., Oaktree Capital Management, LLC and Credit Suisse First Boston Corporation is based upon information received from Cadwalader, Wickersham & Taft, as the representative of each of Angelo, Gordon & Co., L.P., Oaktree Capital Management, LLC and Credit Suisse First Boston Corporation, adjusted to reflect dividends paid on the preferred stock in August 2000 and September 2000.


         Because the selling security holders may offer some or all of the securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, no estimate can be given as to the amount of securities that will be held by the selling security holders upon completion of this offering.

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds from the offering of the securities by the selling security holders. The securities may be sold from time to time:

         o directly by any selling security holder to one or more purchasers;

         o        to or through underwriters, brokers or dealers;

         o        through agents on a best-efforts basis or otherwise; or

         o        through a combination of such methods of sale.

         If the securities are sold through underwriters, brokers or dealers, the selling security holder will be responsible for underwriting discounts or commissions or agents' commission.

         The securities may be sold:

         o in one or more transactions at a fixed price or prices, which may be changed;

         o at prevailing market prices at the time of sale or at prices related to such prevailing prices;

         o        at varying prices determined at the time of sale; or

         o        at negotiated prices.

         Such sales may be effected in transactions (which may involve crosses or block transactions):


         o on any national securities exchange or quotation service on which the notes or shares of stock may be listed or quoted at the time of sale;


         o        in the over-the-counter market;

         o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         o        through the writing of options.


         In connection with sales of the securities or otherwise, any selling security holder may:

         o enter into hedging transactions with brokers, dealers or others, which may in turn engage in short sales of the securities in the course of hedging the positions they assume;

         A selling security holder may pledge or grant a security interest in some or all of the securities owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the securities from time to tome pursuant to this prospectus. The selling security holders may also transfer and donate securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling security holders for purposes of this prospectus.

         Upon any sale of the securities offered hereby, the selling security holders, any underwriter and any participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discount, concession or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the securities by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sale by the selling security holder of the securities offered hereby. See the above section of this prospectus entitled "Use of Proceeds." The Company has agreed to pay all expenses in connection with the registration and sale of the securities. Underwriters, broker-dealers and agents may be entitled, under agreements entered into with the Company or the selling security holders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the securities Act.


         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling security holder will sell any or all of the securities herein, and any selling security holder may transfer, devise or gift such securities by other means not described herein.

         At the time a particular offer of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including securities being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or selling agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, broker-dealers or selling agents.




         The Company has agreed to pay all expenses in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement.





                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for us by Gardere & Wynne, L.L.P., 3000 Thanksgiving Tower, Dallas, Texas 75201.


                                     EXPERTS


         The financial statements as of January 31, 2000 and 1999 and for each of the three years in the period ended January 31, 2000 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's emergence from bankruptcy as of March 17, 2000 as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Our reserve estimates in this prospectus and the registration statement relating to the securities filed by us with the SEC are included in reliance upon reserve reports and summary letters prepared by Netherland, Sewell & Associates, Inc., upon the authority of such firm as experts in estimating proved oil and gas reserves.

                          INDEX TO FINANCIAL STATEMENTS




      PAGE
      ----
   (1)      REPORT OF INDEPENDENT ACCOUNTANTS.................................................................  F-2
            CONSOLIDATED BALANCE SHEET........................................................................  F-3
            CONSOLIDATED STATEMENT OF OPERATIONS..............................................................  F-4
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)..........................................  F-5
            CONSOLIDATED STATEMENT OF CASH FLOWS..............................................................  F-6
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................................................  F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Board of Directors of TransTexas Gas Corporation:


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of TransTexas Gas Corporation (successor) at January 31, 2000 and TransTexas Gas Corporation (predecessor) at January 31, 1999 (successor and predecessor are collectively referred to as the "Company"), and the results of the predecessor's operations and its cash flows for each of the three years in the period ended January 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the consolidated financial statements, on April 19, 1999, the Company filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The Company's Plan of Reorganization, as amended, became effective on March 17, 2000 and the Company emerged from Chapter 11. In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting as of January 31, 2000.


PricewaterhouseCoopers LLP

Houston, Texas
May 1, 2000

                           TRANSTEXAS GAS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)


                                                                                                SUCCESSOR              PREDECESSOR
                                                                                        --------------------------     -----------
                                                                                         JULY 31,             JANUARY 31,
                                                                                        -----------    ---------------------------
                                                                                           2000           2000             1999
                                                                                        -----------    -----------  |  -----------
                                                                                        (Unaudited)                 |
                                                                                                                    |
                                     ASSETS                                                                         |
                                                                                                                    |
Current assets:                                                                                                     |
   Cash and cash equivalents ...................................................        $     7,771    $    18,288  |  $     3,775
   Accounts receivable .........................................................             36,399         19,592  |       16,091
   Receivable from affiliates ..................................................              1,116          1,107  |        1,286
   Inventories .................................................................              1,357          1,741  |        3,210
   Other current assets ........................................................              2,868            926  |        3,693
                                                                                        -----------    -----------  |  -----------
      Total current assets .....................................................             49,511         41,654  |       28,055
                                                                                        -----------    -----------  |  -----------
                                                                                                                    |
Property and equipment .........................................................            375,630        327,087  |    1,459,630
Less accumulated depreciation, depletion and amortization ......................             39,912             --  |    1,167,487
                                                                                        -----------    -----------  |  -----------
   Net property and equipment -- based on the full cost method of accounting for                                    |
   gas and oil properties of which $96,966, $90,000 and $20,477                                                     |
   are excluded from amortization at July 31, 2000, January 31, 2000 and 1999,                                      |
   respectively ................................................................            335,718        327,087  |      292,143
                                                                                        -----------    -----------  |  -----------
Other assets, net ..............................................................              2,907            513  |       25,169
                                                                                        -----------    -----------  |  -----------
                                                                                        $   388,136    $   369,254  |  $   345,367
                                                                                        ===========    ===========  |  ===========
                                                                                                                    |
           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                                           |
                                                                                                                    |
Current liabilities:                                                                                                |
   Current maturities of long-term debt ........................................        $     4,938    $     6,934  |  $        --
   Accounts payable ............................................................             12,416         15,759  |           --
   Accrued liabilities .........................................................             28,795         10,061  |          983
                                                                                        -----------    -----------  |  -----------
      Total current liabilities ................................................             46,149         32,754  |          983
                                                                                        -----------    -----------  |  -----------
                                                                                                                    |
Production payments, less current portion ......................................             27,011         32,460  |       56,260
Long-term debt, less current maturities ........................................            278,002         48,290  |           --
Note payable to affiliate ......................................................                 --        196,346  |           --
Deferred income taxes ..........................................................             10,907         10,000  |           --
Other liabilities ..............................................................             24,382         49,404  |           --
Liabilities subject to compromise ..............................................                 --             --  |      718,139
                                                                                                                    |
Redeemable preferred stock .....................................................             15,121             --  |           --
                                                                                                                    |
Commitments and contingencies (Note 14) ........................................                 --             --  |           --
                                                                                                                    |
Stockholders' equity (deficit) (Note 2):                                                                            |
   Common stock, $0.01 par value, 100,247,500 shares authorized and 1,250,251                                       |
      shares issued and outstanding at July 31, 2000; and 100,000,000 shares                                        |
      authorized and 57,515,566 shares issued and outstanding at January 31,                                        |
      2000 and 1999 ............................................................                 12            740  |          740
   Additional paid-in capital ..................................................                (12)          (740) |       19,915
   Accumulated deficit .........................................................            (13,436)            --  |     (188,265)
                                                                                        -----------    -----------  |  -----------
                                                                                                                --  |     (167,610)
   Treasury stock, at cost, 16,484,434 shares ..................................                 --             --  |     (262,405)
                                                                                        -----------    -----------  |  -----------
      Total stockholders' equity (deficit) .....................................            (13,436)            --  |     (430,015)
                                                                                        -----------    -----------  |  -----------
                                                                                        $   388,136    $   369,254  |  $   345,367
                                                                                        ===========    ===========  |  ===========

            The accompanying notes are an integral part of the consolidated financial statements.

                           TRANSTEXAS GAS CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)



                                                    SUCCESSOR                              PREDECESSOR
                                                   ------------    -----------------------------------------------------------
                                                     SIX MONTHS ENDED JULY 31,                YEAR ENDED JANUARY 31,
                                                   ----------------------------   --------------------------------------------
                                                       2000            1999           2000            1999            1998
                                                   ------------    ------------   ------------    ------------    ------------
                                                           (Unaudited)
Revenues:                                                       |
   Gas, condensate and natural gas liquids ......  $     80,674 | $     46,489   $    111,400    $     91,319    $    164,538
   Transportation ...............................            -- |           --             --              --          12,055
   Gain (loss) on the sale of assets ............            -- |         (531)          (438)         61,247         543,365
   Other ........................................         1,192 |        1,680          2,770           4,200           3,313
                                                   ------------ | ------------   ------------    ------------    ------------
      Total revenues ............................        81,866 |       47,638        113,732         156,766         723,271
                                                   ------------ | ------------   ------------    ------------    ------------
                                                                |
Costs and expenses:                                             |
   Operating ....................................         8,161 |       11,542         18,649          22,352          50,957
   Depreciation, depletion and amortization .....        39,928 |       37,513         75,044          86,137          82,659
   General and administrative ...................         9,977 |       11,806         19,883          21,938          48,156
   Taxes other than income taxes ................         3,645 |        4,110          9,788           7,130          11,399
   Impairment of gas and oil properties .........            -- |           --             --         425,966              --
                                                   ------------ | ------------   ------------    ------------    ------------
      Total costs and expenses ..................        61,711 |       64,971        123,364         563,523         193,171
                                                   ------------ | ------------   ------------    ------------    ------------
                                                                |
   Operating income (loss) ......................        20,155 |      (17,333)        (9,632)       (406,757)        530,100
                                                   ------------ | ------------   ------------    ------------    ------------
                                                                |
Other income (expense):                                         |
   Interest income ..............................           320 |          136            472           1,205          12,393
   Interest expense, net ........................       (17,883)|      (24,719)       (38,526)        (79,921)        (80,580)
                                                   ------------ | ------------   ------------    ------------    ------------
      Total other income (expense) ..............       (17,563)|      (24,583)       (38,054)        (78,716)        (68,187)
                                                   ------------ | ------------   ------------    ------------    ------------
                                                                |
      Income (loss) before reorganization items,                |
        income taxes and extraordinary item .....         2,592 |      (41,916)       (47,686)       (485,473)        461,913
                                                   ------------ | ------------   ------------    ------------    ------------
Reorganization items:                                           |
   Legal and professional fees ..................            -- |         (919)        (8,325)             --              --
   Revaluation of assets to fair market value ...            -- |           --         58,836              --              --
                                                   ------------ | ------------   ------------    ------------    ------------
      Total reorganization items ................            -- |         (919)        50,511              --              --
                                                   ------------ | ------------   ------------    ------------    ------------
Income tax expense (benefit) ....................           907 |           --         10,000         (38,882)        161,669
                                                   ------------ | ------------   ------------    ------------    ------------
                                                                |
      Income (loss) before extraordinary item ...         1,685 |      (42,835)        (7,175)       (446,591)        300,244
Extraordinary item - gain (loss) on early                       |
  extinguishment of debt, net of tax ............            -- |           --        436,490          (1,142)        (72,043)
                                                   ------------ | ------------   ------------    ------------    ------------
      Net income (loss) .........................  $      1,685 | $    (42,835)  $    429,315    $   (447,733)   $    228,201
                                                   ============ | ============   ============    ============    ============
                                                                |
Accretion of preferred stock.....................  $     15,121 | $         --   $         --    $         --    $         --
                                                   ============ | ============   ============    ============    ============
      Net income (loss) available to common                     |
      stockholders...............................  $    (13,436)| $    (42,835)  $    429,315    $   (447,733)   $    228,201
                                                   ============ | ============   ============    ============    ============
                                                                |
Basic and diluted net income (loss) per share:                  |
   Income (loss) before extraordinary item ......  $     (10.75)| $      (0.74)  $      (0.13)   $      (7.76)   $       4.49
   Extraordinary item ...........................            -- |           --           7.59           (0.02)          (1.08)
                                                   ------------ | ------------   ------------    ------------    ------------
                                                   $     (10.75)| $      (0.74)  $       7.46    $      (7.78)   $       3.41
                                                   ============ | ============   ============    ============    ============
                                                                |
   Weighted average number of shares                            |
   outstanding for basic and diluted net                        |
   income (loss) per share ......................     1,250,251 |   57,515,566     57,515,566      57,515,566      66,905,903
                                                   ============ | ============   ============    ============    ============


     The accompanying notes are an integral part of the consolidated financial statements.

                           TRANSTEXAS GAS CORPORATION

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)



                                                                                  RETAINED                                 TOTAL
                                          COMMON STOCK           ADDITIONAL       EARNINGS                             STOCKHOLDERS'
                                     ----------------------    PAID-IN CAPITAL  (ACCUMULATED  TREASURY    ADVANCES        EQUITY
                                       SHARES       AMOUNT    (CAPITAL DEFICIT)    DEFICIT)     STOCK   TO AFFILIATES    (DEFICIT)
                                     ----------   ----------   ----------------  -----------  --------  ------------- -------------
Predecessor:

Balance at January 31, 1997.......    74,000,000   $      740   $ (123,524)   $   31,267    $       --    $  (59,278)   $ (150,795)
   Purchase of treasury stock,
     at cost, 16,484,434 shares...            --           --           --            --      (262,405)           --      (262,405)
   Advance to affiliate...........            --           --      (13,304)           --            --            --       (13,304)
   Contribution from affiliate....            --           --       21,513            --            --            --        21,513
   Assumption of tax liability
     by TransAmerican.............            --           --      129,549            --            --            --       129,549
   Contribution of debt issue
     costs by TEC.................            --           --       12,600            --            --                      12,600
   Collection of advances to
     affiliates...................            --           --           --            --            --        59,278        59,278
   Net income.....................            --           --           --       228,201            --            --       228,201
                                     -----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at January 31, 1998.......    74,000,000          740       26,834       259,468      (262,405)           --        24,637
   Advance to affiliate...........            --           --       (6,919)           --            --            --        (6,919)
   Net loss.......................            --           --           --      (447,733)           --            --      (447,733)
                                     -----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at January 31, 1999.......    74,000,000          740       19,915      (188,265)     (262,405)           --      (430,015)
   Contribution from TEC..........            --           --          700            --            --            --           700
   Adoption of fresh-start
     reporting....................            --           --      (21,355)     (241,050)      262,405            --            --
   Net income.....................            --           --           --       429,315            --            --       429,315

Successor:
                                     -----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at January 31, 2000.......    74,000,000          740         (740)           --            --            --            --
Cancellation of old
   common stock...................   (74,000,000)        (740)         740            --            --            --            --
Issuance of new
   common stock...................     1,250,251           12          (12)           --            --            --            --
Accretion of preferred stock......            --           --           --       (15,121)           --            --       (15,121)
Net income........................            --           --           --         1,685            --            --         1,685
                                     -----------   ----------   ----------    ----------    ----------    ----------    ----------
Balance at July 31, 2000
   (unaudited)....................     1,250,251   $       12   $      (12)   $  (13,436)   $       --    $       --    $  (13,436)
                                     ===========   ==========   ==========    ==========    ==========    ==========    ==========



                      The accompanying notes are an integral part of the consolidated financial statements.

                           TRANSTEXAS GAS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)


                                                                            SUCCESSOR     PREDECESSOR
                                                                           -----------    -----------
                                                                                SIX MONTHS ENDED
                                                                                    JULY 31,
                                                                           --------------------------
                                                                               2000           1999
                                                                           -----------    -----------
                                                                                  (Unaudited)
Operating activities:
   Net income (loss).....................................................  $     1,685  |  $  (42,835)
   Adjustments to reconcile net income (loss) to                                        |
     net cash provided (used) by operating activities:                                  |
         Depreciation, depletion and amortization........................       39,928  |      37,513
         Amortization of debt issue costs................................          111  |       1,656
         Accretion of discount on long-term debt.........................        3,591  |          --
         Loss on the sale of assets......................................           --  |         531
         Deferred income taxes...........................................          907  |          --
         Changes in assets and liabilities:                                             |
            Accounts receivable..........................................      (16,807) |      (8,096)
            Receivable from affiliates...................................           (9) |         211
            Inventories..................................................          384  |         618
            Other current assets.........................................       (1,942) |      (1,317)
            Accounts payable.............................................       (3,700) |       2,470
            Accrued interest payable to affiliates.......................           --  |      14,692
            Accrued liabilities..........................................       17,096  |      (1,867)
            Transactions with affiliates, net............................           --  |         700
            Other assets.................................................         (169) |         605
            Other liabilities............................................      (25,264) |      (1,796)
                                                                           -----------  | -----------
              Net cash provided by operating activities..................       15,811  |       3,085
                                                                           -----------  | -----------
                                                                                        |
Investing activities:                                                                   |
   Capital expenditures..................................................      (47,378) |      (7,109)
   Proceeds from the sale of assets......................................          582  |         556
                                                                           -----------  | -----------
              Net cash used by investing activities......................      (46,796) |      (6,553)
                                                                           -----------  | -----------
                                                                                        |
Financing activities:                                                                   |
   Issuance of note payable..............................................           --  |      20,000
   Issuance of long-term debt............................................       32,500  |          --
   Principal payments on long-term debt..................................      (13,379) |          --
   Revolving credit agreement, net.......................................        7,949  |       1,470
   Issuance of production payments.......................................       12,500  |          --
   Principal payments on production payments.............................      (16,723) |      (5,107)
   Debt issue costs......................................................       (2,379) |          --
                                                                           -----------  | -----------
              Net cash provided by financing activities..................       20,468  |      16,363
                                                                           -----------  | -----------
              Increase (decrease) in cash and cash equivalents...........      (10,517) |      12,895
Beginning cash and cash equivalents......................................       18,288  |       3,775
                                                                           -----------  | -----------
Ending cash and cash equivalents.........................................  $     7,771  | $    16,670
                                                                           ===========  | ===========

                                                                                          PREDECESSOR
                                                                           -----------------------------------------

                                                                                     YEAR ENDED JANUARY 31,
                                                                           -----------------------------------------
                                                                               2000           1999           1998
                                                                           -----------    -----------    -----------

Operating activities:
   Net income (loss).....................................................  $   429,315    $  (447,733)   $   228,201
   Adjustments to reconcile net income (loss) to
     net cash provided (used) by operating activities:
         Reorganization adjustments:
            Extraordinary item...........................................     (436,490)         1,142         72,043
            Revaluation of assets........................................      (58,836)            --             --
         Depreciation, depletion and amortization........................       75,044         86,137         82,659
         Impairment of gas and oil properties............................           --        425,966             --
         Amortization of debt issue costs................................        1,641          5,730          2,030
         Accretion of discount on long-term debt.........................           --             --          4,941
         (Gain) loss on the sale of assets...............................          438        (61,247)      (543,365)
         Deferred income taxes...........................................       10,000        (38,882)       161,670
         Repayment of volumetric production payments.....................           --             --        (45,134)
         Amortization of deferred revenue................................           --             --         (9,420)
         Changes in assets and liabilities:
            Accounts receivable..........................................       (3,501)           965         61,604
            Receivable from affiliates...................................          179         (1,286)         3,248
            Inventories..................................................        1,469         13,227         (3,953)
            Other current assets.........................................        2,767          7,026         10,265
            Accounts payable.............................................        5,430          7,981         18,451
            Accrued interest payable to affiliates.......................       14,628          1,851          6,762
            Accrued liabilities..........................................       (3,271)         9,177        (50,966)
            Transactions with affiliates, net............................          700         (6,166)        31,223
            Other assets.................................................          378            126             65
            Other liabilities............................................        6,691         (5,384)        (8,371)
                                                                           -----------    -----------    -----------
              Net cash provided (used) by operating activities...........       46,582         (1,370)        21,953
                                                                           -----------    -----------    -----------

Investing activities:
   Capital expenditures..................................................      (42,342)      (190,601)      (423,915)
   Proceeds from the sale of assets......................................          445        156,212      1,062,490
   Withdrawals from cash restricted for interest.........................           --             --         46,000
   Advances to affiliate.................................................           --         (1,648)            --
   Payment of advances by affiliate......................................           --             --         24,750
   Contribution to affiliate.............................................           --             --        (13,304)
                                                                           -----------    -----------    -----------
              Net cash provided (used) by investing activities...........      (41,897)       (36,037)       696,021
                                                                           -----------    -----------    -----------

Financing activities:
   Issuance of note payable..............................................       30,000             --             --
   Issuance of long-term debt............................................           --         19,650         14,946
   Principal payments on long-term debt..................................       (1,896)       (62,235)       (10,128)
   Revolving credit agreement, net.......................................        3,860         (7,572)       (18,351)
   Issuance of production payments.......................................           --         69,824         20,977
   Principal payments on production payments.............................      (22,136)       (17,355)       (29,504)
   Issuance of note payable to affiliate.................................           --          1,395        486,991
   Retirement of senior secured notes....................................           --             --       (892,000)
   Debt issue costs......................................................           --         (1,027)       (13,559)
   Increase in cash restricted for share repurchases.....................           --             --       (399,284)
   Withdrawals from cash restricted for share repurchases................           --             --        399,284
   Purchases of treasury stock...........................................           --             --       (262,405)
                                                                           -----------    -----------    -----------
              Net cash provided (used) by financing activities...........        9,828          2,680       (703,033)
                                                                           -----------    -----------    -----------
              Increase (decrease) in cash and cash equivalents...........       14,513        (34,727)        14,941
Beginning cash and cash equivalents......................................        3,775         38,502         23,561
                                                                           -----------    -----------    -----------
Ending cash and cash equivalents.........................................  $    18,288    $     3,775    $    38,502
                                                                           ===========    ===========    ===========


         The accompanying notes are an integral part of the consolidated financial statements.

                           TRANSTEXAS GAS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization

     TransTexas Gas Corporation (together with its subsidiaries, the "Company" or "TransTexas") was incorporated in Delaware in May 1993. Prior to March 17, 2000 (the "Effective Date"), TransTexas was a subsidiary of TransAmerican Energy Corporation ("TEC"), which is wholly owned by TEC/TransAmerican LLC, which is wholly owned by TransAmerican Natural Gas Corporation ("TransAmerican"). Unless otherwise noted, the term "TransTexas" refers to TransTexas Gas Corporation and its subsidiaries, including Galveston Bay Processing Corporation and Galveston Bay Pipeline Company.

     Use  of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). TransTexas' most significant financial estimates are based on remaining proved gas and oil reserves. Actual results could differ from these estimates.

     Interim Financial Information


     In the opinion of the Company's management, all adjustments (consisting of normal recurring accruals) have been made which are necessary to fairly state the financial position of the Company as of July 31, 2000 and the results of its operations and cash flows for the six months ended July 31, 2000 and 1999. The results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.


     Cash and Cash Equivalents


     TransTexas considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at July 31, 2000 and January 31, 2000 includes $1.3 million and $1.4 million, respectively, restricted for payments of future goods and services provided by certain vendors.


     Inventories

     TransTexas' inventories, consisting primarily of tubular goods, are stated at the lower of average cost (which, at January 31, 2000, was estimated fair value) or market.

     Gas and Oil Properties

     TransTexas uses the full cost method of accounting for exploration and development costs. Under this method of accounting, the cost for successful as well as unsuccessful exploration and development activities are capitalized. Such capitalized costs and estimated future development and reclamation costs are amortized on a unit-of-production method. Net capitalized costs of gas and oil properties are limited to the lower of unamortized cost or the cost center ceiling, defined as the sum of the present value (10% discount rate) of estimated unescalated future net revenues from proved reserves; plus the cost of properties not being amortized, if any; plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less related income tax effects. As of January 31, 1999, TransTexas' net capitalized costs of gas and oil properties exceeded the cost center ceiling. TransTexas adjusted its net capitalized costs resulting in a non-cash pre-tax loss of approximately $426 million for the year ended January 31, 1999. Due to higher gas and oil prices realized by the Company subsequent to January 31, 1999, the impairment was less than would have been recorded using January 31, 1999 prices.

     Proceeds from the sale of gas and oil properties are applied to reduce the costs in the cost center unless the sale involves a significant quantity of reserves in relation to the cost center, in which case a gain or loss is recognized.


     Unevaluated properties and associated costs not currently being amortized and included in gas and oil properties were $97 million, $90 million and $20 million at July 31, 2000, January 31, 2000 and 1999, respectively. The properties represented by these costs were undergoing exploration activities at such date, or are properties on which TransTexas intends to commence such

                           TRANSTEXAS GAS CORPORATION
activities in the future. TransTexas believes that the unevaluated properties at January 31, 2000 will be substantially evaluated in 12 to 24 months and it will begin to amortize these costs at such time.

     Other Property and Equipment

     Other property and equipment are stated at cost. The cost of repairs and minor replacements is charged to operating expense while the cost of renewals and betterments is capitalized. At the time depreciable assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts. Gains or losses on dispositions in the ordinary course of business are included in the consolidated statement of operations. Impairment of other property and equipment is reviewed whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable.

     Depreciation of oilfield services equipment and other buildings and equipment is computed by the straight-line method at rates that will amortize the unrecovered cost of depreciable property over their estimated useful lives of 4 to 10 years.

     Costs of improving leased property are amortized over the estimated useful lives of the assets or the terms of the leases, whichever is shorter.

     Environmental Remediation Costs

     Environmental expenditures are expensed or capitalized as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not have future economic benefits are expensed. Liabilities for these expenditures are provided when the responsibility to remediate is probable and the amount of associated costs is reasonably estimable.

     Debt Issue Costs

     Costs related to the issuance of long-term debt are classified as "Other assets." Capitalized debt costs are amortized to interest expense over the scheduled maturity of the debt utilizing the interest method. In the event of a redemption of long-term debt, the related debt issue costs will be charged to income in the period of presentation.

     Defined Contribution Plan

     TransTexas maintains a defined contribution plan, which incorporates a "401(k) feature" as allowed under the Internal Revenue Code. All investments are made through Massachusetts Mutual Life Insurance Company. Employees who are at least 21 years of age and have completed one year of credited service are eligible to participate on the next semiannual entry date. TransTexas matches 10%, 20% or 50% of employee contributions up to a maximum of 3% of the participant's compensation, based on years of plan participation. TransTexas' contributions with respect to this plan totaled $0.2 million, $0.3 million and $0.5 million for years ended January 31, 2000, 1999 and 1998, respectively. All Company contributions are currently funded.

     Fair Value of Financial Instruments

     TransTexas includes fair value information in the Notes to Consolidated Financial Statements when the fair value of its financial instruments can be determined and is different from the book value. TransTexas generally assumes the book value of those financial instruments that are classified as current approximate fair value because of the short maturity of these instruments. For noncurrent financial instruments, TransTexas uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments. Due to the adoption of fresh-start reporting, all financial instruments were recorded at estimated fair value, based on the present value of amounts to be paid, at January 31, 2000.

                           TRANSTEXAS GAS CORPORATION

     Revenue Recognition

     TransTexas recognizes revenues from the sales of natural gas, condensate and natural gas liquids in the period of delivery. Revenues are recognized from transportation of natural gas in the period the service is provided. The sales method is used for natural gas imbalances that arise from jointly produced properties. Volumetric production is monitored to minimize these natural gas imbalances. A natural gas imbalance liability is recorded in other liabilities if TransTexas' excess sales of natural gas exceed its estimated remaining recoverable reserves for such properties.

     Concentrations

     Financial instruments that potentially expose TransTexas to credit risk consist principally of cash and trade receivables. TransTexas selects depository banks based upon management's review of the financial stability of the institution. Balances generally exceed the $100,000 level covered by federal deposit insurance. To date, TransTexas has not incurred any losses due to excess deposits in any financial institution. Trade accounts receivable are generally from companies with significant natural gas marketing activities, which would be impacted by conditions or occurrences affecting that industry. TransTexas performs ongoing credit evaluations and, generally, requires no collateral from its customers. TransTexas is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

     Approximately 65% of the Company's production was produced from four wells in the Company's Eagle Bay field.

     Hedging Agreements

     From time to time, TransTexas enters into commodity price swap agreements (the "Hedge Agreements") to reduce its exposure to price risk in the spot market for natural gas. The Hedge Agreements are accounted for as hedges if the pricing of the hedge agreement correlates with the pricing of the natural gas and oil production hedged. Accordingly, gains or losses are deferred and recognized as an increase or decrease in revenues in the respective month the physical volumes are sold.

     Pursuant to the terms of the Company's production payment agreement entered into in March 2000, the production payment purchasers entered into the following hedge arrangements with respect to a portion of the natural gas and condensate production associated therewith and which effectively hedge a portion of the Company's production:

                                                              Contract Price
                                                             ----------------
                                                                  Collar
                                        Volumes in           ----------------
               Period                   MMBtus/Bbls          Floor    Ceiling
               ------                   -----------          -----     ------
Natural Gas:
  April 2000 - October 2000               3,745,000           $ 2.10   $ 3.40
  November 2000 - March 2001              1,887,500             2.35     3.95

Condensate:
  April 2000 - September 2000              228,750             18.50    32.50
  October 2000 - March 2001                182,000             18.50    29.95


     Under these contracts, the counterparty is required to make payment to the production payment purchaser if the settlement price for the period is below the floor and the production payment purchaser is required to make payment to the counterparty if the settlement price for any period is above the ceiling price. As of July 31, 2000, the Company had recognized a loss of $1.1 million and had deferred a loss of $0.7 million under these contracts.

                           TRANSTEXAS GAS CORPORATION

     Income Taxes

     Prior to the Effective Date, TransTexas filed a consolidated tax return with TransAmerican. Income taxes were due from or payable to TransAmerican in accordance with a tax allocation agreement, as amended, between TransTexas, TNGC Holdings Corporation, TransAmerican and TransAmerican's other subsidiaries (the "Tax Allocation Agreement"). It is TransTexas' policy to record income tax expense as though TransTexas had filed separately. Subsequent to the Effective Date, TransTexas is a stand alone taxpayer. Deferred income taxes are recognized, at enacted tax rates, to reflect the future effects of temporary differences arising between the financial reporting and tax bases of assets and liabilities. Income taxes include federal and state income taxes.

     Net Income (Loss) Per Share


     Basic and diluted net income (loss) per share has been calculated based on the weighted average number of shares of common stock outstanding during each period, excluding treasury shares. After adoption of fresh-start reporting, the number of common shares used to calculate basic earnings per share will be 1,250,251. Potential common shares to be included in diluted earnings per share, if they are dilutive, will be 81,286,675, as follows:




                  Series A Senior Preferred Stock                76,991,786
                  Series A Junior Preferred Stock                 2,419,638
                  Class A Common Stock                            1,002,751
                  Class B Common Stock                              247,500
                  Class A Common Stock Warrants                     625,000
                                                              -------------
                    Total potential common shares                81,286,675
                                                              =============


     Recently Issued Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In July 1999, the FASB issued SFAS 137, "Deferral of the Effective Date of FASB Statement No 133," which delays the effective date for one year, to fiscal years beginning after June 15, 2000. TransTexas is evaluating the impact of the provisions of SFAS 133.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Management of the Company believes that SAB No. 101 will not have a material impact on the Company.


2.   REORGANIZATION

     On April 19, 1999, TransTexas filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On April 20, 1999, TEC and its wholly owned subsidiary, TransAmerican Refining Corporation ("TARC"), also filed voluntary petitions under Chapter 11. On May 20, 1999, the cases were transferred to the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Bankruptcy Court"). The bankruptcy cases are being jointly administered. TransTexas' Chapter 11 filing did not include its subsidiaries, including Galveston Bay Processing and Galveston Bay Pipeline. TransTexas filed its bankruptcy petition in order to preserve cash and to give the Company the opportunity to restructure its debt. The Company's Second Amended, Modified and Restated Plan of Reorganization dated January 25, 2000 (the "Plan") was confirmed by the Bankruptcy Court on February 7, 2000. The Effective Date of the Plan is March 17, 2000.

     The consolidated financial statements as of January 31, 2000 and for the year then ended have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). In accordance with guidance provided by SOP 90-7, the consummation of the Plan (the "Reorganization") has been reflected through the adoption of fresh-start reporting as though effective on January 31, 2000.

                           TRANSTEXAS GAS CORPORATION

     As a result of the bankruptcy filing, a significant amount of the Company's liabilities, including secured debt, was subject to compromise. As of January 31, 2000 and 1999, liabilities subject to compromise included the following (in thousands of dollars):


                                                                       PREDECESSOR
                                                              ---------------------------
                                                                       JANUARY 31,
                                                              ---------------------------
                                                                2000(*)          1999
                                                              -----------     -----------
                  Long-term debt..............................$   124,324     $   125,170
                  Notes payable to affiliates.................    456,533         457,928
                  Accounts payable............................     69,280          66,231
                  Accrued interest payable to affiliates......     23,241           8,613
                  Accrued liabilities.........................     36,905          46,073
                  Other liabilities...........................     21,927          14,124
                                                              -----------     -----------
                                                              $   732,210     $   718,139
                                                              ===========     ===========

----------------------------
(*) Immediately prior to adoption of fresh-start reporting.

     As of the petition date, in accordance with SOP 90-7, TransTexas discontinued the accrual of interest and amortization of deferred debt issue costs related to liabilities subject to compromise. If such interest had continued to be accrued, based on contractual terms without increase for default provisions, and related deferred debt issue costs continued to be amortized, interest expense for the fiscal year ended January 31, 2000 would have increased approximately $55.5 million.

     In connection with the Effective Date of the Plan, the Company

     (1) paid approximately $2.6 million in cash to settle certain accounts payable and royalty claims;

     (2) agreed to pay approximately $28.3 million to settle certain accounts payable, severance, property and franchise taxes. The $28.3 million is payable in quarterly installments generally over a five year period with stated interest ranging from 8% to 10%. The Company agreed to pay approximately $8.0 million of this amount in fiscal 2001.


     (3) paid approximately $21.9 million in cash, issued $200 million principal amount of 15% Senior Secured Notes due 2005 (the "Notes"), 222,455,320 shares of Series A Senior Preferred Stock, 20,716,080 shares of Series A Junior Preferred Stock, 1,002,751 shares of Class A Common Stock, 247,500 shares of Class B Common Stock and 625,000 warrants to purchase Class A Common Stock to settle the TransTexas Senior Secured Notes Claims. A portion of this distribution was reallocated pursuant to the Plan as follows:


          (a) $20 million in cash and five million shares of Senior Preferred Stock to settle on a pro rata basis all general prepetition unsecured claims;

          (b) $1.8 million in cash, 2,455,320 shares of Senior Preferred Stock and all of the Junior Preferred Stock to the holders of TransTexas 13 3/4% Senior Subordinated Notes;

          (c) 52,500 shares of Class A Common Stock and warrants exercisable to purchase 109,375 shares of Class A Common Stock at a price of $120 per share to the holders of the old TransTexas common stock who were not Affiliates of the Debtor (as defined in the Plan); and

          (d) all of the Class B Common Stock and warrants exercisable to purchase 515,625 shares of Class A Common Stock at a price of $120 per share to John R. Stanley.

     (4) issued $6.7 million in secured notes in exchange for old secured notes and related accrued interest; and

                           TRANSTEXAS GAS CORPORATION

     (5) canceled all of the old TransTexas common stock and 13 3/4% Senior Subordinated Notes.

     Under provisions of SOP 90-7, the January 31, 2000 consolidated balance sheet is the opening balance sheet of reorganized TransTexas, the successor company. The January 31, 2000 consolidated balance sheet includes all adjustments necessary to reflect assets at the reorganization value and the Plan's treatment of creditor claims and previous equity interests. Since the January 31, 2000 consolidated balance sheet was affected by fresh-start reporting, it is not comparable in certain material respects to the consolidated balance sheets of any prior period. The consolidated statements of operations and cash flows for the years ended January 31, 2000, 1999 and 1998 reflect the activities of the predecessor reporting entity; however, the statements for fiscal 2000 reflect certain reorganization items.


     Pursuant to fresh-start reporting, the Company's reorganization value was estimated by management and allocated to identified assets based on their relative fair values. Postpetition liabilities were valued at the present value of amounts to be paid. The present value of liabilities has been adjusted for imputed interest at a rate of 15% for the period from February 1, 2000 to the Effective Date of the Plan. The accretion of the discount was recorded as interest expense, which totalled $4.8 million for the six months ended July 31, 2000.


     Reorganization value was determined to be approximately $369 million primarily based on discounted estimated future cash flows. Discounted cash flows were based on projected cash flows over six years before interest and deducting capital expenditures with a terminal value which was a multiple of year six cash flows. The Company used a discount rate of 17%, and projected average prices of $2.46 per Mcf for natural gas and $17.62 per Bbl for condensate and oil. Average prices were based on a three-year trailing average.

     Oil and gas prices are historically volatile and exploring for, developing and producing oil and gas involves risk. A change in prices from estimated amounts or higher than anticipated costs to find and develop additional gas and oil reserves could result in a reduction in cash flows which could reduce cash flows from operations available for capital expenditures which could impair the Company's ability to maintain or increase its production. This in turn would reduce the estimated fair value of the Company's assets.

                           TRANSTEXAS GAS CORPORATION

     The effects of the fresh start reporting adjustments at January 31, 2000 are as follows:



                                      PREDECESSOR                                    SUCCESSOR                       PRO FORMA
                                       JANUARY 31,                                   JANUARY 31,      PRO FORMA      JANUARY 31,
                                        2000(1)     REORGANIZATION    FRESH-START      2000          ADJUSTMENTS       2000
                                       ---------    --------------   ------------    ----------     ------------     -----------
             ASSETS
Current assets:
   Cash and cash equivalents ......    $  18,288     $      --        $      --    $  18,288        $  32,500 (g)   $  16,364
                                                                                                      (10,000)(h)
                                                                                                        4,500 (i)
                                                                                                       (1,284)(g)
                                                                                                      (27,640)(h)
   Accounts receivable ............       19,592            --               --       19,592               --          19,592
   Receivable from affiliates .....        1,107            --               --        1,107               --           1,107
   Inventories ....................        1,741            --               --        1,741               --           1,741
   Other current assets ...........          926            --               --          926               --             926
                                       ---------     ---------        ---------    ---------        ---------       ---------
      Total current assets ........       41,654            --               --       41,654           (1,924)         39,730
                                       ---------     ---------        ---------    ---------        ---------       ---------

Property and equipment ............      268,251            --           58,836(b)   327,087            3,458 (k)     330,545
                                       ---------     ---------        ---------    ---------        ---------       ---------
Other assets ......................       22,997       (22,484)(a)           --          513            1,284 (g)       1,797
                                       ---------     ---------        ---------    ---------        ---------       ---------
                                       $ 332,902     $ (22,484)       $  58,836    $ 369,254        $   2,818       $ 372,072
                                       =========     =========        =========    =========        =========       =========


LIABILITIES AND STOCKHOLDERS'
       EQUITY (DEFICIT)
Current liabilities:
   Current maturities of
   long-term debt  ...............     $      --     $      --        $   6,934(c) $   6,934       $   (1,841)(h)   $   5,222
                                                                                                          129 (j)
   Accounts payable ..............        11,921            --            3,838(c)    15,759           (3,561)(h)      12,269
                                                                                                           71 (j)
   Accrued liabilities ...........         7,432            --            2,629(c)    10,061            4,500 (i)      14,610
                                                                                                           49 (j)
                                       ---------     ---------        ---------    ---------        ---------       ---------
      Total current liabilities...        19,353            --           13,401       32,754             (653)         32,101
                                       ---------     ---------        ---------    ---------        ---------       ---------

Production payments, less
  current portion ................        32,460            --               --       32,460               --          32,460
Long-term debt, less current                                                                          196,346 (g)
  maturities .....................        34,205            --           14,085(c)    48,290           32,500 (g)     271,052
                                                                                                      (10,000)(h)
                                                                                                        3,916 (j)
Note payable to affiliate ........            --            --          196,346(c)   196,346         (196,346)(g)          --
Deferred income taxes ............        10,000            --               --       10,000               --          10,000
Other liabilities ................            --            --           49,404(c)    49,404          (22,238)(h)      27,807
                                                                                                          641 (j)
Redeemable preferred stock .......            --            --               --           --               -- (f)          --
Liabilities subject to
  compromise .....................       732,210     (458,974)(a)     (273,236)(c)        --               --              --

                           TRANSTEXAS GAS CORPORATION

Stockholders' equity (deficit):
   Common stock .............          740               --                               740             (728)(e)           12
   Additional paid-in capital       20,615               --          (21,355)(d)         (740)             728 (e)          (12)
   Accumulated deficit ......     (254,276)         436,490(a)        58,836 (b)           --           (4,806)(j)       (1,348)
                                                                    (241,050)(d)                         3,458 (k)
                                 ---------        ---------        ---------        ---------        ---------        ---------
                                  (232,921)         436,490         (203,569)              --           (1,348)          (1,348)
Treasury stock ..............     (262,405)              --          262,405 (d)           --               --               --
                                 ---------        ---------        ---------        ---------        ---------        ---------
   Total stockholders' equity
     (deficit) ..............     (495,326)         436,490           58,836               --           (1,348)          (1,348)
                                 ---------        ---------        ---------        ---------        ---------        ---------
                                 $ 332,902        $ (22,484)       $  58,836        $ 369,254        $   2,818        $ 372,072
                                 =========        =========        =========        =========        =========        =========


-----------------------
(1)  Immediately prior to adopting fresh-start reporting.
(a)  Discharge of indebtedness, net of related debt issue costs.
(b)  Allocation of reorganization value to gas and oil properties.
(c)  Establish new debt.
(d)  Elimination of the accumulated deficit and treasury stock.
(e) Cancellation of old common stock and issuance of 1,002,751 shares of new Class A Common Stock and 247,500 shares of new Class B Common Stock.
(f)  Issuance of Redeemable Senior and Junior Preferred Stock.
(g)  Issuance and assumption of long-term debt, net of debt issue costs.
(h)  Payment of long-term debt and prepetition claims.
(i)  Issuance of production payment.
(j)  Accretion of discount on reorganization liabilities.
(k)  Capitalization of interest on unevaluated properties.


     Based on the reorganization value of the Company, the fair value of the Preferred Stock and Common Stock was estimated to be zero. The Senior Preferred Stock and Junior Preferred Stock are mandatorily redeemable in 2006 and 2010, respectively. As a result, the Company will accrete, in the form of a non-cash dividend deducted from net income available to common stockholders and charged to retained earnings, an amount equal to the combined redemption amount totaling $243.2 million (initial liquidation value) over the period prior to redemption. For the six months ended July 31, 2000, accretion of preferred stock totaled $15.1 million. In addition, earnings available to common stockholders will be reduced by dividends accrued on the Preferred Stock. Accrued preferred stock dividends will be recorded in fair value. Any difference between the initial fair value and the redemption value will be accreted in the same manner as described above.

     On the Effective Date, the Company's capital consists of (i) 1,002,751 shares of Class A Common Stock, $0.01 par value, (ii) 247,500 shares of Class B Common Stock, $0.01 par value, (iii) 222,455,320 shares of Series A Senior Preferred Stock, $1.00 par value, (iv) 20,716,080 shares of Series A Junior Preferred Stock, $1.00 par value, and (v) warrants exercisable to purchase 625,000 shares of Class A Common Stock at a price of $120 per share.


     The Series A Senior Preferred Stock (the "Senior Preferred Stock") has a liquidation preference of $1.00 per share plus accrued and unpaid dividends. The terms of the Senior Preferred Stock include a cumulative dividend preference, payable quarterly out of funds legally available therefor, if any. During the first two years following the Effective Date, the Company will be required to pay cash dividends at a rate of $0.10 per share per annum, or, at its option, in-kind dividends of additional shares of Senior Preferred Stock at a rate of $0.20 per share per annum. The Senior Preferred Stock is mandatorily redeemable on March 15, 2006 at a rate of $1.00 per share plus accrued and unpaid dividends. One-half of the then-outstanding shares of Senior Preferred Stock is mandatorily convertible into shares of Class A Common Stock at the rate of
0.3461 shares of Class A Common Stock per $1.00 of liquidation preference if either (i) more than 75 million shares of Senior Preferred Stock remain outstanding after March 15, 2006 or (ii) the Company fails to pay dividends on the Senior Preferred Stock on any two dividend payment dates. The Certificate of Designation for the Senior Preferred Stock includes restrictive covenants comparable to those included in the Indenture.

                           TRANSTEXAS GAS CORPORATION

     Holders of Senior Preferred Stock have the right, voting separately as a class, to elect four (4) of the five (5) directors to the Board of Directors; provided, that if the Company has not paid dividends with respect to the payments due commencing March 15, 2002, such holders will have the right, voting separately as a class, to elect all five (5) directors to the Board of Directors. Holders of Senior Preferred Stock have one vote per share, voting together with the Class A Common Stock, the Junior Preferred Stock and any other series or classes of stock entitled to vote with the Class A Common Stock, on all matters on which the holders of the Class A Common Stock are entitled to vote generally. Voting rights of the Senior Preferred Stock may not be changed without the consent of the holders of 75% of the shares of Senior Preferred Stock, voting as a class.


     The Series A Junior Preferred Stock (the "Junior Preferred Stock" and, together with the Senior Preferred Stock, the "Preferred Stock") has a liquidation preference of $1.00 per share plus accrued and unpaid dividends. The terms of the Junior Preferred Stock include a cumulative dividend preference, payable quarterly out of funds legally available therefor, if any. During the first six years following the Effective Date, the Company will be required to pay in-kind dividends of additional shares of Junior Preferred Stock at a rate of $0.10 per share per annum. Thereafter, dividends will be payable both in cash at a rate of $0.10 per share per annum and in kind at a rate of $0.10 per share per annum. The Junior Preferred Stock is mandatorily redeemable on March 15, 2010 at a rate of $1.00 per share plus accrued and unpaid dividends. Each share of Junior Preferred Stock is mandatorily convertible into shares of Class A Common Stock at the rate of 0.1168 shares of Class A Common Stock per $1.00 of liquidation preference if either (i) more than 75 million shares of Senior Preferred Stock remain outstanding after March 15, 2006 or (ii) the Company fails to pay dividends on the Senior Preferred Stock on any two dividend payment dates. The Certificate of Designation for the Junior Preferred Stock includes restrictive covenants comparable to those included in the Indenture. Such covenants will become effective when all of the Notes (and any refinancings thereof) have been repaid and all of the Senior Preferred Stock has been redeemed.


     Holders of Junior Preferred Stock have one vote per share, voting together with holders of the Class A Common Stock, the Senior Preferred Stock and any other series or classes of stock entitled to vote with the Class A Common Stock, on all matters on which holders of the Class A Common Stock are entitled to vote. If no shares of the Senior Preferred Stock are outstanding, holders of the shares of Junior Preferred Stock will have the right, voting separately as a class, to elect two directors to the Board of Directors. Voting rights of the Junior Preferred Stock may not be changed without the consent of the holders of 75% of the shares of the Junior Preferred Stock, voting as a class.

     Under Delaware law, dividends (including dividends payable in stock) may only be paid to the extent a corporation has surplus or, in certain cases, out of net profits for the current fiscal year and the preceding fiscal year. On July 25, 2000, at the annual stockholders meeting, the Company requested that its stockholders approve amendments to the certificates of designation under which the Preferred Stock is outstanding to reduce the par value of the Preferred Stock, which would eliminate substantially all of the Company's capital deficit, as defined by Delaware law. The affirmative vote of 466,774 shares of Class A Common Stock, 247,500 shares of Class B Common Stock, 122,449,000 shares of Series A Senior Preferred Stock and 20,716,090 shares of Series A Junior Preferred Stock approved the amendments to the Certificate of Designation for the Series A Senior Preferred Stock. The affirmative vote of 466,438 shares of Class A Common Stock, 247,500 shares of Class B Common Stock, 122,483,454 shares of Series A Senior Preferred Stock and 20,176,090 shares of Series A Junior Preferred Stock approved the amendments to the Certificate of Designation for the Series A Junior Preferred Stock.

     On July 25, 2000, the Board of Directors of the Company authorized the payment of quarterly dividends to the holders of the Company's Preferred Stock of record on June 1, 2000. The quarterly dividends were paid in-kind on August 15, 2000 in additional shares of Preferred Stock of the same class at an annual rate of $0.20 per share for each share of Series A Senior Preferred Stock and at an annual rate of $0.10 per share for each share of Series A Senior Preferred Stock in accordance with the Certificate of Designation for Series A Senior Preferred Stock and the Certificate of Designation for Series A Junior Preferred Stock, respectively. Fractional shares were not issued, but were settled in cash.


3.   LIQUIDITY

     In order to maintain or increase proved oil and gas reserves, TransTexas is required to make substantial capital expenditures for the exploration and development of natural gas and oil reserves in the normal course of business.

     TransTexas remains highly leveraged and a substantial portion of its cash flow will be required for debt service. In addition, cash flow from operations is dependent on the level of gas and oil prices which are historically volatile. Management's plans are to fund its 2001 debt service requirements and planned capital expenditures with cash flows from existing producing properties and certain identified relatively low risk exploratory prospects to be drilled and completed during fiscal 2001. Expected reserves from these prospects will be used to obtain additional production payment financing which, together with excess cash flow from these prospects, is necessary to continue to fund debt service and capital expenditure requirements. Should these prospects not be productive or should prices decline for a prolonged period, absent other sources of capital, the Company would be required to substantially reduce its capital expenditures which would limit its ability to maintain or increase production and in turn meet its debt service requirements. Asset sales and financings are restricted under the terms of TransTexas' debt documents and Senior Preferred Stock.

4.   OTHER CURRENT ASSETS

     The major components of other current assets are as follows (in thousands of dollars):


                                                                               SUCCESSOR            PREDECESSOR
                                                                     ----------------------------   ------------
                                                                                             JANUARY 31,
                                                                        JULY 31,     ---------------------------
                                                                          2000           2000           1999
                                                                     --------------  ------------ | ------------
                                                                      (Unaudited)                 |
                                                                                                  |
         Prepayments:                                                                             |
           Trade.................................................     $        370   $        478 | $        676
           Insurance.............................................            1,612            240 |        2,300
         Deferred hedging losses.................................              694             -- |           --
         Other ..................................................              192            208 |          717
                                                                      ------------   ------------ | ------------
                                                                      $      2,868   $        926 | $      3,693
                                                                      ============   ============ | ============


5.   PROPERTY AND EQUIPMENT

     The major components of property and equipment, at cost (estimated fair value at January 31, 2000), are as follows (in thousands of dollars):

                           TRANSTEXAS GAS CORPORATION

                                                                                               SUCCESSOR                PREDECESSOR
                                                                                     -------------------------------   -------------
                                                                                                                JANUARY 31,
                                                                                        JULY 31,       -----------------------------
                                                                                          2000            2000             1999
                                                                                     --------------    ------------- | -------------
                                                                                      (Unaudited)                    |
                                                                                                                     |
         Gas and oil properties   ................................................   $      327,679    $     279,844 | $   1,394,325
         Gas gathering and transportation ........................................           42,255           40,920 |        53,761
         Equipment and other .....................................................            5,696            6,323 |        11,544
                                                                                     --------------    ------------- | -------------
                                                                                     $      375,630    $     327,087 | $   1,459,630
                                                                                     ==============    ============= | =============


     In May 1997, TransTexas consummated a stock purchase agreement with an unaffiliated buyer (the "Lobo Sale Agreement"), to effect the sale (the "Lobo Sale") of the stock of TransTexas Transmission Corporation ("TTC"), its subsidiary that owned substantially all of TransTexas' Lobo Trend producing properties and related pipeline transmission system, for an adjusted sales price of approximately $1.1 billion. TransTexas recorded a gain of $543.4 million on the Lobo Sale. In accordance with the full cost method, the cost of the properties sold was determined based on relative fair market value.

     In January 1998, TransTexas sold a portion of its Lodgepole producing properties for a sales price of $19.1 million. The proceeds from this sale were credited to the full cost pool.

     On April 30, 1998, TransTexas sold its oilfield stimulation, cementing and coiled tubing equipment and related facilities to an unaffiliated third party for a sales price of $30 million, subject to post-closing adjustments. For the year ended January 31, 1999, TransTexas recorded a $10.5 million pre-tax gain as a result of this sale.

     On June 26, 1998, TransTexas sold its drilling rigs and related facilities to an unaffiliated third party for a sales price of $75 million. On August 17, 1998, TransTexas sold its remaining drilling services assets to an unaffiliated third party for a sales price of $20.5 million. TransTexas recorded pre-tax gains of $51.2 million and $5.3 million, respectively, as a result of these sales.

     Additional purchase price adjustments related to the Lobo Sale resulted in a pre-tax loss on the sale of assets of $2.4 million during the year ended January 31, 1999.

     In December 1998, TransTexas sold certain gas and oil properties for net proceeds of approximately $16.7 million.


     In August 2000, TransTexas sold certain producing properties in Jim Hogg County, Texas for a sales price of $6.5 million.


6.   OTHER ASSETS

     The major components of other assets are as follows (in thousands of dollars):


                                                                                                SUCCESSOR             PREDECESSOR
                                                                                     -----------------------------   -------------
                                                                                                               JANUARY 31,
                                                                                        JULY 31,      ----------------------------
                                                                                          2000           2000             1999
                                                                                     --------------   ------------  |  -----------
                                                                                      (Unaudited)                   |
                                                                                                                    |
         Debt issue costs, net of accumulated amortization                                                          |
           ($154 - July 31, 2000; $2,030 - January 31, 1999)......................   $        2,225   $        --   |  $    24,278
         Other ...................................................................              682            513  |          891
                                                                                     --------------   ------------  |  -----------
                                                                                     $        2,907   $        513  |  $    25,169
                                                                                     ==============   ============  |  ===========

                           TRANSTEXAS GAS CORPORATION

7.   LONG-TERM DEBT AND PRODUCTION PAYMENTS

     Long-Term Debt

     Long-term debt consists of the following (in thousands of dollars):


                                                      SUCCESSOR           PREDECESSOR
                                              ------------------------    -----------
                                               JULY 31,     JANUARY 31,
                                                 2000          2000          1999(*)
                                              -----------   ----------  |  ----------
                                              (Unaudited)               |
                                                                        |
15% Senior Secured Notes due 2005 ........    $  200,000    $       --  |  $       --
Revolving credit agreements ..............        42,154         4,205  |         345
Term Note ................................        22,444            --  |          --
Notes payable, ranging from 8% to 15%, due                              |
  through 2005 ...........................        18,342        49,212  |       9,010
13 3/4% Senior Subordinated Notes due 2001            --         1,807  |     115,815
                                              ----------    ----------  |  ----------
    Total long-term debt .................       282,940        55,224  |     125,170
Current maturities .......................         4,938         6,934  |          --
                                              ----------    ----------  |  ----------
                                              $  278,002    $   48,290  |  $  125,170
                                              ==========    ==========  |  ==========


---------------
(*) Subject to compromise (see Note 2).

     On the Effective Date, the Company, as Issuer, Galveston Bay Pipeline Company and Galveston Bay Processing Corporation, as Guarantors, and Firstar Bank, N.A., as Trustee, entered into an Indenture dated as of March 15, 2000, pursuant to which the Company issued the Notes. Interest on the Notes is due semi-annually on March 15 and September 15. The Notes are secured by substantially all of the assets of the Company other than accounts receivable and inventory. The security interest in favor of the Trustee is subordinated to the Security Interest in favor of the Agent under the Oil and Gas Facility.


     On the Effective Date, the Company and GMACC entered into a Third Amended and Restated Accounts Receivable Management and Security Agreement, dated as of March 15, 2000 (the "Accounts Receivable Facility"). The Accounts Receivable Facility is a revolving credit facility secured by accounts receivable and inventory. The maximum loan amount under the facility is $15 million, against which the Company may from time to time, subject to the conditions of the Accounts Receivable Facility, borrow, repay and reborrow. Advances under the facility bear interest at a rate per annum equal to the higher of (i) the prime commercial lending rate of The Bank of New York plus 1/2 of 1%, and (ii) the Federal Funds Rate plus 1%, payable monthly in arrears. As of July 31, 2000, the outstanding principal balance under the Accounts Receivable Facility was $12.2 million with availability for additional advances of approximately $1.2 million and will be due on March 14, 2005.


     On the Effective Date, the Company, as Borrower, and Galveston Bay Processing Corporation and Galveston Bay Pipeline Company, as Guarantors, entered into an Oil and Gas Revolving Credit and Term Loan Agreement, dated as of March 15, 2000 (the "Oil and Gas Facility") with GMAC Commercial Credit LLC ("GMACC"), as a Lender and as Agent. The Oil and Gas Facility consists of a term loan (the "Term Loan") in the amount of $22.5 million and a revolving facility (the "Revolving Loan") in a maximum amount of $30 million (all of which was funded on the Effective Date). The Term Loan bears interest at a rate of 14% per annum and the Revolving Loan bears interest at a rate of 13 1/2% per annum. Interest on the Term Loan and the Revolving Loan is payable monthly in arrears. Principal amortization of the Term Loan is due in 20 quarterly installments of $56,250 each, with the balance due March 14, 2005. The principal amount of the Revolving Loan is due on March 14, 2005; however the Company may, and in certain circumstances must, make prepayments of such amount. If, subsequent to such prepayments, the Company demonstrates sufficient collateral value meeting the requirements of the Oil and Gas Facility provisions, the Company may be entitled to borrow additional advances under the Revolving Loan. The Oil and Gas Facility is secured by substantially all of the assets of the Company. The security interest in accounts receivable and inventory securing the Oil and Gas Facility is subordinated to the security interest of GMACC under the Accounts Receivable Facility.

     In December 1998, TransTexas borrowed $5.65 million from an unaffiliated third party in order to meet a portion of its December 31, 1998 interest payment obligations. In accordance with the Plan, the principal amount of the note was increased to $6.7 million, bears interest at 8% and is collateralized by a pledge of the stock of Galveston Bay Processing Corporation and a mortgage on the Winnie processing facility.

                           TRANSTEXAS GAS CORPORATION

     Additional notes payable totaling $13.9 million consists of amount payable pursuant to the Plan in settlement of the claims of certain creditors. Such amounts are generally payable over a five year period with stated interest ranging from 8% to 10%.

     Prior to the Effective Date, the Company had outstanding $115.8 million principal amount of 13 3/4% Senior Subordinated Notes due 2001 (the "Subordinated Notes"). The fair value of the Subordinated Notes, based on quoted market prices as of January 31, 1999, was $34.7 million. As described in Note 2, in accordance with the Plan, the holders of the Subordinated Notes received $1.8 million cash, 2,455,320 shares of Senior Preferred Stock and 20,716,080 shares of Junior Preferred Stock and the Subordinated Notes were canceled. The balance of $1.8 million at January 31, 2000 represents the fair value of the Subordinated Notes in accordance with fresh-start reporting.

     Aggregate principal payments on the Company's (Successor) long-term debt as of the effective date total $5.2 million, $3.1 million, $1.9 million, $3.6 million and $0.4 million for the fiscal years ended January 31, 2001, 2002, 2003, 2004 and 2005, respectively.


     Production Payments


     In February and September 1998, TransTexas entered into two production payment agreements with an unaffiliated third party pursuant to which the Company conveyed certain properties (the "Original Subject Interests") in the form of a term overriding royalty interest. As of January 31, 2000, the outstanding balance of these production payments was $35.1 million.


     In March 2000, the Original Subject Interests were reconveyed to TransTexas and a new production payment drilling program agreement was entered into between TransTexas and two unaffiliated third parties in the form of a term overriding royalty interest carved out of and burdening certain properties including the Original Subject Interests (collectively, the "New Subject Interests"). As of September 15, 2000 the Company had closed the Second Supplement to the new production payment agreement and the aggregate sum outstanding under the new production payment agreement was $32.4 million. The Company has the right to offer additional properties ("Offered Wells") to the production payment parties at a negotiated purchase price, up to an aggregate maximum for all such wells, of up to $52 million. Upon acceptance of the Offered Wells, one of the third parties would be committed to pay to the Company either the drilling costs of the Offered Wells or, at the third party's discretion, a higher, mutually agreed upon amount. The production payment calls for the repayment of the primary sum plus an amount equivalent to a 15% annual interest rate on the unpaid portion of such primary sum. The Oil and Gas Facility places certain restrictions on the amount that may be outstanding under the production payment.





     In connection with the new production payment, the Company entered into various marketing and processing agreements with one of the third parties. Pursuant to these agreements, the Company will pay a nominal marketing fee with respect to the Company's production associated with the New Subject Interests. In addition, the third party will pay a fee for certain processing services to be provided by Galveston Bay Processing.

                           TRANSTEXAS GAS CORPORATION

8.   NOTES PAYABLE TO AFFILIATES

     Notes payable to affiliates consist of the following (in thousands of dollars):


                                                                                       SUCCESSOR               PREDECESSOR
                                                                               ----------------------------    ------------
                                                                                                        JANUARY 31,
                                                                                 JULY 31,     -----------------------------
                                                                                   2000            2000      |    1999(*)
                                                                               ------------    ------------  |  ------------
                                                                                (Unaudited)                  |
                                                                                                             |
TransTexas Intercompany Loan ..............................................    $         --    $    196,346  |  $    450,000
Notes payable to affiliates ...............................................              --              --  |         7,928
                                                                               ------------    ------------  |  ------------
                                                                               $         --    $    196,346  |  $    457,928
                                                                               ============    ============  |  ============


----------------
(*) Subject to compromise (see Note 2).

     Prior to the Effective Date, the Company had outstanding a $450 million note payable to TEC (the "TransTexas Intercompany Loan"). The TransTexas Intercompany Loan accrued interest at a rate of 10 7/8% per annum and was pledged to secure TEC's obligations on its 11 1/2% Senior Secured Notes and 13% Senior Secured Discount Notes due 2002 (the "TEC Notes"). The fair value of the TransTexas Intercompany Loan was $121.5 million at January 31, 1999. As described in Note 2, the TransTexas Intercompany Loan was settled on the Effective Date pursuant to the Plan.

     During the year ended January 31, 1999, TEC made advances to TransTexas pursuant to a $50 million promissory note which was scheduled to mature on June 14, 2002. The note accrued interest at a rate of 11.375% per annum. At January 31, 1999, the outstanding balance on the note was $6.5 million. This note was canceled on the Effective Date pursuant to the Plan.

     In December 1998, TransTexas executed a note payable to TransAmerican in the original principal amount of $1.4 million plus interest at a rate of 15% per annum. The proceeds from this loan were used to meet a portion of the Company's interest payment obligations on December 31, 1998. This note was fully repaid in December 1999.

9.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The following information reflects TransTexas' noncash investing and financing activities (in thousands of dollars):

                           TRANSTEXAS GAS CORPORATION

                                                             SUCCESSOR                         PREDECESSOR
                                                           ------------  ------------------------------------------------------
                                                                SIX MONTHS ENDED
                                                                    JULY 31,                    YEAR ENDED JANUARY 31,
                                                           --------------------------  ----------------------------------------
                                                               2000          1999           2000         1999           1998
                                                           ------------  ------------  ------------  ------------  ------------
                                                                   (Unaudited)
Investing activities:

Accounts payable and long-term
  liabilities for property and
  equipment .............................................  $      7,375 | $     44,610  $     48,381  $     38,841  $     32,666
                                                           ============ | ============  ============  ============  ============
                                                                        |
Financing activities:                                                   |
                                                                        |
Accretion of preferred stock.............................  $     15,121 | $         --  $         --  $         --  $         --
                                                           ============ | ============  ============  ============  ============
                                                                        |
Cancellation of old common stock.........................  $        740 | $         --  $         --  $         --  $         --
                                                           ============ | ============  ============  ============  ============
                                                                        |
Issuance of new common stock.............................  $         12 | $         --  $         --  $         --  $         --
                                                           ============ | ============  ============  ============  ============
                                                                        |
Assumption of tax liability by                                          |
  TransAmerican .........................................  $         -- | $         --  $         --  $         --  $    129,549
                                                           ============ | ============  ============  ============  ============
Contribution from affiliate .............................  $         -- | $         --  $         --  $         --  $     21,513
                                                           ============ | ============  ============  ============  ============
Exchange of Subordinated Notes ..........................  $         -- | $         --  $         --  $         --  $    115,815
                                                           ============ | ============  ============  ============  ============
Contribution of debt issue                                              |
  costs from affiliate ..................................  $         -- | $         --  $         --  $         --  $     12,600
                                                           ============ | ============  ============  ============  ============

      Cash paid for interest is as follows (in thousands of dollars) :


                                                             SUCCESSOR                         PREDECESSOR
                                                           ------------  ------------------------------------------------------
                                                                SIX MONTHS ENDED
                                                                    JULY 31,                    YEAR ENDED JANUARY 31,
                                                           --------------------------  ----------------------------------------
                                                               2000          1999          2000         1999           1998
                                                           ------------   -----------  ------------  ------------  ------------
                                                                   (Unaudited)
                                                                        |
Interest ..............................................    $        892 | $     4,441  $      9,616  $     69,970  $     52,563
                                                           ============ | ===========  ============  ============  ============



     Cash paid during the year ended January 31, 2000 for reorganization items was $6.2 million.


     TransTexas incurred approximately $24.8 million, $26.0 million, $41.2 million, $89.6 million and $96.4 million of interest charges of which approximately $6.9 million, $1.2 million, $2.7 million, $9.7 million and $15.8 million were capitalized for the six months ended July 31, 2000 and 1999 and for the years ended January 31, 2000, 1999 and 1998, respectively.


10.  ACCRUED LIABILITIES

     Accrued liabilities classified as current liabilities consist of the following (in thousands of dollars):



                                                               SUCCESSOR              PREDECESSOR
                                                   -----------------------------     ------------
                                                                             JANUARY 31,
                                                     JULY 31,       -----------------------------
                                                       2000             2000             1999
                                                   ------------     ------------  |  ------------
                                                    (Unaudited)                   |
                                                                                  |
Royalties ......................................   $      3,048     $      1,581  |  $         --
Taxes other than income taxes ..................          1,900              899  |            --
Accrued interest ...............................         12,901               44  |            --
Payroll ........................................          1,118            1,197  |            --
Current portion of production payments .........          3,873            2,647  |           983
Hedging losses .................................          1,748               --  |            --
Reorganization claims ..........................          2,376            2,629  |            --
Other ..........................................          1,831            1,064  |            --
                                                   ------------     ------------  |  ------------
                                                   $     28,795     $     10,061  |  $        983
                                                   ============     ============  |  ============

                           TRANSTEXAS GAS CORPORATION

11.  OTHER LIABILITIES

     The major components of other liabilities are as follows (in thousands of dollars):



                                                             SUCCESSOR             PREDECESSOR
                                                     --------------------------    ------------
                                                                            JANUARY 31,
                                                       JULY 31,    ----------------------------
                                                         2000          2000           1999 (*)
                                                     ------------  ------------  |  ------------
                                                      (Unaudited)                |
                                                                                 |
Reorganization claims ............................   $      8,949  $     34,404  |  $         --
Litigation accrual ...............................             --            --  |           527
Litigation settlements ...........................             --            --  |         7,102
Long-term payables and other .....................         15,433        15,000  |         6,495
                                                     ------------  ------------  |  ------------
                                                     $     24,382  $     49,404  |  $     14,124
                                                     ============  ============  |  ============



(*) Subject to compromise (see Note 2).

12.  INCOME TAXES

     Income tax expense (benefit) includes the following (in thousands of dollars):



                          SUCCESSOR                             PREDECESSOR
                        -------------  --------------------------------------------------------------
                         SIX MONTHS ENDED JULY 31,                YEAR ENDED JANUARY 31,
                        ----------------------------   ----------------------------------------------
                             2000           1999           2000             1999             1998
                        -------------  -------------   ------------     ------------     ------------
                                 (Unaudited)
                                     |
Federal:                             |
  Current ............  $         -- | $          --   $         --     $         --     $    (21,380)
  Deferred ...........           907 |            --         10,000          (39,497)         144,256
                        ------------ | -------------   ------------     ------------     ------------
                        $        907 | $          --   $     10,000     $    (39,497)    $    122,876
                        ============ | =============   ============     ============     ============


     Total income tax expense differs from amounts computed by applying the statutory federal income tax rate to income before income taxes. The items accounting for this difference are as follows (in thousands of dollars):


                                                     SUCCESSOR                            PREDECESSOR
                                                   -------------  -------------------------------------------------------------
                                                    SIX MONTHS ENDED JULY 31,                 YEAR ENDED JANUARY 31,
                                                   ----------------------------  ----------------------------------------------
                                                       2000            1999          2000             1999             1998
                                                   -------------   ------------  ------------     ------------     ------------
                                                           (Unaudited)
                                                                 |
Federal income tax expense                                       |
  (benefit) at the statutory rate ............     $        907  | $    (14,992) $    153,760     $   (170,530)    $    122,876
Increase (decrease) in tax resulting from:                       |
   Debt discharged pursuant to Plan ..........               --  |           --      (160,641)              --               --
   Adjustment of tax assumption ..............               --  |           --        10,000          (75,000)              --
   Valuation allowance .......................               --  |       14,992         6,881          206,033               --
                                                   ------------  | ------------  ------------     ------------     ------------
                                                   $        907  | $         --  $     10,000     $    (39,497)    $    122,876
                                                   ============  | ============  ============     ============     ============



     Significant components of TransTexas' tax attributes are as follows (in thousand of dollars):

                           TRANSTEXAS GAS CORPORATION


                                                                            SUCCESSOR             PREDECESSOR
                                                                   --------------------------    ------------
                                                                                            JANUARY 31,
                                                                     JULY 31,    -----------------------------
                                                                       2000          2000             1999
                                                                   ------------  ------------     ------------
                                                                   (Unaudited)                 |
                                                                                               |
Deferred tax liabilities:                                                                      |
  Tax assumption ..............................................    $     10,000  $     10,000  |  $         --
  Depreciation, depletion and amortization.....................           1,427            --  |            --
                                                                   ------------  ------------  |  ------------
  Deferred tax liabilities.....................................          11,427        10,000  |            --
                                                                   ------------  ------------  |  ------------
Deferred tax assets:                                                                           |
  Depreciation, depletion and amortization ....................              --            --  |        75,368
  Net operating loss carryforwards ............................             368            --  |       127,901
  Contingent liabilities ......................................             152            --  |         1,833
  Other, net ..................................................              --            --  |           931
                                                                   ------------  ------------  |  ------------
                                                                            520            --  |       206,033
Valuation allowance ...........................................              --            --  |      (206,033)
                                                                   ------------  ------------  |  ------------
  Net deferred tax assets .....................................             520            --  |            --
                                                                   ------------  ------------  |  ------------
                                                                   $     10,907  $     10,000  |  $         --
                                                                   ============  ============  |  ============



     Based upon independent legal advice, including an opinion from a nationally recognized law firm, TransTexas did not report any significant federal income tax liability as a result of the Lobo Sale. There are, however, significant uncertainties regarding TransTexas' tax position and no assurance can be given that TransTexas' position will be sustained if challenged by the Internal Revenue Service (the "IRS"). Prior to the bankruptcy, TransTexas was part of an affiliated group for tax purposes (the "TNGC Consolidated Group"), which included TNGC Holdings Corporation, the sole stockholder of TransAmerican ("TNGC"), TransAmerican, TEC, TransTexas and TARC. If the IRS were to successfully challenge TransTexas' position, each member of the TNGC Consolidated Group would be severally liable under the consolidated tax return regulations for the resulting taxes, in the estimated amount of up to $270 million (assuming the use of none of the available tax attributes of the TNGC Consolidated Group), possible penalties equal to 20% of the amount of the tax, and interest at the statutory rate (currently 9%) on the tax and penalties (if any). Assuming the use of available tax attributes of the TNGC Consolidated Group, primarily the carryback of net operating loss carryovers ("NOLs"), this estimated tax would be reduced to approximately $10 million (with the NOL carrybacks reducing interest as of the end of the tax year in which the carryback arose and not reducing penalties). In this event, a substantial portion of TransTexas' NOLs would be utilized and thus not available to TransTexas after the bankruptcy. Pursuant to the tax allocation agreement among the members of the TNGC Consolidated Group, TransAmerican is obligated to fund the entire tax deficiency (if any) resulting from the Lobo Sale. There can be no assurance that TransAmerican would be able to make any such payment and the other members of the TNGC Consolidated Group, including TransTexas as a former member, may be required to pay the tax, penalties and interest. There can be no assurance that TransTexas could pay this contingency.

     Part of the refinancing of TransAmerican's debt in 1993 involved the cancellation of approximately $65.9 million of accrued interest and of a contingent liability for interest of $102 million owed by TransAmerican. TransAmerican has taken the federal tax position that the entire amount of this debt cancellation is excluded from its income under the cancellation of indebtedness provision (the "COD Exclusion") of the Internal Revenue Code of 1986, as amended (the "Tax Code"), and has reduced its tax attributes (including its net operating loss and credit carryforwards) as a consequence of the COD Exclusion. No federal tax opinion was rendered with respect to this transaction, however, and TransAmerican has not obtained a ruling from the IRS regarding this transaction. TransTexas believes that there is substantial legal authority to support the position that the COD Exclusion applies to the cancellation of TransAmerican's indebtedness. However, due to factual and legal uncertainties, there can be no assurance that the IRS will not challenge this position, or that any such challenge would not be upheld. Under the Tax Allocation Agreement, TransTexas has agreed to pay an amount equal to any federal tax liability (which would be approximately $25.4 million) attributable to the inapplicability of the COD Exclusion. Any such tax would be offset in future years by alternative minimum tax credits and retained loss and credit carryforwards to the extent recoverable from TransAmerican.

     As a former member of the TNGC Consolidated Group, TransTexas will be severally liable for any tax liability resulting from any transaction of the TNGC Consolidated Group that occurred during any taxable year of the TNGC

                           TRANSTEXAS GAS CORPORATION

Consolidated Group during which TransTexas was a member, including the above-described transactions. The IRS has commenced an audit of the consolidated federal income tax returns of the TNGC Consolidated Group for its taxable years ended July 31, 1994 and July 31, 1995. The Company has not been advised by the IRS as to whether any tax deficiencies will be proposed by the IRS as a result of its review.

     TransTexas expects that a significant portion of its NOLs will be eliminated and the use of those NOLs that are not eliminated will be severely restricted as a consequence of the Plan. In addition, certain other tax attributes of TransTexas may under certain circumstances be eliminated or reduced as a consequence of the Plan. The elimination or reduction of NOLs and such other tax attributes may substantially increase the amount of tax payable by TransTexas following the consummation of the Plan as compared with the amount of tax payable had no such attribute reduction or restriction been required.

13.  TRANSACTIONS WITH AFFILIATES

     On June 13, 1997, a services agreement was entered into among TransAmerican, TEC, TARC and TransTexas. Under the services agreement, TransTexas provided accounting, legal, administrative and other services to TARC, TEC and TransAmerican and its affiliates. TransAmerican provided advisory services to TransTexas, TARC and TEC. As of January 31, 1999, the receivable from TARC and TransAmerican for service agreement fees was $0.2 million. As of January 31, 1999, receivables of $4.6 million for other services provided to TransAmerican and certain of its affiliates were recorded as a reduction of additional paid-in capital.

     In connection with a December 15, 1998 transaction pursuant to which TARC transferred its refinery assets to a minority-owned subsidiary, TCR Holding Corporation ("TCR Holding"), and TCR Holding transferred such assets to its majority-owned subsidiary, Orion Refining Corporation ("Orion"), TransTexas entered into an Amended and Restated Services Agreement (the "TCR Group Services Agreement") with TCR Holding and Orion. The TCR Group Services Agreement called for TransTexas to provide certain accounting, legal, administrative and other services to the TCR Group through December 15, 2000 and receive payment for such services, through February 28, 1999, in the amount of $200,000 per month. Subsequent to February 28, 1999, the monthly fee was adjusted based on an assessment of the cost to TransTexas of providing such services. As of January 31, 2000, the receivable from Orion for such services was $0.1 million.

     In March 2000, a services agreement was entered into between TNGC and the Company. Pursuant to the agreement, TransTexas will provide certain accounting, legal, administrative and other services to TNGC and its affiliates in exchange for a monthly fee of $2,000.

     During the year ended January 31, 1999, TEC made advances to TransTexas pursuant to a $50 million promissory note which was scheduled to mature on June 14, 2002. The note accrued interest at a rate of 11.375% per annum. As of January 31, 2000, the outstanding balance of the note was $6.5 million, and the accrued interest was $0.3 million. This note was canceled on March 17, 2000 pursuant to the Plan.

     In December 1998, TransTexas executed a note payable to TransAmerican in the original principal amount of $1.4 million plus interest at a rate of 15% per annum. On December 31, 1998, TransTexas used the proceeds from this loan to pay a portion of its interest payment obligations on its public debt securities. This note was secured by a lien on the assets of Galveston Bay Processing. During the fiscal year ended January 31, 2000, Galveston Bay Processing made payments of principal and interest under this note to TransAmerican of approximately $1.6 million. As of January 31, 2000 and 1999, the balance due on the note was $0 and $1.4 million, respectively.

     In April 1999, TEC made a cash contribution of $0.7 million to TransTexas.

     During the fiscal year ended January 31, 1998, TransTexas sold natural gas to TARC under an interruptible long-term sales contract. Revenues from TARC under this contract totaled approximately $1.1 million.

                           TRANSTEXAS GAS CORPORATION

     During the fiscal year ended January 31, 1998, TEC allocated $12.6 million of debt issuance costs relating to the TEC Notes to TransTexas. TransTexas recorded these costs as a contribution of capital.

     During the fiscal year ended January 31, 1998, the Company recorded a contribution to paid-in capital of approximately $129.5 million in connection with TransAmerican's assumption of the Lobo Sale tax contingency.

     During the fiscal year ended January 31, 1998, the Company contributed $13.3 million to TransAmerican to retire debt related to certain oil and gas properties. Those properties, which had a net book value of $21.5 million were contributed to TransTexas.

     During the fiscal year ended January 31, 1999, the Company paid approximately $5.6 million of Texas franchise taxes on behalf of certain affiliates pursuant to the Tax Allocation Agreement. Approximately $2.3 million of the franchise taxes paid exceeded the payable to affiliates for such taxes and was recorded as a reduction of additional paid-in capital.

14.  COMMITMENTS AND CONTINGENCIES

     Environmental Matters

     TransTexas' operations and properties are subject to extensive federal, state, and local laws and regulations relating to the generation, storage, handling, emission, transportation, and discharge of materials into the environment. Permits are required for various of TransTexas' operations, and these permits are subject to revocation, modification, and renewal by issuing authorities. TransTexas also is subject to federal, state, and local laws and regulations that impose liability for the cleanup or remediation of property which has been contaminated by the discharge or release of hazardous materials or wastes into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunctions, or both. Certain aspects of TransTexas' operations may not be in compliance with applicable environmental laws and regulations, and such noncompliance may give rise to compliance costs and administrative penalties. It is not anticipated that TransTexas will be required in the near future to expend amounts that are material to the financial condition or operations of TransTexas by reason of environmental laws and regulations, but because such laws and regulations are frequently changed and, as a result, may impose increasingly strict requirements, TransTexas is unable to predict the ultimate cost of complying with such laws and regulations.

     Legal Proceedings


     High River. As described in Note 2, the Company's Plan was confirmed by the Bankruptcy Court ("Confirmation Order") on February 7, 2000. On February 14, 2000, High River Limited Partnership ("High River") appealed the Confirmation Order to the U.S. District Court for the Southern District of Texas, Corpus Christi Division (the "District Court") objecting to confirmation of the Company's Plan on various grounds. The Company filed a motion to dismiss High River's appeal asserting that the Company's Plan cannot be "unwound" since it has been substantially consummated and, therefore, the appeal must be dismissed as moot. The Company's motion to dismiss was granted by the District Court on July 28, 2000. No appeal was taken from the District Court's order granting the Company's motion to dismiss and that order has become final.





     TransTexas is a party to various claims and routine litigation arising in the normal course of its business. Any obligations of the Company in respect of such claims and litigation arising out of activities prior to the Petition Date will be discharged pursuant to the Plan. Recovery of these obligations, if any, will be limited to any collateral held by the claimant and/or such claimant's pro rata share of amounts available to pay general unsecured claims.




     Operating Leases

     As of January 31, 2000, TransTexas had long-term leases covering land and other property and equipment. Rental expense was approximately $3 million, $3 million and $2 million for the years ended January 31, 2000, 1999 and 1998, respectively. Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of January 31, 2000, are as follows (in thousands of dollars):

                           TRANSTEXAS GAS CORPORATION



2001 .....    $  234
2002 .....        81
              ------
              $  315
              ======

     Gas Delivery Commitments


     In March, 2000 TransTexas entered into firm and interruptible contracts with Tejas Ship Channel LLC for transportation of its production from the Eagle Bay field to the Winnie facilities at a fixed negotiated rate. Under the firm agreement, the Company is committed to deliver a minimum of 75,000 MMBtu per day of natural gas and condensate.


     The Company also entered into a contract with Centana Intrastate Pipeline Company for transportation of natural gas on a firm and interruptible basis from the Winnie facility to natural gas liquids recovery facilities located in the Beaumont/Port Arthur, Texas area, and residue gas from these facilities to various distribution points. Under the agreement, the Company is committed to deliver up to a maximum of 56,250 Mcf of natural gas and 19,500 MMBtu of residue gas. Transportation fees for residue gas are based on a fixed negotiated rate. Transportation fees for residue gas are based on a published industry index.

15.  BUSINESS SEGMENTS

     TransTexas currently conducts its operations in one industry segment: exploration and production ("E&P"). Prior to the Lobo Sale, TransTexas also operated a gas transportation segment. The E&P segment explores for, develops, produces and markets natural gas, condensate and natural gas liquids. The transportation segment was engaged in intrastate natural gas transportation and marketing. All of TransTexas' significant gas and oil operations are located in South Texas, Louisiana and along the Texas Gulf Coast. TransTexas' revenues are derived principally from sales to interstate and intrastate gas pipelines, direct end users, industrial companies, marketers and refiners located in the United States.

     For the year ended January 31, 2000, three customers provided approximately $62 million in E&P revenues. For the year ended January 31, 1999, five customers provided approximately $65 million in E&P revenues. For the year ended January 31, 1998, three customers provided approximately $79 million in E&P and transportation revenues.

16.  CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
     (In thousands, except per share data)



                                                                          PREDECESSOR
                                              ------------------------------------------------------------------
                                                                  YEAR ENDED JANUARY 31, 2000
                                              ------------------------------------------------------------------
                                                    1ST              2ND             3RD              4TH
                                                 QUARTER(4)        QUARTER        QUARTER(4)        QUARTER
                                              ---------------  ---------------  ---------------  ---------------
Revenues .................................    $     19,065     $     28,573     $     29,405     $     36,689
Operating income (loss) ..................         (13,217)          (4,116)           2,855            4,846
Net income (loss) ........................         (35,881)          (6,954)          (4,406)         476,556(1)
Net income (loss) per share -- basic
  and diluted ............................           (0.62)           (0.12)           (0.08)            8.28

                           TRANSTEXAS GAS CORPORATION


                                                                            PREDECESSOR
                                                 ------------------------------------------------------------------
                                                                     YEAR ENDED JANUARY 31, 1999
                                                 ------------------------------------------------------------------
                                                       1ST              2ND              3RD              4TH
                                                     QUARTER          QUARTER          QUARTER          QUARTER
                                                 ---------------  ---------------  ---------------  ---------------

Revenues ......................................    $     33,467     $     71,439     $     32,793     $     19,067
Operating income (loss) .......................           8,488           21,059(2)      (162,674)        (273,630)
Net income (loss) .............................          (6,803)            (806)        (147,763)        (292,361)
Net income (loss) per share -- basic
  and diluted .................................           (0.12)           (0.01)           (2.57)           (5.08)



                                                                            PREDECESSOR
                                                 ------------------------------------------------------------------
                                                                     YEAR ENDED JANUARY 31, 1998
                                                 ------------------------------------------------------------------
                                                       1ST              2ND              3RD              4TH
                                                     QUARTER          QUARTER          QUARTER          QUARTER
                                                 ---------------  ---------------  ---------------  ---------------


Revenues ......................................    $     82,351     $    575,420       $     37,233     $     28,267
Operating income (loss) .......................           1,298          531,425(3)           9,586          (12,209)
Net income (loss) .............................         (14,538)         262,745             (1,249)         (18,757)
Net income (loss) per share -- basic
  and diluted .................................           (0.20)            3.61              (0.02)           (0.33)

-----------------------
(1) Net income for the fourth quarter of 2000 includes a $436.5 million extraordinary gain on the extinguishment of debt and a $50.5 million credit for reorganization items.

(2) Operating income for the second quarter of 1999 includes a $47.6 million gain on the sale of assets.

(3) Operating income for the second quarter of 1998 includes a $532.9 million gain on the sale of assets.

(4) Operating income (loss) and net income (loss) for the first and third quarters have been restated to increase depletion for the first quarter by $1,473 or $0.02 per share and decrease depletion for the third quarter by $366 or $0.01 per share.

17.  SUPPLEMENTAL GUARANTOR INFORMATION


     Galveston Bay Pipeline Company and Galveston Bay Processing Corporation are guarantors of the $200 million 15% Senior Secured Notes due 2005 ("Senior Secured Notes") and the Oil and Gas Facility. Separate financial statements of the Guarantors are not considered to be material to holders of the Senior Secured Notes and GMACC. The following condensed consolidating financial statements present supplemental information of the Guarantors as of and for the six months ended July 31, 2000 and for the year ended January 31, 2000.

                           TRANSTEXAS GAS CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 JULY 31, 2000
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)



                                                        GALVESTON   GALVESTON
                                                           BAY         BAY                      CONSOLIDATED
                                           TRANSTEXAS   PIPELINE    PROCESSING   ELIMINATIONS    TRANSTEXAS
                                           ----------   ---------   ----------   ------------   ------------
                 ASSETS

Current assets:
  Cash and cash equivalents..............   $  7,622     $   41      $   108       $    --        $  7,771
  Accounts receivable, net...............     35,951         --          448            --          36,399
  Receivables from affiliates............      9,146         --           --        (8,030)          1,116
  Inventories............................      1,357         --           --            --           1,357
  Other current assets...................      2,859          5            4            --           2,868
                                            --------     ------      -------       -------        --------
          Total current assets...........     56,935         46          560        (8,030)         49,511
                                            --------     ------      -------       -------        --------
Property and equipment...................    363,892      1,534       10,204            --         375,630
Less accumulated depreciation, depletion
  and amortization.......................     38,662        152        1,098            --          39,912
                                            --------     ------      -------       -------        --------
          Net property and equipment.....    325,230      1,382        9,106            --         335,718
                                            --------     ------      -------       -------        --------
Other assets, net........................      2,908         --            1            (2)          2,907
                                            --------     ------      -------       -------        --------
                                            $385,073     $1,428      $ 9,667       $(8,032)       $388,136
                                            ========     ======      =======       =======        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current maturities of long-term debt...   $  3,621     $   24      $ 1,293       $    --        $  4,938
  Accounts payable.......................     12,318         29           69            --          12,416
  Accrued liabilities....................     28,667         16          112            --          28,795
                                            --------     ------      -------       -------        --------
          Total current liabilities......     44,606         69        1,474            --          46,149
                                            --------     ------      -------       -------        --------
Payable to affiliates....................         --        378        7,652        (8,030)             --
Long-term debt, less current
  maturities.............................    276,631      1,142          229            --         278,002
Production payments, less current
  portion................................     27,011         --           --            --          27,011
Deferred income taxes....................     10,907         --           --            --          10,907
Other liabilities........................     24,382         --           --            --          24,382
Redeemable preferred stock...............     15,121         --           --            --          15,121
Stockholders' equity (deficit):
  Common stock...........................         12         --           --            --              12
  Additional paid-in capital.............        (12)         1            1            (2)            (12)
  Retained earnings (accumulated
     deficit)............................    (13,585)      (162)         311            --         (13,436)
                                            --------     ------      -------       -------        --------
          Total stockholders' equity
            (deficit)....................    (13,585)      (161)         312            (2)        (13,436)
                                            --------     ------      -------       -------        --------
                                            $385,073     $1,428      $ 9,667       $(8,032)       $388,136
                                            ========     ======      =======       =======        ========

                     TRANSTEXAS GAS CORPORATION (SUCCESSOR)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                                JANUARY 31, 2000
                            (IN THOUSANDS OF DOLLARS)


                                                                   GALVESTON       GALVESTON
                                                                      BAY             BAY                             CONSOLIDATED
                                                  TRANSTEXAS        PIPELINE       PROCESSING      ELIMINATIONS        TRANSTEXAS
                                                 ------------     ------------    ------------     ------------       ------------
                ASSETS
Current assets:
 Cash and cash equivalents ..................    $     17,851     $         44    $        393     $         --     $     18,288
 Accounts receivable, net ...................          19,143              110             339               --           19,592
 Receivable from affiliates .................          10,246               --               _           (9,139)           1,107
 Inventories ................................           1,741               --               _               --            1,741
 Other current assets .......................             908               --              18               --              926
                                                 ------------     ------------    ------------     ------------     ------------
   Total current assets .....................          49,889              154             750           (9,139)          41,654
                                                 ------------     ------------    ------------     ------------     ------------

Property and equipment ......................         315,367            1,771           9,949               --          327,087
Less accumulated depreciation, depletion
   and amortization..........................              --               --              --               --               --
                                                 ------------     ------------    ------------     ------------     ------------
   Net property and equipment ...............         315,367            1,771           9,949               --          327,087
                                                 ------------     ------------    ------------     ------------     ------------

Other assets, net ...........................             514               --               1               (2)             513
                                                 ------------     ------------    ------------     ------------     ------------
                                                 $    365,770     $      1,925    $     10,700     $     (9,141)    $    369,254
                                                 ============     ============    ============     ============     ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt .......    $      4,938     $        536    $      1,460     $         --     $      6,934
 Accounts payable ...........................          15,652                3             104               --           15,759
 Accrued liabilities ........................           9,995               11              55               --           10,061
                                                 ------------     ------------    ------------     ------------     ------------
   Total current liabilities ................          30,585              550           1,619               --           32,754
                                                 ------------     ------------    ------------     ------------     ------------

Payable to affiliates .......................              --              637           8,502           (9,139)              --
Production payments, less current portion ...          32,460               --              --               --           32,460
Long-term debt, less current maturities .....          46,975              737             578               --           48,290
Note payable to affiliate ...................         196,346               --              --               --          196,346
Deferred income taxes .......................          10,000               --              --               --           10,000
Other liabilities ...........................          49,404               --              --               --           49,404

Stockholders' equity (deficit):
 Common stock ...............................             740               --              --               --              740
 Additional paid-in capital .................            (740)               1               1               (2)            (740)
 Retained earnings ..........................              --               --              --               --               --
                                                 ------------     ------------    ------------     ------------     ------------
Total stockholders' equity...................              --                1               1               (2)              --
                                                 ------------     ------------    ------------     ------------     ------------
                                                 $    365,770     $      1,925    $     10,700     $     (9,141)    $    369,254
                                                 ============     ============    ============     ============     ============

                           TRANSTEXAS GAS CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JULY 31, 2000
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)



                                                         GALVESTON   GALVESTON
                                                            BAY         BAY                      CONSOLIDATED
                                            TRANSTEXAS   PIPELINE    PROCESSING   ELIMINATIONS    TRANSTEXAS
                                            ----------   ---------   ----------   ------------   ------------
Revenues:
  Gas, condensate and natural gas
     liquids..............................  $ 80,674       $  --       $   --       $    --       $ 80,674
  Other...................................       198         368        3,886        (3,260)         1,192
                                            --------       -----       ------       -------       --------
          Total revenues..................    80,872         368        3,886        (3,260)        81,866
                                            --------       -----       ------       -------       --------
Costs and expenses:
  Operating...............................     9,346          31        2,044        (3,260)         8,161
  Depreciation, depletion and
     amortization.........................    38,678         152        1,098            --         39,928
  General and administrative..............     9,640         123          214            --          9,977
  Taxes other than income taxes...........     3,562          20           63            --          3,645
                                            --------       -----       ------       -------       --------
          Total costs and expenses........    61,226         326        3,419        (3,260)        61,711
                                            --------       -----       ------       -------       --------
          Operating income................    19,646          42          467            --         20,155
                                            --------       -----       ------       -------       --------
Other income (expense):
  Interest income.........................       320          --           --            --            320
  Interest expense, net...................   (17,523)       (204)        (156)           --        (17,883)
                                            --------       -----       ------       -------       --------
          Total other income (expense)....   (17,203)       (204)        (156)           --        (17,563)
                                            --------       -----       ------       -------       --------
          Income (loss) before income
            taxes.........................     2,443        (162)         311            --          2,592
Income taxes -- deferred..................       907          --           --            --            907
                                            --------       -----       ------       -------       --------
          Net income (loss)...............  $  1,536       $(162)      $  311       $    --       $  1,685
                                            ========       =====       ======       =======       ========

                    TRANSTEXAS GAS CORPORATION (PREDECESSOR)
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED JANUARY 31, 2000
                            (IN THOUSANDS OF DOLLARS)




                                                                    GALVESTON       GALVESTON
                                                                       BAY             BAY                          CONSOLIDATED
                                                  TRANSTEXAS        PIPELINE        PROCESSING     ELIMINATIONS      TRANSTEXAS
                                                 ------------     ------------    ------------     ------------     ------------

Revenues:
  Gas, condensate and natural gas liquids .....  $    111,400     $         --    $         --     $         --     $    111,400
  Gain (loss) on the sale of assets ...........          (438)              --              --               --             (438)
  Other .......................................           834              696           7,261           (6,021)           2,770
                                                 ------------     ------------    ------------     ------------     ------------
     Total revenues ...........................       111,796              696           7,261           (6,021)         113,732
                                                 ------------     ------------    ------------     ------------     ------------

Cost and expenses:
  Operating ...................................        21,106                6           3,558           (6,021)          18,649
  Depreciation, depletion and amortization ....        72,833              337           1,874               --           75,044
  General and administrative ..................        19,598                2             283               --           19,883
  Taxes other than income taxes ...............         9,610               13             165               --            9,788
                                                 ------------     ------------    ------------     ------------     ------------
     Total costs and expenses .................       123,147              358           5,880           (6,021)         123,364
                                                 ------------     ------------    ------------     ------------     ------------
     Operating income (loss) ..................       (11,351)             338           1,381               --           (9,632)
                                                 ------------     ------------    ------------     ------------     ------------

Other income (expense):
  Interest income .............................           467               --               5               --              472
  Interest expense, net .......................       (38,481)              --             (45)              --          (38,526)
                                                 ------------     ------------    ------------     ------------     ------------
     Total other income (expense) .............       (38,014)              --             (40)              --          (38,054)
                                                 ------------     ------------    ------------     ------------     ------------

     Income (loss) before reorganization
     items, income taxes and extraordinary
     item .....................................       (49,365)             338           1,341               --          (47,686)
                                                 ------------     ------------    ------------     ------------     ------------
Reorganization items:
     Legal and professional fees ..............        (8,325)              --              --               --           (8,325)
     Revaluation of assets to fair
       market value............................        58,836               --              --               --           58,836
                                                 ------------     ------------    ------------     ------------     ------------

      Total reorganization items ..............        50,511               --              --               --           50,511
                                                 ------------     ------------    ------------     ------------     ------------

Income taxes ..................................        10,000               --              --               --           10,000
                                                 ------------     ------------    ------------     ------------     ------------
      Income (loss) before extraordinary item..        (8,854)             338           1,341               --           (7,175)
      Extraordinary item - gain on early
        extinguishment of debt ................       436,490               --              --               --          436,490
                                                 ------------     ------------    ------------     ------------     ------------
       Net income (loss) ......................  $    427,636     $        338    $      1,341     $         --     $    429,315
                                                 ============     ============    ============     ============     ============

                           TRANSTEXAS GAS CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JULY 31, 2000
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                          GALVESTON   GALVESTON
                                                             BAY         BAY                      CONSOLIDATED
                                             TRANSTEXAS   PIPELINE    PROCESSING   ELIMINATIONS    TRANSTEXAS
                                             ----------   ---------   ----------   ------------   ------------
Operating activities:
  Net income (loss)........................   $  1,536      $(162)      $  311       $    --        $  1,685
  Adjustments to reconcile net income
     (loss) to net cash provided (used) by
     operating activities:
     Depreciation, depletion and
       amortization........................     38,678        152        1,098            --          39,928
     Accretion of discount on long-term
       debt................................      3,455         38           98            --           3,591
     Amortization of debt issue costs......        111         --           --            --             111
     Deferred income taxes.................        907         --           --            --             907
     Changes in assets and liabilities:
       Accounts receivable.................    (16,808)       110         (109)           --         (16,807)
       Receivable from affiliates..........      1,100         --           --        (1,109)             (9)
       Inventories.........................        384         --           --            --             384
       Other current assets................     (1,956)        --           14            --          (1,942)
       Accounts payable....................     (3,691)        26          (35)           --          (3,700)
       Accrued liabilities.................     17,034          5           57            --          17,096
       Transactions with affiliates, net...         --       (259)        (850)        1,109              --
       Other assets........................       (164)        (5)          --            --            (169)
       Other liabilities...................    (25,264)        --           --            --         (25,264)
                                              --------      -----       ------       -------        --------
          Net cash provided (used) by
            operating activities...........     15,322        (95)         584            --          15,811
                                              --------      -----       ------       -------        --------
Investing activities:
  Capital expenditures.....................    (46,824)      (299)        (255)           --         (47,378)
  Proceeds from the sale of assets.........         46        536           --            --             582
                                              --------      -----       ------       -------        --------
          Net cash provided (used) by
            investing activities...........    (46,778)       237         (255)           --         (46,796)
                                              --------      -----       ------       -------        --------
Financing activities:
  Issuance of production payments..........     12,500         --           --            --          12,500
  Principal payments on production
     payments..............................    (16,723)        --           --            --         (16,723)
  Issuance of long-term debt...............     32,500         --           --            --          32,500
  Principal payments on long-term debt.....    (12,620)      (145)        (614)           --         (13,379)
  Revolving credit agreement, net..........      7,949         --           --            --           7,949
  Debt issue costs.........................     (2,379)        --           --            --          (2,379)
                                              --------      -----       ------       -------        --------
          Net cash provided (used) by
            financing activities...........     21,227       (145)        (614)           --          20,468
                                              --------      -----       ------       -------        --------
          Decrease in cash and cash
            equivalents....................    (10,229)        (3)        (285)           --         (10,517)
Beginning cash and cash equivalents........     17,851         44          393            --          18,288
                                              --------      -----       ------       -------        --------
Ending cash and cash equivalents...........   $  7,622      $  41       $  108       $    --        $  7,771
                                              ========      =====       ======       =======        ========

                           TRANSTEXAS GAS CORPORATION

18.  SUPPLEMENTAL GAS AND OIL DISCLOSURE (UNAUDITED)

     The accompanying tables present information concerning TransTexas' gas and oil producing activities and are prepared in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities."

     Estimates of TransTexas' proved reserves and proved developed reserves were prepared by Netherland, Sewell & Associates, Inc., an independent firm of petroleum engineers, based on data supplied to them by TransTexas.

     Such estimates are inherently imprecise and may be subject to substantial revisions as additional information such as reservoir performance, additional drilling, technological advancements and other factors become available.

                           TRANSTEXAS GAS CORPORATION

     Capitalized costs relating to gas and oil producing activities are as follows (in thousands of dollars):



                                                                                      SUCCESSOR     PREDECESSOR
                                                                                     -----------    ------------
                                                                                             JANUARY 31,
                                                                                     ---------------------------
                                                                                         2000     |     1999
                                                                                     -----------  | ------------
                                                                                                  |
         Proved properties......................................................     $    230,764 | $  1,427,608
         Unproved properties....................................................           90,000 |       20,477
                                                                                     ------------ | ------------
           Total................................................................          320,764 |    1,448,085
         Less accumulated depreciation, depletion and amortization..............             --   |    1,164,224
                                                                                     ------------ | ------------
                                                                                     $    320,764 | $    283,861
                                                                                     ============ | ============



     Costs incurred for gas and oil producing activities are as follows (in thousands of dollars):



                                                                                     PREDECESSOR
                                                                     -------------------------------------------
                                                                                 YEAR ENDED JANUARY 31,
                                                                     -------------------------------------------
                                                                        2000             1999             1998
                                                                     ------------    -----------     -----------
         Property acquisitions....................................   $      6,175    $    13,084     $    56,205
         Exploration..............................................         43,238         98,294         196,728
         Development..............................................          4,350         77,322         123,273
                                                                     ------------    -----------     -----------
                                                                     $     53,763    $   188,700     $   376,206
                                                                     ============    ===========     ===========



     Results of operations for gas and oil producing activities are as follows (in thousands of dollars):



                                                                                             PREDECESSOR
                                                                          ----------------------------------------------
                                                                                       YEAR ENDED JANUARY 31,
                                                                          ----------------------------------------------
                                                                               2000             1999            1998
                                                                          ------------     ------------     ------------

Revenues .............................................................    $    111,400     $     91,319     $    164,538
                                                                          ------------     ------------     ------------
Expenses:
    Production costs .................................................          28,437           27,694           60,832
    Depreciation, depletion and amortization .........................          73,721           84,883           62,933
    General and administrative .......................................          10,572            9,767            9,635
    Impairment of gas and oil properties .............................              --          425,966               --
                                                                          ------------     ------------     ------------
     Total operating expenses ........................................         112,730          548,310          133,400
                                                                          ------------     ------------     ------------
     Income before income taxes ......................................          (1,330)        (456,991)          31,138
 Income taxes (benefit) ..............................................            (466)        (159,947)          10,898
                                                                          ------------     ------------     ------------
                                                                          $       (864)    $   (297,044)    $     20,240
                                                                          ============     ============     ============

 Depletion rate per net equivalent Mcf ...............................    $       1.89     $       1.96     $       1.11
                                                                          ============     ============     ============




     Reserve Quantity Information

     Proved reserves are estimated quantities of natural gas, condensate and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Natural gas quantities represent gas volumes which include amounts that will be extracted as natural gas liquids. TransTexas' estimated net proved reserves and proved developed reserves of natural gas (billions of cubic feet) and condensate (millions of barrels) are shown in the table below.

                           TRANSTEXAS GAS CORPORATION

                                                                                        PREDECESSOR
                                                                ----------------------------------------------------------------
                                                                                     YEAR ENDED JANUARY 31,
                                                                ----------------------------------------------------------------
                                                                      2000                   1999                    1998
                                                                -----------------     --------------------     -----------------
                                                                 GAS        OIL        GAS           OIL        GAS        OIL
                                                                ------     ------     ------        ------     ------     ------
Proved reserves:
   Beginning of year .......................................     120.7        6.6      348.7          15.9      919.7        5.7
   Increase (decrease) during
    the year attributable to:
   Revisions of previous estimates .........................      (4.1)      (1.2)    (127.1)(1)      (9.7)    (103.8)      (1.0)
   Extensions, discoveries and other
     additions .............................................       6.8        0.1       26.1           2.0      123.7       15.1
   Sales of reserves .......................................        --         --      (91.4)         (0.5)    (525.8)      (3.3)
   Purchase of reserves ....................................        --         --         --            --         --         --
   Production ..............................................     (27.8)      (1.8)     (35.6)         (1.1)     (65.1)      (0.6)
                                                                ------     ------     ------        ------     ------     ------
End of year (SUCCESSOR IN 2000) ............................      95.6        3.7      120.7           6.6      348.7       15.9
                                                                ======     ======     ======        ======     ======     ======

Proved developed reserves:
   Beginning of year .......................................      87.8        5.0      134.3           4.2      381.5        2.4
   End of year (SUCCESSOR IN 2000) .........................      82.3        3.5       87.8           5.0      134.3        4.2



-------------------------

(1) Reserve estimates were revised downward principally as a result of additional seismic information which indicated more highly faulted structures in certain key properties causing reserves to be reclassified from proved to probable.

     Standardized Measure Information

     The calculation of estimated future net cash flows in the following table assumed the continuation of existing economic conditions and applied year-end prices (except for future price changes as allowed by contract) of gas and condensate to the expected future production of such reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing those proved reserves.

     The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of TransTexas' gas and oil reserves. These estimates reflect proved reserves only and ignore, among other things, changes in prices and costs, revenues that could result from probable reserves which could become proved reserves in fiscal 2001 or later years and the risks inherent in reserve estimates. The standardized measure of discounted future net cash flows relating to proved gas and oil reserves is as follows (in thousands of dollars):

                           TRANSTEXAS GAS CORPORATION


                                                   SUCCESSOR         PREDECESSOR
                                                 -------------  -------------------------------
                                                                YEAR ENDED JANUARY 31,
                                                 ----------------------------------------------
                                                       2000              1999            1998
                                                 ------------  |  ------------     ------------
                                                               |
Future cash inflows .........................    $    361,411  |  $    296,831     $    898,257
Future production costs .....................         (61,810) |       (57,453)        (154,725)
Future development costs ....................         (18,302) |       (33,180)        (198,180)
Future income taxes .........................         (18,611) |             --               --
                                                 ------------  |  ------------     ------------
  Future net cash flows .....................         262,688  |       206,198          545,352
                                                               |
Annual discount (10%) for estimated                            |
  timing of cash flows ......................         (49,085) |       (44,668)        (149,679)
                                                 ------------  |  ------------     ------------
                                                               |
  Standardized measure of discounted                           |
    future net cash flows ...................    $    213,603  |  $    161,530     $    395,673
                                                 ============  |  ============     ============



     Principal sources of change in the standardized measure of discounted future net cash flows are as follows (in thousands of dollars):




                                                                    PREDECESSOR
                                                 -------------------------------------------------
                                                              YEAR ENDED JANUARY 31,
                                                 -------------------------------------------------
                                                     2000             1999                1998
                                                 ------------     ------------        ------------
Beginning of year ...........................    $    161,530     $    395,673        $  1,057,256
Revisions:
  Quantity estimates and production rates ...         (18,829)        (194,041)(1)        (215,564)
  Prices, net of lifting costs ..............         136,550          (76,157)           (348,781)
  Estimated future development costs ........          14,534           58,455             (33,033)
Additions, extensions, discoveries and
   improved recovery ........................          10,467           42,184             238,403
Net sales of production .....................         (93,481)         (73,819)           (124,498)
Development costs incurred ..................           4,350           77,322             119,944
Accretion of discount .......................          13,615           39,566             144,909
Net changes in income taxes .................         (15,133)              --             391,812
Purchases (sales) of reserves ...............              --         (107,653)           (834,775)
                                                 ------------     ------------        ------------
  End of year (Successor in 2000) ...........    $    213,603     $    161,530        $    395,673
                                                 ============     ============        ============



----------------------------------

(1) Reserve estimates were revised downward principally as a result of additional seismic information which indicated more highly faulted structures in certain key properties causing reserves to be reclassified from proved to probable.

     Year-end wellhead prices received by TransTexas from sales of natural gas, including margins from natural gas liquids, were $2.74, $1.79 and $1.96 per Mcf for 2000, 1999 and 1998, respectively. Year-end condensate prices were $26.89, $12.12 and $13.54 per barrel for 2000, 1999 and 1998, respectively.



19.  SUBSEQUENT EVENT (UNAUDITED)

     Palmyra Minerals. Palmyra Minerals Ltd., et al. v. TransTexas, TEC, TARC, et al.; Adversary Proceeding No. 99-2228-C; pending in the Bankruptcy Court (in connection with our bankruptcy proceeding). The suit concerns the claims of several royalty owners under several oil and gas leases held by TransTexas. Plaintiffs allege that TransTexas underpaid royalties due the plaintiffs under the leases back to the date of first production from the involved wells. Plaintiffs claim $1.1 million, including alleged underpayments and interest thereon. Plaintiffs assert entitlement to recovery under various theories including breach of contract, violation of Section 91.401, et seq, of the Texas Natural Resources Code, breach of the implied and express duty to market, negligence per se, and constructive trust. The plaintiffs asserted identical claims in our bankruptcy proceeding. The claims have been consolidated with the adversary proceeding. This matter is in the discovery phase and TransTexas intends to vigorously defend the claims. An adverse judgment in this consolidated action could result in termination of these leasehold interests should TransTexas fail to pay the amount of the judgment. The discharge afforded by the confirmation of TransTexas' plan of reorganization would not preclude termination of such leases.

           PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
                           TRANSTEXAS GAS CORPORATION

         The following unaudited pro forma statement of operations has been prepared from our historical financial statements to give effect to our plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. As more fully described elsewhere in this registration statement, we emerged from bankruptcy on March 17, 2000. In accordance with AICPA Statement of Position 90-7, we adopted fresh-start reporting effective January 31, 2000. Pursuant to fresh-start reporting, assets were valued based on reorganization value and liabilities were valued at the present value of amounts to be paid. The unaudited pro forma statement of operations reflects adjustments as if the plan of reorganization and fresh-start reporting had occurred on February 1, 1999. The pro forma balance sheet is included in Note 2 of our accompanying financial statements.

         The unaudited pro forma statement of operations does not purport to present the results of operations of TransTexas Gas Corporation had the plan of reorganization and adoption of fresh-start reporting occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

         The unaudited pro forma statement of operations should be read in conjunction with the historical financial statements, including the related notes which are included in this prospectus.

                           TRANSTEXAS GAS CORPORATION
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED JANUARY 31, 2000
                                  (UNAUDITED)


                                                              HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                              -----------   -----------     ----------
Revenues:
  Gas, condensate and natural gas liquids...................  $   111,400    $       --     $  111,400
  Other.....................................................        2,332            --          2,332
                                                              -----------    ----------     ----------
     Total revenues.........................................      113,732            --        113,732
                                                              -----------    ----------     ----------
Costs and expenses:
  Operating.................................................       18,649            --         18,649
  Depreciation, depletion and amortization..................       75,044            --         75,044
  General and administrative................................       19,883            --         19,883
  Taxes other than income taxes.............................        9,788            --          9,788
                                                              -----------    ----------     ----------
     Total costs and expenses...............................      123,364            --        123,364
                                                              -----------    ----------     ----------
     Operating loss.........................................       (9,632)           --         (9,632)
                                                              -----------    ----------     ----------
Other income (expense):
  Interest income...........................................          472            --            472
  Interest expense, net.....................................      (38,526)          894(a)     (37,632)
                                                              -----------    ----------     ----------
     Total other income (expense)...........................      (38,054)          894        (37,160)
                                                              -----------    ----------     ----------
     Loss before reorganization items and income taxes......      (47,686)          894        (46,792)
                                                              -----------    ----------     ----------
Reorganization items:
  Legal and professional fees...............................       (8,325)        8,325(b)          --
  Revaluation of assets to fair market value................       58,836       (58,836)(b)         --
                                                              -----------    ----------     ----------
     Total reorganization items.............................       50,511       (50,511)            --
                                                              -----------    ----------     ----------
     Loss before income taxes...............................        2,825       (49,617)       (46,792)
Income taxes................................................       10,000            --         10,000
                                                              -----------    ----------     ----------
     Net loss...............................................       (7,175)      (49,617)       (56,792)
Preferred stock dividends...................................           --       (50,092)(c)    (50,092)
Accretion of preferred stock................................           --       (39,148)(d)    (39,148)
                                                              -----------    ----------     ----------
     Net loss available to common stockholders..............  $    (7,175)   $ (138,857)    $ (146,032)
                                                              ===========    ==========     ==========
Basic and diluted net loss per common share.................  $     (0.12)                  $  (116.83)
                                                              ===========                   ==========
Weighted average number of shares outstanding for basic and
  diluted loss per share....................................   57,515,566(e)                 1,250,000(e)
                                                              ===========                   ==========


ADJUSTMENTS

(a) Adjust interest expense as follows:
      Interest on the Senior Secured Notes at a rate of 15%........  $ 30,000
      Interest on the Revolving Loan at a rate of 13 1/2%..........     4,050
      Interest on the Term Loan at a rate of 14%...................     3,150
      Change in interest on production payments....................       675
      Change in interest on other notes payable....................     2,105
      Historical interest on the Intercompany Note.................   (14,789)
      Historical interest on the Subordinated Notes................    (3,450)
      Historical interest on the debtor in possession note.........    (2,741)
      Change in interest on estimated federal income tax liability.    (7,705)
      Change in interest capitalized...............................   (10,781)
      Change in amortization of debt issue costs...................    (1,408)
                                                                     --------
                                                                     $   (894)
                                                                     ========

(b) Eliminate reorganization items.

(c) Payment of dividends on the senior and junior preferred stock with the issuance of additional shares of such stock at an annual rate of $0.20 per share on the senior preferred stock and $0.10 per share on the junior preferred stock, compounded quarterly.

(d) Accretion of the initial redemption value of the senior and junior preferred stock.

         You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                         ------------------------------

                           TRANSTEXAS GAS CORPORATION

                 $200,000,000 15% SENIOR SECURED NOTES DUE 2005

             328,667,820 SHARES OF SERIES A SENIOR PREFERRED STOCK

              37,469,711 SHARES OF SERIES A JUNIOR PREFERRED STOCK

                 515,625 CLASS A COMMON STOCK PURCHASE WARRANTS

                   62,963,376 SHARES OF CLASS A COMMON STOCK

                     247,500 SHARES OF CLASS B COMMON STOCK


                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                              SEPTEMBER ___, 2000

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company has agreed to pay all expenses in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. The following table sets forth an estimate of such expenses:



                  ITEM                                                                                   AMOUNT*
                  ----                                                                                   -------
Securities and Exchange Commission fee ...............................................................   $     78,279
                                                                                                           ----------

Legal fees and expenses...............................................................................        190,000
                                                                                                           ----------
Accounting fees and expenses .........................................................................        185,000
                                                                                                           ----------

Costs of printing and engraving......................................................................          12,000
                                                                                                           ----------
Miscellaneous.........................................................................................          9,721
                                                                                                           ----------

          Total .....................................................................................      $  475,000
                                                                                                           ==========



----------
* All expenses are estimated, except the Securities and Exchange Commission fee.


ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that any person may be indemnified by a Delaware corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Article IX of the Company's Certificate of Incorporation provides that directors of the Company shall not, to the fullest extent permitted by the DGCL, as amended from time to time, be liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the Company or the Company's stockholders.

       The Company has entered into indemnification agreements with its executive officers and directors that will contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company has purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws of the Company and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies and (ii) that exceed the liability limits of such insurance policies. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

       Certain of the Securities were issued to the Selling Security Holders on March 17, 2000 pursuant to the exemption from registration provided in Section 1145(a)(1) of the Bankruptcy Reform Act of 1978, as amended, Title 11, United States Code. These Securities were issued pursuant to the Company's Plan of Reorganization. The Company did not receive any proceeds from the issuance of these Securities. The following chart reflects all securities of the Company issued pursuant to the Plan of Reorganization:


          Title of Security                        Date Sold/Issued                     Amount Sold/Issued
          -----------------                        ----------------                     ------------------
       15% Senior Secured Notes                     March 17, 2000                 Original principal amount of
         Due 2005                                                                          $200 million


       Series A Senior                              March 17, 2000                         222,455,320
         preferred stock                                                                      shares


       Series A Junior                              March 17, 2000                          20,716,080
         preferred stock                                                                      shares


       Class A common stock                         March 17, 2000                          1,002,751
                                                                                              shares

       Class B common stock                         March 17, 2000                           247,500
                                                                                              shares

       Class A common stock                         March 17, 2000                           625,000
         Purchase Warrants



         The class A common stock purchase warrants issued pursuant to our bankruptcy plan may be exercised at any time at an exercise price of $120.00 per share, subject to adjustment in accordance with customary antidilution provisions.

         Both the senior preferred stock and the junior preferred stock issued pursuant to our bankruptcy plan are subject to certain conversion provisions in the event that either (i) more than 75 million shares of the senior preferred stock are outstanding after March 15, 2006 or (ii) any two dividend payments have not been paid on the senior preferred stock. See the sections entitled "Description of the Securities -- The Senior Preferred Stock" and "Description of the Securities -- The Junior Preferred Stock" for a description of the conversion terms (including conversion ratios) by which the senior preferred stock and the junior preferred stock may be converted into shares of our class A common stock.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

  2.1   -    Second Amended, Modified and Restated Plan of Reorganization
             dated January 25, 2000 (filed as an exhibit to the Company's current report on Form 8-K dated February 7, 2000, and incorporated herein by reference).

  2.2   -    Order Confirming Plan of Reorganization dated February 7, 2000
             (filed as an exhibit to the Company's current report on Form 8-K dated February 7, 2000, and incorporated herein by reference).

  3.1   -    Articles of Incorporation (filed as an exhibit to the Company's
             Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

  3.2   -    By-laws of TransTexas (filed as an exhibit to the Company's
             Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

  3.3   -    Amended and Restated Certificate of Incorporation (filed as an exhibit to the Company's Registration Statement on Form 8-A (No.
             0-30475), and incorporated herein by reference).

  3.4   -    Certificate of Designation, Series A Senior Preferred Stock
             (filed as an exhibit to the Company's Registration Statement on Form 8-A (No. 0-30475), and incorporated herein by reference).

  3.5   -    Certificate of Designation, Series A Junior Preferred Stock
             (filed as an exhibit to the Company's Registration Statement on Form 8-A (No. 0-30475), and incorporated herein by reference).

  3.6   -    Amended and Restated Bylaws (filed as an exhibit to the Company's
             Registration Statement on Form 8-A (No. 0-30475), and incorporated herein by reference).


**3.7   -    Certificate of Amendment to Amended and Restated Certificate of
             Incorporation.

**3.8   -    Certificate of Amendment to Amended and Restated Certificate of
             Incorporation (Regarding Amendments to Certificates of
             Designation).


  4.1   -    Indenture dated as of June 15, 1995, among TransTexas, TTC and
             American Bank National Association, as Trustee (the "Indenture
             Trustee"), with respect to the Senior Secured Notes including the forms of Senior Secured Note and Senior Secured Guarantee as exhibits (filed as an exhibit to TransTexas' current report on Form
             8-K dated June 20, 1995, and incorporated herein by reference).

  4.2   -    Mortgage, Deed of Trust, Assignment of Production, Security
             Agreement and Financing Statement, effective as of June 23, 1995, from TransTexas to James A. Taylor, as trustee for the benefit of the Indenture Trustee (filed as an exhibit to TransTexas' current report on Form 8-K dated June 20, 1995, and incorporated herein by reference).

  4.3   -    Pipeline Mortgage, Deed of Trust, Assignment, Security Agreement
             and Financing Statement, dated as of June 20, 1995, from TTC to James A. Taylor, as trustee for the benefit of the Indenture
             Trustee (filed as an exhibit to TransTexas' current report on Form
             8-K dated on June 20, 1995, and incorporated herein by reference).

  4.4   -    Security Agreement, Pledge and Financing Statement, dated as of
             June 20, 1995, by TransTexas in favor of the Indenture Trustee
             (filed as an exhibit to TransTexas' current report on Form 8-K dated June 20, 1995, and incorporated herein by reference).

  4.5   -    Security Agreement, Pledge and Financing Statement, dated as of
             June 20, 1995, by TTC in favor of the Indenture Trustee (filed as an exhibit to TransTexas' current report on Form 8-K dated June 20, 1995, and incorporated herein by reference).

  4.6   -    Cash Collateral and Disbursement Agreement, dated as of June 20,
             1995, among TransTexas, the Indenture Trustee and the Disbursement
             Agent (filed as an exhibit to TransTexas' current report on Form
             8-K dated June 20, 1995, and incorporated herein by reference).

  4.7   -    Pledge and Security Agreement dated as of September 19, 1996, between TransAmerican Exploration Corporation and Fleet National
             Bank (previously filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

  4.8   -    Registration Rights Agreement dated as of September 19, 1996, by and among TransTexas, TransAmerican, TransAmerican Exploration
             Corporation and Fleet National Bank (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

  4.9   -    Pledge Agreement dated as of February 23, 1995, between TEC and
             First Fidelity Bank, National Association, as Trustee (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.10  -    Pledge Agreement dated as of February 23, 1995, between TARC and
             First Fidelity Bank, National Association, as Trustee (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.11  -    Registration Rights Agreement dated as of February 23, 1995, among
             TransTexas, TARC and TEC (filed as an exhibit to Post-Effective
             Amendment No. 5 to the Company's Registration Statement on Form S-3
             (33-91494), and incorporated herein by reference).

  4.12  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and Halliburton Company (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.13  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and RECO Industries, Inc. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.14  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and Frito-Lay, Inc. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas' Registration
             Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.15  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and EM Sector Holdings, Inc. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.16  -    Stock Pledge Agreement dated January 27, 1995, between
             TransAmerican and ITT Commercial Corp. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas' Registration
             Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.17  -    Registration Rights Agreement dated January 27, 1995, among
             TransAmerican, TransTexas and ITT Commercial Finance Corp. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.18  -    Note Purchase Agreement dated December 13, 1996 between TransTexas and the Purchasers of 13 1/4% Series A Senior Subordinated Notes due 2003 (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas' Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.19  -    Indenture dated December 13, 1996 between TransTexas and Bank One,
             Columbus, NA, as Trustee (filed as an exhibit to Post-Effective
             Amendment No. 5 to TransTexas' Registration Statement on Form S-3
             (33-91494), and incorporated herein by reference).

  4.20  -    Registration Rights Agreement dated December 13, 1996 between
             TransTexas and each of the Purchasers of the Subordinated Notes
             (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas' Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.21  -    First Supplemental Indenture dated May 29, 1997 by and among
             TransTexas, TTC and Firstar Bank of Minnesota, N.A., as trustee
             (filed as an exhibit to TransTexas' current report on Form 8-K dated May 29, 1997, and incorporated herein by reference).

  4.22  -    Second Supplemental Indenture dated June 13, 1997 between
             TransTexas, as issuer, and Firstar Bank of Minnesota, N.A., as trustee (filed as an exhibit to TransTexas' current report on Form
             8-K dated June 13, 1997, and incorporated herein by reference).

  4.23  -    Indenture dated June 13, 1997 governing TransTexas' Senior
             Subordinated Notes due 2001 between TransTexas, as issuer, and Bank
             One, N.A., as trustee (filed as an exhibit to TransTexas'
             Registration Statement on Form S-4 (333-33803), and incorporated herein by reference).

  4.24  -    Registration Rights Agreement dated June 13, 1997 between
             TransTexas and the holders of TransTexas' Senior Subordinated Notes due 2001 (filed as an exhibit TransTexas' Registration Statement on Form S-4 (333-33803), and incorporated herein by reference).

  4.25  -    Loan Agreement dated June 13, 1997 between TransTexas and TEC
             (filed as an exhibit to TransTexas' current report on Form 8-K dated June 13, 1997, and incorporated herein by reference).

  4.26  -    Security and Pledge Agreement dated June 13, 1997 by TransTexas in favor of TEC (filed as an exhibit to TransTexas' current report on Form 8-K dated June 13, 1997, and incorporated herein by reference).

  4.27  -    Disbursement Agreement dated June 13, 1997 among TransTexas, TEC and Firstar Bank of Minnesota, as disbursement agent and Trustee
             (filed as an exhibit to TransTexas' current report on Form 8-K dated June 13, 1997, and incorporated herein by reference).

  4.28  -    Forms of Mortgage dated June 13, 1997 between TransTexas and
             TransAmerican Energy Corporation, (filed as an exhibit to TransTexas' Registration Statement on Form S-4 (333-33803), and incorporated herein by reference).

  4.29  -    Intercreditor and Collateral Agency Agreement dated June 13, 1997 among Firstar Bank of Minnesota, TEC and TransTexas (filed as an exhibit to TEC's Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

  4.30  -    Registration Rights Agreement dated August 12, 1997, by and among
             TransTexas, Firstar Bank of Minnesota, N.A., TEC and TARC (filed as an exhibit to Post-Effective Amendment No. 6 to TransTexas'
             Registration Statement on Form S-4 (33-91494) and incorporated herein by reference).

  4.31  -    First Supplemental Indenture dated as of September 2, 1997, between
             TransTexas, as issuer, and Bank One, N.A., as trustee (filed as an exhibit to TransTexas' Registration Statement on Form S-4
             (333-33803), and incorporated herein by reference).

 4.32   -    First Amendment to Loan Agreement dated December 30, 1997 between
             TransTexas and TEC (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 4.33   -    First Amendment to Disbursement Agreement dated December 30, 1997 between TransTexas, TEC and Firstar Bank of Minnesota, as disbursement agent and Trustee (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 4.34   -    Second Amendment dated December 15, 1998 to Loan Agreement between TransTexas and TEC (filed as an exhibit to TEC's current report on Form 8-K dated February 23, 1999, and incorporated herein by reference).


 4.35   -    Indenture dated March 15, 2000 between the Company and Firstar
             Bank, N.A., Indenture Trustee, governing the Company's 15% Senior
             Secured Notes due 2005 (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).


 4.36   -    Form of Mortgage dated March 15, 2000 between the Company and
             Firstar Bank, N.A. (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.37   -    Security and Pledge Agreement dated March 15, 2000 between the
             Company and Firstar Bank, N.A. (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.38   -    Oil and Gas Revolving Credit and Term Loan Agreement dated March
             15, 2000 among GMAC Commercial Credit LLC, as Lender and Agent, the
             Company, as Borrower, and Galveston Bay Processing Corporation and
             Galveston Bay Pipeline Company, as Guarantors (filed as an exhibit to the Company's annual report on Form 10-K for the year ended
             January 31, 2000, and incorporated herein by reference).

 4.39   -    Form of Mortgage dated March 15, 2000 between the Company and GMAC
             Commercial Credit LLC. (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.40   -    Security and Pledge Agreement dated March 15, 2000 between the
             Company and GMAC Commercial Credit LLC (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.41   -    Intercreditor Agreement dated March 15, 2000 between Firstar Bank,
             N.A. and GMAC Commercial Credit LLC. (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.42   -    Warrant Agreement, including form of Warrant Certificate, dated
             March 15, 2000 between the Company and ChaseMellon Shareholder
             Services, LLC, Warrant Agent (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.43   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the Notes named therein (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.44   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the common stock named therein (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.45   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the Senior Preferred Stock named therein
             (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.46   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the Junior Preferred Stock named therein
             (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).


**4.47  -    First Supplemental Indenture dated as of June 28, 2000 by and among the Company, Galveston Bay Processing Corporation, Galveston Bay
             Pipeline Company and Firstar Bank, N.A., Indenture Trustee, governing the Company's 15% Senior Secured Notes due 2005.


**5.1   -    Opinion of Gardere & Wynne, L.L.P.

 10.1   -    Services Agreement dated August 24, 1993, by and among TransTexas and TransAmerican (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993, and incorporated herein by reference).

 10.2   -    Tax Allocation Agreement dated August 24, 1993, by and among
             TransAmerican, TransTexas, and the other subsidiaries of TransAmerican, as amended (filed as an exhibit to TransTexas'
             Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

 10.3   -    Interruptible Gas Sales Terms and Conditions, between TransTexas and TARC, as amended (filed as an exhibit to TARC's Registration
             Statement on Form S-1 (No. 33-82200), and incorporated herein by reference).

 10.4   -    Bank Group Agreement dated August 24, 1993, by and among
             TransAmerican, TransTexas, and the Bank Group (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993, and incorporated herein by reference).

 10.5   -    Gas Purchase Agreement dated June 8, 1987, by and between
             TransAmerican and The Coastal Corporation, as amended by the Amendment to Gas Purchase Agreement dated February 13, 1990, by and between TransAmerican and Texcol Gas Services, Inc., as successor to The Coastal Corporation (filed as an exhibit to TransTexas'
             Registration Statement on Form S-1 (No. 33-62740), and incorporated herein by reference).

 10.6   -    Gas Purchase Agreement dated October 29, 1987, by and between
             TransAmerican and The Coastal Corporation as amended by the Amendment to Gas Purchase Agreement dated February 13, 1990, by and between TransAmerican and Texcol Gas Services, Inc., successor to
             The Coastal Corporation (filed as an exhibit to TransTexas'
             Registration Statement on Form S-1 (No. 33-62740), and incorporated herein by reference).

 10.7   -    Gas Transportation Agreement dated the  effective date (as therein defined), by and between TransAmerican and The Coastal Corporation, as amended by the Amendment to Gas Transportation Agreement dated
             February 13, 1990, by and between TransAmerican and Texcol Gas
             Services, Inc., successor to The Coastal Corporation (filed as an exhibit to TransTexas' Registration Statement on Form S-1 (No.
             33-62740), and incorporated herein by reference).

 10.8   -    Firm Natural Gas Sales Agreement dated September 30, 1993, by and between TransTexas and Associated Natural Gas, Inc. (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1993, and incorporated herein by reference).

 10.9   -    Form of Indemnification Agreement by and between TransTexas and each of its directors (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993 and incorporated herein by reference).

 10.10  -    Gas Purchase Agreement dated November 1, 1985, between
             TransAmerican and Washington Gas and Light Company, Frederick Gas
             Company, Inc., and Shenandoah Gas Company (filed as an exhibit to
             TransTexas' Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

 10.11  -    Natural Gas Sales Agreement between TransTexas and Associated
             Natural Gas, Inc. dated September 30, 1993 (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended October 31, 1993, and incorporated herein by reference).

 10.12  -    Amendment Extending Gas Purchase Agreement between TransTexas and
             Washington Gas Light Company, Inc., and Shenandoah Gas Company, as amended, dated November 1, 1993 (filed as an exhibit to TransTexas'
             Form 10-Q for the quarter ended January 31, 1994, and incorporated herein by reference).

 10.13  -    Agreement for Purchase of Production Payment between TransTexas and
             Southern States Exploration, Inc. dated April 1, 1994 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1994, and incorporated herein by reference).

 10.14  -    Assignment of Proceeds Production Payment between TransTexas and
             Southern States Exploration, Inc. dated April 1, 1994 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1994, and incorporated herein by reference).

 10.15  -    Transfer Agreement dated August 24, 1993, by and among
             TransAmerican, TransTexas, TTC, and John R. Stanley (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993, and incorporated herein by reference).

 10.16  -    Amended and Restated Accounts Receivable Management and Security
             Agreement between TransTexas and BNY Financial Corporation (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended
             October 31, 1995, and incorporated herein by reference).

 10.17  -    Note Purchase Agreement, dated as of May 10, 1996, among
             TransTexas, TCW Shared Opportunity Fund II, L.P. and Jefferies &
             Company, Inc. (filed as an exhibit to the Company's Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.18  -    Master Swap Agreement, dated June 6, 1996, between TransTexas and
             AIG Trading Corporation (filed as an exhibit to TransTexas' Form
             10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.19  -    Purchase Agreement, dated January 30, 1996, between TransTexas and
             Sunflower Energy Finance Company (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.20  -    Production Payment Conveyance, executed on January 30, 1996, from
             TransTexas to Sunflower Energy Finance Company (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.21  -    First Supplement to Purchase Agreement, dated as of February 12,
             1996, among TransTexas, Sunflower Energy Finance Company and TCW
             Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.22  -    First Supplement to Production Payment Conveyance, executed
             February 12, 1996, among TransTexas, Sunflower Energy Finance
             Company and TCW Portfolio No. 1555 DR V Sub-Custody Partnership,
             L.P. (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.23  -    Purchase Agreement, dated May 14, 1996, among TransTexas, TCW
             Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and Sunflower
             Energy Finance Company (filed as an exhibit to TransTexas' Form
             10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.24  -    Production Payment Conveyance, executed May 14, 1996, from
             TransTexas to TCW Portfolio No. 1555 Dr V Sub-Custody Partnership,
             L.P. and Sunflower Energy Finance Company (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.25  -    Employment Agreement between TransTexas and Richard Bianchi dated
             August 12, 1996 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

 10.26  -    Employment Agreement between TransTexas and Arnold Brackenridge dated August 12, 1996 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

 10.27  -    Stock Purchase Agreement dated as of May 29, 1997 by and between
             TransTexas and First Union Bank of Connecticut, as trustee (filed as an exhibit to TransTexas' current report on Form 8-K dated May
             29, 1997, and incorporated herein by reference).

 10.28  -    Interruptible Gas Transportation Agreement dated Effective March 1,
             1997 between TransTexas, as shipper, and Lobo Pipeline Company, as transporter (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.29  -    Intrastate Firm Gas Transportation Agreement dated effective March
             1, 1997 between TransTexas, as shipper, and Lobo Pipeline Company, as transporter (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.30  -    Master Services Contract dated May 30, 1997 between Conoco Inc. and
             TransTexas (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.31  -    Agreement for Services dated effective March 1, 1997 between Conoco
             Inc. and TransTexas (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.32  -    Services Agreement dated June 13, 1997 among TNGC Holdings
             Corporation, TransAmerican, TEC, TARC, TransTexas and TTXD (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July
             31, 1997, and incorporated herein by reference).

 10.33  -    Amendment No. 3 to Tax Allocation Agreement dated May 29, 1997
             (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended
             July 31, 1997, and incorporated herein by reference).

 10.34  -    Amendment No. 4 to Tax Allocation Agreement dated June 13, 1997
             (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended
             July 31, 1997, and incorporated herein by reference).

 10.35  -    Amendment No. 2 to Transfer Agreement dated May 29, 1997 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.36  -    Amendment No. 3 to Transfer Agreement dated June 13, 1997 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.37  -    Second Amended and Restated Accounts Receivable Management
             Agreement dated October 14, 1997 between TransTexas and BNY
             Financial Corporation (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1997, and incorporated herein by reference).

 10.38  -    Employment Agreement dated December 1, 1997 between TransTexas and
             Arnold Brackenridge (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.39  -    Employment Agreement Settlement dated April 28, 1998 between
             TransTexas and Richard Bianchi (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.40  -    Severance Agreement dated November 21, 1997 between TransTexas and
             Lee Muncy (filed as an exhibit to TransTexas' annual report on Form
             10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.41  -    Purchase Agreement dated February 23, 1998 between TransTexas and
             TCW (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.42  -    Production Payment Conveyance dated February 23, 1998 between
             TransTexas and TCW (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.43  -    Asset Purchase Agreement dated May 26, 1998 by and among
             TransTexas, Bayard Drilling, L.P. and Bayard Drilling Technologies,
             Inc. (filed as an exhibit to TransTexas' current report on Form 8-K dated June 26, 1998, and incorporated herein by reference).

 10.44  -    Employment Agreement between the Company and John R. Stanley dated
             November 1, 1998 (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999, and incorporated herein by reference).

 10.45  -    Employment Agreement between the Company and Ed Donahue dated
             December 1, 1998 (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999, and incorporated herein by reference).

 10.46  -    Credit Agreement dated April 27, 1999 among TransTexas, Credit
             Suisse First Boston Management Corporation, the Lenders named therein and TEC and TARC, as guarantors (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999, and incorporated herein by reference).

 10.47  -    Post-Petition Amendment No. 1 to Financing Agreement dated as of
             April 19, 1999 between the Company and GMAC Commercial Credit LLC
             (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended April 30, 1999, and incorporated herein by reference).

 10.48  -    Amendment No. 1 dated June 28, 1999 to Credit Agreement dated
             April 27, 1999 among TransTexas, Credit Suisse First Boston
             Management Corporation, the Lenders named therein, and TEC and TARC, as guarantors (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1999, and incorporated herein by reference).

 10.49  -    Employment Agreement dated November 8, 1999 between the Company and
             Ronald P. Nowak (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1999, and incorporated herein by reference).

 10.50  -    Employment Agreement dated March 17, 2000 between the Company and
             John R. Stanley (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.51  -    Severance Agreement dated May 27, 1998 between the Company and
             Simon J. Ward (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).


 10.52  -    Purchase Agreement dated March 14, 2000 ("2000 Production Payment
             Agreement") between the Company, Southern Producer Services,
             L.P.("SPS"), and TCW Portfolio No. 1555 DR V Sub-Custody
             Partnership, L.P., TCW DR VI Investment Partnership, L.P. and TCW
             Asset Management Company ("TCW") (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.53  -    Production Payment Conveyance dated March 14, 2000 ("2000
             Production Payment Conveyance") between the Company, SPS and TCW
             (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

  10.54 - Gas and Natural Gas Liquids Purchase Agreement dated March 14, 2000 between SPS and TTG (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

  10.55 - Crude Oil Purchase Agreement dated March 14, 2000 between SPS and TTG (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

  10.56 - Natural Gas Treating and Condensate Handling Agreement dated March 14, 2000 between Galveston Bay Processing Corporation and SPS (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

  10.57 - Third Amended and Restated Accounts Receivable Management and Security Agreement dated March 15, 2000 between the Company and GMAC Commercial Credit LLC (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

  10.58 - Services Agreement dated March 17, 2000 between TNGC Holdings Corporation and the Company (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).


**10.59 -    First Supplement to 2000 Production Payment Agreement, dated as of
             June 7, 2000.

**10.60 -    First Supplement to 2000 Production Payment Conveyance, dated as of
             June 7, 2000.

**10.61 -    Second Supplement to 2000 Production Payment Agreement, dated as of
             September 8, 2000.

**10.62 -    Second Supplement to 2000 Production Payment Conveyance, dated as of September 8, 2000.

**10.63 -    Subordination Agreement, dated as of September 7, 2000 between the
             Company and Firstar Bank of Minnesota, relating to the Second
             Supplement to 2000 Production Payment Conveyance.

**10.64 -    Subordination Agreement, dated as of September 7, 2000 between the
             Company and GMAC Commercial Credit, LLC, relating to the Second
             Supplement to 2000 Production Payment Conveyance.



**12.1  -    Statement Regarding Computation of Ratio of Earnings to Fixed
             Charges (restates previously filed Exhibit 12.1).

**12.2  -    Statement Regarding Computation of Pro Forma Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends; Year Ended
             January 31, 2000 (restates previously filed Exhibit 12.2).


**12.3  -    Statement Regarding Computation of Ratio of Earnings to Combined
             Fixed Changes and Preferred Stock Dividends; Six Months Ended
             July 31, 2000.


  21.1  -    Schedule of Subsidiaries of TransTexas (filed as an exhibit to the
             Company's annual report on Form 10-K for the year ended January 31, 1999, and incorporated herein by reference).

 *23.1  -    Consent of Netherland, Sewell & Associates, Inc.


**23.2  -    Consent of PricewaterhouseCoopers L.L.P.

**23.3  -    Consent of Counsel (included in Exhibit 5.1 hereto).

 *24.1  -    Power of attorney - TransTexas Gas Corporation (set forth on the signature page of the registration statement filed on May 31,
             2000).

**24.2  -    Power of attorney - Galveston Bay Processing Corporation set forth on the signature page of this amendment no. 1.

**24.3  -    Power of attorney - Galveston Bay Pipeline Company set forth on the signature page of this amendment no. 1.

**25.1  -    Form T-1 Statement of Eligibility under the Trust Indenture Act of
             1939, as amended, of Firstar Bank, N.A., as Trustee under the Indenture included as Exhibit 4.35.

----------
* Previously filed as an exhibit to the original Registration Statement on Form S-1 (SEC File No. 333-38252) filed with the Securities and Exchange Commission on May 31, 2000.


**     Filed herewith.

(b)     Financial Statement Schedules.


Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is not shown in the Financial Statements or notes thereto.


(c)     Reports, Opinions, Appraisals.


On February 18, 2000, the Company filed a current report on Form 8-K to report the confirmation of its Second Amended, Modified and Restated Plan of Reorganization.


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.


                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) That, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (6) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (7) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


                          (TRANSTEXAS GAS CORPORATION)

         Pursuant to the requirements of the Securities Act of 1933, as amended, TransTexas Gas Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of September, 2000.



                                       TRANSTEXAS GAS CORPORATION

                                       By: /s/ ED DONAHUE
                                          --------------------------------------
                                          Ed Donahue, Vice President and
                                          Chief Financial Officer






         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 25, 2000.



        NAME                                                  TITLE
        ----                                                  -----
        *
-----------------
John R. Stanley                                Director and Chief Executive Officer


        *
-----------------
R. Gerald Bennett                              Director


        *
-----------------
Ronald H. Benson                               Director


        *
-----------------
Walter S. Piontek                              Director


        *
-----------------
John L. Whitmire                               Director



*By: /s/ ED DONAHUE
    ------------------------------
    Ed Donahue, Attorney-in-Fact

                                   SIGNATURES
                        (GALVESTON BAY PIPELINE COMPANY)

         Pursuant to the requirements of the Securities Act of 1933, as amended, Galveston Bay Pipeline Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of September, 2000.


                                  GALVESTON BAY PIPELINE COMPANY

                                  By: /s/ ED DONAHUE
                                     -------------------------------------------
                                     Ed Donahue, Vice President, Chief Financial
                                     Officer and Secretary



                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints John R. Stanley and Ed Donahue, and each of them, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 25, 2000.



      NAME                      TITLE
      ----                      -----
/s/ JOHN R. STANLEY
-------------------
John R. Stanley                 Sole Director, President and Chief Executive
                                Officer


/s/ ED DONAHUE
-------------------
Ed Donahue                      Vice President, Chief Financial Officer and
                                Secretary

                                   SIGNATURES
                     (GALVESTON BAY PROCESSING CORPORATION)

         Pursuant to the requirements of the Securities Act of 1933, as amended, Galveston Bay Processing Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of September, 2000.

                                  GALVESTON BAY PROCESSING CORPORATION

                                  By: /s/ ED DONAHUE
                                     -------------------------------------------
                                     Ed Donahue, Vice President, Chief Financial
                                     Officer and Secretary



                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints John R. Stanley and Ed Donahue, and each of them, as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 25, 2000.



      NAME                            TITLE
      ----                            -----
/s/ JOHN R. STANLEY
----------------------
John R. Stanley                       Sole Director, President and Chief Executive Officer


/s/ ED DONAHUE
----------------------
Ed Donahue                            Vice President, Chief Financial Officer and
                                      Secretary

                                  EXHIBIT INDEX



EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
  2.1   -    Second Amended, Modified and Restated Plan of Reorganization
             dated January 25, 2000 (filed as an exhibit to the Company's current report on Form 8-K dated February 7, 2000, and incorporated herein by reference).

  2.2   -    Order Confirming Plan of Reorganization dated February 7, 2000
             (filed as an exhibit to the Company's current report on Form 8-K dated February 7, 2000, and incorporated herein by reference).

  3.1   -    Articles of Incorporation (filed as an exhibit to the Company's
             Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

  3.2   -    By-laws of TransTexas (filed as an exhibit to the Company's
             Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

  3.3   -    Amended and Restated Certificate of Incorporation (filed as an exhibit to the Company's Registration Statement on Form 8-A (No.
             0-30475), and incorporated herein by reference).

  3.4   -    Certificate of Designation, Series A Senior Preferred Stock (filed as an exhibit to the Company's Registration Statement on Form 8-A
             (No. 0-30475), and incorporated herein by reference).

  3.5   -    Certificate of Designation, Series A Junior Preferred Stock (filed as an exhibit to the Company's Registration Statement on Form 8-A
             (No. 0-30475), and incorporated herein by reference).

  3.6   -    Amended and Restated Bylaws (filed as an exhibit to the Company's
             Registration Statement on Form 8-A (No. 0-30475), and incorporated herein by reference).

** 3.7  -    Certificate of Amendment to Amended and Restated Certificate of
             Incorporation.

** 3.8  -    Certificate of Amendment to Amended and Restated Certificate of
             Incorporation (Regarding Amendments to Certificates of
             Designation).

  4.1   -    Indenture dated as of June 15, 1995, among TransTexas, TTC and
             American Bank National Association, as Trustee (the "Indenture
             Trustee"), with respect to the Senior Secured Notes including the forms of Senior Secured Note and Senior Secured Guarantee as exhibits (filed as an exhibit to TransTexas' current report on Form
             8-K dated June 20, 1995, and incorporated herein by reference).

  4.2   -    Mortgage, Deed of Trust, Assignment of Production, Security
             Agreement and Financing Statement, effective as of June 23, 1995, from TransTexas to James A. Taylor, as trustee for the benefit of the Indenture Trustee (filed as an exhibit to TransTexas' current report on Form 8-K dated June 20, 1995, and incorporated herein by reference).

  4.3   -    Pipeline Mortgage, Deed of Trust, Assignment, Security Agreement
             and Financing Statement, dated as of June 20, 1995, from TTC to
             James A. Taylor, as trustee for the benefit of the Indenture
             Trustee (filed as an exhibit to TransTexas' current report on Form
             8-K dated on June 20, 1995, and incorporated herein by reference).

  4.4   -    Security Agreement, Pledge and Financing Statement, dated as of
             June 20, 1995, by TransTexas in favor of the Indenture Trustee
             (filed as an exhibit to TransTexas' current report on Form 8-K dated June 20, 1995, and incorporated herein by reference).

  4.5   -    Security Agreement, Pledge and Financing Statement, dated as of
             June 20, 1995, by TTC in favor of the Indenture Trustee (filed as an exhibit to TransTexas' current report on Form 8-K dated June 20,
             1995, and incorporated herein by reference).
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  4.6   -    Cash Collateral and Disbursement Agreement, dated as of June 20,
             1995, among TransTexas, the Indenture Trustee and the Disbursement
             Agent (filed as an exhibit to TransTexas' current report on Form
             8-K dated June 20, 1995, and incorporated herein by reference).

  4.7   -    Pledge and Security Agreement dated as of September 19, 1996, between TransAmerican Exploration Corporation and Fleet National
             Bank (previously filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

  4.8   -    Registration Rights Agreement dated as of September 19, 1996, by and among TransTexas, TransAmerican, TransAmerican Exploration
             Corporation and Fleet National Bank (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

  4.9   -    Pledge Agreement dated as of February 23, 1995, between TEC and
             First Fidelity Bank, National Association, as Trustee (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.10  -    Pledge Agreement dated as of February 23, 1995, between TARC and
             First Fidelity Bank, National Association, as Trustee (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.11  -    Registration Rights Agreement dated as of February 23, 1995, among
             TransTexas, TARC and TEC (filed as an exhibit to Post-Effective
             Amendment No. 5 to the Company's Registration Statement on Form S-3
             (33-91494), and incorporated herein by reference).

  4.12  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and Halliburton Company (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.13  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and RECO Industries, Inc. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.14  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and Frito-Lay, Inc. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas' Registration
             Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.15  -    Pledge Agreement dated as of February 23, 1995, among
             TransAmerican, TransTexas and EM Sector Holdings, Inc. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.16  -    Stock Pledge Agreement dated January 27, 1995, between
             TransAmerican and ITT Commercial Corp. (filed as an exhibit to
             Post-Effective Amendment No. 5 to TransTexas' Registration
             Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.17  -    Registration Rights Agreement dated January 27, 1995, among
             TransAmerican, TransTexas and ITT Commercial Finance Corp. (filed as an exhibit to Post-Effective Amendment No. 5 to TransTexas'
             Registration Statement on Form S-3 (33-91494), and incorporated herein by reference).

  4.18  -    Note Purchase Agreement dated December 13, 1996 between TransTexas and the Purchasers of 13 1/4% Series A Senior Subordinated Notes
             due 2003 (filed as an exhibit to Post-Effective Amendment No. 5 to
             TransTexas' Registration Statement on Form S-3 (33-91494), and
             incorporated herein by reference).
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  4.19  -    Indenture dated December 13, 1996 between TransTexas and Bank One,
             Columbus, NA, as Trustee (filed as an exhibit to Post-Effective
             Amendment No. 5 to TransTexas' Registration Statement on Form S-3
             (33-91494), and incorporated herein by reference).

  4.20  -    Registration Rights Agreement dated December 13, 1996 between
             TransTexas and each of the Purchasers of the Subordinated Notes
             (filed as an exhibit to Post-Effective Amendment No. 5 to
             TransTexas' Registration Statement on Form S-3 (33-91494), and
             incorporated herein by reference).

  4.21  -    First Supplemental Indenture dated May 29, 1997 by and among
             TransTexas, TTC and Firstar Bank of Minnesota, N.A., as trustee
             (filed as an exhibit to TransTexas' current report on Form 8-K dated May 29, 1997, and incorporated herein by reference).

  4.22  -    Second Supplemental Indenture dated June 13, 1997 between
             TransTexas, as issuer, and Firstar Bank of Minnesota, N.A., as trustee (filed as an exhibit to TransTexas' current report on Form
             8-K dated June 13, 1997, and incorporated herein by reference).

  4.23  -    Indenture dated June 13, 1997 governing TransTexas' Senior
             Subordinated Notes due 2001 between TransTexas, as issuer, and Bank
             One, N.A., as trustee (filed as an exhibit to TransTexas'
             Registration Statement on Form S-4 (333-33803), and incorporated herein by reference).

  4.24  -    Registration Rights Agreement dated June 13, 1997 between
             TransTexas and the holders of TransTexas' Senior Subordinated Notes due 2001 (filed as an exhibit TransTexas' Registration Statement on
             Form S-4 (333-33803), and incorporated herein by reference).

  4.25  -    Loan Agreement dated June 13, 1997 between TransTexas and TEC
             (filed as an exhibit to TransTexas' current report on Form 8-K dated June 13, 1997, and incorporated herein by reference).

  4.26  -    Security and Pledge Agreement dated June 13, 1997 by TransTexas in favor of TEC (filed as an exhibit to TransTexas' current report on
             Form 8-K dated June 13, 1997, and incorporated herein by
             reference).

  4.27  -    Disbursement Agreement dated June 13, 1997 among TransTexas, TEC and Firstar Bank of Minnesota, as disbursement agent and Trustee
             (filed as an exhibit to TransTexas' current report on Form 8-K dated June 13, 1997, and incorporated herein by reference).

  4.28  -    Forms of Mortgage dated June 13, 1997 between TransTexas and
             TransAmerican Energy Corporation, (filed as an exhibit to
             TransTexas' Registration Statement on Form S-4 (333-33803), and
             incorporated herein by reference).

  4.29  -    Intercreditor and Collateral Agency Agreement dated June 13, 1997 among Firstar Bank of Minnesota, TEC and TransTexas (filed as an exhibit to TEC's Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

  4.30  -    Registration Rights Agreement dated August 12, 1997, by and among
             TransTexas, Firstar Bank of Minnesota, N.A., TEC and TARC (filed as an exhibit to Post-Effective Amendment No. 6 to TransTexas'
             Registration Statement on Form S-4 (33-91494) and incorporated herein by reference).

  4.31  -    First Supplemental Indenture dated as of September 2, 1997, between
             TransTexas, as issuer, and Bank One, N.A., as trustee (filed as an exhibit to TransTexas' Registration Statement on Form S-4
             (333-33803), and incorporated herein by reference).

  4.32  -    First Amendment to Loan Agreement dated December 30, 1997 between
             TransTexas and TEC (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).
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 4.33   -    First Amendment to Disbursement Agreement dated December 30, 1997 between TransTexas, TEC and Firstar Bank of Minnesota, as
             disbursement agent and Trustee (filed as an exhibit to TransTexas'
             annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 4.34   -    Second Amendment dated December 15, 1998 to Loan Agreement between
             TransTexas and TEC (filed as an exhibit to TEC's current report on
             Form 8-K dated February 23, 1999, and incorporated herein by reference).

 4.35   -    Indenture dated March 15, 2000 between the Company and Firstar
             Bank, N.A., Indenture Trustee, governing the Company's 15% Senior
             Secured Notes due 2005 (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.36   -    Form of Mortgage dated March 15, 2000 between the Company and
             Firstar Bank, N.A. (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.37   -    Security and Pledge Agreement dated March 15, 2000 between the
             Company and Firstar Bank, N.A. (filed as an exhibit to the
             Company's annual report on Form 10-K for the year ended January 31,
             2000, and incorporated herein by reference).

 4.38   -    Oil and Gas Revolving Credit and Term Loan Agreement dated March
             15, 2000 among GMAC Commercial Credit LLC, as Lender and Agent, the
             Company, as Borrower, and Galveston Bay Processing Corporation and
             Galveston Bay Pipeline Company, as Guarantors (filed as an exhibit to the Company's annual report on Form 10-K for the year ended
             January 31, 2000, and incorporated herein by reference).

 4.39   -    Form of Mortgage dated March 15, 2000 between the Company and GMAC
             Commercial Credit LLC. (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.40   -    Security and Pledge Agreement dated March 15, 2000 between the
             Company and GMAC Commercial Credit LLC (filed as an exhibit to the
             Company's annual report on Form 10-K for the year ended January 31,
             2000, and incorporated herein by reference).

 4.41   -    Intercreditor Agreement dated March 15, 2000 between Firstar Bank,
             N.A. and GMAC Commercial Credit LLC. (filed as an exhibit to the
             Company's annual report on Form 10-K for the year ended January 31,
             2000, and incorporated herein by reference).

 4.42   -    Warrant Agreement, including form of Warrant Certificate, dated
             March 15, 2000 between the Company and ChaseMellon Shareholder
             Services, LLC, Warrant Agent (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.43   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the Notes named therein (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.44   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the common stock named therein (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 4.45   -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the Senior Preferred Stock named therein
             (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).
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  4.46  -    Registration Rights Agreement dated March 15, 2000 between the
             Company and the holders of the Junior Preferred Stock named therein
             (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

**4.47  -    First Supplemental Indenture dated as of June 28, 2000 by and among the Company, Galveston Bay Processing Corporation, Galveston Bay
             Pipeline Company and Firstar Bank, N.A., Indenture Trustee,
             governing the Company's 15% Senior Secured Notes due 2005.

**5.1   -    Opinion of Gardere & Wynne, L.L.P.

 10.1   -    Services Agreement dated August 24, 1993, by and among TransTexas and TransAmerican (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993, and incorporated herein by reference).

 10.2   -    Tax Allocation Agreement dated August 24, 1993, by and among
             TransAmerican, TransTexas, and the other subsidiaries of
             TransAmerican, as amended (filed as an exhibit to TransTexas'
             Registration Statement on Form S-1 (No. 33-75050), and incorporated herein by reference).

 10.3   -    Interruptible Gas Sales Terms and Conditions, between TransTexas and TARC, as amended (filed as an exhibit to TARC's Registration
             Statement on Form S-1 (No. 33-82200), and incorporated herein by reference).

 10.4   -    Bank Group Agreement dated August 24, 1993, by and among
             TransAmerican, TransTexas, and the Bank Group (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993, and incorporated herein by reference).

 10.5   -    Gas Purchase Agreement dated June 8, 1987, by and between
             TransAmerican and The Coastal Corporation, as amended by the
             Amendment to Gas Purchase Agreement dated February 13, 1990, by and between TransAmerican and Texcol Gas Services, Inc., as successor to The Coastal Corporation (filed as an exhibit to TransTexas'
             Registration Statement on Form S-1 (No. 33-62740), and incorporated herein by reference).

 10.6   -    Gas Purchase Agreement dated October 29, 1987, by and between
             TransAmerican and The Coastal Corporation as amended by the
             Amendment to Gas Purchase Agreement dated February 13, 1990, by and between TransAmerican and Texcol Gas Services, Inc., successor to
             The Coastal Corporation (filed as an exhibit to TransTexas'
             Registration Statement on Form S-1 (No. 33-62740), and incorporated herein by reference).

 10.7   -    Gas Transportation Agreement dated the  effective date (as therein defined), by and between TransAmerican and The Coastal Corporation, as amended by the Amendment to Gas Transportation Agreement dated
             February 13, 1990, by and between TransAmerican and Texcol Gas
             Services, Inc., successor to The Coastal Corporation (filed as an exhibit to TransTexas' Registration Statement on Form S-1 (No.
             33-62740), and incorporated herein by reference).

 10.8   -    Firm Natural Gas Sales Agreement dated September 30, 1993, by and between TransTexas and Associated Natural Gas, Inc. (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31,
             1993, and incorporated herein by reference).

 10.9   -    Form of Indemnification Agreement by and between TransTexas and each of its directors (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24, 1993 and incorporated herein by reference).

 10.10  -    Gas Purchase Agreement dated November 1, 1985, between
             TransAmerican and Washington Gas and Light Company, Frederick Gas
             Company, Inc., and Shenandoah Gas Company (filed as an exhibit to
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
             TransTexas' Registration Statement on Form S-1 (No. 33-75050), and
             incorporated herein by reference).

 10.11  -    Natural Gas Sales Agreement between TransTexas and Associated
             Natural Gas, Inc. dated September 30, 1993 (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended October 31, 1993, and incorporated herein by reference).

 10.12  -    Amendment Extending Gas Purchase Agreement between TransTexas and
             Washington Gas Light Company, Inc., and Shenandoah Gas Company, as
             amended, dated November 1, 1993 (filed as an exhibit to TransTexas'
             Form 10-Q for the quarter ended January 31, 1994, and incorporated herein by reference).

 10.13  -    Agreement for Purchase of Production Payment between TransTexas and
             Southern States Exploration, Inc. dated April 1, 1994 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30,
             1994, and incorporated herein by reference).

 10.14  -    Assignment of Proceeds Production Payment between TransTexas and
             Southern States Exploration, Inc. dated April 1, 1994 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30,
             1994, and incorporated herein by reference).

 10.15  -    Transfer Agreement dated August 24, 1993, by and among
             TransAmerican, TransTexas, TTC, and John R. Stanley (filed as an exhibit to TransTexas' current report on Form 8-K dated August 24,
             1993, and incorporated herein by reference).

 10.16  -    Amended and Restated Accounts Receivable Management and Security
             Agreement between TransTexas and BNY Financial Corporation (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended
             October 31, 1995, and incorporated herein by reference).

 10.17  -    Note Purchase Agreement, dated as of May 10, 1996, among
             TransTexas, TCW Shared Opportunity Fund II, L.P. and Jefferies &
             Company, Inc. (filed as an exhibit to the Company's Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.18  -    Master Swap Agreement, dated June 6, 1996, between TransTexas and
             AIG Trading Corporation (filed as an exhibit to TransTexas' Form
             10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.19  -    Purchase Agreement, dated January 30, 1996, between TransTexas and
             Sunflower Energy Finance Company (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.20  -    Production Payment Conveyance, executed on January 30, 1996, from
             TransTexas to Sunflower Energy Finance Company (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.21  -    First Supplement to Purchase Agreement, dated as of February 12,
             1996, among TransTexas, Sunflower Energy Finance Company and TCW
             Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30,
             1996, and incorporated herein by reference).

 10.22  -    First Supplement to Production Payment Conveyance, executed
             February 12, 1996, among TransTexas, Sunflower Energy Finance
             Company and TCW Portfolio No. 1555 DR V Sub-Custody Partnership,
             L.P. (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).
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 10.23  -    Purchase Agreement, dated May 14, 1996, among TransTexas, TCW
             Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and Sunflower
             Energy Finance Company (filed as an exhibit to TransTexas' Form
             10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.24  -    Production Payment Conveyance, executed May 14, 1996, from
             TransTexas to TCW Portfolio No. 1555 Dr V Sub-Custody Partnership,
             L.P. and Sunflower Energy Finance Company (filed as an exhibit to
             TransTexas' Form 10-Q for the quarter ended April 30, 1996, and incorporated herein by reference).

 10.25  -    Employment Agreement between TransTexas and Richard Bianchi dated
             August 12, 1996 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

 10.26  -    Employment Agreement between TransTexas and Arnold Brackenridge dated August 12, 1996 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1996, and incorporated herein by reference).

 10.27  -    Stock Purchase Agreement dated as of May 29, 1997 by and between
             TransTexas and First Union Bank of Connecticut, as trustee (filed as an exhibit to TransTexas' current report on Form 8-K dated May
             29, 1997, and incorporated herein by reference).

 10.28  -    Interruptible Gas Transportation Agreement dated Effective March 1,
             1997 between TransTexas, as shipper, and Lobo Pipeline Company, as transporter (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.29  -    Intrastate Firm Gas Transportation Agreement dated effective March
             1, 1997 between TransTexas, as shipper, and Lobo Pipeline Company, as transporter (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.30  -    Master Services Contract dated May 30, 1997 between Conoco Inc. and
             TransTexas (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.31  -    Agreement for Services dated effective March 1, 1997 between Conoco
             Inc. and TransTexas (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31, 1997, and incorporated herein by reference).

 10.32  -    Services Agreement dated June 13, 1997 among TNGC Holdings
             Corporation, TransAmerican, TEC, TARC, TransTexas and TTXD (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July
             31, 1997, and incorporated herein by reference).

 10.33  -    Amendment No. 3 to Tax Allocation Agreement dated May 29, 1997
             (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended
             July 31, 1997, and incorporated herein by reference).

 10.34  -    Amendment No. 4 to Tax Allocation Agreement dated June 13, 1997
             (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended
             July 31, 1997, and incorporated herein by reference).

 10.35  -    Amendment No. 2 to Transfer Agreement dated May 29, 1997 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31,
             1997, and incorporated herein by reference).

 10.36  -    Amendment No. 3 to Transfer Agreement dated June 13, 1997 (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended July 31,
             1997, and incorporated herein by reference).
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 10.37  -    Second Amended and Restated Accounts Receivable Management
             Agreement dated October 14, 1997 between TransTexas and BNY
             Financial Corporation (filed as an exhibit to TransTexas' Form 10-Q for the quarter ended October 31, 1997, and incorporated herein by reference).

 10.38  -    Employment Agreement dated December 1, 1997 between TransTexas and
             Arnold Brackenridge (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.39  -    Employment Agreement Settlement dated April 28, 1998 between
             TransTexas and Richard Bianchi (filed as an exhibit to TransTexas'
             annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.40  -    Severance Agreement dated November 21, 1997 between TransTexas and
             Lee Muncy (filed as an exhibit to TransTexas' annual report on Form
             10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.41  -    Purchase Agreement dated February 23, 1998 between TransTexas and
             TCW (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.42  -    Production Payment Conveyance dated February 23, 1998 between
             TransTexas and TCW (filed as an exhibit to TransTexas' annual report on Form 10-K for the year ended January 31, 1998, and incorporated herein by reference).

 10.43  -    Asset Purchase Agreement dated May 26, 1998 by and among
             TransTexas, Bayard Drilling, L.P. and Bayard Drilling Technologies,
             Inc. (filed as an exhibit to TransTexas' current report on Form 8-K dated June 26, 1998, and incorporated herein by reference).

 10.44  -    Employment Agreement between the Company and John R. Stanley dated
             November 1, 1998 (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999, and incorporated herein by reference).

 10.45  -    Employment Agreement between the Company and Ed Donahue dated
             December 1, 1998 (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 1999, and incorporated herein by reference).

 10.46  -    Credit Agreement dated April 27, 1999 among TransTexas, Credit
             Suisse First Boston Management Corporation, the Lenders named therein and TEC and TARC, as guarantors (filed as an exhibit to the
             Company's annual report on Form 10-K for the year ended January 31,
             1999, and incorporated herein by reference).

 10.47  -    Post-Petition Amendment No. 1 to Financing Agreement dated as of
             April 19, 1999 between the Company and GMAC Commercial Credit LLC
             (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended April 30, 1999, and incorporated herein by reference).

 10.48  -    Amendment No. 1 dated June 28, 1999 to Credit Agreement dated April
             27, 1999 among TransTexas, Credit Suisse First Boston Management
             Corporation, the Lenders named therein, and TEC and TARC, as guarantors (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended July 31, 1999, and incorporated herein by reference).

 10.49  -    Employment Agreement dated November 8, 1999 between the Company and
             Ronald P. Nowak (filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1999, and incorporated herein by reference).
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 10.50   -   Employment Agreement dated March 17, 2000 between the Company and
             John R. Stanley (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.51   -   Severance Agreement dated May 27, 1998 between the Company and
             Simon J. Ward (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.52   -   Purchase Agreement dated March 14, 2000 between the Company,
             Southern Producer Services, L.P.("SPS"), and TCW Portfolio No. 1555
             DR V Sub-Custody Partnership, L.P., TCW DR VI Investment
             Partnership, L.P. and TCW Asset Management Company ("TCW") (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.53   -   Production Payment Conveyance dated March 14, 2000 between the
             Company, SPS and TCW (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.54   -   Gas and Natural Gas Liquids Purchase Agreement dated March 14, 2000 between SPS and TTG (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.55   -   Crude Oil Purchase Agreement dated March 14, 2000 between SPS and
             TTG (filed as an exhibit to the Company's annual report on Form
             10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.56   -   Natural Gas Treating and Condensate Handling Agreement dated March
             14, 2000 between Galveston Bay Processing Corporation and SPS
             (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.57   -   Third Amended and Restated Accounts Receivable Management and
             Security Agreement dated March 15, 2000 between the Company and
             GMAC Commercial Credit LLC (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

 10.58   -   Services Agreement dated March 17, 2000 between TNGC Holdings
             Corporation and the Company (filed as an exhibit to the Company's annual report on Form 10-K for the year ended January 31, 2000, and incorporated herein by reference).

** 10.59 -   First Supplement to 2000 Production Payment Agreement, dated as of
             June 7, 2000.

** 10.60 -   First Supplement to 2000 Production Payment Conveyance, dated as of
             June 7, 2000.

** 10.61 -   Second Supplement to 2000 Production Payment Agreement, dated as of September 8, 2000.

** 10.62 -   Second Supplement to 2000 Production Payment Conveyance, dated as of September 8, 2000.

** 10.63 -   Subordination Agreement, dated as of September 7, 2000 between the
             Company and Firstar Bank of Minnesota, relating to the Second
             Supplement to 2000 Production Payment Conveyance.

** 10.64 -   Subordination Agreement, dated as of September 7, 2000 between the
             Company and GMAC Commercial Credit, LLC, relating to the Second
             Supplement to 2000 Production Payment Conveyance.

** 12.1  -   Statement Regarding Computation of Ratio of Earnings to Fixed
             Charges (restates previously filed Exhibit 12.1).

** 12.2  -   Statement Regarding Computation of Pro Forma Ratio of Earnings to
             Combined Fixed Charges and Preferred Stock Dividends (restates previously filed Exhibit 12.2).

** 12.3  -   Statement Regarding Computation of Ratio of Earnings to Combined
             Fixed Charges and Preferred Stock Dividends; Six Months Ended
             July 31, 2000.

   21.1  -   Schedule of Subsidiaries of TransTexas (filed as an exhibit to the
             Company's annual report on Form 10-K for the year ended January 31,
             1999, and incorporated herein by reference).

 * 23.1  -   Consent of Netherland, Sewell & Associates, Inc.

** 23.2  -   Consent of PricewaterhouseCoopers L.L.P.


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


** 23.3 -    Consent of Counsel (included in Exhibit 5.1 hereto).

 * 24.1 - Power of attorney - TransTexas Gas Corporation (set forth on the signature page of the registration statement filed on May 31,
             2000).

** 24.2 -    Power of attorney - Galveston Bay Processing Corporation (set forth on the signature page of this amendment no. 1).

** 24.3 -    Power of attorney - Galveston Bay Pipeline Company (set forth on the signature page of this amendment no. 1).

** 25.1 -    Form T-1 Statement of Eligibility under the Trust Indenture Act of
             1939, as amended, of Firstar Bank, N.A., as Trustee under the
             Indenture included as Exhibit 4.35.

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*      Previously filed as an exhibit to the original Registration Statement on
       Form S-1 (SEC File No. 333-38252) filed with the Securities and Exchange Commission on May 31, 2000.

**     Filed herewith.



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